As filed with the Securities and Exchange Commission on April 2, 2007
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.
(Exact Name of Registrant as Specified in Its Charter)
BANK BILBAO VIZCAYA ARGENTARIA, S.A.
(Translation of Registrant’s name into English)

Kingdom of Spain	6029	Not Applicable
(Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

	Plaza de San Nicolás 4 48005 Bilbao, Spain (34) 94-487-6000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Raúl Santoro de Mattos Almeida
Banco Bilbao Vizcaya Argentaria, S.A.,
New York Branch,
1345 Avenue of the Americas, 45th Floor
New York, New York 10105
(212) 728-1660
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Willisch Davis Polk & Wardwell Marqués de la Ensenada, 2 28004 Madrid, Spain (34) 91-702-2680	Javier Malagón Navas Chief Accounting Officer Banco Bilbao Vazcaya Argentaria, S.A. Paseo de la Castellana, 81- Pl. 20 28046 Madrid, Spain (34) 91-537-8172	Victor I. Lewkow Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 United States (212) 225-2000
Edward D. Herlihy Lawrence S. Makow Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019 United States (212) 403-1000	Jerry W. Powell General Counsel/Secretary Compass Bancshares, Inc. 15 South 20th Street Birmingham, AL 35233 United States (205) 297-3000	James F. Hughey, Jr. Balch & Bingham LLP 1901 Sixth Avenue North Suite 2600 Birmingham, AL 35203 United States (205) 251-8100

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum
Title of Each Class		Offering Price per		Amount of
of Securities to be Registered(1)	Amount to be Registered(2)	Share	Proposed Maximum Aggregate Offering Price(3)	Registration Fee
Ordinary Shares, nominal value €0.49 per share	196,000,000	N/A	$4,562,738,721	$140,077 (4)

(1)	All or a portion of the securities being offered hereby will be issued in the form of American Depositary Shares of the Registrant (each a “BBVA ADS”) evidenced by American Depositary Receipts. Each BBVA ADS represents one ordinary share, nominal value €0.49 per share, of the Registrant (each a “BBVA ordinary share”). The BBVA ADSs will be issuable upon deposit of BBVA ordinary shares and will be registered under a registration statement on Form F-6.
(2)	Represents the number of BBVA ordinary shares expected to be issued to security holders of Compass.
(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (f) of the Securities Act. Based upon the market value of 130,864,117 shares and 7,017,568 options to purchase shares of Compass common stock to be received by BBVA in the share exchange as established by the average of the high and low prices of the Compass shares on the Nasdaq National Market on March 28, 2007 of $68.45 per Compass share less the amount of cash of $4,875,262,617 expected to be paid by BBVA to security holders of Compass.
(4)	Computed in accordance with Rule 457(f) of the Securities Act by multiplying the proposed maximum aggregate offering price by 0.0000307.

The Registrant hereby amends this Registration Statement on such date as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and may be changed. We may not sell the securities offered by this document until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 2, 2007

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Compass Bancshares, Inc., which will be held on     , 2007 at   a.m. (Birmingham, Alabama time) at the Corporate Headquarters Building, 15 South 20th Street, Birmingham, Alabama.

At the special meeting, you will be asked to approve and adopt a transaction agreement that Compass has entered into with Banco Bilbao Vizcaya Argentaria, S.A., or BBVA. In the transaction, Compass will be acquired by BBVA. If the transaction agreement is adopted and the transaction becomes effective, each outstanding share of Compass common stock you own will be exchanged into the right to receive, at your election, either 2.8 BBVA American Depositary Shares (or, if determined by BBVA to be reasonably practical and you so elect, 2.8 BBVA ordinary shares) or $71.82 in cash, subject to proration.

The market prices of BBVA American Depositary Shares, BBVA ordinary shares and Compass common stock will fluctuate before the transaction. You should obtain current stock price quotations for these shares. BBVA American Depositary Shares trade on the New York Stock Exchange under the symbol “BBV.” BBVA ordinary shares trade on the Automated Quotation System of the Spanish Stock Exchanges under the symbol “BBVA.” Compass common stock trades on the NASDAQ exchange under the symbol “CBSS.”

After careful consideration, Compass’ board of directors has unanimously determined that the transaction agreement and the transaction are advisable and in the best interests of Compass and its stockholders and recommends that you vote for the approval and adoption of the transaction agreement.

The accompanying document provides a detailed description of the proposed transaction and the consideration that you will be entitled to receive if the transaction is consummated. I urge you to read these materials carefully. Please pay particular attention to the “Risk Factors” beginning on page 20 for a discussion of risks related to the transaction.

Your vote is very important. Because adoption of the transaction agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Compass common stock, a failure to vote will have the same effect as a vote against the transaction. Whether or not you are personally able to attend the special meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed envelope as soon as possible. This action will not limit your right to vote in person if you wish to attend the special meeting and vote personally.

Sincerely,

D. Paul Jones, Jr.
Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the BBVA ordinary shares or BBVA American Depositary Shares to be issued in the transaction or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense. This document does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where such an offer or solicitation would be illegal.

This document is dated     , 2007 and is first being mailed to Compass stockholders on or about     , 2007.

ADDITIONAL INFORMATION

This document incorporates by reference important business and financial information about BBVA and Compass from documents filed with the U.S. Securities and Exchange Commission, which is referred to as the SEC, that are not included in or delivered with this document. For a more detailed description of the documents incorporated by reference into this document and how you may obtain them, see “Where You Can Find More Information” beginning on page 99.

Documents incorporated by reference are available to you without charge upon your written or oral request, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain any of these documents from the SEC’s website at www.sec.gov or by requesting them in writing or by telephone from the appropriate company.

Banco Bilbao Vizcaya Argentaria, S.A., New York Branch 1345 Avenue of the Americas, 45th Floor New York, New York 10105 Attention: Investor Relations (212) 728-1660 or	Compass Bancshares, Inc. 15 South 20th Street Birmingham, Alabama 35233 Attn: Investor Relations (205) 297-3000 www.compassbank.com
Banco Bilbao Vizcaya Argentaria, S.A. Paseo de la Castellana, 81 28046 Madrid, Spain Attn: Investor Relations (34) 91-537-6925 www.bbva.com

BBVA and Compass are not incorporating the contents of the websites of the SEC, BBVA, Compass or any other person into this document. BBVA and Compass are providing only the information about how you can obtain certain documents that are incorporated by reference into this document at these websites for your convenience.

In order for you to receive timely delivery of the documents in advance of the Compass special meeting, BBVA or Compass, as applicable, should receive your request no later than     , 2007.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form F-4 filed with the SEC by BBVA (File No. 333-     ), constitutes a prospectus of BBVA under Section 5 of the U.S. Securities Act of 1933, as amended, which is referred to as the Securities Act, with respect to the BBVA ordinary shares and the BBVA ordinary shares underlying the BBVA American Depositary Shares to be issued to Compass stockholders as required by the transaction agreement. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act, with respect to the special meeting of Compass stockholders, at which Compass stockholders will be asked to consider and vote upon a proposal to approve and adopt the transaction agreement.

CURRENCIES

In this prospectus, unless otherwise specified or the context otherwise requires:

•	“$” and “U.S. dollar” each refer to the United States dollar; and

•	“€” and “euro” each refer to the euro, the single currency established for members of the European Economic and Monetary Union since January 1, 1999.

(LOGO)

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON          , 2007

To the Stockholders of Compass Bancshares, Inc.:

We will hold a special meeting of Compass stockholders on     , 2007 at   a.m. (Birmingham, Alabama time) at the Corporate Headquarters Building, 15 South 20th Street, Birmingham, Alabama for the following purposes:

1. To consider and vote upon a proposal to approve and adopt the transaction agreement, dated as of February 16, 2007, between Compass Bancshares, Inc. and Banco Bilbao Vizcaya Argentaria, S.A., or BBVA, as it may be amended from time to time, pursuant to which Compass will become a wholly-owned subsidiary of BBVA as a result of the transactions described in the accompanying proxy statement/prospectus.

2. To vote upon an adjournment or postponement of the Compass special meeting, if necessary, to solicit additional proxies; and

3. To transact such other business as may properly be brought before the Compass special meeting and any adjournments or postponements of the Compass special meeting.

Only holders of record of Compass common stock at the close of business on     , 2007 are entitled to receive notice of, and to vote at, the Compass special meeting or any adjournments or postponements of the Compass special meeting. To ensure your representation at the Compass special meeting, please complete and promptly mail your proxy card in the return envelope enclosed, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted. Please review the proxy statement/prospectus accompanying this notice for more complete information regarding the transaction and the Compass special meeting.

The board of directors of Compass unanimously recommends that Compass stockholders vote “FOR” the proposal to approve and adopt the transaction agreement.

By Order of the Board of Directors,

Jerry W. Powell
Corporate Secretary

Birmingham, Alabama
          , 2007

i

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

The following are some questions that you may have regarding the proposed transaction and the other matters being considered at the Compass special meeting and brief answers to those questions. Compass and BBVA urge you to read carefully the remainder of this document because the information in this section does not provide all the information that might be important to you with respect to the proposed transaction and the other matters being considered at the Compass special meeting. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this document. Unless stated otherwise, all references in this document to BBVA are to Banco Bilbao Vizcaya Argentaria, S.A., a general stock corporation (sociedad anónima) organized under the laws of the Kingdom of Spain, and its consolidated subsidiaries; all references to Compass are to Compass Bancshares, Inc., a Delaware corporation; all references to Compass Virginia are to Circle Merger Corp., a Virginia corporation and a wholly owned subsidiary of Compass; all references to the combined company are to BBVA, with Compass as a wholly owned subsidiary following completion of the transaction; and all references to the transaction agreement are to the Transaction Agreement, dated as of February 16, 2007, by and among BBVA and Compass, a copy of which is attached as Annex A to this document.

Q:	What matters will be considered at the special meeting?

A:	At the Compass special meeting, Compass stockholders will be asked to vote in favor of approving and adopting the transaction agreement.

Q:	Why is my vote important?

A:	Approval of the transaction agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Compass common stock. Accordingly, the failure to submit a proxy card or to vote in person at the special meeting or the abstention from voting by Compass stockholders will have the same effect as an “AGAINST” vote with respect to the approval of the transaction agreement.

Q:	What do I need to do now in order to vote?

A:	After you have carefully read this document, please respond as soon as possible so that your shares will be represented and voted at the Compass special meeting by:

• completing, signing and dating your proxy card and returning it in the postage-paid envelope; or

• if you are a Compass stockholder of record, by submitting your proxy by telephone or through the Internet.

Please note that there are separate arrangements for using the Internet and telephone depending on whether your shares are registered in Compass’ stock records in your name or in the name of a broker, bank or other holder of record.

Q:	How do I vote my shares or make an election if my shares are held in “street name”?

A:	You should contact your broker or bank. Your broker or bank can give you directions on how to instruct the broker or bank to vote your shares. Your broker or bank will not vote your shares unless the broker or bank receives appropriate instructions from you. Your failure to vote will have the same effect as a vote “AGAINST” approval and adoption of the transaction agreement. You should therefore provide your broker or bank with instructions as to how to vote your shares. In addition, when you receive a form of election, you should follow your broker’s or bank’s instructions for making an election with respect to your shares of Compass common stock.

Q:	If I hold shares of Compass common stock within a Compass retirement plan account, will I be allowed to vote these shares in connection with the transaction?

A:	Yes. If you participate in the Compass Bancshares, Inc. Employee Stock Ownership Plan (which includes the SmartInvestor-401(k)) and/or the Compass Bancshares, Inc. SmartInvestor Retirement Plan, you may vote the number of shares of Compass common stock allocated to your individual plan account(s) on the record date. You may vote by giving instructions to the respective plan trustee in accordance with the instructions accompanying the materials that will be separately mailed to plan participants by the respective plan trustee. The trustee will vote your shares in accordance with your duly executed instructions if you meet the deadline for submitting your voting instructions to the plan trustee. This deadline may be earlier than the deadline generally applicable to Compass shareholders. If you do not properly or timely submit your instructions to vote the shares allocated to your retirement plan account(s), the trustee will not cast a vote with respect to your retirement plan shares. The trustee will vote any shares of Compass common stock held in the retirement plans but not allocated to individual participants’ accounts in proportion to the voting instructions given by the respective retirement plan participants for those shares allocated to such participants’ accounts. At a later time, you will receive separate materials relating to the election of transaction consideration from the respective plan trustee.

Q:	When and where is the stockholder meeting?

A:	The Compass special meeting will take place on , 2007 at a.m. (Birmingham, Alabama time) at the Corporate Headquarters Building, 15 South 20th Street, Birmingham, Alabama 35233.

Q:	Are there risks associated with the transaction that I should consider in deciding how to vote?

A:	Yes. There are a number of risks related to the transaction, BBVA and Compass that are discussed in this document and in other documents incorporated by reference in this document. Please read with particular care the detailed description of the risks associated with the transaction on pages 20 through 23 and in the BBVA and Compass SEC filings referred to on pages 100 and 101.

Q:	When do you currently expect to complete the transaction?

A:	In the second half of 2007. However, BBVA and Compass cannot assure you when or if the transaction will occur. BBVA and Compass must first obtain the required approvals of Compass stockholders and BBVA shareholders and the necessary regulatory approvals.

Q:	When must I elect the type of consideration that I prefer to receive?

A:	The form of election will be provided to you at a later date and, if you wish to elect whether, in the transaction, you prefer to receive cash or prefer to receive BBVA American Depositary Shares, referred to as “BBVA ADSs,” or, if determined by BBVA to be reasonably practical, BBVA ordinary shares, you should carefully review and follow the instructions set forth in the form of election. Since the actual election deadline is not currently known, BBVA and Compass will issue a press release announcing the date of the election deadline at least ten business days before that deadline. If you do not submit a properly completed and signed form of election to the exchange agent by the election deadline, you will have no control over the type of consideration you may receive and, consequently, may receive only cash or only BBVA ADSs, or a combination of cash and BBVA ADSs in the transaction, depending on elections made by other Compass stockholders. Since the value of BBVA ADSs and BBVA ordinary shares will fluctuate, the value of the cash consideration and the value of the share consideration could differ substantially.

Q:	Should I send in my Compass stock certificates with my proxy card?

A:	No. Please DO NOT send your Compass stock certificates with your proxy card. You will be provided at a later date a form of election and instructions regarding the surrender of your Compass stock certificates. You should then, prior to the election deadline, send your Compass stock certificates to the exchange agent, together with your completed, signed form of election. Compass suggests that your Compass stock certificates be sent via registered mail.

Q:	What if I want to change my vote after I have delivered my proxy card?

A:	You may change your vote at any time before your proxy is voted at the stockholder meeting. The presence of a stockholder at the special meeting will not automatically revoke that stockholder’s proxy. However, a stockholder may revoke a proxy at any time prior to its exercise by:

• submitting a written revocation to Jerry W. Powell, Corporate Secretary, Compass Bancshares, Inc., 15 South 20th Street, Birmingham, Alabama 35233, that is received prior to the meeting;

• submitting another proxy by telephone, via the Internet or by mail that is dated later than the original proxy and that is received prior to the meeting; or

v

• attending the special meeting and voting in person if your shares of Compass common stock are registered in your name rather than in the name of a broker, bank or other nominee.

If your shares are held by a broker or bank, you must follow the instructions on the form you receive from your broker or bank with respect to changing or revoking your proxy.

Q:	Whom can I call with questions about the stockholder meeting or the transaction?

A:	If you have questions about the transaction or the special meeting of stockholders or you need additional copies of this document, or if you have questions about the process for voting or if you need a replacement proxy card, you should contact:

Morrow & Co. Inc.
1-800-607-0088

Q:	Where can I find more information about the companies?

A:	You can find more information about BBVA and Compass from the various sources described under “Where You Can Find More Information” beginning on page 99.

SUMMARY

The following summary highlights material information from this document. It does not contain all of the information that may be important to you. You are urged to read carefully this entire document and other documents which are referred to in this document in order to fully understand the transaction. See “Where You Can Find More Information” on page 99. Most items in this summary include a page reference directing you to a more complete description of those items.

The Companies (see page 69)

Banco Bilbao Vizcaya Argentaria, S.A.
Plaza de San Nicolás 4
48005 Bilbao
Spain
(34) 94-487-6000

BBVA is a highly diversified international financial group, with strengths in the traditional banking businesses of retail banking, asset management, private banking and wholesale banking. For the year ended December 31, 2006, BBVA had income attributed to the group of €4.7 billion, and as of December 31, 2006, BBVA had total assets of €411.9 billion and total equity of €22.3 billion, determined in accordance with EU-IFRS (as defined in “Selected Consolidated Historical Financial Data of BBVA”). BBVA ADSs trade on the New York Stock Exchange under the symbol “BBV.” BBVA ordinary shares are listed on the Spanish Stock Exchanges in Madrid, Bilbao, Barcelona and Valencia, referred to as the “Spanish Stock Exchanges,” and quoted on the Automated Quotation System of the Spanish Stock Exchanges, referred to as the “Automated Quotation System,” under the symbol “BBVA.”

Compass Bancshares, Inc.
15 South 20th Street
Birmingham, Alabama 35233
(205) 297-3000

Compass Bancshares, Inc. is a $34.2 billion Southwestern financial holding company which operates 415 full-service banking offices including 164 in Texas, 89 in Alabama, 75 in Arizona, 44 in Florida, 33 in Colorado and 10 in New Mexico. Compass is among the top 30 U.S. bank holding companies by asset size and ranks among the top earners of its size based on return on equity. Shares of Compass’ common stock are traded through the NASDAQ Global Select Marketsm exchange under the symbol “CBSS.”

BBVA Ordinary Shares and BBVA American Depositary Shares (see pages 85 and 89)

BBVA is a Spanish company that issues ordinary shares that are equivalent in many respects to common stock of a U.S. company. BBVA ordinary shares are listed in euros on the Spanish Stock Exchanges and quoted on the Automated Quotation System under the symbol “BBVA.” BBVA American Depositary Shares, or ADSs, are similar to the underlying BBVA ordinary shares and carry substantially the same rights; however, they are not identical. BBVA ADSs are securities that trade in dollars on the New York Stock Exchange under the symbol “BBV” and, like other ADSs, allow shareholders in the United States to more easily hold and trade interests in foreign-based companies. Each BBVA ADS represents one BBVA ordinary share. BBVA ADSs may be evidenced by certificates known as American Depositary Receipts, or “ADRs.” See “Description of BBVA Ordinary Shares” and “Description of BBVA American Depositary Shares.”

The Transaction (see page 26)

The terms and conditions of the transaction are contained in the transaction agreement, which is attached as Annex A to this document. Please carefully read the transaction agreement, as it is the legal document that governs the transaction.

In the transaction, Compass will be acquired by BBVA in the following steps:

•	First, Compass will be merged with and into its wholly owned subsidiary Compass Virginia, and each share of Compass common stock will be converted into one share of Compass Virginia common stock. This step is referred to as the “reincorporation merger.”

•	Immediately following the reincorporation merger, BBVA and Compass Virginia will effect a “share exchange” under Virginia corporate law, where each share of Compass Virginia common stock will be exchanged for the right to receive, at the holder’s election, either 2.8 BBVA ADSs (or, if determined by BBVA to be reasonably practical, 2.8 BBVA ordinary shares) or $71.82 in cash, subject to proration. This step is referred to as the “share exchange.” As a result of the foregoing steps, Compass Virginia will become a wholly owned subsidiary of BBVA.

•	Immediately thereafter, Compass Virginia will be merged with and into Blue Transaction Corporation, a Texas corporation and a wholly owned subsidiary of BBVA. This is referred to as the “final merger.”

In this document, the reincorporation merger, the share exchange and the final merger are referred to collectively as the “transaction.”

You Will Receive Cash and/or BBVA ADSs or BBVA Ordinary Shares in the Transaction Depending on Your Election and Any Proration (see pages 46-51)

You will have the right to receive, at your election, consideration for each of your shares of Compass common stock in the form of cash or BBVA ADSs (or, if determined by BBVA to be reasonably practical, BBVA ordinary shares), subject to proration in the circumstances described below. In this document, BBVA ADSs and BBVA ordinary shares are referred to as “BBVA shares.” In the event of proration, you may receive a portion of the consideration in a form other than that which you elected.

The following table illustrates, for each type of election, the approximate total market value that you would receive for each of your shares of Compass common stock assuming various prices of BBVA shares at the time the transaction is completed. The potential market values indicated for each election are illustrative only and will vary at the time of the completion of the transaction based upon a number of factors, including the actual price of BBVA shares at the time (which may be below or above the values included in the tables below) and whether that election is prorated. On March 28, 2007, the latest practicable date prior to the date of this document, the closing price per BBVA ordinary share and the closing price per BBVA ADS were €18.26 ($24.34 at the then-prevailing exchange rate) and $24.28, respectively. You are urged to obtain a current market quotation for the BBVA ADSs and BBVA ordinary shares.

	Value of Cash Election**		Value of Share Election***
Assumed Market Price per BBVA Ordinary Share	Maximum		Maximum
(Converted into U.S. Dollars) or BBVA ADS*	Proration	No Proration	Proration	No Proration

$34	$84.33	$71.82	$84.33	$95.20
32	81.33	71.82	81.33	89.60
30	78.34	71.82	78.34	84.00
28	75.34	71.82	75.34	78.40
26	72.34	71.82	72.34	72.80
24	69.35	71.82	69.35	67.20
22	66.35	71.82	66.35	61.60
20	63.36	71.82	63.36	56.00
18	60.36	71.82	60.36	50.40
16	57.37	71.82	57.37	44.80
14	54.37	71.82	54.37	39.20

*	Note that the prices are illustrative only. The actual market price of BBVA ordinary shares or BBVA ADSs may be outside of the ranges set forth above, and the market value of the consideration receivable in the transaction may not be shown in the table above.

**	Maximum proration for shares of Compass common stock as to which a cash election is made would occur if all Compass stockholders made a cash election, and is computed based on the number of Compass common shares outstanding on February 28, 2007, less treasury stock. No proration of shares of Compass common stock as to which a cash election is made would occur if share elections were made with respect to 70,000,000 or more shares of Compass common stock.

***	Maximum proration for shares of Compass common stock as to which the share election is made would occur if all Compass stockholders made a share election, and is computed based on the number of Compass common shares outstanding on February 28, 2007, less treasury stock. No proration for shares of Compass common stock as to which the share election is made would occur if share elections were made with respect to 70,000,000 or fewer shares of Compass common stock.

Regardless of Whether You Make a Cash Election or a Share Election, You May Nevertheless Receive a Mix of Cash and BBVA Shares (see pages 46-51)

The aggregate number of BBVA shares that will be issued in the transaction is 196,000,000. As a result, if Compass stockholders make valid elections to receive a total of more than 196,000,000 BBVA shares, those Compass stockholders electing to receive BBVA shares will have the amount of BBVA shares that they receive as consideration proportionately reduced and will receive a portion of their consideration in cash, despite their election. Similarly, if Compass stockholders make valid elections to receive fewer than 196,000,000 BBVA shares, those Compass stockholders electing to receive cash will have the amount of cash that they receive as consideration proportionately reduced and will receive a portion of their consideration in BBVA shares, despite their election.

If You Receive BBVA Shares as Consideration in the Transaction, the Implied Value of That Consideration Will Depend on the Market Price of BBVA Ordinary Shares (Converted into U.S. dollars) or BBVA ADSs on the Date the Consideration Is Received (see page 17)

The U.S. dollar value of BBVA ordinary shares or BBVA ADSs being delivered as consideration in the transaction will depend on the price of BBVA ordinary shares and the euro/U.S. dollar exchange rate or the price of BBVA ADSs on the date the consideration is received.

Based on the closing price of BBVA ordinary shares on the Spanish Stock Exchanges as reported by the Automated Quotation System and the then-current euro/U.S. dollar exchange rate:

•	on February 15, 2007, the last full trading day in Madrid prior to the announcement of the transaction, the implied value per share of Compass common stock of the share consideration was $73.46; and

•	on March 30, 2007, the latest practicable date prior to the date of this document, the implied value per share of Compass common stock of the share consideration was $68.83.

Based on the closing market price of BBVA ADSs on the New York Stock Exchange:

•	on February 15, 2007, the implied value per share of Compass common stock of the share consideration was $73.44; and

•	on March 30, 2007, the implied value per share of Compass common stock of the share consideration was $68.74.

The BBVA Ordinary Shares and BBVA ADSs to Be Issued in the Transaction Will Be Listed and Traded on Various Exchanges (see page 15)

BBVA ordinary shares are listed on the Spanish Stock Exchanges and quoted on the Automated Quotation System. BBVA ordinary shares are also listed on the Frankfurt, London, Mexico, Milan and Zurich stock exchanges. BBVA ADSs are listed on the New York Stock Exchange.

The Rights Associated with Owning BBVA Ordinary Shares or BBVA ADSs Are Different from Those Associated with Owning Compass Common Stock (see page 72)

The rights of holders of BBVA ordinary shares are governed by Spanish law and by BBVA’s bylaws (estatutos). The rights of Compass stockholders are governed by Delaware law and by Compass’ restated certificate of incorporation and amended and restated bylaws. Upon completion of the transaction, some Compass stockholders that so elect will become holders of BBVA shares, and their rights will be governed by Spanish law and BBVA’s bylaws, and some Compass stockholders will become holders of BBVA ADSs, and their rights will be governed by New York law and the deposit agreement under which the BBVA ADSs are issued. For a comparison of the rights of holders of BBVA ordinary shares or BBVA ADSs with the rights of holders of Compass common stock, see “Comparison of Your Rights as a Holder of Compass Shares and Your Rights as a Potential Holder of BBVA Ordinary Shares or BBVA ADSs.”

What Holders of Compass Stock Options and Other Equity-Based Awards Will Receive (see page 50)

Immediately prior to the completion of the transaction, each Compass option that is then outstanding will be canceled in exchange for the right to receive, no later than five days after completion of the transaction, cash equal to the excess of the blended per share value of all cash and BBVA shares being received for each share of Compass common stock in the transaction less required taxes (based on the number of shares of Compass common stock converted into cash and converted into BBVA shares, with such BBVA shares being valued based on the average, rounded to the nearest one-tenth of a European cent and converted into U.S. dollars, of the closing sale price per BBVA ordinary share for the five trading days ending on the business day immediately preceding the date that the share exchange becomes effective) over the exercise price of such option.

Upon completion of the transaction, each incentive award to receive Compass common stock or an amount measured by reference to the value of a number of shares of Compass common stock, whether vested or unvested, will become fully vested and will entitle the holder to receive (either at the time the transaction is completed or, in the case of deferred compensation arrangements, at a later time as provided under the plan governing the award) the consideration received for options, without taking into account any exercise price, less required taxes.

Each share of Compass restricted stock outstanding immediately prior to the completion of the transaction will become fully vested and free of restrictions upon completion of the transaction, and will be treated in the transaction in the same manner (including with the same right to make elections) as each other share of Compass common stock.

In Order To Make a Valid Election, You Must Properly Complete and Deliver the Form of Election That Will Be Sent at a Later Date (see pages 51-52)

You will receive at a later date prior to the consummation of the transaction a form of election with instructions for making cash and share elections and for selecting either BBVA ordinary shares or BBVA ADSs (unless BBVA determines that only BBVA ADSs will be available). You (or your broker) must properly complete and deliver to the exchange agent a form of election along with your stock certificates (or book-entry transfer) or a properly completed notice of guaranteed delivery. The form of election will include delivery instructions with respect to any shares you may hold in book-entry form. You should NOT send your stock certificates with your proxy card.

Forms of election and stock certificates (or book-entry transfer), or a properly completed notice of guaranteed delivery, must be received by the exchange agent by the election deadline. Since the actual election deadline is not currently known, BBVA and Compass will issue a press release announcing the date of the election deadline at least ten business days before that deadline. For further details on the determination of the election deadline, see “The Transaction Agreement — Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration — Form of Election.” Once you (or your broker or bank, on your behalf) have tendered your Compass stock certificates (or book-entry transfer) to the exchange agent, you may not transfer those shares until the transaction is completed, unless you revoke your election by written notice to the exchange agent that is received prior to the election deadline. If the transaction is not completed and the transaction agreement is terminated, your stock certificates will be returned by the exchange agent by first-class mail or through book-entry transfer (in the case of shares of Compass common stock delivered in book-entry form to the exchange agent).

If you fail to submit a properly completed form of election, together with your Compass stock certificates (or a properly completed notice of guaranteed delivery) or delivery of book-entry shares, prior to the election deadline, you will be deemed not to have made an election. As a non-electing holder, you may be paid all in cash, all in BBVA shares, or in part cash and in part BBVA shares, depending on the remaining pool of BBVA shares and cash available for paying consideration after honoring the cash elections and share elections that other stockholders have made, and without regard to your preference. Non-electing holders receiving BBVA shares will receive those shares in the form of BBVA ADSs.

Compass’ Financial Advisor Has Provided an Opinion as to the Fairness of the Consideration, from a Financial Point of View, to Compass Stockholders (see pages 29-38)

Sandler O’Neill & Partners, L.P., or Sandler O’Neill, has provided an opinion to the Compass board of directors, dated as of February 15, 2007, that, as of that date, and subject to and based upon the qualifications and assumptions set forth in the opinion, the consideration to be received by the holders of Compass common stock in the transaction is fair, from a financial point of view, to such stockholders. The full text of Sandler O’Neill’s opinion is attached to this document as Annex B. You are urged to read the opinion in its entirety. The opinion of Sandler O’Neill is addressed to the Compass board of directors, is directed only to the consideration to be paid in the transaction and does not constitute a recommendation to any stockholder as to how that stockholder should vote with respect to the transaction. Pursuant to an engagement letter between Compass and Sandler O’Neill, Sandler O’Neill received the following fees: $250,000 it was entitled to receive upon the signing of the definitive agreement to effect a business combination with BBVA, or any other party, and $350,000 for rendering an opinion in connection with the business combination with BBVA, or in connection with any other business combination. These fees will be credited against any fee that becomes due upon completion of the business combination with BBVA. Pursuant to the terms of the engagement letter, Compass has agreed to pay Sandler O’Neill a fee in an amount equal to 0.20% of the value of the aggregate consideration payable in any business combination, including the business combination with BBVA, upon the completion of the business combination.

The Compass Board of Directors Recommends That Compass Stockholders Vote “FOR” Approval and Adoption of the Transaction Agreement (see page 28)

The Compass board of directors has unanimously determined that the transaction, the transaction agreement and the transactions contemplated by the transaction agreement are advisable and in the best interests of, Compass stockholders and unanimously recommends that Compass stockholders vote FOR the proposal to approve and adopt the transaction agreement.

In determining whether to approve the transaction agreement, the Compass board of directors consulted with certain of its senior management and with its legal and financial advisors. In arriving at its determination, the Compass board of directors considered the factors described under “The Transaction — Compass’ Reasons for the Transaction; Recommendation of the Compass Board of Directors.”

Interests of Compass Executive Officers and Directors in the Transaction (see pages 39-42)

The directors and executive officers of Compass have financial interests in the transaction that are different from, or in addition to, the interests of Compass stockholders. These interests include rights of executive officers under change of control employment agreements with Compass, rights of directors and officers under stock-based benefit programs and awards of Compass, rights of executive officers under nonqualified deferred compensation plans of Compass, and rights of directors and officers to continued indemnification and insurance coverage after the transaction for acts and omissions occurring before the consummation of the transaction. In addition, BBVA entered into employment agreements with certain executive officers of Compass as described more fully under “The Transaction — Interests of Compass’ Executive Officers and Directors in the Transaction — New Employment Agreements.” The Compass board of directors was aware of these interests and considered them in approving the transaction agreement and the transaction.

Non-Solicitation (see pages 57-58)

Compass has agreed that it will not solicit or encourage any inquiries or proposals regarding any acquisition proposals by third parties. Compass may respond to unsolicited proposals in certain circumstances if required by the Compass board of directors’ fiduciary duties. Compass must promptly notify BBVA if it receives any acquisition proposals.

Conditions to Completion of the Transaction (see pages 59-60)

Each of BBVA’s and Compass’ obligations to complete the transaction is subject to the satisfaction or waiver of a number of mutual conditions, including:

•	the approval and adoption of the transaction agreement by Compass stockholders;

•	the approval by BBVA shareholders of the capital increase necessary to issue BBVA shares as consideration in the transaction and of the abolishment of preemptive rights for BBVA shareholders in connection with such issuance;

•	the filing of certain documentation relating to the transaction as required under Spanish law; and

•	the absence of any order, injunction or decree having been issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transaction and the other transactions contemplated by the transaction agreement, and the absence of any statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity that prohibits or makes illegal the consummation of the transaction.

Each of BBVA’s and Compass’ obligations to complete the transaction is also separately subject to the satisfaction or waiver of a number of conditions including:

•	the receipt by the party of a legal opinion from its counsel with respect to certain federal income tax consequences of the transaction;

•	the receipt and effectiveness of all regulatory approvals, registrations and consents, and the expiration of all waiting periods required to complete the transaction; and

•	the other party’s representations and warranties in the transaction agreement being true and correct, subject to the materiality standards contained in the transaction agreement, and the performance by the other party in all material respects of its obligations under the transaction agreement.

BBVA’s obligation to complete the transaction is further subject to the condition that the regulatory approvals received in connection with the completion of the transaction not include any conditions or restrictions that, in the aggregate, would reasonably be expected to have a material adverse effect on Compass or BBVA, measured on a scale relative to Compass.

Termination of the Transaction Agreement (see page 60)

BBVA and Compass may mutually agree at any time to terminate the transaction agreement without completing the transaction, even if Compass stockholders have approved the transaction and BBVA’s shareholders have approved the capital increase required in connection with the transaction. Also, either of BBVA or Compass may terminate the transaction agreement in various circumstances, including the following:

•	if a governmental entity which must grant a regulatory approval as a condition to the transaction denies approval of the transaction or any governmental entity has issued an order prohibiting the transaction and such action has become final and non-appealable;

•	if the transaction is not completed by February 16, 2008 (other than because of a breach of the transaction agreement caused by the party seeking termination);

•	if the other party breaches the transaction agreement in a way that would entitle the party seeking to terminate the agreement not to consummate the transaction, subject to the right of the breaching party to cure the breach within 45 days following written notice (unless it is not possible owing to the nature or timing of the breach for the breaching party to cure the breach); or

•	if Compass’ stockholders fail to approve the transaction or BBVA’s shareholders fail to approve the capital increase required in connection with the transaction, in either case at a meeting duly held for such purpose or at any postponement or adjournment thereof.

Additionally, BBVA may terminate the transaction agreement if Compass has materially breached its obligation to hold a meeting of its stockholders or its “non-solicitation” obligations described under “The Transaction Agreement — No Solicitation of Alternative Transactions,” or the Compass board of directors has failed to recommend in the proxy statement the approval and adoption of the transaction agreement, changed its recommendation to Compass stockholders, recommended any alternative transaction proposals with third parties or failed to call a meeting of its stockholders, or Compass or any of its representatives engages in discussions with any person in connection with an unsolicited alternative transaction proposal and has not ceased all discussions within 20 days of the first date of such discussions.

Compass may also terminate the transaction agreement if, assuming BBVA receives the necessary reports of an expert designated by the Commercial Registry of Vizcaya relating to the fair value of Compass common stock to be accepted by BBVA in the transaction and of the auditor designated by such Commercial Registry relating to the abolishment of preemptive rights of BBVA shareholders in connection with the issuance of BBVA ordinary shares in the transaction, BBVA has failed to call an extraordinary general meeting of BBVA shareholders to propose the capital increase required to issue the BBVA shares to be delivered to Compass stockholders as consideration in the transaction or failed to propose the capital increase at such meeting.

Termination Fee (see page 61)

Compass has agreed to pay a termination fee of $385,000,000 to BBVA if the transaction agreement is terminated under any of the circumstances specified in “The Transaction Agreement — Termination of the Amended Transaction Agreement — Termination Fees.” BBVA has agreed to pay a termination fee to Compass in the same amount if the transaction agreement is terminated in the circumstance specified in “The Transaction Agreement — Termination of the Transaction Agreement — Termination Fees.”

Appraisal Rights (see page 44)

Compass stockholders will not have appraisal rights or dissenters’ rights in connection with the transaction.

Compass Will Hold Its Special Meeting on  , 2007 (see page 24)

The Compass special meeting will be held on  , 2007 at   a.m. (Birmingham, Alabama time) at the Corporate Headquarters Building, 15 South 20th Street, Birmingham, Alabama. At the special meeting, Compass stockholders will be asked:

•	to approve and adopt the transaction agreement;

•	to vote upon an adjournment or postponement of the Compass special meeting, if necessary, to solicit additional proxies; and

•	to transact any other business as may properly be brought before the Compass special meeting or any adjournment or postponement of the Compass special meeting.

You can vote at the Compass special meeting if you owned Compass common stock at the close of business on  , 2007. On that date, there were   shares of Compass common stock outstanding and entitled to vote, approximately  % of which were owned and entitled to be voted by Compass directors and executive officers and their affiliates. You can cast one vote for each share of Compass common stock you owned on that date. In order to approve and adopt the transaction agreement, the holders of a majority of the outstanding shares of Compass common stock entitled to vote must vote in favor of doing so.

Regulatory Approvals Required for the Transaction (see page 42)

Completion of the proposed transaction is subject to various regulatory approvals or clearances, including approval from the Federal Reserve Board, the Bank of Spain (Banco de España), the National Securities Market Commission of Spain (Comisión Nacional del Mercado de Valores), referred to as the “CNMV,” and various other regulatory authorities in the United States.

BBVA and Compass have completed, or will complete, the filing of all applications and notices with regulatory authorities required in order to complete the transaction.

Although BBVA and Compass currently believe they should be able to obtain the necessary regulatory approvals in a timely manner, they cannot be certain when or if they will obtain them.

The Transaction Has Been Structured to Be Tax-Free to U.S. Holders of Compass Common Stock to the Extent They Receive BBVA Shares (see page 63)

The exchange by U.S. holders of shares of Compass common stock for BBVA shares has been structured to qualify as a reorganization for U.S. federal income tax purposes. Accordingly:

•	U.S. holders of shares of Compass common stock that receive only BBVA shares generally will not recognize gain or loss (except with respect to cash received instead of a fraction of a BBVA share);

•	U.S. holders of shares of Compass common stock that receive both cash and BBVA shares generally will recognize gain, but not loss, to the extent of the cash received;

•	U.S. holders of shares of Compass common stock that receive only cash generally will recognize gain or loss; and

•	U.S. holders of shares of Compass common stock generally will recognize gain or loss with respect to cash received instead of fractional shares of BBVA shares that the former Compass stockholders would otherwise be entitled to receive.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF BBVA

Under Regulation (EC) no. 1606/2002 of the European Parliament and of the Council of 19 July 2002, all companies governed by the law of an EU Member State and whose securities are admitted to trading on a regulated market of any Member State must prepare their consolidated financial statements for the years beginning on or after January 1, 2005 in conformity with the International Financial Reporting Standards adopted by the European Union, referred to as “EU-IFRS.” Therefore, BBVA was required to prepare its consolidated financial statements for the year ended December 31, 2006 (together with comparative financial information for the year ended December 31, 2005 and 2004) in conformity with the EU-IFRS ratified by the European Union at that date.

EU-IFRS differs in certain significant respects from principles generally accepted in the United States, referred to as “U.S. GAAP.” For a quantitative reconciliation of BBVA’s income attributed to the group for 2006 and shareholders’ equity at December 31, 2006 from EU-IFRS to U.S. GAAP, see Note 62 to BBVA’s 2006 consolidated financial statements appearing in BBVA’s Annual Report on Form 20-F for the year ended December 31, 2006, referred to as BBVA’s 2006 Form 20-F, which has been incorporated in this document by reference. For further information concerning the preparation and presentation of the financial information contained in BBVA’s 2006 Form 20-F, see “Presentation of Financial Information” appearing in BBVA’s 2006 Form 20-F.

The table below represents selected consolidated financial data for BBVA for the years ended December 31, 2004 through December 31, 2006 in EU-IFRS, which have been derived from, and should be read in conjunction with, BBVA’s consolidated financial statements and related notes included in BBVA’s 2006 Form 20-F. See “Where You Can Find More Information” on page 99.

	Year Ended December 31,
	2006	2005	2004
	(in millions of euros, except per BBVA share data (in euros))

Consolidated Statement of Income data
EU-IFRS
Interest and similar income	19,210	15,848	12,352
Interest expense and similar charges	(11,216)	(8,932)	(6,447)
Income from equity instruments	379	292	255

Net interest income	8,374	7,208	6,160
Share of profit or loss of entities accounted for using the equity method	308	121	97
Fee and commission income	5,119	4,669	4,057
Fee and commission expenses	(784)	(729)	(644)
Insurance activity income	650	487	391
Gains/losses on financial assets and liabilities (net)	1,656	980	762
Exchange differences (net)	378	287	298

Gross income	15,700	13,023	11,121
Sales and income from the provision of non-financial services	605	576	468
Cost of sales	(474)	(451)	(342)
Other operating income	117	134	22
Personnel expenses	(3,989)	(3,602)	(3,247)
Other administrative expenses	(2,342)	(2,160)	(1,851)
Depreciation and amortization	(472)	(449)	(448)
Other operating expenses	(263)	(249)	(132)

Net operating income	8,883	6,823	5,591

	Year Ended December 31,
	2006	2005	2004
	(in millions of euros, except per BBVA share data (in euros))

Impairment losses (net)	(1,504)	(854)	(958)
Provision expense (net)	(1,338)	(454)	(850)
Finance income from non-financial activities	58	2	9
Finance expenses from non-financial activities	(55)	(2)	(5)
Other gains	1,129	285	622
Other losses	(142)	(208)	(271)

Income before tax	7,030	5,592	4,138
Income tax	(2,059)	(1,521)	(1,029)

Income from continuing operations	4,971	4,071	3,109
Income from discontinued operations (net)	—	—	—

Consolidated income for the year	4,971	4,071	3,109
Income attributed to minority interests	(235)	(265)	(186)

Income attributed to the group	4,736	3,806	2,923

Per BBVA Share(1) Data
Net operating income(2)	2.61	2.01	1.66
Numbers of shares outstanding (at period end)	3,551,969,121	3,390,852,043	3,390,852,043
Income attributed to the group(2)	1.39	1.12	0.87
Dividends declared	0.637	0.531	0.442

	At December 31,
	2006	2005	2004
	(in millions of euros, except per BBVA share data (in euros) and percentages)

Consolidated Balance Sheet data
EU-IFRS
Total assets	411,916	392,389	329,441
Capital stock	1,740	1,662	1,662
Loans and receivables (net)	279,855	249,397	196,892
Deposits from other creditors	192,374	183,375	150,726
Marketable debt securities and subordinated liabilities	91,271	76,565	57,809
Minority interests	768	971	738
Shareholders’ equity	18,210	13,034	10,961
Consolidated Ratios
Profitability ratios:
Net interest margin(3)	2.12%	1.98%	1.91%
Return on average total assets(4)	1.26%	1.12%	0.97%
Return on average equity(5)	37.6%	37.0%	33.2%
Credit Quality data
Loan loss reserve	6,417	5,587	4,622
Loan loss reserve as a percentage of total loans and receivables (net)	2.29%	2.19%	2.31%
Substandard loans	2,492	2,346	2,202
Substandard loans as a percentage of total loans and receivables (net)	0.89%	0.94%	1.12%

(1)	A BBVA share refers to one BBVA ordinary share or one BBVA ADS, which represents the right to receive one BBVA ordinary share.

(2)	Calculated on the basis of the weighted average number of BBVA ordinary shares outstanding during the relevant period (3,406 million, 3,391 million and 3,369 million shares in 2006, 2005 and 2004, respectively).

(3)	Represents net interest income as a percentage of average total assets.

(4)	Represents consolidated income for the year as a percentage of average total assets.

(5)	Represents income attributed to the group as a percentage of average shareholders’ equity.

The table below represents selected consolidated financial data for BBVA for the years ended December 31, 2002 through December 31, 2006 in accordance with U.S. GAAP.

	Year Ended December 31,
	2006	2005	2004	2003	2002
	(in millions of euros, except per BBVA share data (in euros)
	or as otherwise indicated)

U.S. GAAP Consolidated Statement of Income data
Net income	4,972	2,018	3,095	1,906	1,846
Basic earnings per BBVA share(1)(2)	1.460	0.595	0.918	0.60	0.58
Diluted earnings per BBVA share(1)(2)	1.460	0.595	0.918	0.60	0.58
Dividends per BBVA share (in U.S. dollars)(1)(2)(3)	0.807	0.658	0.552	0.34	0.33
U.S. GAAP Consolidated Balance Sheet data
Total assets(4)	420,971	401,799	314,350	287,912	290,430
Stockholders’ equity(4)	30,461	25,375	23,465	19,583	18,908
Basic stockholders’ equity per BBVA share(1)(2)(4)	8.94	7.48	6.96	6.13	5.92
Diluted stockholders’ equity per BBVA share(1)(2)(4)	8.94	7.48	6.96	6.13	5.91

(1)	Calculated on the basis of the weighted average number of BBVA ordinary shares outstanding during the relevant period.

(2)	A BBVA share refers to one BBVA ordinary share or one BBVA ADS, which represents the right to receive one BBVA ordinary share.

(3)	Dividends per BBVA share are paid in euros and have been translated into U.S. dollars for 2002 through 2006, at an average exchange rate for each year, calculated based on the average of the noon buying rates for the euro from the Federal Reserve Bank of New York on the last date of each month during the relevant period. For historical dividends paid in euros, see “Comparative Market Price and Dividend Information — Share and Dividend Information — BBVA.”

(4)	At the end of the reported period.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF COMPASS

Set forth below are highlights from Compass’ consolidated financial data as of and for the years ended December 31, 2002 through 2006. You should read this information in conjunction with Compass’ consolidated financial statements and related notes included in Compass’ Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference in this document and from which this information is derived. See “Where You Can Find More Information” on page 99.

Compass — Summary of Consolidated Financial Data

	2006	2005	2004	2003	2002
		(in thousands of U.S. dollars, except per share data)

Net interest income	$1,115,134	$968,979	$885,325	$879,130	$901,709
Provision for loan losses	89,702	117,818	105,658	119,681	136,331
Net income	460,363	401,830	360,185	328,678	344,345
Per share data:
Basic earnings	$3.60	$3.25	$2.95	$2.64	$2.70
Diluted earnings	3.53	3.18	2.87	2.58	2.65
Cash dividends declared	1.56	1.40	1.25	1.12	1.00
Balance sheet:
Average total equity	$2,603,166	$2,170,062	$1,968,948	$1,965,710	$1,910,148
Average assets	33,012,350	29,444,232	27,660,628	25,142,719	23,354,327
Period-end FHLB and other borrowings	3,511,601	4,111,462	4,119,771	4,794,935	4,853,816
Period-end total equity	2,824,134	2,236,029	2,056,345	1,892,574	1,965,383
Period-end assets	34,199,755	30,798,232	28,181,916	26,963,113	23,925,589

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands of U.S. dollars, except per share data)

2006
Total interest income	$450,198	$511,463	$539,456	$543,434
Total interest expense	189,937	223,781	252,880	262,819
Net interest income	260,261	287,682	286,576	280,615
Provision for loan losses	17,112	27,322	24,226	21,042
Net interest income after provision for loan losses	243,149	260,360	262,350	259,573
Total noninterest income	165,344	181,366	178,850	185,700
Total noninterest expense	244,370	265,850	265,558	273,497
Income tax expense	56,214	60,505	56,875	53,460
Net income	107,909	115,371	118,767	118,316
Per common share:
Basic earnings	0.87	0.90	0.92	0.91
Diluted earnings	0.85	0.88	0.90	0.90

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands of U.S. dollars, except per share data)

2005
Total interest income	$347,952	$370,172	$399,299	$427,729
Total interest expense	116,379	133,702	152,188	173,904
Net interest income	231,573	236,470	247,111	253,825
Provision for loan losses	20,273	27,800	34,195	35,550
Net interest income after provision for loan losses	211,300	208,670	212,916	218,275
Total noninterest income	149,965	175,431	166,496	166,786
Total noninterest expense	221,872	222,595	227,396	229,940
Income tax expense	46,409	55,518	51,296	52,983
Net income	92,984	105,988	100,720	102,138
Per common share:
Basic earnings	0.75	0.86	0.81	0.83
Diluted earnings	0.74	0.83	0.80	0.81

COMPARATIVE PER SHARE FINANCIAL DATA

The following table sets forth for BBVA shares and Compass common stock certain historical per share financial information. The information in the following table is based on, and should be read together with, the historical financial information that BBVA and Compass have presented in their prior filings with the SEC. See “Where You Can Find More Information” on page 99.

The transaction is anticipated to provide the combined company with financial benefits that include reduced operating expenses and revenue enhancement opportunities. Upon completion of the transaction, the operating results of Compass will be reflected in the consolidated financial statements of BBVA on a prospective basis.

	Year Ended	Year Ended	Year Ended	Year Ended
	December 31, 2006	December 31, 2006	December 31, 2005	December 31, 2005
	(under EU-IFRS)	(under U.S. GAAP)	(under EU-IFRS)	(Under U.S. GAAP)

BBVA — Historical
Historical per BBVA share(1):
Basic earnings(2)(3)	€1.39	€1.46	€1.12	€0.60
Diluted earnings(2)(3)	€1.39	€1.46	€1.12	€0.60
Dividends per BBVA share (in U.S. dollars)(3)(4)	$0.81	$0.81	$0.66	$0.66
Book value(3)(5)	€6.33	€8.94	€4.82	€7.48
Compass — Historical
Historical per share of Compass common stock (in U.S. dollars):
Basic earnings	N/A	$3.60	N/A	$3.25
Diluted earnings	N/A	3.53	N/A	3.18
Cash dividends declared	N/A	1.56	N/A	1.40
Book value(5)	N/A	21.71	N/A	18.10

(1)	A BBVA share refers to one BBVA ordinary share or one BBVA ADS, which represents the right to receive one BBVA ordinary share.

(2)	In the case of the EU-IFRS information provided above, the terms “Basic Earnings” and “Diluted Earnings” refers to income attributed to the group.

(3)	Calculated on the basis of the weighted average number of BBVA’s ordinary shares outstanding (3,405,418,793 and 3,390,852,043 shares in 2006 and 2005, respectively).

(4)	Dividends per BBVA share are translated into U.S. dollars at an average exchange rate for each period, calculated based on the average of the noon buying rates for the euro from the Federal Reserve Bank of New York on the last date of each month during the relevant period.

(5)	At the end of the reported period.

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

Share and Dividend Information

BBVA

BBVA ordinary shares are listed on the Spanish Stock Exchanges and quoted on the Automated Quotation System under the ticker symbol “BBVA.” They also are listed on the Frankfurt, Milan, Zurich, Mexico and London stock exchanges. BBVA ADSs are listed on the New York Stock Exchange under the ticker symbol “BBV.” Each BBVA ADS represents the right to receive one BBVA ordinary share.

Fluctuations in the exchange rate between the euro and the U.S. dollar will affect the U.S. dollar equivalent of the euro price of BBVA ordinary shares on the Spanish Stock Exchanges and the price of BBVA ADSs on the New York Stock Exchange. Cash dividends are paid by BBVA in euros, and exchange rate fluctuations between the euro and the U.S. dollar will affect the U.S. dollar amounts received by holders of BBVA ADRs on conversion by The Bank of New York (acting as depositary) of cash dividends on the shares underlying the BBVA ADSs evidenced by such ADRs.

The following table shows, for the periods indicated, the high and low closing sales prices per BBVA ordinary share and BBVA ADS. BBVA ordinary share prices are as reported on the Automated Quotation System and BBVA ADS prices are as reported on the New York Stock Exchange.

	BBVA
	Ordinary Shares		ADSs
	High	Low	High	Low
	(euros)		(U.S. dollars)

Fiscal year ended December 31, 2005
Annual	15.17	11.95	17.91	15.08
First Quarter	13.38	12.30	17.64	16.14
Second Quarter	12.93	11.95	16.47	15.12
Third Quarter	14.59	12.67	17.64	15.08
Fourth Quarter	15.17	14.12	17.91	16.85
Fiscal year ended December 31, 2006
Annual	19.49	14.91	25.15	18.21
First Quarter	17.26	15.02	20.91	18.21
Second Quarter	17.60	14.91	22.55	18.61
Third Quarter	18.30	15.76	23.39	19.83
Fourth Quarter	19.49	18.07	25.15	23.11
Fiscal year ended December 31, 2007
Month ended January 31, 2007	19.35	18.41	25.15	23.92
Month ended February 28, 2007	20.08	18.43	26.23	24.28
Month ended March 31, 2007	18.50	17.38	24.67	22.79

The following table sets forth the interim, final and total dividends per BBVA ordinary share paid by BBVA for the years ended December 31, 2005 and December 31, 2006, adjusted to reflect all stock splits. BBVA has historically paid annual dividends to its shareholders. Interim dividends are paid each year and the total dividend is proposed by the BBVA board of directors following the end of the year to which it relates. The unpaid portion of the annual dividend, the final dividend, is paid after the annual financial statements are approved by the shareholders at the general shareholders’ meeting.

	Per BBVA Share (euros)
Year	First Interim	Second Interim	Third Interim	Final		Total

2005	0.115	0.115	0.115	0.186		0.531
2006	0.132	0.132	0.132	0.241	(1)	0.637

(1)	At the BBVA general shareholders’ meeting on March 16, 2007, BBVA shareholders approved the final dividend payment of €0.241 per BBVA share to be paid out to shareholders on April 10, 2007.

As of March 17, 2007, the most recent date for which it was practicable to obtain this information, there were approximately 875,499 registered holders of BBVA ordinary shares.

As of February 28, 2007, the most recent date for which it was practicable to obtain this information, there were approximately 48 registered holders of BBVA ADSs.

Compass

Compass common stock is listed on the NASDAQ Global Select Marketsm under the symbol “CBSS.” The following table shows, for the periods indicated, the high and low closing sales prices per share of Compass common stock. Compass common stock prices are as reported on the NASDAQ Global Select Marketsm.

	Compass Common Stock
	High	Low
	(U.S. dollars)

Fiscal year ended December 31, 2005
Annual	$49.68	$42.88
First Quarter	48.14	44.20
Second Quarter	46.25	42.88
Third Quarter	49.66	44.92
Fourth Quarter	49.68	43.64
Fiscal year ended December 31, 2006
Annual	$60.49	$47.74
First Quarter	51.68	47.74
Second Quarter	56.40	50.38
Third Quarter	59.86	53.24
Fourth Quarter	60.49	55.57
Fiscal year ended December 31, 2007
Month ended January 31, 2007	$60.90	$59.18
Month ended February 28, 2007	70.70	60.87
Month ended March 31, 2007	68.85	66.48

The following table sets forth the dividends per share of Compass common stock by quarter for the years ended December 31, 2005 and December 31, 2006.

	Per Share of Compass Common Stock (U.S. dollars)
	First	Second	Third	Fourth
Year	Quarter	Quarter	Quarter	Quarter	Total

2005	0.35	0.35	0.35	0.35	1.40
2006	0.39	0.39	0.39	0.39	1.56

As of March 15, 2007 the most recent date for which it was practicable to obtain this information, there were approximately 9,830 stockholders of record of Compass common stock.

Market Information

The following table represents the closing sales prices of BBVA ordinary shares (in euros and translated into U.S. dollars), BBVA ADSs and Compass common stock on February 15, 2007, the last trading day before the public announcement of the proposed transaction and on March 30, 2007, the last practicable date prior to the date of this document. The table also presents the equivalent value of the transaction consideration per share of Compass common stock on those dates, calculated by multiplying the closing price of BBVA ordinary shares and BBVA ADSs on those dates by the exchange ratio of 2.8, representing the number of BBVA ordinary shares or BBVA ADSs that Compass stockholders electing to receive BBVA ordinary shares or BBVA ADSs would receive in the transaction for each share of Compass common stock.

						Equivalent per
						Share Value of Compass
	BBVA Ordinary Shares					Common Stock Exchanged for:
		Exchange				BBVA Ordinary
Date	(euros)	Rate ($ / €)	(U.S. dollars)	BBVA ADSs	Compass	Shares	BBVA ADSs

February 15, 2007	€19.97	1.3138	$26.24	$26.23	$66.37	$73.46	$73.44
March 30, 2007	€18.38	1.3374	$24.58	$24.55	$68.80	$68.83	$68.74

You are urged to obtain current market quotations prior to making any decision with respect to this transaction. The market price of BBVA ordinary shares, BBVA ADSs and Compass common stock will fluctuate between the date of this document and the completion of the transaction. No assurance can be given concerning the market price of BBVA ordinary shares, BBVA ADSs or Compass common stock before or after the effective date of the transaction.

Following this transaction, BBVA ADSs will continue to be traded on the NYSE under the ticker symbol “BBV” and BBVA ordinary shares will continue to be traded on the Automated Quotation System under the ticker symbol “BBVA.”

EXCHANGE RATES

The following tables show, for the periods indicated, information concerning the exchange rate between the U.S. dollar and the euro. This information is provided solely for your information and BBVA and Compass do not represent that euros could be converted into U.S. dollars at these rates or at any other rate. These rates are not the rates used by BBVA in the preparation of its consolidated financial statements incorporated by reference into this document.

The data provided in the following table are expressed in U.S. dollars per euro and are based on the noon buying rate. The term “noon buying rate” refers to the rate of exchange for the euro, expressed in U.S. dollars per euro, in the City of New York for cable transfers payable in foreign currencies as certified by the Federal Reserve Bank of New York for customs purposes.

On February 15, 2007, the last trading day before the public disclosure of the transaction, the exchange rate between the U.S. dollar and the euro expressed in U.S. dollars per euro was $1.3138 = €1.00. On March 30, 2007, the most recent practicable day prior to the date of this document, the exchange rate was $1.3374= €1.00.

Annual Data (Year Ended December 31,)	Average(1)

2007 (through March 30, 2007)	1.3201
2006	1.2661
2005	1.2400
2004	1.2478
2003	1.1411
2002	0.9495

(1)	The average rates for the interim and annual periods were calculated by taking the simple average of the noon buying rates for the euro on the last day of each month during the relevant period.

Recent Monthly Data	High	Low

March 2007	1.3374	1.3094
February 2007	1.3246	1.2933
January 2007	1.3286	1.2904
December 2006	1.3327	1.3073
November 2006	1.3261	1.2705
October 2006	1.2773	1.2502

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains or incorporates by reference a number of forward-looking statements, including statements about the financial conditions, results of operations, earnings outlook and prospects of BBVA, Compass and the combined company and may include statements for the period following the completion of the transaction. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions.

The forward-looking statements involve certain risks and uncertainties. The ability of either BBVA or Compass to predict results or the actual effects of its plans and strategies, or those of the combined company, is subject to inherent uncertainty. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include those set forth below under “Risk Factors” and those discussed and identified in public filings made with the SEC by BBVA or Compass as well as, among others, the following:

•	completion of the transaction is dependent on, among other things, receipt of stockholder and regulatory approvals, the timing of which cannot be predicted with precision and which may not be received at all;

•	the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	the integration of Compass’ business and operations with those of BBVA may take longer than anticipated, may be more costly than anticipated and may have unanticipated adverse results relating to Compass or BBVA’s existing businesses; and

•	the anticipated cost savings and other synergies of the transaction may take longer to be realized or may not be achieved in their entirety, and attrition in key manager, customer, vendor and other relationships in connection with the transaction may be greater than expected.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document.

All subsequent written and oral forward-looking statements concerning the transaction or other matters addressed in this document and attributable to BBVA or Compass or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this document. Except to the extent required by applicable law or regulation, BBVA and Compass undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this document, including the matters under the caption “Cautionary Statement Regarding Forward-Looking Statements” and the matters discussed under the caption “Risk Factors” included in the Annual Report on Form 20-F filed by BBVA for the year ended December 31, 2006 and in the Annual Report on Form 10-K filed by Compass for the year ended December 31, 2006 in both cases as updated by subsequently furnished or filed Forms 6-K, 8-K, 20-F, 10-Q and 10-K, as applicable, you should carefully consider the following factors in deciding whether to vote for adoption of the transaction agreement.

Because the Market Price of BBVA Shares Will Fluctuate, Compass Stockholders Cannot Be Sure of the Value of the Consideration They Will Receive.

Upon completion of the transaction, each share of Compass common stock will be converted into the right to receive consideration consisting of 2.8 BBVA ADSs (or, if determined by BBVA to be reasonably practical and the holder so requests, BBVA ordinary shares) or $71.82 in cash, subject to proration, pursuant to the terms of the transaction agreement. The value of BBVA shares may vary significantly from the closing price of BBVA shares on the date the transaction was announced, on the date that this document was mailed to Compass stockholders and on the date of the meeting of Compass stockholders. Any change in the market price of BBVA shares, and the U.S. dollar/euro exchange rate, prior to completion of the transaction will affect the market value of the consideration that Compass stockholders who receive BBVA shares will receive upon completion of the transaction, and therefore the market value of the consideration that Compass stockholders who receive BBVA shares will receive may be substantially higher or lower than the cash consideration of $71.82 per share. There will be no adjustment to the exchange ratio for changes in the market price of BBVA shares or Compass common stock. Neither company is permitted to terminate the transaction agreement or resolicit the vote of either company’s stockholders solely because of changes in the market prices of either company’s stock. The market value of BBVA shares to be received in the transaction, and the U.S. dollar/euro exchange rate will also continue to fluctuate following completion of the transaction. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in BBVA’s and Compass’ respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond their control. You should obtain current market quotations for shares of BBVA ordinary shares (and the U.S. dollar/euro exchange rate) and BBVA ADSs and for shares of Compass common stock. You should also be aware that if the election to receive cash consideration is oversubscribed, Compass stockholders who elect to receive cash will receive a mixture of cash and BBVA shares in the transaction.

The Market Value of BBVA ADSs or the U.S. Dollar Value of BBVA Ordinary Shares to Be Received in the Transaction will be Subject to Currency Fluctuations.

Fluctuations in the exchange rate between the U.S. dollar and the euro will affect the U.S. dollar equivalent of the euro price of BBVA ordinary shares listed on the Spanish Stock Exchanges and quoted on the Automated Quotation System and will affect the market price of BBVA ADSs traded on the New York Stock Exchange.

You May Receive a Form of Consideration Different from What You Elect.

While each Compass stockholder may elect to receive all cash or all BBVA shares in the transaction, the pool of BBVA shares available for all Compass stockholders will be a fixed amount. As a result, if either a cash or share election proves to be more popular among Compass stockholders, and you choose the election that is more popular, you might receive a portion of your consideration in the form you did not elect, and, because of fluctuations in the price of BBVA shares, such consideration could have a value significantly lower than the value of the form of consideration you elected. Also, the tax treatment of the consideration that you receive may be different from the tax treatment for the form of consideration that you elected, as discussed below under “Material U.S. Federal Income Tax Consequences of the Transaction.”

If You Tender Shares of Compass Common Stock to Make an Election, You Will Not Be Able to Sell Those Shares, Unless You Revoke Your Election Prior to the Election Deadline.

If you are a Compass stockholder who holds certificated shares and want to make a valid cash or share election, you or your broker or bank will have to deliver your stock certificates (or follow the procedures for guaranteed delivery), and a properly completed and signed form of election to the exchange agent. If you hold shares through the Depository Trust Company, or “DTC,” and you want to make a valid cash or share election, you or your broker will have to deliver a properly completed signed form of election and book-entry transfer of shares to the exchange agent. Since the actual election deadline is not currently known, BBVA and Compass will issue a press release announcing the date of the election deadline at least ten business days before that deadline. For further details on the determination of the election deadline, see “The Transaction Agreement — Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration — Form of Election.” The election deadline is expected to be approximately five business days in advance of the closing of the transaction, but could be further in advance. You will not be able to sell any shares of Compass common stock that you have delivered as part of your election unless you revoke your election before the deadline by providing written notice to the exchange agent. If you do not revoke your election, you will not be able to liquidate your investment in Compass common stock for any reason until you receive cash and/or BBVA shares in the transaction. In the time between delivery of your shares and the closing of the transaction, the trading price of Compass or BBVA shares may decrease, and you might otherwise want to sell your shares of Compass common stock to gain access to cash, make other investments or reduce the potential for a decrease in the value of your investment. The date that you will receive your consideration depends on the completion date of the transaction, which is uncertain, and the time it takes for the exchange agent to complete the process thereafter. The completion date of the transaction might be later than expected owing to unforeseen events, such as delays in obtaining regulatory approvals.

The Market Price of BBVA Shares After the Transaction May Be Affected by Factors Different from Those Affecting the Shares of BBVA or Compass Currently.

The businesses of BBVA and Compass differ in some respects, and, accordingly, the results of operations of the combined company following consummation of the transaction and the market price of BBVA shares following the transaction may be affected by factors different from those currently affecting the independent results of operations of each of BBVA or Compass. For a discussion of the businesses of BBVA and Compass and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this document and referred to under “Where You Can Find More Information.”

The Rights of Holders of BBVA ADSs to Be Issued in the Transaction Will Not Be the Same as the Rights of Holders of BBVA Ordinary Shares to Be Issued in the Transaction.

The rights and terms of the BBVA ADSs are designed to replicate, to the extent reasonably practicable, the rights attendant to BBVA ordinary shares, for which there is no active trading market in the United States. However, because of aspects of Spanish law, BBVA’s bylaws and the terms of the deposit agreement under which the BBVA ADSs are issued, the rights of holders of BBVA ADSs are not identical to, and, in some respects, are less favorable than, the rights of holders of BBVA ordinary shares. For more information regarding the characteristics of, and differences between, BBVA ordinary shares and BBVA ADSs, please refer to “Description of BBVA Ordinary Shares” and “Description of BBVA American Depositary Shares.”

Shareholders in the United States May Decide to Sell Compass Common Stock and BBVA Shares, Which Could Cause a Decline in Their Market Prices.

Some U.S. holders of Compass common stock may be disinclined to own shares of a company that has its primary listing outside the United States. This could result in the sale of Compass shares prior to the completion of the transaction or the sale of BBVA shares received in the transaction, some of which will end up being held by Spanish and other non-U.S. investors. In addition, the market price of Compass common stock, BBVA ordinary shares and BBVA ADSs may be adversely affected by arbitrage activities occurring prior to the completion of the transaction. These sales, or the prospects of such sales in the future, could adversely affect the market price for, and the ability to sell in the market, shares of Compass common stock before the transaction is completed and BBVA shares before and after the transaction is completed.

BBVA Is a Foreign Private Issuer Under the Rules and Regulations of the SEC and, Thus, Is Exempt from a Number of Rules Under the Exchange Act and Is Permitted To File Less Information with the SEC Than a Company Incorporated in the United States.

As a foreign private issuer under the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, BBVA is exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations. Moreover, BBVA is not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies with securities registered under the Exchange Act; it is not required to file financial statements prepared in accordance with U.S. GAAP (although it is required to reconcile its financial statements to U.S. GAAP); and it is not required to comply with Regulation FD, which imposes certain restrictions on the selective disclosure of material information. In addition, BBVA’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of BBVA ordinary shares. Accordingly, after the transaction, if you continue to hold BBVA shares, you may receive less information about the combined company than you currently receive about Compass, and be afforded less protection under the U.S. federal securities laws than you are currently afforded. If the combined company loses its status as a foreign private issuer at some future time, it will no longer be exempt from such rules and, among other things, will be required to file periodic reports and financial statements as if it were a company incorporated in the United States. The costs incurred in fulfilling these additional regulatory requirements could be substantial.

The Combined Company May Fail to Realize All of the Anticipated Benefits of the Transaction.

The success of the transaction will depend, in part, on BBVA’s ability to realize the anticipated benefits from combining the businesses of BBVA and Compass. However, to realize these anticipated benefits, BBVA and Compass must successfully combine their businesses, which are currently principally conducted in different countries by management and employees coming from different cultural backgrounds. If BBVA and Compass are not able to achieve these objectives, the anticipated benefits of the transaction may not be realized fully or at all or may take longer to realize than expected.

BBVA and Compass have operated and, until the completion of the transaction, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the ability of BBVA and Compass to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the transaction. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Compass and BBVA during the transition period and on the combined company following completion of the transaction.

The Fairness Opinion Obtained by Compass from Its Financial Advisor Will Not Be Updated to Reflect Changes in Circumstances Between the Signing of the Transaction Agreement and the Transaction.

Compass has not obtained an updated opinion as of the date of this document from Sandler O’Neill, Compass’ financial advisor. Changes in the operations and prospects of BBVA or Compass, general market and economic conditions and other factors which may be beyond the control of BBVA and Compass, and on which the fairness opinion was based, may alter the value of BBVA or Compass or the prices of BBVA shares or Compass common stock by the time the transaction is completed. The opinion does not speak as of the time the transaction will be completed or as of any date other than the date of such opinion and Compass currently does not anticipate asking its financial advisor to update the opinion. For a description of the opinion that Compass received from its financial advisor, please refer to “The Transaction — Opinion of Sandler O’Neill, Financial Advisor to Compass.” For a description of the other factors considered by the Compass board of directors in determining to approve the transaction, please refer to “The Transaction — Compass’ Reasons for the Transaction; Recommendation of the Compass Board of Directors.”

The Transaction Agreement Limits Compass’ Ability to Pursue Alternatives to the Transaction.

The transaction agreement contains non-solicitation provisions that, subject to limited exceptions, limit Compass’ ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of Compass. Further, there are only limited exceptions to Compass’ agreement that the Compass board of directors will not withdraw or modify in a way adverse to BBVA its recommendation to Compass stockholders that they vote in favor of the transaction, or recommend any other acquisition proposal. Although the Compass board of directors is permitted to take these actions in connection with receipt of a competing acquisition proposal if it determines that the failure to do so would be inconsistent with its fiduciary duties, doing so would entitle BBVA to terminate the transaction agreement and to receive a termination fee. Also, in some situations where a competing acquisition proposal has been made known to Compass or its stockholders and the transaction agreement is subsequently terminated for a variety of reasons (including, among other reasons, because Compass stockholders fail to approve the transaction or because Compass, as permitted by the transaction agreement, engages in discussions with a competing acquiror that are not terminated within 20 days), Compass is required to pay BBVA a termination fee if Compass completes, or enters into an agreement for, an alternative acquisition transaction during the 12 months after the termination and may be required to pay one-third of this termination fee upon termination of the transaction agreement with BBVA. See “The Transaction Agreement — No Solicitation of Alternative Transactions” and “The Transaction Agreement — Termination of the Transaction Agreement.” BBVA required Compass to agree to these provisions as a condition to BBVA’s willingness to enter into the transaction agreement. However, these provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Compass from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share market price than that proposed in the transaction, or it might result in a potential competing acquiror proposing to pay a lower per share price to acquire Compass than it might otherwise have proposed to pay.

Compass Executive Officers and Directors Have Financial Interests in the Transaction That Are Different from, or in Addition to, Your Interests.

Executive officers of BBVA and Compass negotiated the terms of the transaction agreement, and the Compass board of directors approved, and recommended that Compass stockholders vote to approve and adopt, the transaction agreement. In considering these facts and the other information contained in this document, you should be aware that Compass’ executive officers and directors have financial interests in the transaction that are different from, or in addition to, the interests of Compass’ stockholders. Please see “The Transaction — Interests of Compass’ Executive Officers and Directors in the Transaction” for information about these financial interests.

The Transaction Is Subject to the Receipt of Consents and Approvals from Government Entities That May Impose Conditions that Could Have an Adverse Effect on BBVA.

Before the transaction may be completed, various approvals or consents must be obtained from the Federal Reserve Board, the Bank of Spain, and various bank regulatory and other authorities in the United States and Spain. These governmental entities, including the Federal Reserve Board, may impose conditions on the completion of the transaction or require changes to the terms of the transaction. While BBVA and Compass do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the transaction or imposing additional costs on or limiting the revenues of BBVA following the transaction, any of which might have a material adverse effect on BBVA following the transaction. BBVA is not obligated to complete the transaction if the regulatory approvals received in connection with the completion of the transaction include any conditions or restrictions that, in the aggregate, would reasonably be expected to have a material adverse effect on Compass or BBVA, measured on a scale relative to Compass, but BBVA could choose to proceed with the merger.

THE SPECIAL MEETING OF COMPASS STOCKHOLDERS

General

This document is being furnished to Compass stockholders in connection with the solicitation of proxies by the Compass board of directors to be used at the special meeting of stockholders to be held on    , 2007 at     a.m. (Birmingham, Alabama time) at the Corporate Headquarters Building, 15 South 20th Street, Birmingham, Alabama, and at any adjournment or postponement of that meeting. This document and the enclosed form of proxy are being sent to Compass stockholders on or about    , 2007.

Purpose of the Special Meeting

The special meeting is being held so that Compass stockholders may consider and vote upon a proposal to adopt the transaction agreement and to transact any other business that properly comes before the special meeting or any adjournment or postponement of the special meeting.

Record Date and Voting

The Compass board of directors has fixed the close of business on    , 2007 as the record date for determining the holders of shares of Compass common stock entitled to receive notice of and to vote at the special meeting. Only holders of record of shares of Compass common stock at the close of business on that date will be entitled to vote at the special meeting and at any adjournment or postponement of that meeting. At the close of business on the record date, there were     shares of Compass common stock outstanding, held by approximately      holders of record.

Each holder of shares of Compass common stock outstanding on the record date will be entitled to one vote for each share held of record upon each matter properly submitted at the special meeting and at any adjournment or postponement of that meeting. In order for Compass to satisfy its quorum requirements, the holders of at least a majority of the total number of outstanding shares of Compass common stock entitled to vote at the meeting must be present. You will be deemed to be present if you attend the meeting or if you submit a proxy card (including through the Internet or telephone) that is received at or prior to the meeting (and not revoked as described below).

If your proxy card is properly executed and received by Compass in time to be voted at the special meeting, the shares represented by your proxy card (including those given through the Internet or by telephone) will be voted in accordance with the instructions that you mark on your proxy card. If you execute your proxy but do not provide Compass with any instructions, your shares will be voted “FOR” the approval of the transaction agreement and “FOR” any adjournment or postponement of the special meeting that may be necessary to solicit additional proxies.

If your shares are held in “street name” by your broker or bank and you do not provide your broker or bank with instructions on how to vote your shares, your broker or bank will not be permitted to vote your shares, which will have the same effect as a vote against the transaction.

Vote Required

Approval of the transaction agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Compass common stock. The required vote of Compass stockholders on the transaction is based upon the number of outstanding shares of Compass common stock, and not the number of shares that are actually voted. Accordingly, the failure to submit a proxy card or to vote in person at the special meeting or the abstention from voting by Compass stockholders will have the same effect as an “AGAINST” vote with respect to the approval of the transaction agreement. Shares as to which the “abstain” box is selected on a proxy card will be counted as present for purposes of determining whether a quorum is present.

As of the record date, Compass directors and executive officers and their affiliates owned and were entitled to vote approximately      shares of Compass common stock, representing approximately    % of the outstanding shares of Compass common stock. Compass’ directors and executive officers are currently expected to vote their shares “FOR” approval of the transaction agreement, although none of them has entered into any agreement requiring them to do so.

Any proposal to adjourn or postpone the meeting, if necessary, for the purpose of soliciting additional proxies may be approved by the affirmative vote of the holders of a majority of the shares of Compass common stock represented at the special meeting, whether or not a quorum is present.

Revocability of Proxies

The presence of a stockholder at the special meeting will not automatically revoke that stockholder’s proxy. However, a stockholder may revoke a proxy at any time prior to its exercise by:

•	submitting a written revocation to Jerry W. Powell, Corporate Secretary, Compass Bancshares, Inc., 15 South 20th Street, Birmingham, Alabama 35233, that is received prior to the meeting;

•	submitting another proxy by telephone, via the Internet or by mail that is dated later than the original proxy and that is received prior to the meeting; or

•	attending the special meeting and voting in person if your shares of Compass common stock are registered in your name rather than in the name of a broker, bank or other nominee.

If your shares are held by a broker or bank, you must follow the instructions on the form you receive from your broker or bank with respect to changing or revoking your proxy.

Voting Electronically or by Telephone

In addition to voting by submitting your proxy card by mail, Compass stockholders of record and many stockholders who hold their shares through a broker or bank will have the option to submit their proxy cards or voting instruction cards electronically through the Internet or by telephone. Please note that there are separate arrangements for using the Internet and telephone depending on whether your shares are registered in Compass’ stock records in your name or in the name of a broker, bank or other holder of record. If you hold your shares through a broker, bank or other holder of record, you should check your proxy card or voting instruction card forwarded by your broker, bank or other holder of record to see which options are available.

Compass stockholders of record may submit their proxies:

•	through the Internet by visiting a website established for that purpose at http://www.compassbank.com and clicking on the link labeled “Vote Your Proxy” and following the instructions; or

•	by telephone by calling the toll-free number 1-866-894-0537 on a touch-tone phone and following the recorded instructions.

Solicitation of Proxies

In addition to solicitation by mail, directors, officers and employees of Compass may solicit proxies for the special meeting from Compass stockholders personally or by telephone and other electronic means. However, they will not be paid for soliciting such proxies. Compass also will provide persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, proxy material for transmittal to such beneficial owners and will reimburse such record owners for their expenses in taking such actions. Compass has also made arrangements with Morrow & Co, Inc. to assist it in soliciting proxies and has agreed to pay them $12,000, plus reasonable expenses, for these services.

THE TRANSACTION

The following is a description of the material aspects of the transaction. While BBVA and Compass believe that the following description covers the material terms of the transaction, the description may not contain all the information that is important to you. BBVA and Compass encourage you to carefully read this entire document, including the transaction agreement attached to this document as Annex A, for a complete understanding of the transaction.

Background of the Transaction

The Compass board of directors has from time to time engaged with senior management in strategic reviews and has considered ways to enhance its company’s performance and prospects in light of competitive and other relevant developments. These strategic reviews have focused on, among other things, conditions and ongoing consolidation in the financial services industry. Compass’ reviews have also included periodic discussions with respect to potential transactions that would further its strategic objectives, and the potential benefits and risks of those transactions. Following such reviews in late 2006, the Compass board of directors authorized Compass senior management to further pursue the consideration of potential strategic transactions. Subsequent to that time, representatives of Compass had initial, informal contacts with senior management of other financial institutions who expressed potential interest in a strategic transaction, but these contacts, except for the discussions with and the offer received from BBVA, were preliminary in nature. Senior management of Compass also had discussions with representatives of Sandler O’Neill regarding Compass’ strategic positioning and various potential strategic options.

During 2005 and 2006, BBVA had been expanding its presence in the United States through the acquisition of several banking institutions in Texas. In January 2007, a senior executive of BBVA contacted D. Paul Jones, Jr., Chairman, President and Chief Executive Officer of Compass, to discuss informally their respective companies and a potential strategic business combination transaction. Based on preliminary mutual interest between BBVA and Compass concerning a potential strategic business combination transaction, in mid-January 2007 Mr. Jones traveled to BBVA’s headquarters in Spain to meet informally with representatives of BBVA and discuss their respective companies. During this time, Mr. Jones regularly updated members of the Compass board of directors on his preliminary conversations with BBVA and also consulted with representatives of Sandler O’Neill and of Balch & Bingham LLP and Wachtell, Lipton, Rosen & Katz regarding a potential transaction with BBVA.

Periodically over the following weeks, Mr. Jones engaged in informal discussions with senior executives of BBVA regarding a potential transaction and the possible benefits that could result from such a transaction. In early February 2007, the parties executed a mutual confidentiality agreement. Also during this time, BBVA engaged financial and legal advisors to assist it with respect to a potential transaction. Following the execution of the confidentiality agreement and engagement of advisers, the parties conducted mutual due diligence beginning in early February, including in-person due diligence meetings in Birmingham, Alabama on February 13 through February 15. Also, during this time, the parties continued discussions concerning the structure and material terms of a potential transaction, including the U.S. federal and Spanish income tax implications of a potential transaction, and BBVA indicated its expectation that, in connection with any potential transaction, senior management of Compass would remain to manage the bank resulting from the combination of Compass and BBVA’s existing Texas bank subsidiaries and accordingly would enter into suitable employment arrangements providing for their continued employment following the completion of a transaction.

During regular telephone conferences with members of the Compass board of directors during the second week of February, Mr. Jones reviewed for the members of the Compass board of directors his preliminary discussions with BBVA regarding a potential strategic transaction. The members discussed and engaged in questions and answers regarding Compass’ strategic objectives and the possible terms of a potential transaction with BBVA.

Also during this time, the parties and their outside counsel began preliminary drafting of the transaction agreement and related employment agreements. Discussions between representatives of BBVA and Compass continued regarding a potential business combination and the benefits for each company that could result from such a transaction. As a result of these continuing discussions, the parties agreed to recommend to their respective boards of directors a part-stock/part-cash transaction in which Compass would become a wholly owned subsidiary of BBVA, and providing for Compass stockholders to receive in consideration the right to elect to receive either 2.8 BBVA shares or $71.82 in cash per share of Compass common stock, subject to proration so that the aggregate number of shares to be issued, and the aggregate amount of cash to be paid, in the transaction would be within agreed-upon limits. The parties and their respective counsel also negotiated the other terms of the definitive transaction agreements, including employment agreements with Compass senior management to become effective upon completion of a transaction. By the afternoon of Thursday, February 15, 2007, the parties completed their mutual due diligence.

During the day on Thursday, February 15, 2007, there was a notable increase in the volume of shares of Compass common stock traded on Nasdaq and in the price of those shares, as well as press speculation that Compass might be close to an agreement to merge with another banking institution. In view of public speculation regarding a transaction and their belief that the definitive agreement was in a position to be finalized, Compass and BBVA agreed to schedule board meetings for late Thursday evening and early Friday morning, respectively, to consider the transaction. The parties finalized the transaction agreement and exchanged final disclosure schedules. Commencing in the evening on Thursday, February 15, 2007, the Compass board of directors met with senior management and their outside legal and financial advisors. Management reviewed for the Compass board of directors the background of discussions with BBVA and the progress of negotiations, and reported on Compass’ due diligence investigations of BBVA. Sandler O’Neill reviewed with the Compass board of directors the structure and other terms of the proposed transaction, and financial information regarding BBVA, Compass and the transaction, as well as information regarding peer companies and comparable transactions. In connection with the deliberation by the Compass board of directors, Sandler O’Neill rendered to the Compass board of directors its oral opinion (subsequently confirmed in writing), as described under “— Opinion of Sandler O’Neill, Financial Advisor to Compass,” that, as of the date of its opinion, and subject to and based on the qualifications and assumptions set forth in its opinion, the transaction consideration was fair, from a financial point of view, to the stockholders of Compass.

Representatives of Balch & Bingham LLP and Wachtell, Lipton, Rosen & Katz discussed with the Compass board of directors the legal standards applicable to its decisions and actions with respect to its consideration of the proposed transaction, and reviewed the legal terms of the proposed transaction agreements. Representatives of Wachtell, Lipton, Rosen & Katz also discussed with the Compass board of directors the stockholder and regulatory approvals that would be required to complete the proposed transaction, the likely process and timetable of the transaction including for obtaining the required stockholder and regulatory approvals and compensation and benefits matters in connection with the transaction. Wachtell, Lipton, Rosen & Katz also reviewed for the Compass board of directors a set of draft resolutions relating to the proposed transaction.

Following further review and discussion among the members of the Compass board of directors, including consideration of the factors described under “— Compass’ Reasons for the Transaction; Recommendation of the Compass Board of Directors,” and discussion with their advisors of the relative merits of the proposed transaction with BBVA and other possible alternatives that might be available, the Compass board of directors unanimously determined that the transactions contemplated by the transaction agreement and the related transactions and agreements are advisable and in the best interests of Compass and its stockholders, and the directors voted unanimously to approve the transaction with BBVA, to approve and adopt the transaction agreement and to approve the related transactions and agreements.

On the morning of February 16, 2007, the BBVA board of directors approved the transaction agreement, the employment agreements and the transactions contemplated by the transaction agreement.

The transaction agreement was executed, and the transaction was announced in press releases issued by each of BBVA and Compass, early in the morning of February 16, 2007.

Compass’ Reasons for the Transaction; Recommendation of the Compass Board of Directors

The Compass board of directors determined that the transaction agreement and the transactions contemplated by the transaction agreement are advisable and in the best interests of Compass and its stockholders. Accordingly, the Compass board of directors unanimously approved the transaction agreement and unanimously recommends that Compass stockholders vote “FOR” approval and adoption of the transaction agreement.

In reaching its decision to approve the transaction agreement and recommend the transaction to its stockholders, the Compass board of directors consulted with Compass’ management, as well as its legal and financial advisors, and considered a number of factors, including:

•	its knowledge of Compass’ business, operations, financial condition, earnings and prospects and of BBVA’s business, operations, financial condition, earnings and prospects, taking into account the results of Compass’ due diligence review of BBVA;

•	its knowledge of the current environment in the financial services industry, including economic conditions, the interest rate environment and credit conditions, continued consolidation, increased operating costs resulting from regulatory initiatives and compliance mandates, increasing competition, and current financial market conditions and the likely effects of these factors on the companies’ potential growth, development, productivity and strategic options;

•	its belief that combining Compass with BBVA would result in Compass becoming part of a significantly larger and more diversified financial institution that is both better equipped to respond to economic and industry developments and better positioned to develop and build on Compass’ strong market share in the U.S. “Sunbelt” region;

•	the expectation that BBVA’s brand, global presence, number of accounts and asset base would provide opportunities for more rapidly growing deposits, loans and other areas of Compass’ banking business, including wealth management, insurance, and credit cards;

•	the complementary fit of the businesses of BBVA and Compass, including the expectation that Compass’ existing management team and most of its existing employees would continue with the combined company after the transaction, including Mr. Jones who would serve as Chief Executive Officer of the bank resulting from the combination of Compass and BBVA’s existing Texas bank subsidiaries, and that the impact on customers and communities served would be minimized;

•	the presentation of findings by Compass’ management and financial advisors concerning the operations, financial condition and prospects of BBVA and the expected financial impact of the transaction on the combined company, including pro forma assets, earnings and deposits;

•	its assessment of the likelihood that the transaction would be completed in a timely manner and that the management team of the combined company would be able to successfully integrate and operate the businesses of the combined company after the transaction;

•	the financial analyses presented by Sandler O’Neill to the Compass board of directors, and the opinion dated as of February 15, 2006 delivered to Compass by Sandler O’Neill to the effect that, as of that date, and subject to and based on the qualifications and assumptions set forth in the opinion, the consideration to be received by the holders of common stock of Compass in the transaction was fair, from a financial point of view, to such stockholders;

•	the financial terms of the transaction, including the fact that, based on the right of Compass stockholders to receive either 2.8 BBVA shares or $71.82 in cash for each share of Compass common stock, the consideration to Compass stockholders as of February 16, 2007 represented an approximate 16.25 percent premium over the closing price of Compass shares on the Nasdaq Stock Market as of February 14, 2007;

•	the structure of the transaction and the terms of the transaction agreement, including the fact that Compass stockholders would receive equity ownership in the combined company, and including the transaction agreement’s non-solicitation and stockholder approval covenants and the termination fee provisions, which the Compass board of directors understood were a condition to BBVA’s willingness to enter into the transaction agreement and that could limit the willingness of a third party to propose a competing business combination transaction with Compass;

•	the expected treatment of the transaction as a “reorganization” for United States federal income tax purposes;

•	the regulatory and other approvals required in connection with the transaction and the likelihood such approvals would be received in a timely manner and without unacceptable conditions;

•	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the transaction; and

•	the fact that some of Compass’ directors and executive officers have other interests in the transaction that are in addition to their interests as Compass stockholders, including as a result of employment and compensation arrangements with Compass and the manner in which they would be affected by the transaction. See “— Interests of Compass’ Executive Officers and Directors in the Transaction.”

The foregoing discussion of the factors considered by the Compass board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Compass board of directors. In reaching its decision to approve the transaction agreement and the transactions contemplated by the transaction agreement, the Compass board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Compass board of directors considered all these factors as a whole, including discussions with, and questioning of, Compass management and Compass’ financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination. The Compass board of directors also relied on the experience of Sandler O’Neill, its financial advisor, for analyses of the financial terms of the transaction and for its opinion as to the fairness of the consideration in the transaction to Compass’ stockholders.

For the reasons set forth above, the Compass board of directors unanimously determined that the transaction agreement and the transactions contemplated by the transaction agreement are advisable and in the best interests of Compass and its stockholders, and unanimously approved and adopted the transaction agreement. The Compass board of directors unanimously recommends that the Compass stockholders vote “FOR” the approval and adoption of the transaction agreement.

Opinion of Sandler O’Neill, Financial Advisor to Compass

Compass retained Sandler O’Neill to act as its financial advisor in connection with a possible business combination with a second party. Compass retained Sandler O’Neill because Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to Compass in connection with the proposed transaction and participated in certain of the negotiations leading to the transaction agreement. At the February 15, 2007 meeting at which the Compass board of directors considered and approved the transaction agreement, Sandler O’Neill delivered to the board its oral opinion, subsequently confirmed in writing that, as of such date, the transaction consideration was fair to Compass’ stockholders from a financial point of view. In rendering its opinion, Sandler O’Neill confirmed the appropriateness of its reliance on the analyses used to render its opinion by reviewing the assumptions upon which its analysis was based and reviewing the other factors considered in rendering its opinion. The full text of Sandler O’Neill’s written opinion is attached as Annex B to this document. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. Compass stockholders are urged to read the entire opinion carefully in connection with their consideration of the proposed transaction.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion is directed to the Compass board and speaks only to the fairness from a financial point of view of the transaction consideration to Compass stockholders. It does not address the underlying business decision of Compass to engage in the transaction, the relative merits of the transaction as compared to any other alternative business strategies that might exist for Compass or the effect of any other transaction in which Compass might engage. The opinion is not a recommendation to any Compass stockholder as to how such stockholder should vote at the special meeting with respect to the transaction, the form of consideration such stockholder should elect or any other matter.

In connection with rendering its February 15, 2007 opinion, Sandler O’Neill reviewed and considered, among other things:

(1) the transaction agreement;

(2) certain publicly available financial statements and other historical financial information of Compass that Sandler O’Neill deemed relevant;

(3) certain publicly available financial statements and other historical financial information of BBVA that Sandler O’Neill deemed relevant;

(4) consensus financial estimates for Compass for the years ending December 31, 2007 and 2008 as published by I/B/E/S and discussed with senior management of Compass, and a long-term earnings per share growth rate as published by I/B/E/S and discussed with senior management of Compass for the years thereafter;

(5) consensus earnings per share estimates for BBVA for the years ending December 31, 2007 and 2008 as published by I/B/E/S and an estimated long-term earnings per share growth rate, both reviewed by Sandler O’Neill with management of BBVA;

(6) the pro forma financial impact of the transaction on BBVA, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies estimated by the senior management of BBVA and Compass;

(7) the publicly reported historical price and trading activity for Compass common stock and BBVA ordinary shares, including a comparison of certain financial and stock market information for Compass and BBVA with similar publicly available information for certain other companies the securities of which are publicly traded;

(8) to the extent publicly available, the financial terms of certain recent business combinations in the commercial banking industry;

(9) the current market environment generally and the banking environment in particular; and

(10) such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of Compass the business, financial condition, results of operations and prospects of Compass and held similar discussions with certain members of senior management of BBVA regarding the business, financial condition, results of operations and prospects of BBVA.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial information, projections, estimates and other information that were available to it from public sources, that were provided by Compass and BBVA or their respective representatives or that were otherwise reviewed by Sandler O’Neill and assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O’Neill further relied on the assurances of senior management of Compass and BBVA that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill was not asked to undertake, and did not undertake, an independent verification of any of such information and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness thereof. With respect to the financial estimates and the anticipated transaction costs, purchase accounting adjustments, expected cost savings and other synergies and other information prepared by and/or reviewed with the management of Compass and BBVA, as the case may be, and used by Sandler O’Neill in its analyses, Compass’ and BBVA’s management confirmed to Sandler O’Neill that they reflected the best currently available estimates and judgments of the respective management with respect thereto. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Compass or BBVA or any of their subsidiaries, or the collectibility of any such assets, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Compass or BBVA, nor did Sandler O’Neill review any individual credit files relating to Compass or BBVA. Sandler O’Neill assumed, with Compass’ consent, that the respective allowances for loan losses for both Compass and BBVA were adequate to cover such losses and will be adequate on a pro forma basis for the combined company.

Sandler O’Neill’s opinion was necessarily based upon financial, economic, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date of its opinion, and Sandler O’Neill’s opinion speaks only as of such date and not as of any other date. Sandler O’Neill did not undertake to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of the opinion. Sandler O’Neill expressed no opinion as to what the value of BBVA shares will be when issued to Compass’ shareholders pursuant to the transaction agreement or the prices at which Compass common stock and BBVA shares may trade at any time. Sandler O’Neill assumed, in all respects material to its analysis that each party to the transaction agreement would perform all of the material covenants required to be performed by such party under such agreement and that the conditions precedent in the transaction agreement had not been waived. Sandler O’Neill also assumed that there had been no material change in Compass’ and BBVA’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them, and has assumed in all aspects material to Sandler O’Neill’s analysis that Compass and BBVA would remain as going concerns for all periods relevant to its analyses, and that the transaction would qualify as a reorganization for federal income tax purposes. Sandler O’Neill expressed no opinion as to any of the legal, accounting and tax matters relating to the transaction agreement and the other transactions contemplated by the transaction agreement.

Financial Analysis of Sandler O’Neill

The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analysis must be considered as a whole and that selecting portions of the factors and analyses considered or focusing on the information presented below in tabular format without considering all factors and analyses or the full narrative description of the financial analyses (including methodologies and assumptions underlying the analyses), or attempting to ascribe relative weights to some or all such factors and analyses, could create a misleading or incomplete view of the evaluation process underlying its analysis and opinion. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made its own qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather, Sandler O’Neill made its determination as to the fairness of the per share consideration on the basis of its experience and professional judgment after considering the results of all the analyses taken as a whole.

No company included in the comparative analysis described below is identical to Compass or BBVA and no transaction is identical to the transaction between Compass and BBVA. In performing its analysis, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Compass, BBVA and Sandler O’Neill. The analysis performed by Sandler O’Neill is not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analysis. Sandler O’Neill prepared its analysis solely for purposes of rendering its opinion and provided such analysis to the Compass board of directors at the board’s February 15, 2007 meeting. Estimates on the values of companies did not purport to be appraisals or necessarily reflect the prices at which companies or their securities might actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analysis does not necessarily reflect the value of Compass common stock or BBVA shares or the prices at which Compass common stock or BBVA shares may be sold at any time. The analysis of Sandler O’Neill and its opinion were among a number of factors taken into consideration by the Compass board of directors in making its determination to approve and adopt the transaction agreement.

Summary of Proposal

Sandler O’Neill reviewed the financial terms of the proposed transaction. Pursuant to the transaction agreement, the deal value per share is equal to $71.82 per share of Compass common stock in cash or 2.8 BBVA shares per share of Compass common stock. Based upon per-share financial information for Compass for the twelve months ended December 31, 2006, Sandler O’Neill calculated the following ratios:

Transaction Ratios

Transaction price / Last twelve months’ earnings per share	20.3	x
Transaction price / Estimated 2007 mean earnings per share(1)	19.0	x
Transaction price / Estimated 2007 median earnings per share(1)	18.9	x
Transaction price / Stated book value per share	331%
Transaction price / Tangible book value per share	447%
Tangible book premium/Core deposits(2)	39.5%
2 day market premium(3)	16.3%

(1)	Based upon I/B/E/S estimates.

(2)	Core deposits exclude time deposits with account balances greater than $100,000. Tangible book premium/core deposits calculated by dividing the excess of the aggregate transaction value of $9.6 billion over tangible book value by core deposits.

(3)	Based on Compass’ closing price of $61.78 on February 14, 2007.

The aggregate transaction value at the time of Sandler O’Neill’s analysis was approximately $9.6 billion. Sandler O’Neill also calculated that Compass stockholders would own approximately 5% of BBVA ordinary shares outstanding upon consummation of the transaction.

Stock Trading History.  Sandler O’Neill reviewed the history of the publicly reported trading prices of shares of Compass common stock and BBVA ordinary shares. For the three-year period ended February 14, 2007, Sandler O’Neill compared the relative performance of Compass’ common stock with the following:

	Compass’ Stock Performance
	Beginning Index Value	Ending Index Value
	February 14, 2004	February 14, 2007

Compass	100.00%	149.8%
S&P 500 Index	100.00	125.8
S&P Bank Index	100.00	121.1
Regional Bank Index(1)	100.00	122.4

(1)	Regional Bank Index includes Comerica Incorporated, First Horizon National Corporation, Huntington Bancshares Incorporated, KeyCorp, M&T Bank Corporation, Marshall & Ilsley Corporation, Regions Financial Corporation, Synovus Financial Corporation, UnionBanCal Corporation, and Zions Bancorporation.

For the three-year period ended February 14, 2007, Sandler O’Neill compared the relative performance of BBVA ordinary shares with the following:

•	the S&P 500 Index,

•	a “Large Cap U.S. Bank Index” peer group(1) — a weighted average (by market capitalization) composite of publicly traded large cap U.S. financial institutions selected by Sandler O’Neill, and

•	a “European Bank Index” peer group(2) — a weighted average (by market capitalization) composite of publicly traded large cap European financial institutions with a strong market presence in the U.S. selected by Sandler O’Neill.

During the three-year period ended February 14, 2007, the relative performances were as follows:

	BBVA’s Share Performance
	Beginning Index	Ending Index Value
	Value February 14, 2004	February 14, 2007

BBVA	100.00%	182.8%
S&P 500 Index	100.00	125.8
Large Cap U.S. Bank Index(1)	100.00	121.3
European Bank Index(2)	100.00	137.5

(1)	Large Cap U.S. Bank Index includes Bank of America Corporation, Citigroup Inc., JPMorgan Chase & Co., Wachovia Corporation and Wells Fargo & Company.

(2)	European Bank Index includes Banco Santander Central Hispano SA, BNP Paribas, HSBC Holdings plc, and Royal Bank of Scotland Group plc.

Comparable Company Analysis.  Sandler O’Neill used publicly available information to compare selected financial and market trading information for Compass and BBVA to various peer groups selected by Sandler O’Neill.

The selected comparable “Regional Bank” peer group for Compass consisted of the following companies:

Comerica Incorporated	Marshall & Ilsley Corporation
First Horizon National Corporation	Regions Financial Corporation
Huntington Bancshares Incorporated	Synovus Financial Corporation
KeyCorp	UnionBanCal Corporation
M&T Bank Corporation	Zions Bancorporation

The analysis compared publicly available financial information as of and for the twelve-month period ended December 31, 2006 and market trading information as of February 14, 2007. The table below compares the data for Compass and the median data for the comparable peer group.

	Comparable Group Analysis
			Regional Peer Group
	Compass		Median

Market Capitalization (in millions)	$8,062		$10,221
Tangible common equity/Tangible assets	6.2%		6.2%
Last twelve months core return on average assets	1.47%		1.45%
Last twelve months core return on average equity	18.6%		14.6%
Net interest margin	3.69%		3.75%
Last twelve months efficiency ratio	54.9%		60.8%
Fee income ratio	39.4%		37.9%
Reserves/NPAs	405%		268%
NPAs/assets	0.21%		0.35%
Price/Tangible book value per share	385%		306%
Price/Estimated 2007 earnings per share	16.3	x	14.1	x
Price/Estimated 2008 earnings per share	15.1	x	12.9	x
2007 Price/Earnings to Growth (PEG)	1.6	x	1.7	x
Premium to core deposits	31.2%		23.6%

The selected comparable “European Institutions” peer group for BBVA consisted of the following companies:

Banco Santander Central Hispano SA	HSBC Holdings plc(1)
BNP Paribas(2)	Royal Bank of Scotland Group plc(1)

(1)	Financial data as of the period ended June 30, 2006.

(2)	Financial data as of the period ended September 30, 2006.

The selected comparable “U.S Institutions” peer group for BBVA consisted of the following companies:

Citigroup Inc.	Wachovia Corporation
JPMorgan Chase & Co.	Wells Fargo & Company

The analysis compared publicly available financial information as of and for the twelve-month period ended December 31, 2006 (unless noted above) and market trading information as of February 14, 2007. The table below compares the data for BBVA and the median data for the comparable peer group.

	Comparable Group Analysis
			Comparable European		Comparable U.S.
	BBVA		Institutions Median		Institutions Median

Market Capitalization (in billions)	$93.1		$124.9		$150.2
Price/52-week high	98.3%		98.7%		96.9%
Tangible common equity/Tangible assets	4.5%		2.9%		4.8%
Last twelve months return on average assets	0.85%		0.88%		1.32%
Last twelve months return on average equity	25.5%		16.6%		16.5%
Last twelve months efficiency ratio	44.0%		54.3%		61.5%
Price/Tangible book value per share	386%		318%		344%
Price/Estimated earnings 2007 per share	12.7	x	11.2	x	12.4	x
Price/Estimated earnings 2008 per share	10.9	x	10.1	x	11.2	x
NPL ratio	0.83%		1.13%		0.53%
Coverage ratio	273%		140%		247%

Analysis of Selected Transactions.  Sandler O’Neill reviewed the following 37 business combination transactions announced from January 1, 2001 through January 31, 2007 involving commercial banks and savings institutions in the United States with announced transaction values greater than $1 billion:

Acquirer	Target

Merrill Lynch & Co.	First Republic Bank
Huntington Bancshares Inc.	Sky Financial Group Inc.
TD Bank Financial Group	TD Banknorth Inc.
PNC Financial Services Group	Mercantile Bancshares Corp.
National City Corp.	Fidelity Bankshares Inc.
National City Corp.	Harbor Florida Bancshares Inc.
Citizens Banking Corp.	Republic Bancorp Inc.
Banco Bilbao Vizcaya Argentaria SA	Texas Regional Bancshares Inc.
Wachovia Corp.	Golden West Financial
Capital One Financial Corp.	North Fork Bancorp.
Sovereign Bancorp, Inc.	Independence Community Bank Corp.
Wachovia Corp.	Westcorp
TD Banknorth Inc.	Hudson United Bancorp
Zions Bancorp	Amegy Bancorp Inc.
BNP Paribas Group	Commercial Federal Corp.
Capital One Financial Corporation	Hibernia Corporation
TD Bank Financial Group	Banknorth Group, Inc. (acquisition of 51%)
Fifth Third Bancorp	First National Bankshares of Florida
Wachovia Corporation	SouthTrust Corporation
SunTrust Banks, Inc.	National Commerce Financial Corporation
Royal Bank of Scotland Group, plc	Charter One Financial, Inc.
BNP Paribas Group	Community First Bankshares
National City Corporation	Provident Financial Group, Inc.
North Fork Bancorp	GreenPoint Financial Corp.
Sovereign Bancorp Inc.	Seacoast Financial Services
J.P. Morgan Chase & Co.	Bank One Corporation
Independence Community Bank Corporation	Staten Island Bancorp Inc.
Bank of America Corporation	FleetBoston Financial Corporation

Acquirer	Target

New York Community Bancorp	Roslyn Bancorp Inc.
BB&T Corporation	First Virginia Banks, Inc.
M&T Bank Corporation	Allfirst Financial, Inc.
Citigroup, Inc.	Golden State Bancorp Inc.
BNP Paribas Group	United California Bank
Washington Mutual, Inc.	Dime Bancorp, Incorporated
BNP Paribas Group	BancWest Corporation
Royal Bank of Canada	Centura Banks, Inc.
BB&T Corp.	F&M National Corp.

Sandler O’Neill reviewed the following multiples:

•	transaction price at announcement to last twelve months’ reported earnings per share;

•	transaction price to estimated earnings per share for the target companies’ current fiscal year;

•	transaction price to book value per share;

•	transaction price to tangible book value per share;

•	tangible book premium to core deposits; and

•	current market price premium.

As illustrated in the following table, Sandler O’Neill compared the multiples of the proposed transaction to the median multiples of comparable transactions.

	Comparable Transaction Multiples
			Median Nationwide
	BBVA / Compass		Group Multiple

Transaction price / Last twelve months earnings per share	20.3	x	19.0	x
Transaction price / Estimated earnings per share(1)
Mean	19.0	x	16.3	x
Median	18.9	x
Transaction price / Book value per share	331%		257%
Transaction price / Tangible book value per share	447%		343%
Tangible book premium / Core deposits(2)	39.5%		27.3%
Premium to current market price(3)	16.3%		20.7%

(1)	Based upon I/B/E/S estimates.

(2)	Core deposits exclude time deposits with account balances greater than $100,000. Tangible book premium/core deposits calculated by dividing the excess of the aggregate transaction value of $9.6 billion over tangible book value by core deposits.

(3)	Based on Compass’ closing price of $61.78 per share as of February 14, 2007.

Discounted Cash Flow Analysis.  Sandler O’Neill performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that Compass could provide to equity holders through 2011 on a stand-alone basis, excluding the effects related to the transaction. In performing this analysis, Sandler O’Neill used I/B/E/S estimates of per share net income of $3.78 for 2007 and $4.10 for 2008, and the I/B/E/S long-term growth rate of 9.52% thereafter. The range of values was determined by adding (1) the amount of excess capital Compass held based on its December 31, 2006 financials assuming a tangible common equity to tangible assets ratio for Compass of 6.25%, (2) the present value of Compass’ earnings available to be paid out as dividends, net of earnings necessary to maintain a constant tangible common equity to tangible assets ratio for Compass of 6.25% from January 1, 2007 through December 31, 2011, and (3) the present value of the “terminal value” of Compass’ common stock. In calculating the terminal value of Compass common stock, Sandler O’Neill applied multiples ranging from 12.0x to 17.0x to 2012 forecasted earnings. The dividend stream and the terminal value were then discounted back using discount rates ranging from 10.0% to 13.0%, which range Sandler O’Neill viewed as appropriate for a company with Compass’ risk characteristics.

This analysis resulted in the following reference ranges of indicated per share values for Compass common stock:

Terminal	Discount Rate
Multiple	10.0%	11.0%	12.0%	13.0%

12.0x	$55.10	$52.86	$50.74	$48.73
13.0x	$58.76	$56.36	$54.09	$51.93
14.0x	$62.42	$59.86	$57.43	$55.13
15.0x	$66.08	$63.36	$60.78	$58.33
16.0x	$69.75	$66.86	$64.13	$61.53
17.0x	$73.41	$70.36	$67.47	$64.73

Sandler O’Neill also performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that BBVA could provide to equity holders through 2011 on a stand-alone basis, excluding the effects related to the transaction. In performing this analysis, Sandler O’Neill used I/B/E/S estimates of per share net income of $2.04 for 2007, $2.38 for 2008, and the I/B/E/S long-term growth rate of 15.0% thereafter. The range of values was determined by adding (1) the amount of excess capital BBVA held based on its December 31, 2006 financials assuming a tangible common equity to tangible assets ratio for BBVA of 4.47%, (2) the present value of BBVA’s earnings available to be paid out as dividends, net of earnings necessary to maintain a constant tangible common equity to tangible assets ratio for BBVA of 4.47% from January 1, 2007 through December 31, 2011, and (3) the present value of the “terminal value” of BBVA ordinary shares. In calculating the terminal value of BBVA shares, Sandler O’Neill applied multiples ranging from 9.0x to 13.0x to 2012 forecasted earnings. The dividend stream and the terminal value were then discounted back using discount rates ranging from 10.0% to 13.0%, which range Sandler O’Neill viewed as appropriate for a company with BBVA’s risk characteristics.

This analysis resulted in the following reference ranges of indicated per share values for BBVA shares:

Terminal	Discount Rate
Multiple	10.0%	11.0%	12.0%	13.0%

9.0x	$28.81	$27.63	$26.51	$25.45
10.0x	$31.40	$30.10	$28.87	$27.71
11.0x	$33.98	$32.57	$31.24	$29.97
12.0x	$36.57	$35.04	$33.60	$32.23
13.0x	$39.15	$37.51	$35.96	$34.48

In connection with their analyses, Sandler O’Neill considered and discussed with the Compass board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. Sandler O’Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Transaction Analysis.  Sandler O’Neill analyzed certain potential pro forma effects of the transaction, assuming:

•	the transaction closes during the 4th quarter of 2007;

•	shares of Compass common stock are exchanged for an aggregate consideration of approximately 196 million BBVA ordinary shares and approximately $4.6 billion in cash;

•	unexercised stock options to purchase shares of Compass common stock are cashed out;

•	earnings per share projection in 2008 for Compass is consistent with the per share estimate for the year as published by I/B/E/S and confirmed with Compass management, earnings per share projection in 2009 for Compass is consistent with the long-term growth estimate as published by I/B/E/S and confirmed with Compass management;

•	the earnings per share projections in 2008 and 2009 for BBVA are consistent with the per share estimates for the year published by I/B/E/S and confirmed with BBVA management;

•	certain purchase accounting adjustments (including amortizable identifiable intangibles created in the transaction), charges and transaction costs associated with the transaction;

•	synergies are consistent with the estimates of the senior managements of Compass and BBVA; and

•	various financing costs associated with financing the cash consideration paid to Compass stockholders.

For each of the years 2008 and 2009, Sandler O’Neill compared the EPS of BBVA ordinary shares to the EPS, on both a GAAP basis and a cash basis, of the combined company shares using the foregoing assumptions. The following table sets forth the results of the analysis:

			Cash Basis Adjusted
			for Tax
		Cash Basis	Impact of
	Accretion /	Accretion /	Goodwill Amortization
	(Dilution)(1)	(Dilution)	(Accretion/Dilution)

2008 Estimated EPS	(1.04)%	(0.59)%	0.48%
2009 Estimated EPS	(0.62)%	(0.25)%	0.65%

(1)	The basis for the accretion/(dilution) calculation for 2008 and 2009 is BBVA’s I/B/E/S EPS estimates. Typical transaction related adjustments were applied to calculate proforma EPS from which accretion/(dilution) was calculated.

The analyses indicated that the transaction would be dilutive to BBVA’s projected 2008 EPS and cash EPS and dilutive to BBVA’s projected 2009 EPS and cash EPS. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Miscellaneous.  Pursuant to an engagement letter between Compass and Sandler O’Neill, Sandler O’Neill received the following fees: $250,000 it was entitled to receive upon the signing of the definitive agreement to effect a business combination with BBVA or any other party, and $350,000 for rendering an opinion in connection with the business combination with BBVA or in connection with any other business combination. These fees will be credited against any fee that becomes due upon completion of the business combination with BBVA. Pursuant to the terms of the engagement letter, Compass has agreed to pay Sandler O’Neill a fee in an amount equal to 0.20% of the value of the aggregate consideration payable in any business combination, including the business combination with BBVA, upon the completion of the business combination. Compass has also agreed to reimburse certain of Sandler O’Neill’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under the securities laws.

Sandler O’Neill has not provided other investment banking services to Compass in the past. Certain principals of Sandler O’Neill are stockholders of Compass.

In the ordinary course of its broker and dealer business, Sandler O’Neill may purchase securities from and sell securities to Compass and BBVA and their affiliates. Sandler O’Neill may also actively trade the debt and/or equity securities of Compass or BBVA or their affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

BBVA’s Reasons for the Transaction

BBVA believes that:

•	Compass provides a strategic fit with BBVA’s previous U.S. acquisitions and solidifies BBVA’s position as a major provider of a broad array of financial services in the fast growing southeastern and southwestern United States.

•	The transaction will provide BBVA with access to the strong demographic conditions of markets in which Compass primarily conducts its operations.

•	The transaction strengthens BBVA’s market position in Texas and New Mexico.

•	Compass will expand BBVA’s general banking operations to attractive markets in Florida, Colorado, Arizona and Alabama.

•	The combined company will be positioned as one of the largest banking organizations in the U.S. “Sunbelt” region in terms of deposits and branches.

•	The markets served and products offered by Compass and BBVA are complementary and the transaction is expected to provide economies of scale, expanded product offerings, expanded opportunities for cross-selling, cost savings opportunities and enhanced opportunities for growth.

•	Compass is a well-managed institution and that each institution will contribute complementary business strengths resulting in a well-diversified combined company, with strong capitalization and diversification that will allow the combined company to take advantage of future opportunities for growth.

•	BBVA will benefit from Compass’ strategic business, operations, financial condition, asset quality, earnings and prospects.

•	The transaction complements BBVA’s existing business strategy, including becoming a more global financial group, and adds geographical diversification to BBVA’s earnings.

•	The transaction will give BBVA the opportunity to continue shifting its economic capital from industrial gains into core banking businesses.

•	The ability to retain the senior management team of Compass and the low integration risk to the overall institution make the transaction more attractive.

Interests of Compass’ Executive Officers and Directors in the Transaction

In considering the recommendation of the Compass board of directors with respect to the transaction agreement, Compass’ stockholders should be aware that Compass’ executive officers and directors have interests in the transaction and have arrangements that are different from, or in addition to, those of Compass’ stockholders generally, as described below. The Compass board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the transaction agreement and to recommend that Compass’ stockholders vote in favor of approving the transaction agreement.

New Employment Agreements

Employment Agreement with D. Paul Jones, Jr.  In connection with the execution of the transaction agreement, Compass and BBVA entered into an employment agreement with D. Paul Jones, Jr., Compass’ Chief Executive Officer, with an 18-month term commencing upon completion of the transaction. The agreement will supersede Mr. Jones’s existing agreement with Compass. During the employment period, Mr. Jones will serve as (i) Chief Executive Officer of Compass, (ii) Chief Executive Officer of the bank that results from the intended combination of BBVA’s three subsidiary banks in Texas with Compass Bank following the transaction (the “Bank”) and (iii) a member of the boards of directors of both the Bank and BBVA’s U.S. subsidiary, BBVA USA. During the employment period, Mr. Jones will receive an annual base salary of no less than $1.1 million and his target annual bonus will be no less than 250% of his annual base salary, although for the 2007 fiscal year his annual bonus will be guaranteed at that 250% level. Mr. Jones will be granted an award of restricted stock on each of the date of completion of the transaction and the one-year anniversary of completion (each with a grant date value equal to three times his then-current annual base salary), with each award vesting in monthly installments during the 18-month period after the date of grant, subject to full vesting if Mr. Jones’s employment is terminated due to his death or disability, without “cause” or by Mr. Jones for “good reason.” Mr. Jones will be entitled to employee benefits, fringe benefits and perquisites on a basis no less favorable than those provided to him immediately prior to entry into the agreement, including the continuation of the Compass Special Supplemental Retirement Plan and Compass’ deferred compensation plans. On January 1, 2008 or such earlier date as permitted under Section 409A of the Internal Revenue Code of 1986, as amended (sometimes referred to as the “Code”), Mr. Jones will be paid approximately $11,511,500, which is equal to the change-in-control cash severance benefits under his existing employment agreement with Compass (using his 2007 guaranteed bonus for purposes of determining this amount).

If, during the agreement term, Mr. Jones’s employment is terminated without “cause” or by Mr. Jones for “good reason,” Mr. Jones will be paid a lump sum cash payment equal to the sum of (i) his accrued obligations, including a pro-rata bonus for the year of termination (based on his 2007 fiscal year guaranteed bonus) and (ii) the sum of his then-current base salary and guaranteed bonus, multiplied by the greater of one and the number of months remaining from the date of termination until the 18-month anniversary of completion of the transaction, divided by 12. In addition, upon such a termination (i) all equity or cash long-term incentive awards (including the restricted stock) will vest in full and (ii) Mr. Jones will be entitled to continued welfare benefits for the period of time equal to the severance multiple and thereafter to continued healthcare benefits for life (which he is also entitled to upon termination of his employment without “good reason” or termination due to disability). Consistent with Mr. Jones’ existing agreements with Compass, the agreement provides for a full excise tax gross-up in respect of any payments and benefits received in connection with a change in control that exceed the limit under Section 280G of the Code. Mr. Jones is subject to a standard ongoing confidentiality obligation and non-solicitation and non-competition restrictions during his employment and for one year thereafter.

Employment Agreements with Other Executive Officers.  In connection with the execution of the transaction agreement, Compass and BBVA entered into employment agreements with each of Compass’ executive officers, including Garrett R. Hegel, James D. Barri, George Boltwood and William C. Helms, with three-year terms commencing upon completion of the transaction. The agreements will supersede each executive officer’s existing agreement with Compass. Pursuant to their employment agreements, each executive officer will serve in the position in which he serves Compass as of the date hereof, with Messrs. Hegel, Barri, Boltwood and Helms serving as Compass’ Chief Financial Officer, Executive Vice President — Retail Banking, Executive Vice President — Corporate Banking and Executive Vice President — Wealth Management Group, respectively, after completion of the transaction. During their employment periods, the executive officers will each receive an annual base salary that is at least equal to their annual base salary as of the date of entry into the agreement (which is $495,000, $455,000, $430,000 and $370,000 for each of Messrs. Hegel, Barri, Boltwood and Helms, respectively) and will each have a target annual bonus of no less than 100% of his respective annual base salary, although for the 2007 fiscal year the annual bonus of each executive officer will be guaranteed at this 2007 minimum bonus level. Each executive officer is also eligible to receive a cash retention bonus (generally equal to three times the sum of the executive officer’s annual base salary and target annual bonus), forty percent of which will vest and be paid on the second anniversary of the completion of the transaction and the remaining sixty percent of which will vest and be paid on the third anniversary of the completion of the transaction, in each case subject to the executive’s continued employment through the applicable vesting date, but subject to accelerated vesting and payment upon an executive officer’s prior death or disability. During their respective employment periods, each executive officer will generally be entitled to employee benefits, fringe benefits and perquisites on a basis no less favorable in the aggregate than those provided to him immediately prior to entry into the agreement. On January 1, 2008 or such earlier date as permitted under Section 409A of the Code, each executive officer will be paid an amount equal to the change-in-control cash severance benefits under their respective existing employment agreements with Compass (using their 2007 guaranteed bonuses for purposes of determining these amounts), which payment will equal approximately $2,960,100 for Mr. Hegel, $2,720,900 for Mr. Barri, $2,571,400 for Mr. Boltwood,

$2,212,600 for Mr. Helms and $10,100,000, in the aggregate, for the other five executive officers of Compass who are not named executive officers.

If, during the agreement term, an executive officer’s employment is terminated without “cause” or by the executive officer for “good reason,” the executive officer will be paid a lump sum cash payment equal to the sum of (i) his accrued obligations, including a pro-rata bonus for the year of termination (based on the higher of his target bonus and prior year’s annual bonus) and (ii) an amount equal to three times the sum of his then-current base salary and the bonus amount determined above, less any portion of the retention bonus previously paid. In addition, upon such a termination an executive officer will receive (i) age and service credit equal to the period remaining from the date of termination until the three-year anniversary of completion of the transaction for purposes of calculating his benefits under the nonqualified retirement plans in effect at the time of termination and (ii) continued welfare benefits until the third anniversary of completion of the transaction (which are also provided upon termination without good reason or due to disability). Consistent with the existing agreements between Compass and the executive officers, the agreements provide for a full excise tax gross-up in respect of any payments and benefits received in connection with a change in control that exceed the limit under Section 280G of the Code. Each executive officer is subject to a standard ongoing confidentiality obligation and non-solicitation and non-competition restrictions during his employment and for either one or two years thereafter depending upon the date of termination of employment.

Existing Change of Control Employment Agreements Between Compass and the Executive Officers

Change of control employment agreements are in effect between Compass and each of its executive officers, including for Messrs. Jones, Hegel, Barri, Boltwood and Helms, which agreements will be superseded and replaced by the new employment agreements described above upon the completion of the transaction. The agreements require continued employment of an executive officer following a change of control on terms and conditions of employment that are generally equivalent to those in effect immediately before such change of control. In the event that during the three-year period following a change of control, the executive officer terminates his employment for “good reason” or, during the 30-day period commencing one year after the change of control, the executive officer terminates his employment for any reason, or in the event Compass terminates the executive officer’s employment without “cause,” the executive officer will be entitled to receive an immediate lump sum payment in an amount equal to previously earned but unpaid compensation, including a pro-rata annual bonus for the year of the date of termination, plus an amount equal to 299% of the sum of such executive officer’s then-current salary and annual bonus (based on the higher of (1) the highest annual bonus earned by the executive officer in respect of any of the three calendar years prior to the change of control and (2) the highest annual bonus earned after the change of control). In addition, the executive officer will continue to be eligible, together with the executive officer’s family, to receive benefits under Compass’ welfare benefit plans (e.g., medical, group life, etc.) for the remainder of the three-year term. The change of control employment agreements provide for a full excise tax gross up in respect of any payments and benefits received in connection with a change of control that exceed the limit under Section 280G of the Code.

Equity Compensation Awards

Options.  The transaction agreement provides that each option to purchase shares of Compass common stock that is issued and outstanding immediately prior to the completion of the transaction, including all options held by Compass’ executive officers and directors, will be canceled in exchange for the right to receive upon completion of the transaction cash equal to the excess of the blended cash/BBVA share per share value being received for each share of Compass common stock in the transaction over the exercise price of such option, less required taxes. Based on their Compass option holdings on March 10, 2007, the ten executive officers, as a group, hold stock options to acquire 984,979 shares of Compass common stock that will vest as a result of the transaction.

Restricted Stock.  The transaction agreement also provides that all restricted shares of Compass common stock outstanding immediately prior to completion of the transaction will, upon completion of the transaction, vest in full and be automatically converted into the right, at the holder’s election, to receive either the share consideration or the cash consideration offered in the transaction. Based on their Compass restricted stock holdings on March 10, 2007, the ten executive officers and eight non-employee directors, as a group, hold 419,427 shares of Compass restricted stock that will vest as a result of the transaction.

Deferred Compensation and Supplemental Retirement Plans

Compass maintains the following deferred compensation and supplemental retirement plans in which the executive officers are eligible to participate: the Compass Bancshares, Inc. Deferred Compensation Plan, the Compass Bancshares, Inc. SmartInvestor Retirement Restoration Plan and the Compass Bancshares, Inc. Employee Stock Ownership Benefit Restoration Plan. The transaction agreement provides that any phantom shares held under these plans will, upon completion of the transaction, vest in full and entitle the holder to receive, at the payment time provided under the applicable plan, the blended cash/BBVA share per share value being received for each share of Compass common stock in the transaction, less required taxes. The phantom shares attributable to the executive officers of Compass under these three plans are fully vested and, as such, the transaction will not result in any accelerated vesting. Pursuant to the terms of the SmartInvestor Retirement Restoration Plan and the Deferred Compensation Plan, participants are entitled to a lump sum distribution of their accounts within 60 days following the close of the calendar quarter in which the change in control of Compass occurs. Pursuant to the terms of the Employee Stock Ownership Benefit Restoration Plan, participants who have previously elected a change in control distribution are entitled to a lump sum distribution of their accounts within 60 days following the close of the calendar quarter in which the change in control of Compass occurs.

Regulatory Approvals Required for the Transaction

BBVA and Compass have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transaction. These approvals include approval from the Federal Reserve Board, the Bank of Spain, the CNMV and various other regulatory authorities in the United States. BBVA and Compass have completed, or will complete, the filing of all applications and notifications required in order to complete the transaction.

Regulatory Approvals in the United States

Federal Reserve Board.  The transaction is subject to prior approval by the Federal Reserve Board under Section 3 of the Bank Holding Company Act of 1956, as amended, referred to as the BHCA.

The BHCA prohibits the Federal Reserve Board from approving a transaction under Section 3 of the BHCA if (1) it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States or (2) its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other respect result in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transaction are clearly outweighed by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

Section 3 of the BHCA requires the Federal Reserve Board, when considering the transaction, to consider the financial and managerial resources of BBVA and Compass and their U.S. depository institution subsidiaries, the effect of the transaction on the convenience and needs of the communities to be served, and the institutions’ effectiveness in combating money laundering activities. BBVA and Compass expect that, as part of its consideration of these factors, the Federal Reserve Board will consider the regulatory status of the U.S. depository institution subsidiaries of BBVA and Compass, including legal and regulatory compliance and the adequacy of the capital levels of the parties and the resulting institution.

Under the Community Reinvestment Act of 1977, as amended, the Federal Reserve Board will take into account the records of performance of the insured depository institution subsidiaries of BBVA and Compass in meeting the credit needs of the communities served by such institutions, including low- and moderate-income neighborhoods. Each of the depository institution subsidiaries of BBVA and Compass has received either an outstanding or a satisfactory rating in its most recent Community Reinvestment Act examination from its federal regulator.

The Federal Reserve Board will furnish notice and a copy of the application for approval of the transaction to the Alabama Banking Department, which will have 30 days to submit its views and recommendations to the Federal Reserve Board. The Federal Reserve Board is required to hold a public hearing in the event it receives a written recommendation of disapproval of the application from the Alabama Banking Department within this 30-day period. Furthermore, applicable federal law provides for the publication of notice and opportunity for public comment on the application. The Federal Reserve Board frequently receives comments and protests from community groups and others and may, in its discretion, choose to hold public hearings or a meeting on the application. Any hearing or meeting or comments provided by third parties could prolong the period during which the application is under review by the Federal Reserve Board.

The transaction may not be completed until the 30th day after the Federal Reserve Board has approved the transaction, which may be reduced to 15 days by the Federal Reserve Board with the concurrence of the Attorney General of the United States. During this period, the United States Department of Justice may comment adversely on the transaction or challenge the transaction on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board’s approval unless a court specifically orders otherwise.

Other Approvals and Notices.  Approvals from or notices to certain other regulatory authorities also will be required in connection with the changes, as a result of the transaction, in the ownership of certain businesses controlled by Compass. The acquisition of Compass is subject to the approval of the Superintendent of the Alabama Banking Department, and will be subject to notice requirements in certain states where Compass Bank has branches. An ownership change regarding Compass Brokerage, Inc., a registered broker-dealer controlled by Compass, is subject to review by various regulatory and self-regulatory organizations, including the National Association of Securities Dealers, Inc. and state regulatory authorities. A change in control of Compass’ insurance subsidiaries is subject to the receipt of necessary approvals from, or notice to, various U.S. state insurance regulatory authorities.

BBVA and Compass cannot assure you that all of the regulatory approvals described above will be obtained and, if obtained, they cannot assure you as to the timing of such approvals, their ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. BBVA and Compass also cannot assure you that the Department of Justice will not attempt to challenge the transaction on antitrust grounds or for other reasons and, if such a challenge is made, they cannot assure you as to its result. The parties’ obligation to complete the transaction is conditioned upon the receipt of all required regulatory approvals. See “The Transaction Agreement — Conditions to Complete the Transaction.”

BBVA and Compass are not aware of any material governmental approvals or actions that are required for completion of the transaction other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Regulatory Approvals in Spain

Bank of Spain.  Pursuant to Spanish Law 26/1988 (Law 26/1988, of July 29, 1988, on the Discipline and Control of Credit Institutions) and Royal Decree 1245/1995 (Royal Decree 1245/1995, of July 14, 1995, on the Rules on the Creation of Banks, Cross-border Business and Other Issues Relating to the Legal Regime for Credit Institutions), the acquisition by a Spanish bank of an interest in a credit institution domiciled in a country that is not a member of the European Union requires prior authorization from the Bank of Spain.

The Bank of Spain must render its decision within three months from receipt of all of the information requested. Failure to render its decision within that period will be considered a rejection of the proposed acquisition. It may also reject the acquisition where:

•	having regard to the financial position or management capacity of the credit institution, the Bank of Spain considers that the proposed acquisition could adversely affect it;

•	in light of the location and characteristics of the proposed acquisition, effective supervision of the group on a consolidated basis by the Bank of Spain cannot be assured; or

•	the business of the credit institution is not subject to effective control by a national supervisory authority.

In addition, BBVA must notify the Bank of Spain of its intention to increase its capital stock under the Order dated September 20, 1974 and Bank of Spain Circular no. 97/1974, of October 20, 1974. The Bank of Spain may decide that the planned capital increase must be held in abeyance and notify BBVA of this within fifteen calendar days from the date of filing of the notice. If BBVA does not receive notice that the capital increase has been held in abeyance within this period, it can proceed with the planned capital increase.

Lastly, pursuant to Royal Decree 1245/1995, BBVA must notify the Bank of Spain of the amendment of its bylaws as a result of the capital increase within 15 business days from adoption of a resolution to do so. BBVA must also send to the Bank of Spain Special Register of Bylaws its new revised bylaws once the capital increase has been registered at the Vizcaya Mercantile Registry.

National Securities Market Commission.  Pursuant to Spanish Law 24/1988 (Securities Market Law 24/1988, of July 28, 1988) and Royal Decree 1310/2005 (Royal Decree 1310/2005, of November 4, 2005, partly implementing Securities Market Law 24/1988, in the area of the admission to trading of securities on official secondary markets, of initial or other public offerings, and of the requisite prospectus for such purposes), the issue of new BBVA ordinary shares do not require prior administrative authorization. Prior to the admission of BBVA ordinary shares on the Spanish Stock Exchanges, the CNMV will verify that BBVA is an eligible issuer and that BBVA ordinary shares are eligible securities. BBVA will also have to comply with certain information requirements and publish an information prospectus that has been reviewed and approved by the CNMV.

Board of Directors and Executive Officers of the Combined Company

Upon completion of the transaction, the board of directors and executive officers of BBVA will remain the same. See BBVA’s 2006 Form 20-F for further information concerning the board of directors and executive officers of BBVA.

Appraisal Rights

Compass stockholders are not entitled to appraisal rights or dissenters’ rights in connection with the transaction.

Listing of BBVA ADSs

BBVA will use its reasonable best efforts to cause the BBVA ADSs to be issued in connection with the transaction (and underlying BBVA ordinary shares, if necessary) to be approved for listing on the NYSE upon the completion of the transaction. Approval of the listing on the NYSE of the BBVA ADSs to be issued in the transaction is a condition to each party’s obligation to complete the transaction.

THE TRANSACTION AGREEMENT

The following is a summary of the material provisions of the transaction agreement. This summary is qualified in its entirety by reference to the transaction agreement, a copy of which is attached as Annex A to this document and is incorporated into this document by reference. You should read the transaction agreement in its entirety, as it is the legal document governing this transaction.

The Reincorporation Merger of Compass Into Compass Virginia

Subject to the terms and conditions of the transaction agreement, and in accordance with the General Corporation Law of Delaware and the Virginia Stock Corporation Act (VSCA), the first step of the transaction will be the merger of Compass with and into Compass Virginia, with Compass Virginia as the surviving entity. This step is referred to in this document as the “reincorporation merger.” At that time, each share of Compass common stock issued and outstanding (other than shares of Compass common stock held in the treasury of Compass) will convert automatically into one share of Compass Virginia common stock, and each certificate previously representing shares of Compass common stock will thereafter represent shares of Compass Virginia common stock. In addition, each option granted by Compass to purchase shares of Compass common stock that is outstanding and unexercised at that time will convert automatically into an option to purchase the number of shares of Compass Virginia common stock subject to such option immediately prior to that time. This reincorporation merger will be followed immediately by the share exchange described below, and thus you will not receive any Compass Virginia share certificates. Unless the context otherwise requires, all references in this document to Compass prior to the reincorporation merger are to Compass Bancshares, Inc., and all references to Compass after the reincorporation merger are to Compass Virginia.

The Share Exchange

Subject to the terms and conditions of the transaction agreement and in accordance with the VSCA and the Spanish Corporation Law of 1989 (Texto Refundido de la Ley de Sociedades Anónimas aprobado por el Real Decreto Legislativo 1564/1989, de 22 de diciembre), referred to as the “Spanish Corporation Law,” immediately following the reincorporation merger described above, Compass Virginia and BBVA will effect a statutory share exchange where each share of Compass Virginia common stock will be acquired by BBVA and exchanged for the right of Compass stockholders to receive the consideration described below under “— Consideration To Be Received in the Transaction.” Upon completion of the share exchange, Compass Virginia will be a wholly owned subsidiary of BBVA. The separate corporate existence of each of BBVA and Compass Virginia will continue following the share exchange.

The Final Merger

Following the reincorporation merger and the subsequent share exchange, Compass Virginia, which at that time will be a wholly owned subsidiary of BBVA, will merge into Blue Transaction Corporation, a newly formed, wholly owned subsidiary of BBVA incorporated in Texas. Blue Transaction Corporation will be the surviving corporation, and the separate existence of Compass Virginia will cease. This step is referred to in this document as the “final merger.”

Effective Time and Completion of the Transaction

The effective time of the reincorporation merger will be the later of the time that is specified in the related certificate of merger issued by the Virginia State Corporation Commission and the issuance of the related certificate of merger by the Secretary of State of the State of Delaware. The effective time of the second step of the transaction, the statutory share exchange involving BBVA and Compass Virginia, will be the time that is specified in the related certificate of share exchange issued by the Virginia State Corporation Commission, at which time a transfer agent will receive, for the benefit of BBVA, a certificate representing all outstanding shares of Compass common stock. The effective time of the final merger will be the later of the time that is specified in the related certificate of merger issued by the Virginia State Corporation Commission and the issuance of the related articles of merger by the Secretary of State of the State of Texas.

The transaction will be completed as promptly as practicable but in no event later than the third business day after the satisfaction or waiver of each of the conditions to the completion of the transaction (other than those conditions that by their nature are to be satisfied at the completion of the transaction).

The transaction is currently expected to be completed in the second half of 2007. However, completion of the transaction could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the transaction. There can be no assurances as to whether, or when, BBVA and Compass will obtain the required approvals or complete the transaction. If the transaction is not completed by February 16, 2008, either BBVA or Compass may terminate the transaction agreement, unless the failure to complete the transaction by such date is because of a breach of the transaction agreement caused by the party seeking termination.

Consideration to Be Received in the Transaction

As a result of the transaction each Compass stockholder will have the right to exchange each share of Compass common stock held by such stockholder for the right to receive, at the stockholder’s election, either 2.8 BBVA ADSs (or, if determined by BBVA to be reasonably practical, 2.8 BBVA ordinary shares) or $71.82 in cash, subject to proration. As explained below under “— Proration,” elections are subject to proration to ensure that 196,000,000 BBVA ordinary shares are issued as consideration in the transaction. As a result, under either election you may receive less cash and more BBVA shares, or less BBVA shares and more cash, than you elect. Since the value of the BBVA shares will fluctuate, the value of the cash consideration and the value of the share consideration could differ substantially.

The form of election will be mailed to holders of Compass common stock at least 20 business days before the anticipated election deadline, as described more fully below under “— Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration — Form of Election.” Holders of Compass common stock that wish to make an election must return their properly completed and signed form of election and shares of Compass common stock to the exchange agent prior to the election deadline. If you are a holder of Compass common stock and you do not return your form of election by the election deadline or improperly complete or do not sign your form of election, you will receive cash, BBVA ADSs, or a mixture of cash and BBVA ADSs, based on what is available after giving effect to the valid elections made by other stockholders.

If you are a holder of Compass common stock, you may specify on your form of election different elections with respect to different shares held by you (for example, if you hold 100 shares, you could make a cash election with respect to 50 shares and a share election with respect to the other 50 shares).

Cash Election

The transaction agreement provides that each holder of Compass common stock who makes a valid cash election with respect to a share of Compass common stock will have the right to receive $71.82 in cash in exchange for such share of Compass common stock, subject to proration. This cash amount is sometimes referred to as the “cash consideration.” Because the aggregate number of BBVA ordinary shares to be issued as consideration is fixed, even if a holder of Compass common stock makes a cash election, that holder may nevertheless receive a mix of cash and BBVA shares. In addition, the aggregate amount of cash that BBVA will pay to all holders of Compass common stock in the transaction will in no event exceed $5,000,000,000.

Share Election

The transaction agreement provides that each holder of Compass common stock who makes a valid share election with respect to a share of Compass common stock will have the right to receive 2.8 BBVA shares, subject to proration. Such number of BBVA shares is sometimes referred to as the “share consideration.” The aggregate number of BBVA shares that will be issued in the transaction is 196,000,000. As a result, even if a holder of Compass common stock makes a share election, that holder may nevertheless receive a mix of cash and BBVA shares.

The share consideration will be issued in the form of BBVA ADSs, unless a Compass stockholder elects to receive BBVA ordinary shares. However, if BBVA determines, after consultation with the depositary, that it is not reasonably practical to permit such a choice, then all of the share consideration will be issued in the form of BBVA ADSs. Any Compass stockholder receiving BBVA ADSs will receive BBVA ADRs, which evidence BBVA ADSs.

No fractional shares of BBVA shares will be issued to any holder of Compass common stock in the transaction. In lieu of the issuance of any such fractional shares, each Compass stockholder who otherwise would be entitled to receive such fractional share will receive an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the Parent Closing Price by (ii) the fraction of a share (after taking into account all shares of Compass common stock held by such holder at the effective time of the share exchange and rounded to the nearest one thousandth when expressed in decimal form) to which such holder would otherwise be entitled to receive. Alternatively, BBVA may elect to have the exchange agent aggregate and sell all fractional shares, so that Compass stockholders receive cash in lieu of fractional shares, and BBVA will bear the cost of any such sales.

The “Parent Closing Price” means the average, rounded to the nearest one-tenth of a European cent, of the closing sale price per BBVA ordinary share in euros as so reported in the consolidated reporting for the Spanish Stock Exchange in the Financial Times, U.S. Edition, or, if not reported there, another authoritative source (converting each of such daily closing prices per share to U.S. dollars, rounded to the nearest one-tenth of a U.S. cent, based upon the “closing mid-point” exchange rate in respect of each such specified day in the “currencies and money” segment in the “Companies and Markets” section of the Financial Times, U.S. edition, or if not reported there, another authoritative source) for the five trading days ending on the business day immediately preceding the date that the share exchange becomes effective.

Non-Election Shares

If you are a holder of Compass common stock and you do not make an election to receive cash consideration or share consideration in the transaction, your election is not received by the exchange agent by the election deadline, or your form of election is improperly completed and/or is not signed, you will be deemed not to have made an election. The shares of Compass common stock held by those who make no election or an invalid election are sometimes referred to as “non-election shares.” Holders of Compass common stock not making a valid election may receive all cash consideration, all share consideration, or a mix of cash consideration and share consideration depending on, and after giving effect to, the number of valid cash elections and share elections that have been made by other holders of Compass common stock using the proration adjustment described below. Non-electing holders receiving BBVA shares will receive those shares in the form of BBVA ADSs.

Proration

The aggregate number of BBVA shares that will be issued in the transaction is 196,000,000. As a result, if Compass stockholders make valid elections to receive a total of more than 196,000,000 BBVA shares, those Compass stockholders electing to receive BBVA shares will have the amount of BBVA shares that they receive as consideration proportionately reduced and will receive a portion of their consideration in cash, despite their election. Similarly, if Compass stockholders make valid elections to receive fewer than 196,000,000 BBVA shares, those Compass stockholders electing to receive cash will have the amount of cash that they receive as consideration proportionately reduced and will receive a portion of their consideration in BBVA shares, despite their election. If the number of BBVA ordinary shares outstanding increases, decreases, changes into, or is exchanged for a different number or kind of shares or securities prior to the date of the share exchange due to a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, the aggregate number of BBVA shares to be issued as consideration in the transaction will be adjusted accordingly. Subject to this potential increase, the total number of BBVA shares that will be issued in the transaction is fixed. The cash and share elections are subject to adjustment to preserve the limitations described above on the stock and cash to be issued and paid in the transaction. As a result, if you make a cash election or share election, you may nevertheless receive a mix of cash and BBVA shares.

Adjustment If Share Pool Is Oversubscribed

Cash consideration will be issued to holders of Compass common stock who make share elections if the available share pool of 196,000,000 BBVA shares is oversubscribed. The total number of shares of Compass common stock for which valid share elections are made is referred to as the “Share Election Number.” The number of shares of Compass common stock that will be converted into BBVA shares in the transaction, referred to as the “Share Conversion Number,” is 70,000,000, which is equal to the quotient obtained by dividing (x) 196,000,000 by (y) the exchange ratio of 2.8.

If the Share Election Number is greater than the Share Conversion Number, the share election is oversubscribed. If the share election is oversubscribed, then:

•	a holder of Compass common stock who has made a valid cash election, no election or an invalid election will receive cash consideration for each share of Compass common stock as to which it made a cash election, no election or an invalid election; and

•	a holder of Compass common stock who has made a valid share election will receive:

•	the share consideration for a number of shares of Compass common stock equal to the product obtained by multiplying (x) the number of shares of Compass common stock for which such holder has made a share election by (y) a fraction, the numerator of which is the Share Conversion Number and the denominator of which is the Share Election Number; and

•	the cash consideration for the remaining shares of Compass common stock for which the stockholder made a share election.

Example of Oversubscription of Share Pool.

Assuming that:

•	the Share Conversion Number was 70 million (as will be the case pursuant to the transaction agreement); and

•	the Share Election Number was 100 million (in other words, only 70 million shares of Compass common stock can receive the share consideration, but holders of Compass common stock have made share elections with respect to 100 million shares of Compass common stock), then a holder of Compass common stock who has made a valid share election with respect to 1,000 shares of Compass common stock would receive share consideration with respect to 700 shares of Compass common stock (1,000 × 70/100) and cash consideration with respect to the remaining 300 shares of Compass common stock. Therefore, that holder of Compass common stock would receive 1,960 BBVA shares (700 × 2.8) and $21,546 in cash (300 × $71.82).

Adjustment If the Share Pool Is Undersubscribed

Share consideration may be issued to stockholders who make cash elections if the available share pool of 196,000,000 BBVA shares is undersubscribed. If the Share Election Number is less than the Share Conversion Number, the share election is undersubscribed. The amount by which the Share Election Number is less than the Share Conversion Number is referred to as the “Shortfall Number.” If the share election is undersubscribed, then all holders of Compass common stock making a share election will receive share consideration for all shares of Compass common stock as to which they made a share election. Holders of Compass common stock making a cash election, holders of Compass common stock who make no election and holders of Compass common stock who failed to make a valid election will receive share consideration and/or cash based in part on whether the Shortfall Number is lesser or greater than the number of non-election shares, as described below.

Scenario 1: Undersubscription of Share Pool and Shortfall Number Is Less than or Equal to Number of Non-Election Shares. If the Shortfall Number is less than or equal to the number of non-election shares, then:

•	a holder of Compass common stock who has made a valid share election will receive all BBVA shares with respect to the shares of Compass common stock as to which it has made such election;

•	a holder of Compass common stock who has made a valid cash election will receive cash consideration for each share of Compass common stock as to which it made a cash election; and

•	a holder of Compass common stock who made no election or who did not make a valid election with respect to any of its shares will receive:

•	share consideration with respect to the number of shares of Compass common stock equal to the product obtained by multiplying (x) the number of non-election shares held by such holder of Compass common stock by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of non-election shares, and

•	the cash consideration with respect to the remaining non-election shares held by such stockholder.

Example of Scenario 1.

Assuming that:

•	the Share Conversion Number is 70 million (as will be the case pursuant to the transaction agreement);

•	the Share Election Number is 60 million (in other words, 70 million shares of Compass common stock must be converted into share consideration but holders of Compass common stock have made a share election with respect to only 60 million shares of Compass common stock, so the Shortfall Number is 10 million); and

•	the total number of non-election shares is 40 million,

then:

•	a holder of Compass common stock who has made a valid share election will receive all BBVA shares with respect to the shares of Compass common stock as to which it has made such election;

•	a holder of Compass common stock who has made a valid cash election will receive all cash with respect to the shares of Compass common stock as to which it has made such election; and

•	a holder of Compass common stock who has not made a valid election with respect to 1,000 shares of Compass common stock would receive share consideration with respect to 250 shares of Compass common stock (1,000 × 10/40) and cash consideration with respect to the remaining 750 shares of Compass common stock. Therefore, that holder of Compass common stock would receive 700 BBVA shares (250 × 2.8) and $53,865 in cash (750 × $71.82).

Scenario 2: Undersubscription of Share Pool and Shortfall Number Exceeds Number of Non-Election Shares. If the Shortfall Number exceeds the number of non-election shares, then:

•	a holder of Compass common stock who has made a valid share election will receive share consideration for each share of Compass common stock as to which it has made such election;

•	a holder of Compass common stock who made no election or who has not made a valid election will receive share consideration for each share of Compass common stock for which it did not make a valid election; and

•	a holder of Compass common stock who has made a valid cash election will receive:

•	share consideration with respect to the number of shares of Compass common stock equal to the product obtained by multiplying (x) the number of shares of Compass common stock with respect to which the stockholder made a cash election by (y) a fraction, the numerator of which is equal to the amount by which the Shortfall Number exceeds the total number of non-election shares and the denominator of which is equal to the total number of cash election shares; and

•	cash consideration with respect to the remaining shares of Compass common stock held by such stockholder as to which it made a cash election.

Example of Scenario 2.

Assuming that:

•	the Share Conversion Number is 70 million (as will be the case pursuant to the transaction agreement);

•	the Share Election Number is 40 million (in other words, 70 million shares of Compass common stock must be converted into the share consideration but holders of Compass common stock have made a share election with respect to only 40 million shares of Compass common stock, so the Shortfall Number is 30 million);

•	the number of non-election shares is 20 million (so the Shortfall Number exceeds the number of non-election shares by 10 million); and

•	the number of cash election shares is 50 million,

then:

•	a holder of Compass common stock who has made a valid share election will receive share consideration for each share of Compass common stock as to which it has made such election;

•	a holder of Compass common stock who has not made a valid election will receive share consideration with respect to that holder’s non-election shares; and

•	a holder of Compass common stock that has made a cash election with respect to 1,000 shares of Compass common stock would receive share consideration with respect to 200 shares of Compass common stock (1,000 × 10/50) and cash consideration with respect to the remaining 800 shares of Compass common stock. Therefore, that holder of Compass common stock would receive 560 BBVA shares (200 × 2.8) and $57,456 in cash (800 × $71.82).

Stock Options and Other Stock-Based Awards

Stock Options.  Upon the reincorporation merger, each option to acquire shares of Compass common stock that is issued and outstanding at that time will be automatically converted into an option to purchase an equal number of shares of Compass Virginia common stock at an equal exercise price. Each resulting option will be governed by the terms of the Compass stock plan under which it was originally granted. Immediately prior to completion of the transaction, each option that is outstanding immediately before the completion of the transaction will be canceled in exchange for the right to receive, no later than five days after completion of the transaction, cash equal to the excess of the blended cash/BBVA share per share value being received for each share of Compass common stock in the transaction over the exercise price of such option, less required taxes. The blended cash/BBVA share per share value will be determined by dividing (x) the sum of the aggregate cash consideration paid by BBVA in the transaction and the aggregate value of the share consideration (valued at the “Parent Closing Price”) to be received by all holders of Compass common stock by (y) the number of shares of Compass common stock held by all such holders.

Stock-Based Awards.  Upon the reincorporation merger, each incentive award to receive Compass common stock or an amount measured by reference to the value of a number of shares of Compass common stock, other than Compass stock options and Compass restricted stock, will be automatically converted into a right to receive an equal number of shares of Compass Virginia common stock or an amount measured by reference to an equal number of shares of Compass Virginia common stock. Each resulting stock-based award will be governed by the terms of the Compass stock plan under which it was originally granted. Upon completion of the transaction, each such stock-based award, whether vested or unvested, will become fully vested and will entitle the holder to receive (either at the effective time of the completion of the transaction or, in the case of deferred compensation arrangements, at a later time as provided under the plan governing the award) the blended cash/BBVA share per share value being received for each share of Compass common stock in the transaction, less required taxes.

Restricted Stock.  Upon the reincorporation merger, each outstanding restricted share of Compass common stock will be automatically converted into one restricted share of Compass Virginia common stock. Upon completion of the transaction, each restricted share of Compass Virginia common stock, whether vested or unvested, will become fully vested. Each holder of such restricted shares will be entitled to make an election to receive either cash or share consideration in the same fashion and on the same basis as other holders of Compass common stock.

Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration

The conversion of Compass Virginia common stock (which had been Compass common stock until completion of the reincorporation merger) into the right to receive the consideration will occur automatically at the effective time of the share exchange. Promptly after the share exchange, the exchange agent will mail to holders of certificates that prior to the share exchange represented Compass Virginia common stock (and prior to the reincorporation merger represented Compass common stock) who have not made a valid election, instructions regarding how to surrender these certificate(s) in exchange for the consideration. BBVA will appoint an exchange agent in the transaction and the exchange agent will receive your form of election, exchange certificates for the consideration, and perform other duties as set forth in an agency agreement.

Form of Election

You will be mailed a form of election at least 20 business days prior to the election deadline so as to permit you to exercise your right to make an election prior to the election deadline. Each form of election will allow you to make cash or share elections or a combination of both, and will also allow you to make an election between BBVA ordinary shares and BBVA ADSs with respect to any BBVA ordinary shares you will receive (unless BBVA, in consultation with the depositary, determines that providing such a choice would not be reasonably practical).

Unless otherwise agreed in advance by BBVA and Compass, the election deadline will be 5:00 p.m., local time at the exchange agent’s principal office, on the date that BBVA and Compass agree is as near as practicable to five business days prior to the expected closing date. BBVA and Compass will issue a press release announcing the date of the election deadline not more than 20 business days before, and at least 10 business days prior to, the election deadline.

If you wish to elect the type of consideration you will receive in the transaction, you should carefully review and follow the instructions that will be set forth in the form of election. Stockholders who hold their shares of Compass common stock in “street name” or through a bank, broker or other nominee should follow the instructions of the bank, broker or other nominee for making an election with respect to such shares. Shares of Compass common stock as to which the holder has not made a valid election prior to the election deadline will be treated as though they had not made an election.

To make a valid election, each holder of Compass common stock must submit a properly completed form of election, together with stock certificates (or book-entry transfer) in accordance with the instructions provided by the exchange agent, so that it is actually received by the exchange agent at or prior to the election deadline in accordance with the instructions on the form of election.

A form of election will be properly completed only if accompanied by certificates (or book-entry transfer) representing all shares of Compass common stock covered by the form of election. If you are a holder of Compass common stock and you cannot deliver your stock certificates to the exchange agent by the election deadline, you may deliver a properly completed appropriate notice of guaranteed delivery promising to deliver your stock certificates, as will be described in the form of election, so long as (i) the guarantee of delivery is from a firm which is a member of any registered national securities exchange or a commercial bank or trust company in the United States and

(ii) the actual stock certificates are in fact delivered to the exchange agent by the time set forth in the guarantee of delivery.

Generally, an election may be revoked or changed, but only by written notice received by the exchange agent prior to the election deadline accompanied by (in the case of a change in election) a properly completed and signed revised form of election. If an election is revoked, or the transaction agreement is terminated, and any certificates have been transmitted to the exchange agent, the exchange agent will promptly return those certificates to the stockholder who submitted those certificates via first-class mail or, in the case of shares of Compass common stock tendered by book-entry transfer into the exchange agent’s account at the DTC by crediting to an account maintained by such stockholder within DTC promptly following the termination of the transaction or revocation of the election. Holders of Compass common stock will not be entitled to revoke or change their elections following the election deadline. As a result, if you have made elections, you will be unable to revoke your elections or sell your shares of Compass common stock during the interval between the election deadline and the date of completion of the transaction.

Shares of Compass common stock as to which the holder has not made a valid election prior to the election deadline, including as a result of revocation, will be deemed non-election shares. If it is determined that any purported cash election or share election was not properly made, the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election for these purposes, unless a proper election is subsequently made on a timely basis.

Letter of Transmittal

Soon after the consummation of the transaction, the exchange agent will send a letter of transmittal to only those persons who were holders of Compass common stock immediately prior to the effective time of the share exchange and who have not previously submitted a properly completed form of election. This mailing will contain instructions on how to surrender shares of Compass common stock in exchange for the consideration the holder is entitled to receive under the transaction agreement.

If a certificate for Compass common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the transaction agreement upon receipt of an affidavit as to that loss, theft or destruction and, at BBVA’s or the exchange agent’s reasonable discretion, appropriate and customary indemnification.

Withholding

The exchange agent (or, at certain times, BBVA) will be entitled to deduct and withhold from the cash consideration, share consideration, or cash in lieu of fractional shares, cash dividends or distributions payable to any holder of Compass common stock the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the transaction as having been paid to the Compass stockholders from whom they were withheld.

Termination of the Exchange Fund

Any portion of the consideration that remains unclaimed by holders of Compass common stock as of the one-year anniversary of the effective time of the share exchange will be paid to BBVA. After such time, any former holders of Compass common stock who have not complied with the exchange procedures described in the transaction agreement and surrendered their certificates will be entitled to look only to BBVA to receive consideration (and no interest will accrue on any unclaimed consideration). Notwithstanding the foregoing, none of BBVA, Compass Virginia (or Blue Transaction Corporation as its successor), the exchange agent or any other person shall be liable to any former holder of shares of Compass common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

Dividends and Distributions

Until Compass common stock certificates are surrendered for exchange, any dividends or other distributions declared after the effective time with respect to BBVA shares into which shares of Compass common stock may have been converted (after first being converted into Compass Virginia common stock) will accrue but will not be paid. BBVA will pay to former holders of Compass common stock any unpaid dividends or other distributions, without interest, only after they have duly surrendered their Compass stock certificates.

Prior to the share exchange, Compass and its subsidiaries may not declare or pay any dividend or distribution on its capital stock or obligations convertible or exchangeable for shares of its capital stock or repurchase any shares of its capital stock or obligations convertible or exchangeable for shares of its capital stock, other than:

•	regular quarterly cash dividends at a rate not to exceed $0.39 (subject to increase consistent with past practice and not to exceed 12 percent) per share of Compass common stock with record dates and payment dates consistent with the prior year;

•	dividends paid by any of the subsidiaries of Compass to Compass or to any of its wholly owned subsidiaries; and

•	the acceptance of shares of Compass common stock in payment of the exercise of a stock option or the vesting of restricted shares of Compass common stock or stock-based awards granted under a Compass stock plan, in each case in accordance with past practice.

On February 21, 2007, the Compass board of directors announced a quarterly cash dividend of $0.43 per share, a 10 percent increase over the prior quarter. The dividend is payable on April 2, 2007, to stockholders of record as of the close of business on March 15, 2007.

Representations and Warranties

The transaction agreement contains generally customary representations and warranties of BBVA and Compass relating to their respective businesses. With the exception of certain specified representations that must be true and correct in all respects, true and correct in all material respects, or true and correct except to an immaterial extent, no representation or warranty will be deemed untrue or incorrect as a consequence of the existence or absence of any fact, circumstance or event unless that fact, circumstance or event, individually or when taken together with all other facts, circumstances or events, has had or is reasonably likely to have a material adverse effect on the company making the representation. A “material adverse effect” is defined, with respect to either party, as a material adverse effect on (i) the business, results of operations or financial condition of such party and its subsidiaries taken as a whole; or (ii) the ability of such party to timely consummate the transactions contemplated by the transaction agreement. In determining whether a material adverse effect has occurred or is reasonably likely to occur, the parties will disregard any effects resulting from (i) changes after the date of the transaction agreement in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (ii) changes after the date of the transaction agreement in laws, rules or regulations of general applicability or their interpretations by courts or governmental entities, (iii) changes after the date of the transaction agreement in global or national political conditions (including the outbreak of war or acts of terrorism) or in general economic or market conditions affecting banks or their holding companies generally except to the extent that such changes have a materially disproportionate adverse effect on such party or, (iv) public disclosure of the transaction.

The representations and warranties of each of BBVA and Compass have been made solely for the benefit of the other party and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties:

•	have been qualified by information set forth in confidential disclosure schedules exchanged by the parties in connection with signing the transaction agreement — the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the transaction agreement;

•	will not survive consummation of the transaction and cannot be the basis for any claims under the transaction agreement by the other party after termination of the transaction agreement except if willfully false as of the date of the transaction agreement;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the transaction agreement if those statements turn out to be inaccurate;

•	are subject to the materiality standard described in the transaction agreement, which may differ from what may be viewed as material by you; and

•	were made only as of the date of the transaction agreement or such other date as is specified in the transaction agreement.

Each of BBVA and Compass has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization and qualification;

•	capitalization;

•	authority relative to execution and delivery of the transaction agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the transaction;

•	governmental filings and consents necessary to complete the transaction;

•	the timely filing of regulatory reports, and the absence of investigations by regulatory agencies;

•	financial statements and the absence of undisclosed liabilities;

•	brokers’ fees payable in connection with the transaction;

•	the absence of certain changes or events;

•	legal proceedings;

•	tax matters;

•	compliance with applicable laws;

•	intellectual property;

•	tax treatment of the transaction;

•	the accuracy of information supplied for inclusion in this document and other similar documents; and

•	the receipt of fairness opinions from financial advisors.

In addition, Compass has made other representations and warranties about itself to BBVA as to:

•	employee matters and benefit plans;

•	matters relating to certain contracts;

•	risk management instruments;

•	investment securities and commodities;

•	loan and mortgage portfolios;

•	real property;

•	environmental liabilities;

•	investment adviser subsidiaries, funds and clients;

•	broker-dealer subsidiaries;

•	the inapplicability of state takeover laws; and

•	the absence of related party transactions other than disclosed employment contracts.

Additionally, Compass made representations concerning organization, capitalization, corporate authority and required consents with respect to Compass Virginia, and BBVA made the same representations with respect to Blue Transaction Corporation.

Conduct of Business Pending the Share Exchange

Each of Compass and BBVA has undertaken customary covenants that place restrictions on them and their respective subsidiaries until the effective time of the share exchange. In general, each of them has agreed to (i) conduct their business in the ordinary course in all material respects, (ii) use reasonable best efforts to maintain and preserve intact their business organization and advantageous business relationships, including retaining the services of key officers and key employees, and (iii) take no action that is intended to or would reasonably be expected to adversely affect their respective ability to obtain any necessary regulatory approvals, perform their covenants or complete the transaction. Compass further has agreed that, with certain exceptions, Compass and Compass Virginia will not, and will not permit any of their respective subsidiaries to, among other things, undertake the following actions without BBVA’s prior consent:

•	incur indebtedness or in any way assume the indebtedness of another person, except in the ordinary course of business;

•	adjust, split, combine or reclassify any of its capital stock;

•	make, declare or pay any dividends or other distributions on any shares of its capital stock, except as set forth above in “— Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration — Dividends and Distributions;”

•	issue shares except pursuant to the exercise of Compass stock options or settlement of Compass stock-based awards that are outstanding as of the date of the transaction agreement, or grant any stock options, restricted shares or other equity-based awards, or grant the right to acquire any of its shares;

•	with certain exceptions, (i) increase wages, salaries, benefits, incentive compensation or incentive compensation opportunities of any employee, (ii) pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any employee, or (iii) establish, adopt, or become a party to any new employee benefit or compensation plan, program, commitment, agreement or arrangement or amend any Compass benefit plan;

•	other than in the ordinary course of business, sell, transfer, mortgage, encumber or otherwise dispose of any material assets or properties, or cancel, release or assign any material indebtedness;

•	enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies other than as required by applicable law;

•	make any material investment either by purchase of securities, capital contributions, property transfer or purchase of property or assets other than in the ordinary course of business;

•	take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to (i) prevent the first step of the transaction (the reincorporation merger) from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) prevent the second and third steps of the transaction (the share exchange and the final merger, respectively), taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (iii) result in gain recognition to the holders of Compass Virginia common stock in the share exchange and final merger pursuant to Section 367(a) of the Code;

•	amend its certificate of incorporation or bylaws;

•	restructure or materially change its investment securities portfolio or its gap position other than in consultation with BBVA;

•	commence or settle any material claim, except in the ordinary course of business and except as does not involve (i) in excess of $1,000,000 individually or $4,000,000 in the aggregate for all such settlements effected after the date of the transaction agreement, or (ii) the imposition of equitable relief on, or the admission of wrongdoing by, Compass or any of its subsidiaries or any of their respective officers or directors;

•	except as expressly set forth in the transaction agreement, take any action or fail to take any action that is intended or may be reasonably expected to result in any of the conditions to the transaction not being satisfied;

•	change its tax or financial accounting methods other than as required by law, GAAP or regulatory guidelines;

•	file any application to establish, or to relocate or terminate the operations of, any banking office of Compass or its subsidiaries;

•	file or amend any tax return other than in the ordinary course of business, make or change any material tax election, or settle or compromise any material tax liability;

•	enter into, renew or terminate, or make any payment not then required under, any specified company contracts (other than Compass benefit plans) other than in the ordinary course of business (and provided that such contract may not contain non-compete, exclusive dealing, non-solicitation or rights of first refusal or similar rights);

•	enter into any new, or modify any existing, related party transaction (other than Compass benefit plans); or

•	agree to take, or adopt any resolutions by the board of directors in support of, any of the actions prohibited by the preceding bullet points.

BBVA has agreed that, except with Compass’ prior written consent, BBVA and Blue Transaction Corporation will not, and will not permit any of BBVA’s subsidiaries to, among other things, undertake the following actions:

•	amend its articles of incorporation or bylaws in a manner that would materially adversely affect Compass, the stockholders of Compass or the transactions contemplated in the transaction agreement;

•	take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to (i) prevent the first step of the transaction (the reincorporation merger) from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) prevent the second and third steps of the transaction (the share exchange and the final merger, respectively), taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (iii) result in gain recognition to the holders of Compass common stock in the share exchange and final merger pursuant to Section 367(a) of the Code;

•	take any action that is intended or may be reasonably expected to result in any of the conditions to the transaction not being satisfied; or

•	agree to take, or adopt any resolutions by the board of directors in support of, any of the actions prohibited by the preceding bullet points.

The transaction agreement also contains mutual covenants relating to the preparation of this document, access to information of the other company and public announcements with respect to the transactions contemplated by the transaction agreement.

Reasonable Best Efforts

BBVA and Compass have agreed to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by the transaction agreement, the transaction.

Compass has agreed to hold a meeting of its stockholders as soon as is reasonably practicable for the purpose of obtaining the approvals of the holders of Compass common stock of the transaction agreement. BBVA has agreed, assuming BBVA receives the necessary reports of an expert designated by the Commercial Registry of Vizcaya relating to the fair value of Compass common stock to be accepted by BBVA in the transaction and of the auditor designated by such Commercial Registry relating to the abolishment of preemptive rights of BBVA shareholders in connection with the issuance of BBVA ordinary shares in the transaction, to call an extraordinary general meeting of BBVA to propose the capital increase required to issue the BBVA shares to be delivered to Compass stockholders as consideration in the transaction and to propose the capital increase at such meeting. BBVA and Compass will use their reasonable best efforts to obtain such approvals. Compass has agreed that it will submit the transaction agreement to a vote of Compass stockholders notwithstanding the fact that BBVA can terminate the transaction agreement if Compass fails to recommend in the Compass proxy statement the approval of the transaction agreement, changes its recommendation to the Compass stockholders, recommends any alternative proposal, or takes certain other actions. BBVA has agreed that it will propose the capital increase at an extraordinary general meeting of its shareholders notwithstanding the fact that Compass can terminate the transaction agreement under certain circumstances if BBVA fails to call an extraordinary general meeting of BBVA shareholders to propose the capital increase, fails to propose the capital increase at that meeting or fails to use its reasonable best efforts to obtain the BBVA shareholder approval.

No Solicitation of Alternative Transactions

Compass has agreed that it, its subsidiaries and their officers, directors, employees, agents and representatives will not, directly or indirectly:

•	initiate, solicit, encourage or facilitate (including by furnishing information), or take any other action designed to facilitate, any “Alternative Proposal” (as defined below); or

•	participate in any discussions or negotiations, or enter into any agreement, regarding any “Alternative Transaction” (as defined below).

However, prior to the special meeting of Compass stockholders, Compass may consider and participate in discussions with respect to an Alternative Proposal if:

•	it has first entered into an agreement with the party proposing the Alternative Proposal on terms substantially similar to, and no less favorable to Compass than, the confidentiality agreement with BBVA; and

•	the Compass board of directors reasonably determines in good faith after consultation with outside legal counsel, that failure to do so would cause it to violate its fiduciary duties.

Compass has agreed:

•	to notify BBVA promptly (but in no event later than 24 hours) after it receives any Alternative Proposal, or any material change to any Alternative Proposal, or any request for nonpublic information relating to Compass or any of its subsidiaries, and to provide BBVA with relevant information regarding the Alternative Proposal or request;

•	to keep BBVA fully informed, on a current basis, of any material changes in the status and terms of any such Alternative Proposal; and

•	to cease any existing discussions or negotiations with any persons with respect to any Alternative Proposal, and to use reasonable best efforts to cause all persons other than BBVA who have been furnished with confidential information in connection with an Alternative Proposal within 12 months prior to the date of the transaction agreement to return or destroy such information.

As used in the transaction agreement, “Alternative Proposal” means any inquiry or proposal regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving Compass or any of its subsidiaries that, if completed, would constitute an Alternative Transaction.

As used in the transaction agreement, “Alternative Transaction” means any of the following:

•	a transaction pursuant to which any person or group other than BBVA or its affiliates, directly or indirectly, acquires or would acquire more than 25% of the outstanding shares of Compass or any of its subsidiaries or outstanding voting power or of any new series or class of preferred stock that would be entitled to a class or series vote with respect to a merger of Compass or any of its subsidiaries, whether from Compass or any of its subsidiaries or pursuant to a tender offer or exchange offer or otherwise;

•	a merger, share exchange, consolidation or other business transaction involving Compass or any of its subsidiaries (other than the transaction with BBVA);

•	any transaction pursuant to which any person or group other than BBVA or its affiliates acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of Compass and securities of the entity surviving any merger or business transaction, including any of Compass’ subsidiaries) of Compass, or any of its subsidiaries representing more than 25% of the fair market value of all the assets, net revenues or net income of Compass and its subsidiaries, taken as a whole, immediately prior to such transaction; or

•	any other consolidation, business transaction, recapitalization or similar transaction involving Compass or any of its subsidiaries, other than the transactions contemplated by the transaction agreement.

Employee Matters

BBVA has agreed that for a period of one year following the share exchange, it will provide employees actively employed by Compass or one of its subsidiaries at the effective time of the share exchange, with employee benefits, rates of base salary or hourly wage and annual bonus opportunities that are substantially similar, in the aggregate, to the rates of base salary or hourly wage and the employee benefits and annual bonus opportunities provided to such employees pursuant to Compass’ benefit plans as in effect immediately prior to the transaction.

In addition, BBVA has agreed, to the extent any Compass employee becomes eligible to participate in benefit plans of BBVA or its subsidiaries (other than Compass benefit plans) following the transaction:

•	generally to recognize each employee’s service with Compass prior to the completion of the transaction for purposes of eligibility to participate, vesting credits and, except under defined benefit pension plans, benefit accruals, in each case under the BBVA plans to the same extent such service was recognized under comparable Compass plans prior to the share exchange or if there is no comparable Compass plan, to the same extent service was recognized under Compass’ 401(k) plan; and

•	to waive any exclusion for pre-existing conditions under any BBVA health, dental or vision plans, to the extent such limitation would have been waived or satisfied under a corresponding Compass plan in which such employee participated immediately prior to the share exchange, and recognize any medical or health expenses incurred in the year in which the transaction closes for purposes of applicable deductible and annual out-of-pocket expense requirements under any health, dental or vision plan of BBVA.

BBVA has no obligation to continue the employment of any Compass employee for any period following the transaction.

Indemnification and Insurance

The transaction agreement requires BBVA to maintain in effect after completion of the transaction the current rights of Compass directors and officers to indemnification under Compass’ charter documents or disclosed agreements of Compass. The transaction agreement also provides that, upon completion of the transaction, BBVA will cause Blue Transaction Corporation to indemnify and hold harmless, and provide advancement of expenses to, all past and present officers and directors of Compass and its subsidiaries in their capacities as such against all losses, claims, damages, costs, expenses, liabilities, judgments or amounts paid in settlement to the fullest extent permitted by applicable laws.

The transaction agreement provides that, subject to the limitations described in the transaction agreement, BBVA will maintain for a period of six years after completion of the transaction Compass’ current directors’ and officers’ liability insurance policies, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, with respect to acts or omissions occurring prior to the effective time of the share exchange, subject to specified cost limitations.

Joinder of Blue Transaction Corporation and Compass Virginia

Under the transaction agreement, BBVA and Compass agreed to cause their respective newly formed, wholly owned subsidiaries, Blue Transaction Corporation and Compass Virginia, to sign joinder agreements, which make Blue Transaction Corporation and Compass Virginia parties to, and therefore bound by, the terms of the transaction agreement.

Conditions to Complete the Transaction

The respective obligations of BBVA and Compass to complete the transaction are subject to the fulfillment or waiver of mutual conditions, including:

•	the approval of the capital increase necessary for BBVA to participate in the transaction by the BBVA stockholders and the approval and adoption of the transaction agreement by Compass stockholders;

•	the approval of the listing of BBVA ADSs to be issued in the transaction on the NYSE, subject to official notice of issuance;

•	the effectiveness of the registration statement with respect to the BBVA shares to be issued in the transaction under the Securities Act and the absence of any stop order or proceedings initiated or threatened by the SEC for that purpose;

•	a prospectus relating to the issuance of BBVA shares having been verified by and registered with the CNMV;

•	the filing of the necessary reports of an expert designated by the Commercial Registry of Vizcaya relating to the fair value of Compass common stock to be accepted by BBVA in the transaction and of the auditor designated by such Commercial Registry relating to the abolishment of preemptive rights of BBVA shareholders in connection with the issuance of BBVA ordinary shares in the transaction; and

•	the absence of any order, injunction or decree having been issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transaction and the other transactions contemplated by the transaction agreement, and the absence of any statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity that prohibits or makes illegal the consummation of the transaction.

Each of BBVA’s and Compass’ obligations to complete the transaction is also separately subject to the satisfaction or waiver of a number of conditions, including:

•	the receipt by BBVA of an opinion of its counsel substantially to the effect that each of (i) the reincorporation merger, and (ii) the share exchange and the final merger (taken together) will be treated as a reorganization within the meaning of Section 368(a) of the Code and the receipt by Compass of an opinion of its counsel substantially to the effect that (x) each of (i) the reincorporation merger and

(ii) the share exchange and the final merger (taken together) will be treated as a reorganization within the meaning of Section 368(a) of the Code and (y) the share exchange and the final merger (taken together) will not result in gain recognition to the shareholders of Compass common stock pursuant to Section 367(a) of the Code;

•	the receipt and effectiveness of all regulatory approvals, registrations and consents, and the expiration of all waiting periods required to complete the transaction; and

•	the other company’s representations and warranties in the transaction agreement being true and correct, subject to the materiality standard contained in the transaction agreement, and the performance by the other party in all material respects of its obligations under the transaction agreement.

BBVA’s obligation to complete the transaction is further subject to the condition that the regulatory approvals received in connection with the completion of the transaction not include any conditions or restrictions that, in the aggregate, would reasonably be expected to have a material adverse effect on Compass or BBVA, with materiality being measured relative to Compass.

No assurance can be provided as to when or if all of the conditions to the transaction can or will be satisfied or waived by the appropriate party. As of the date of this document, BBVA and Compass have no reason to believe that any of these conditions will not be satisfied.

Termination of the Transaction Agreement

General

The transaction agreement may be terminated at any time prior to the completion of the transaction by the mutual written consent of BBVA and Compass authorized by each of their boards of directors, as determined by a vote of a majority of its respective members, or by either BBVA or Compass if:

•	a governmental entity which must grant a regulatory approval as a condition to the transaction denies approval of the transaction or any governmental entity has issued an order prohibiting the transaction and such action has become final and non-appealable;

•	the transaction is not completed by February 16, 2008 (other than because of a breach of the transaction agreement caused by the party seeking termination);

•	the other party breaches the transaction agreement in a way that would entitle the party seeking to terminate the agreement not to consummate the transaction, subject to the right of the breaching party to cure the breach within 45 days following written notice (unless it is not possible due to the nature or timing for the breach for the breaching party to cure the breach); or

•	approval of BBVA’s stockholders of the capital increase, or approval of Compass’ stockholders of the transaction agreement, is not obtained.

The transaction agreement may also be terminated by BBVA if:

•	Compass has materially breached its “non-solicitation” obligations or its obligations relating to its stockholders’ meeting, or the Compass board of directors fails to recommend in the Compass proxy statement the approval of the transaction agreement, changes its recommendation to the Compass stockholders, recommends an Alternative Proposal or fails to call a meeting of Compass’ stockholders; or

•	Compass or any of its representatives has engaged in discussions with any person in connection with an Alternative Proposal and not ceased all discussions within 20 business days of the first date of such discussions.

Compass may also terminate the transaction agreement if, assuming BBVA receives the necessary reports of an expert designated by the Commercial Registry of Vizcaya relating to the fair value of Compass common stock to be accepted by BBVA in the transaction and of the auditor designated by such Commercial Registry relating to the abolishment of preemptive rights of BBVA shareholders in connection with the issuance of

BBVA ordinary shares in the transaction, BBVA has failed to call an extraordinary general meeting of BBVA shareholders to propose the capital increase required to issue the BBVA ordinary shares and BBVA ADSs to be delivered to Compass stockholders as consideration in the transaction or failed to propose the capital increase at such meeting or fail to take the other actions related to such meeting described above under “— Reasonable Best Efforts.”

Effect of Termination

In the event the transaction agreement is terminated as described above, the transaction agreement will become void and neither BBVA nor Compass will have any liability under the transaction agreement, except that:

•	both BBVA and Compass will remain liable for any willful breach of the transaction agreement; and

•	designated provisions of the transaction agreement, including the payment of fees and expenses, non-survival of the representations and warranties, confidential treatment of information, and publicity restrictions will survive the termination.

Termination Fees

Compass has agreed to pay BBVA a termination fee in the amount of $385 million in the following circumstances:

•	If (i) either party terminates the transaction agreement because Compass’ stockholders failed to approve the transaction agreement at the Compass special meeting, or because the transaction has not been completed by February 16, 2008 (either without the Compass special meeting having been held or with such meeting having been held but the requisite approval of Compass stockholders not having been obtained) and (ii) an Alternative Proposal was publicly announced or otherwise communicated to the senior management or board of directors of Compass, and was not irrevocably withdrawn prior to February 16, 2008 or the date of the Compass special meeting, whichever is earlier. One-third of the termination fee will be payable on termination of the transaction agreement and if, within 12 months after this termination of the transaction agreement, Compass enters into any definitive agreement with respect to, or consummates, any Alternative Transaction, the remaining two-thirds of the termination fee will become payable to BBVA.

•	If (i) the transaction agreement is terminated by BBVA because of a material breach by Compass of the transaction agreement and (ii) an Alternative Proposal has been publicly announced or otherwise communicated to the senior management or board of directors of Compass and has not been irrevocably withdrawn prior to such breach, then Compass must pay the full termination fee following the termination.

•	If the transaction agreement is terminated by BBVA because Compass materially breaches its “non-solicitation” obligations or its obligations relating to its stockholders’ meeting, or the Compass board of directors fails to recommend in the Compass proxy statement the approval of the transaction agreement, changes its recommendation to the Compass stockholders, recommends an Alternative Proposal or fails to call a meeting of Compass’ stockholders, then Compass must pay the full termination fee following the termination.

•	If the transaction agreement is terminated by BBVA because Compass engaged in discussions with another person in connection with the Alternative Proposal, such discussions had not ceased within 20 business days of the first date of such discussions and within 12 months of the date of termination, Compass enters into any definitive agreements with respect to, or consummates, any Alternative Transaction, then Compass must pay the full termination fee to BBVA following the date of execution of a definitive agreement in respect of, or consummation of, such Alternative Transaction.

BBVA would pay Compass a termination fee in the same amount if the transaction agreement is terminated by Compass because, assuming BBVA receives the necessary reports of an expert designated by the

Commercial Registry of Vizcaya relating to the fair value of Compass common stock to be accepted by BBVA in the transaction and of the auditor designated by such Commercial Registry relating to the abolishment of preemptive rights of BBVA shareholders in connection with the issuance of BBVA ordinary shares in the transaction, the BBVA board of directors fails to call a meeting of its shareholders to propose the capital increase required in connection with the transaction or fails to propose such capital increase.

For purposes of determining whether the termination fee is payable, the term “Alternative Transaction” has the meaning described under “— No Solicitation of Alternative Transactions;” except that the 25% thresholds are treated as references to “50%,” and mergers or business combinations in which Compass stockholders would continue to hold at least 50% of the total voting power of the entity surviving the transactions are not considered “Alternative Transactions.”

Amendment, Waiver and Extension of the Transaction Agreement

Amendment

BBVA and Compass may amend the transaction agreement by action taken or authorized by their boards of directors. However, after any approval of the capital increase by the BBVA shareholders or approval of the transaction agreement by the Compass stockholders, as the case may be, there may not be, without further approval of the stockholders, any amendment of the transaction agreement that requires such further approval under applicable law.

Extension; Waiver

At any time prior to the completion of the final merger, each of BBVA and Compass, by action taken or authorized by their respective board of directors, to the extent legally allowed, may:

•	extend the time for performance of any of the obligations or other acts of the other party under the transaction agreement;

•	waive any inaccuracies in the other party’s representations and warranties contained in the transaction agreement; and

•	waive the other party’s compliance with any of the agreements or conditions contained in the transaction agreement.

Fees and Expenses

Except as described above under “— Termination Fees,” in general, all costs and expenses incurred in connection with the transaction agreement will be paid by the party incurring such expenses, except that those expenses incurred in connection with filing, printing and mailing the registration statement and this document will be shared equally by BBVA and Compass.

Restrictions on Resales by Affiliates

Compass has agreed in the transaction agreement to use its reasonable best efforts to cause each person who is an affiliate of Compass for purposes of Rule 145 under the Securities Act of 1933, as amended, to deliver to BBVA a written agreement intended to ensure compliance with the Securities Act.

ACCOUNTING TREATMENT

The acquisition of Compass by BBVA will be accounted for under EU-IFRS and U.S. GAAP as a business combination under the “purchase method” as defined by International Financial Reporting Standard No. 3 Business Combinations and Statement of Financial Accounting Standards No. 141, Business Combinations, respectively.

Under the purchase method, the cost of the purchase will be based on the cash paid to Compass stockholders, the market value of the new BBVA shares issued to Compass stockholders and the direct transaction costs. In BBVA’s consolidated financial statements, the cost of the purchase will be allocated to the Compass assets acquired and liabilities and contingent liabilities assumed, based on their estimated fair values at the acquisition date, with any excess of the costs over the amounts allocated being recognized as goodwill. This method may result in the carrying value of assets, including goodwill, acquired from Compass being substantially different from the former carrying values of those assets.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION

The following section describes the anticipated material U.S. federal income tax consequences of the transaction to U.S. holders (as defined below) of Compass common stock. This discussion addresses only those holders that hold their Compass common stock as a capital asset within the meaning of Section 1221 of the Code, and does not address all the U.S. federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders that are subject to special rules, such as:

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	persons whose functional currency is not the U.S. dollar;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons who are not U.S. holders;

•	persons who actually or constructively own five percent or more of either the total voting power or the total value of the stock of BBVA immediately after the transaction;

•	persons that hold Compass common stock as part of a straddle, hedge, constructive sale or conversion transaction; and

•	U.S. holders who acquired their shares of Compass common stock through the exercise of an employee stock option or otherwise as compensation.

The following discussion is based upon the Code, its legislative history, Treasury regulations promulgated pursuant to the Code and published rulings and decisions, all as currently in effect as of the date of this document, and all of which are subject to change, possibly with retroactive effect, and to differing interpretations. Except as discussed under “— Tax Consequences of the Transaction Generally” below, tax considerations under state, local and foreign laws, or federal laws other than those pertaining to income tax, are not addressed in this section.

Holders of Compass common stock should consult with their own tax advisors as to the tax consequences of the transaction in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

For purposes of this document, the term “U.S. holder” means a beneficial owner of Compass common stock that is:

•	a U.S. citizen or resident, as determined for federal income tax purposes;

•	a corporation, or entity taxable as a corporation, created or organized in or under the laws of the United States; or

•	otherwise subject to U.S. federal income tax on a net income basis.

Tax Consequences of the Transaction Generally

BBVA and Compass have structured the transaction to qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to BBVA’s obligation to complete the transaction that BBVA receive an opinion of its counsel, Cleary Gottlieb Steen & Hamilton LLP, dated as of the closing date of the transaction, substantially to the effect that the transaction will be treated as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to Compass’ obligation to complete the transaction that Compass receive an opinion of its counsel, Wachtell, Lipton, Rosen & Katz, dated as of the closing date of the transaction, substantially to the effect that (i) the transaction will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) the transaction will not result in gain recognition to the shareholders of Compass common stock pursuant to Section 367(a) of the Code. In rendering these opinions, counsel may require and rely upon customary representations contained in letters and certificates to be received from BBVA and Compass. Neither of the tax opinions given in connection with the transaction will be binding on the Internal Revenue Service. Neither BBVA nor Compass intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the transaction.

Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the representations or assumptions upon which those opinions are based is inconsistent with the actual facts, the U.S. federal income tax consequences of the transaction could be adversely affected. It is assumed for purposes of the remainder of the discussion in this section that each counsel will deliver such an opinion. As a result of the transaction being treated as a reorganization within the meaning of Section 368(a) of the Code, the following material U.S. federal tax consequences will result from the transaction:

•	for a U.S. holder who exchanges all of its shares of Compass common stock solely for BBVA shares in the transaction, no gain or loss will be recognized, except with respect to cash received instead of a fractional share of a BBVA share (see discussion below under “— Cash Received in Lieu of a Fractional Share of a BBVA Share”);

•	for a U.S. holder who exchanges all of its shares of Compass common stock solely for cash in the transaction, capital gain or loss equal to the difference between the amount of cash received and its tax basis in the shares of Compass common stock generally will be recognized. Any capital gain or loss generally will be long-term capital gain or loss if the U.S. holder had held the shares of Compass common stock for more than one year at the time the transaction was completed. Long-term capital gain of an individual generally is subject to a maximum U.S. federal income tax rate of 15%. The deductibility of capital losses is subject to limitations. In some cases, such as if the U.S. holder actually or constructively owns BBVA shares immediately before the transaction, such cash received in the transaction could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such cash received would be treated as dividend income to the extent of Compass’ current and accumulated earnings and profits. These rules are complex and dependent upon the specific factual circumstances particular to each U.S. holder. Consequently, each U.S. holder that may be subject to those rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such U.S. holder;

•	for a U.S. holder who exchanges its shares of Compass common stock for a combination of BBVA shares and cash (other than cash received in lieu of a fractional share of a BBVA share), gain (but not loss) will be recognized, and the gain recognized will be equal to the lesser of:

•	the excess, if any, of:

•	the sum of the cash and the fair market value of the BBVA shares the U.S. holder received in the transaction, over

•	the tax basis in the shares of Compass common stock surrendered by the U.S. holder in the transaction, or

•	the amount of cash received;

•	in some cases, such as if the U.S. holder actually or constructively owns BBVA shares immediately before the transaction, such gain, if any, could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income to the extent of the U.S. holder’s ratable share of Compass’ accumulated earnings and profits;

•	for a U.S. holder who acquired different blocks of Compass common stock at different times and at different prices, realized gain or loss generally must be calculated separately for each identifiable block of shares exchanged in the transaction, and a loss realized on the exchange of one block of shares cannot be used to offset a gain realized on the exchange of another block of shares;

•	if a U.S. holder has differing bases or holding periods in respect of shares of Compass common stock, the U.S. holder should consult its tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular BBVA shares received in the transaction;

•	any capital gain or loss generally will be long-term capital gain or loss if the U.S. holder had held the shares of Compass common stock for more than one year at the time the transaction was completed. Long-term capital gain of an individual generally is subject to a maximum U.S. federal income tax rate of 15%. The deductibility of capital losses is subject to limitations. These rules are complex and dependent upon the specific factual circumstances particular to each U.S. holder. Consequently, each U.S. holder that may be subject to those rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such U.S. holder; and

•	no gain or loss will be recognized by BBVA or Compass in the transaction.

Tax Basis and Holding Period

A U.S. holder’s aggregate tax basis in the BBVA shares received in the transaction, including any fractional share interests deemed received by the U.S. holder under the treatment described below, will equal its aggregate tax basis in the shares of Compass common stock surrendered in the transaction, increased by the amount of taxable gain or dividend income, if any, recognized in the transaction (excluding any gain resulting from the deemed receipt and redemption of a fractional share interest), and decreased by the amount of cash, if any, received in the transaction (excluding any cash received instead of a fractional share interest). The holding period for the shares of BBVA shares received in the transaction generally will include the holding period for the shares of Compass common stock exchanged therefor.

Cash Received Instead of a Fractional Share of a BBVA Share

A U.S. holder who receives cash in lieu of a fractional share of a BBVA share will be treated as having received the fractional share pursuant to the transaction and then as having exchanged the fractional share for cash in a redemption by BBVA. As a result, assuming that the redemption of a fractional share of a BBVA share is treated as a sale or exchange and not as a dividend, a U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received and the basis in its fractional share of a BBVA share as set forth above. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder had held the shares of Compass common stock for more than one year at the time the transaction was completed. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Cash payments received in the transaction by a U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 28% of the cash payable to the holder, unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

Reporting Requirements

A U.S. holder who receives BBVA shares as a result of the transaction will be required to retain records pertaining to the transaction and will be required to file with its United States federal income tax returns for the year in which the transaction takes place a statement setting forth certain facts relating to the transaction.

Certain U.S. Federal Income Tax Consequences of Holding BBVA Shares

BBVA’s 2006 Form 20-F, which has been incorporated by reference into this document, contains a description of certain U.S. federal income tax consequences related to holding BBVA shares, including the treatment of dividends paid with respect to BBVA shares. The description contained in BBVA’s 2006 Form 20-F, however, is only a summary and does not purport to be a complete analysis of all potential tax effects resulting from the ownership of BBVA shares (such as tax consequences for holders who are subject to special treatment under U.S. federal income tax law).

SPANISH TAX CONSEQUENCES

General

The following is a summary of the material Spanish tax consequences of the acquisition, ownership and disposition of BBVA shares by U.S. Residents (as defined below). This summary is not a complete analysis or listing of all the possible tax consequences of such transactions and does not address all tax considerations that may be relevant to all categories of potential purchasers, some of whom may be subject to special rules. In particular, this tax section does not address the Spanish tax consequences applicable to “look-through” entities (such as trusts or estates) that may be subject to the tax regime applicable to such non-Spanish entities under the Spanish Non-Resident Income Tax Law.

Accordingly, prospective investors should consult their own tax advisors as to the tax consequences of their purchase, ownership and disposition of BBVA shares, including the effect of tax laws of any other jurisdiction, based on their particular circumstances.

As used herein, the following terms have the following meanings:

(i) The “Treaty” means the Convention between the United States and the Kingdom of Spain for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income, together with the related Protocol.

(ii) A “U.S. Resident” means a U.S. holder that is a resident of the United States for purposes of the Treaty and entitled to the benefits of the Treaty and whose holding is not effectively connected with a permanent establishment (as defined by the Treaty) in Spain through which such holder carries on or has carried on business or with a fixed base in Spain from which such holder performs or has performed independent personal services.

Holders of BBVA shares who are not U.S. Residents should also consult their own tax advisors, particularly as to the applicability of any Double Tax Treaty referred to as a “DTT”.

The statements regarding Spanish tax laws set out below are based on interpretations of those laws as in force on the date of this document. Such statements also assume that each obligation in the deposit agreement and any related agreement will be performed in full accordance with their terms.

Taxation of Dividends

Under Spanish law, dividends paid by a Spanish resident company to a non-Spanish resident holder of BBVA shares are subject to the Spanish Non-Resident Income Tax, referred to as the “NRIT,” approved by Royal Decree Legislative 5/2004 of March 5, withheld at the source, currently at an 18% tax rate. To meet this requirement, the company will apply an 18% withholding tax on the gross amount of dividends.

Notwithstanding this provision, according to the new wording of the law governing the Spanish NRIT (in force since January 1, 2007), dividends paid to any holder who is an individual resident of an EU country or of a country that has entered into a DTT with Spain containing an “exchange of information” clause (which includes the Treaty) will be exempted on the gross amount of 1,500 euros.

However, under the Treaty, a U.S. Resident is subject to the Treaty-reduced rate of 15%, as a general rule, or 10% if the effective beneficiary is a corporation which owns more than a 25% of the voting rights of the shares of the company distributing the dividends.

In practice, on any dividend payment date, U.S. Residents will be subject to a withholding of 18% of the gross amount of dividends. However, U.S. Residents will be entitled to a refund from the depositary of the amount withheld in excess of the Treaty-reduced rate, according to the procedure set forth by the Spanish legislation. To benefit from the Treaty reduced rate, a U.S. Resident must provide to the Spanish resident depositary, if any, acting as depositary of the shares underlying the ADSs, a certificate from the U.S. Internal Revenue Service (IRS) stating that, to its best knowledge, such holder is a U.S. Resident within the meaning of the treaty. The IRS certificate of residence is valid for a period of one year from the day of issuance.

The Bank of New York has arranged a procedure by which a holder of BBVA ADSs may receive both the dividend payment (net of the withholding of 18% of the gross amount of dividends) and the tax relief of 3% under the Treaty on the same dividend payment date. Holders of BBVA ADSs unable to return their refund claims to The Bank of New York by the deadlines specified by The Bank of New York may use the “Quick Refund” process described below to receive the refund the next month after the dividend record date. See “— Quick Refund Process.”

Quick Refund Process

Under the standard procedure agreed to between The Bank of New York and its Spanish resident depositary, holders of BBVA ADSs claiming tax relief through the “Quick Refund” process must submit their valid IRS certificate of residence by the last day of the month in which the dividend record date is declared.

The IRS certificate of residence will then be provided to the Spanish depositary before the fifth day following the end of the month in which the dividend record date was declared. Otherwise, the U.S. Resident may afterwards obtain a refund of the amount withheld in excess of the Treaty-reduced rate, from the Spanish tax authorities, following the standard refund procedure established by Spanish regulations. See “— Spanish Refund Procedure” below.

Spanish Refund Procedure

According to Spanish regulations on the NRIT, approved by Royal Decree 1776/2004, dated July 30, 2004, a refund for the amount withheld in excess of the Treaty-reduced rate can be obtained from the relevant Spanish tax authorities. To pursue the refund claim, the U.S. Resident is required to file:

•	The corresponding Spanish tax form (currently, Form 210);

•	The IRS certificate of residence referred to above under “— Taxation of Dividends;” and

•	A certificate from BBVA stating that the Spanish NRIT was withheld with respect to such U.S. Resident.

Taxation of Capital Gains

Capital gains obtained by U.S. Residents from the disposition of BBVA shares will not be taxed in Spain, if (i) the seller has not maintained a direct or indirect holding of at least 25% of the BBVA shares outstanding during the twelve months preceding the disposition of the stock, (ii) BBVA assets do not mainly consist of, directly or indirectly, Spanish real estate and (iii) the gain is not obtained through a country or territory defined as a tax haven under applicable Spanish regulations. A U.S. Resident may be required to establish that he or she is entitled to this exemption by providing to the relevant Spanish tax authorities an IRS certificate of residence in the United States, together with the corresponding Spanish tax form. BBVA believes that its assets do not consist, directly or indirectly, mainly of Spanish real estate.

Additionally, capital gains derived from the transfer of BBVA ordinary shares in an official Spanish secondary stock market by any holder who is resident in a country that has entered into a treaty with Spain containing an exchange of information clause (including the Treaty), will be exempt from taxation in Spain. This exemption is not applicable to capital gains obtained by a U.S. holder through a country or territory defined as a tax haven under applicable Spanish regulations. In the case of U.S. Residents, it may be necessary to provide to the Spanish tax authorities an IRS certificate of residence in the U.S.

Spanish Wealth Tax

Unless an applicable DTT provides otherwise (and the Treaty does not provide otherwise), Spanish non-resident individuals who hold BBVA shares located in Spain or rights attached to such BBVA shares exercisable in Spain are subject to the Spanish Wealth Tax (Law 19/1991), which imposes a tax on property and rights located in Spain, or that can be exercised within the Spanish territory, on the last day of any year. Therefore, U.S. holders of BBVA shares located outside of Spain are not subject to the Spanish Wealth Tax. However, the Spanish tax authorities may argue that all shares of Spanish corporations and all ADSs representing such shares are located in Spain for Spanish tax purposes. If such a view were to prevail, non-residents of Spain who held BBVA shares on the last day of any year would be subject to the Spanish Wealth Tax for such year at marginal rates varying between 0.2% and 2.5% of the average market value of such BBVA shares during the last quarter of such year, as published by the Spanish Treasury Ministry. Non-residents of Spain should consult their tax advisors with respect to the applicability of the Spanish Wealth Tax.

Spanish Inheritance and Gift Taxes

Unless otherwise provided under an applicable DTT (and the Treaty does not provide otherwise), transfers of BBVA shares upon death or by gift to individuals not resident in Spain are subject to Spanish Inheritance and Gift Tax (Law 29/1987), if the BBVA shares are located in Spain or the rights attached to such shares are exercisable in Spain, regardless of the residence of the heir or the beneficiary. In this regard, as stated above, the Spanish tax authorities may argue that all BBVA shares are located in Spain for Spanish tax purposes.

The applicable tax rate, after considering all relevant factors, ranges between 7.65% and 81.6% for individuals. Gifts granted to non-Spanish resident corporations will be generally subject to Spanish NRIT as capital gains, without prejudice to the exemptions referred to above under section “— Taxation of Capital Gains.”

Spanish Transfer Tax

Provided that BBVA assets do not consist of, directly or indirectly, mainly (meaning more than 50%) Spanish real estate, transfers of BBVA shares will be exempt from Spanish transfer tax or value-added tax. BBVA believes that its assets do not consist, directly or indirectly, mainly of Spanish real estate.

Additionally, no Spanish Stamp Duty will be levied on subscription, acquisition or transfer of BBVA shares.

INFORMATION ABOUT THE COMPANIES

BBVA

BBVA is a highly diversified international financial group, with strengths in the traditional banking businesses of retail banking, asset management, private banking and wholesale banking. For the year ended December 31, 2006, BBVA had income attributed to the group of €4.7 billion, and as of December 31, 2006, BBVA had total assets of €411.9 billion and total equity of €22.3 billion.

BBVA’s predecessor bank, Banco Bilbao Vizcaya, referred to as “BBV,” was incorporated in Spain as a limited liability company (a sociedad anónima or “S.A.”) under the Spanish Corporation Law on October 1, 1988. BBVA was formed as the result of a merger by absorption of Argentaria, Caja Postal y Banco Hipotecario, S.A. into BBV that was approved by the shareholders of each institution on December 18, 1999 and registered on January 28, 2000.

BBVA, which operates in over 30 countries, is based in Spain and has substantial banking interests in Latin America. As of December 31, 2006, the BBVA group was composed of 304 entities located in Spain and outside of Spain that were fully consolidated.

BBVA implemented a new organizational structure during 2006, in which the business was divided into the following five business areas as of December 31, 2006:

•	Retail Banking in Spain and Portugal, which focuses on providing banking services and consumer finance to private individuals and small businesses in Spain and Portugal and includes the following business units: Financial Services; Asset Management and Private Banking; BBVA Portugal and Insurance Business in Europe;

•	Wholesale Businesses, which focuses on small- and medium-sized entities, large corporations, governmental, non-governmental organizations and institutional investor clients and includes the following business units: Corporate and Business Banking; Global Businesses; and Business and Real Estate Projects;

•	Mexico and the United States, which includes the banking, insurance and pension businesses in Mexico and the United States (including Puerto Rico);

•	South America, which includes the banking, insurance and pension businesses in South America; and

•	Corporate Activities, which manages BBVA’s overall financing needs, structural positions for interest and exchange rates and liquidity and shareholders’ funds, as well as BBVA’s portfolio of holdings in industrial and financial companies.

In December 2006, BBVA adopted a new organizational structure that it expects to implement in 2007, which is designed to streamline BBVA’s corporate structure and give greater weight and autonomy to its business units. BBVA expects to focus its operations on five major business areas: Spain and Portugal; Wholesale Businesses; South America; Mexico and the United States; and Corporate Activities.

The principal executive office of BBVA is located at Plaza de San Nicolás 4, 48005 Bilbao, Spain, and its telephone number at that location is (34) 94-487-6000. BBVA’s Internet website is www.bbva.com.

Additional information about BBVA and its subsidiaries is included in BBVA’s 2006 Form 20-F, which is incorporated by reference in this document. See “Where You Can Find More Information” on page 99.

Blue Transaction Corporation

On February 15, 2007, BBVA formed a new wholly owned subsidiary, Blue Transaction Corporation, as a Texas corporation under and in accordance with the Texas Business Organizations Code. Blue Transaction Corporation has not engaged and, prior to the share exchange, will not engage in any activities other than activities incidental to its formation and in connection with or contemplated by the transaction agreement. Immediately following the share exchange, Compass Virginia will merge with and into Blue Transaction

Corporation in the final merger. Blue Transaction Corporation will be the surviving corporation of the final merger and will be renamed “Compass Bancshares, Inc.” following completion of the transaction. The address of the principal executive office of Blue Transaction Corporation is Waterway Plaza Two, 10001 Woodloch Forest Drive, Suite 610, The Woodlands, Texas 77380, and its telephone number is (832) 813-7700. For additional information about the transaction, see “The Transaction Agreement” on page 45.

Compass

Compass is a financial services company with its principal place of business in Birmingham, Alabama. Compass was organized in 1970 as “Central and State National Corporation of Alabama.” Compass has two bank subsidiaries. Compass’ principal bank subsidiary is Compass Bank, an Alabama banking corporation headquartered in Birmingham, Alabama. Compass Bank currently operates in Alabama, Arizona, Texas, Colorado, Florida and New Mexico. Compass’ other bank subsidiary is Central Bank of the South, an Alabama banking corporation headquartered in Anniston, Alabama. Central Bank of the South has limited activities.

Compass Bank conducts a general commercial banking and trust business at 415 banking centers, including 164 in Texas, 89 in Alabama, 75 in Arizona, 44 in Florida, 33 in Colorado, and 10 in New Mexico. In addition, Compass Bank operates loan production offices in Georgia, Kentucky and Maryland. Compass Bank performs banking services customary for full service banks of similar size and character. Such services include receiving demand and time deposits, making personal and commercial loans and furnishing personal and commercial checking accounts. Compass Bank, through its Wealth Management segment and wholly owned subsidiaries, St. Johns Investment Management Company and Stavis, Margolis Advisory Services, Inc., offers its customers a variety of fiduciary services, including portfolio management and administration and investment services to estates, trusts and employee benefit plans. Compass Bank, through its wholly owned subsidiary, Compass Insurance Agency, Inc., makes available to its customers and others, as agent for a variety of insurance companies, term life insurance, fixed-rate annuities, property and casualty insurance and other insurance products. Compass Mortgage Corporation, Arizona Financial Products, Inc. and Compass Southwest, L.P., wholly owned subsidiaries of Compass Bank, provide loans and related products to consumers and investor advisory services to Compass Bank and others.

Compass Bank provides correspondent banking services, including educational seminars and operational and investment services, to approximately 1,000 financial institutions located throughout the United States. Through its Correspondent and Investment Services Department, Compass Bank distributes or makes available a variety of investment services and products to institutional and individual investors, including institutional sales, bond accounting, safekeeping and interest rate risk analysis services. Through its wholly owned subsidiary Compass Brokerage Services, Inc., Compass Bank also provides discount brokerage services, mutual funds and variable annuities to individuals and businesses. Compass Bank provides lease financing services to individuals and businesses through its wholly owned subsidiary Compass Financial Corporation.

The principal executive office of Compass is located at 15 South 20th Street, Birmingham, AL 35233, and its telephone number is (205) 297-3000. Compass’ Internet website is www.compassbank.com.

Circle Merger Corp.

Circle Merger Corp., referred to in this document as “Compass Virginia,” was incorporated in Virginia on February 15, 2007 and is a direct, wholly owned subsidiary of Compass, formed by Compass solely for purposes of completing the transaction with BBVA. Compass Virginia has not engaged and, prior to the reincorporation merger, will not engage in any activities other than activities incidental to its formation and in connection with or contemplated by the transaction agreement. The address of the principal executive office of Compass Virginia is c/o Compass Bancshares, Inc., 15 South 20th Street, Birmingham, AL 35233, and its telephone number is (205) 297-3000.

COMPASS COMMON STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is information concerning the share ownership of each executive officer of Compass and each other director of Compass and all directors and executive officers as a group. As of March 10, 2007, there was no person known to Compass to be the beneficial owner of more than five percent (5%) of Compass’ outstanding shares of common stock.

	Shares Beneficially
	Owned at 3/10/07		Percent of
Name and Age	(1)(2)		Class

Directors
James H. Click	283,160		*
Charles W. Daniel	889,606	(3)	*
William Eugene Davenport	51,370		*
Tranum Fitzpatrick	216,522		*
Carl J. Gessler, Jr., M.D.	60,659		*
D. Paul Jones, Jr.	2,226,740		1.7
Charles E. McMahen	314,734		*
John S. Stein	163,602		*
J. Terry Strange	24,810		*

Executive Officers Who Are Not Also Directors of Compass
James D. Barri	163,943		*
George M. Boltwood	213,299		*
Gregory P. Deming	72,989		*
E. Lee Harris	131,389		*
Garrett R. Hegel	312,996		*
William C. Helms	108,048		*
Clayton D. Pledger	138,912		*
Jerry W. Powell	236,055		*
G. Ray Stone	444,378		*
Directors, nominees, and executive officers as a group (18 persons)	6,053,212		4.6

*	Less than one percent (1%)

(1)	The amounts shown represent the total shares owned directly by such individuals together with shares held in the name of spouses, minor children, certain relatives, certain revocable trusts of which the individual is a trustee or beneficiary, employee benefit plans, certain affiliated companies and foundations of which the individual serves as a trustee or managing member, as applicable.

(2)	Also includes stock options that are exercisable as of, or will become exercisable within 60 days of, March 10, 2007, as follows:

Daniel	10,000	Click	10,000	Harris	70,687
Davenport	10,000	Fitzpatrick	10,000	Hegel	234,232
McMahen	140,400	Stein	10,000	Helms	86,118
Gessler	10,000	Barri	124,951	Pledger	105,083
Jones	1,123,888	Boltwood	82,553	Powell	58,114
Strange	10,000	Deming	47,187	Stone	162,899

(3)	Includes 354,923 shares held by Daniel Limited Liability Company, with respect to which Mr. Daniel disclaims beneficial ownership.

COMPARISON OF YOUR RIGHTS AS A HOLDER OF COMPASS SHARES AND
YOUR RIGHTS AS A POTENTIAL HOLDER OF BBVA ORDINARY SHARES OR BBVA ADSs

BBVA is a company organized under the laws of the Kingdom of Spain and is governed by the Spanish Corporation Law. The rights of holders of BBVA ordinary shares are governed by Spanish law and by BBVA’s bylaws. Compass is a Delaware corporation and is governed by the Delaware General Corporation Law (“DGCL”). The rights of Compass stockholders are governed by Delaware law and by Compass’ restated certificate of incorporation and amended and restated bylaws. Upon completion of the transaction to the extent you will become a shareholder of BBVA, your rights will be governed by Spanish law, BBVA’s bylaws and the deposit agreement under which the BBVA ADSs are issued, if applicable. See “Description of BBVA Ordinary Shares” and “Description of BBVA American Depositary Shares” for more information about BBVA shares.

The following discussion of the material differences between the rights of BBVA shareholders and Compass stockholders is only a summary and does not purport to be a complete description of these differences. The following discussion is qualified in its entirety by reference to the Spanish Corporation Law and the DGCL, as well as the full text of the BBVA bylaws, which are filed as exhibits to the registration statement in which this document is included, and the Compass restated certificate of incorporation and the Compass amended and restated bylaws, copies of which are on file with the SEC. For information on how you can obtain copies of these documents, see “Where You Can Find More Information” on page 99.

COMPASS	BBVA

CORPORATE GOVERNANCE

Compass’ restated certificate of incorporation, its amended and restated bylaws and the DGCL govern the rights of holders of Compass common stock.	BBVA’s bylaws and the Spanish Corporation Law, as amended from time to time, govern the rights of holders of BBVA ordinary shares.

AUTHORIZED CAPITAL STOCK

Authorized Shares.  At March 30, 2007, the total number of authorized shares of Compass capital stock was 325 million shares, consisting of 300 million shares of Compass common stock, par value $2.00 per share, and 25 million shares of Compass preferred stock, par value $0.10 per share.

Authorized shares.  At March 30, 2007, the capital stock of BBVA consisted of 3,551,969,121 shares, nominal value €0.49 per share.

Upon Completion of the Transaction. The capital stock of BBVA is expected to consist of 3,747,969,121 shares, nominal value €0.49 per share.

VOTING RIGHTS; ACTION BY WRITTEN CONSENT

Voting Rights. The holders of Compass common stock are entitled to one vote per share on all matters presented to stockholders

Action by Written Consent.  Compass’ restated certificate of incorporation permits stockholder action by unanimous written consent.

Voting Rights.  Each BBVA ordinary share and, indirectly, each BBVA ADS, is entitled to one vote.

Action by Written Consent.  BBVA’s bylaws and the Spanish Corporation Law do not permit shareholder action without a meeting.

COMPASS	BBVA

AMENDMENT TO THE CERTIFICATE OF INCORPORATION

Under Delaware law, amendments to a corporation’s certificate of incorporation must be approved by a resolution of the board of directors declaring the advisability of the amendment, and by the affirmative vote of a majority of the outstanding shares entitled to vote. If an amendment would increase or decrease the number of authorized shares of such class, increase or decrease the par value of the shares of such class or alter or change the powers, preferences or other special rights of a class of outstanding shares so as to affect the class adversely, then a majority of shares of that class also must approve the amendment. Delaware law also permits a corporation to require in its certificate of incorporation a greater proportion of voting power to approve a specified amendment.	Not applicable.

Compass’ restated certificate of incorporation provides that amendment of the certificate’s business combinations provisions (described below), as well as the provisions relating to the board of directors, the bylaws, and stockholder meetings and actions, will generally require the affirmative vote of

(i) (a) 80% of the total number of directors of the board if there were no vacancies, and

    (b) a majority of ‘‘continuing directors” (directors who were members of the board prior to the time a person acquired more than 10% of the stock of Compass or a person designated as such by a majority of the then-continuing directors), and

(ii) (a) holders of 80% or more of the outstanding voting shares, and

    (b) holders of a majority of the outstanding voting shares that are not beneficially owned by a holder of 5% or more of Compass’ voting shares or a person who is an affiliate of Compass and owned 5% or more of Compass’ voting shares within the preceding 5 years (such a holder is referred to as a ‘‘related person”).

COMPASS	BBVA

In addition, amendment of the certificate’s provision relating to a business combination with a related person (as defined above) requires the affirmative vote of holders of at least 95% of the outstanding voting shares and the affirmative vote of a majority of the outstanding voting shares that are not beneficially owned by a related person. This heightened voting requirement does not apply to any amendment that is recommended to stockholders by the favorable vote of not less than a majority of the continuing directors (as defined above).
AMENDMENT TO THE BYLAWS

Compass’ restated certificate of incorporation authorizes the Compass board to adopt, amend or repeal Compass’ bylaws at any regular or special meeting solely upon the affirmative vote of both 80% of the board and a majority of the continuing directors (as defined above). Compass’ bylaws may also be repealed, altered, amended or new bylaws adopted by the 80% of the outstanding voting shares or by a majority of the outstanding voting shares that are not beneficially owned by a related person.	BBVA’s bylaws may be altered, amended, added to or repealed by a resolution duly adopted by a majority at a general shareholders’ meeting, subject to certain quorum and voting requirements established by BBVA’s bylaws and the Spanish Corporation Law.
RIGHT TO DIVIDENDS

Holders of Compass common stock are entitled to receive dividends ratably when, as and if declared by the Compass board of directors from assets legally available for payment of dividends, after payment of all dividends on preferred stock, if any is outstanding.	BBVA shareholders have the right to participate in any dividend payment in proportion to the paid-in capital corresponding to their BBVA ordinary shares.
APPRAISAL RIGHTS

Delaware law provides stockholders of a corporation involved in a merger the right to a judicial appraisal of their shares and to receive payment of the fair value of their stock so appraised in some mergers. However, appraisal rights are not available to holders of stock:

  • listed on a national securities exchange;

  • designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc.; or
Under Spanish law, under very limited circumstances (such as a change in the corporate purpose or the transfer of the corporate domicile to another country), shareholders that have not voted in favor of the corresponding resolution will have the right to separate from the company and to receive the value of their shares which, in the event of listed companies, will be an amount equal to the average quotation for the last quarter.

• held of record by more than 2,000 stockholders;

COMPASS	BBVA

unless holders of such stock are required to accept in the merger anything other than any combination of:

• shares of stock or depositary receipts of the surviving corporation in the merger;

• shares of stock or depositary receipts of another corporation that, at the effective date of the merger, will be

(i) listed on a national securities exchange,

(ii) designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc., or

(iii) held of record by more than 2,000 holders; or

• cash in lieu of fractional shares of the stock or depositary receipts received.

In addition, appraisal rights are not available to the holders of stock of the surviving corporation in the merger, if the merger does not require the approval of the stockholders of that corporation.
PREEMPTIVE RIGHTS

The holders of Compass common stock do not have preemptive rights to subscribe for a proportionate share of any additional securities issued by Compass before such securities are offered to others.	Pursuant to the Spanish Corporation Law, any shareholder has, except in certain circumstances, a general preemptive right to subscribe for new shares in a capital increase in proportion to the number of shares it holds. These preemptive rights may be abolished under certain circumstances by a resolution passed at the shareholders’ meeting.
ATTENDANCE AND VOTING AT MEETINGS OF STOCKHOLDERS

Every stockholder of record as of the applicable record date has the right to notice of and to vote, in person or by proxy, at any stockholders’ meeting.	BBVA shareholders have the right to attend and vote at shareholders’ meetings if they hold 500 or more BBVA ordinary shares duly registered in the book-entry record of BBVA ordinary shares at least five days prior to the day on which a general shareholders’ meeting is scheduled to be held.

COMPASS	BBVA

SPECIAL MEETINGS OF STOCKHOLDERS

Special meetings of stockholders may be called only by the chairman of the board of directors or if requested by 80% of the board of directors.	Extraordinary general shareholders’ meetings of BBVA may be called from time to time by the BBVA board of directors at its discretion. The BBVA board of directors will call an extraordinary general shareholders’ meeting if requested to do so by BBVA shareholders representing at least five per cent of BBVA share capital.

Shareholders representing at least five percent of BBVA share capital have the right to request that the board of directors call an extraordinary general shareholders’ meeting to vote on any matters indicated in such request.
STOCKHOLDER PROPOSALS AND NOMINATIONS

Compass’ restated certificate of incorporation and bylaws establish procedures that shareholders must follow to nominate persons for election to the Compass board of directors. The stockholder making the nomination must deliver notice to Compass’ secretary between 14 and 60 days before the meeting of the stockholders called to elect directors. However, if less than 21 days’ notice is given of the meeting date, that notice by the stockholder must be delivered by the tenth day after the day on which notice of the meeting was mailed to stockholders. The notice must set forth certain information about the person to be nominated similar to information required for disclosure in proxy solicitations for director election pursuant to Exchange Act Regulation 14A.	For five days immediately following notice of a general shareholders’ meeting, shareholders representing at least five percent of BBVA share capital will have the right to request the inclusion of additional matters on the agenda of such meeting.

COMPASS	BBVA

SHAREHOLDER SUITS

Under Delaware law, stockholders may bring derivative actions on behalf of the corporation to enforce the rights of the corporation. Prior to bringing an action, a stockholder plaintiff is required to make a demand on the directors of the corporation to assert the claim, unless it is able to show that making such a demand would be futile. In order to maintain a derivative suit, a person must have been a stockholder at the time of the transaction that is the subject of the suit and must also generally maintain its status as a stockholder throughout the duration of the suit.

In certain circumstances, class action lawsuits are available to stockholders.	Corporate action for liability (acción social de responsabilidad) against directors of a company will usually be brought by the company itself if shareholders of the company pass a resolution to that effect at a shareholders’ meeting. Such a resolution may be presented and voted on even if it not on the agenda.

Under the Spanish Corporation Law, however, shareholders representing at least five percent of the share capital of the company may jointly initiate a corporate action for liability against one or more directors to recover any damages incurred by the company as a result of the directors’ liability. Such corporate action may only be brought by shareholders if:

• the directors of the company do not call a shareholders’ meeting to vote on the matter as requested by shareholders;

• the company does not initiate a corporate action for liability within one month of the shareholders’ meeting that approved such action; or

• a resolution against instituting a corporate action for liability is passed at a shareholders’ meeting.

Class action suits are not available under Spanish law to shareholders pursuing claims against the directors of a company. Under the Spanish Corporation Law, each shareholder may only take individual action against the directors for damages caused by directors’ acts that directly and negatively affect the shareholder’s interests (acción individual de responsabilidad).

COMPASS	BBVA

RIGHTS OF INSPECTION

Under Delaware law, stockholders have the right to inspect during normal business hours the corporation’s stock ledger, a list of the corporation’s stockholders, and other books and records of the corporation, after making a written demand stating their purpose so long as the purpose is reasonably related to the person’s interest as a stockholder.	Shareholders do not have the right to inspect the books and records of the company under the Spanish Corporation Law or BBVA’s bylaws.

No later than seven days before a shareholders’ meeting, shareholders have the right to request any information or clarification from, or submit any written question to, the board of directors about matters on the agenda of the shareholders’ meeting.

Shareholders may also request further information or clarification from, or submit any written questions to, the board of directors regarding public information that BBVA furnished to the CNMV since the last shareholders’ meeting. Directors must respond to any requests by the day of the shareholders’ meeting.

During the shareholders’ meeting, shareholders may verbally request any information or clarification regarding matters on the agenda. If the request cannot be responded to immediately, directors must provide the requested information or clarification in writing within 7 days of the shareholders’ meeting.

Notwithstanding the above, directors will not be obliged to provide information requested if the chairman of the board of directors determines that making the information public is detrimental to BBVA’s best interests. Information may not be withheld for any reason, however, if the request for information is supported by shareholders representing at least one fourth of BBVA’s share capital.

Shareholders do not have the right to inspect the shareholder list of the company under the Spanish Corporation Law or BBVA’s bylaws.

Information on significant shareholdings is public information under Spanish law and may be found on the CNMV’s website.

COMPASS	BBVA

BOARD OF DIRECTORS
Size and Classification of Board of Directors

The Compass board of directors currently has nine directors. Compass’ restated certificate of incorporation provides for a classified board of directors, dividing the Compass board of directors into three classes, with one class elected each year and with each director elected for a term of three years. Currently, three directors serve as Class I directors, three directors serve as Class II directors, and three directors serve as Class III directors.	The BBVA board of directors currently consists of 14 directors. BBVA’s bylaws provide that the number of directors will not be fewer than nine nor more than 16. Each director is elected for a five-year term.

Election

Delaware law provides that, unless the certificate of incorporation or the bylaws specify otherwise, a corporation’s directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Each Compass share carries one vote per director to be elected. Holders of Compass common stock are not entitled to cumulate their votes in the election of directors.	Directors are appointed by a majority vote at a shareholders’ meeting. Each BBVA ordinary share entitles the shareholder to one vote regarding the election of directors.

In the event of a vacancy on the BBVA board of directors, shareholders who voluntarily aggregate their BBVA ordinary shares, so that the aggregate number of BBVA ordinary shares they hold is equal to or greater than the result of dividing the total BBVA capital stock by the number of directors on the BBVA board of directors, have the right to appoint a corresponding proportion of directors (rounded downward to the nearest whole number) to the board of directors. Shareholders who exercise this right may not vote on the appointment of other members of the BBVA board of directors.
Removal

Compass’ restated certificate of incorporation provides that the directors are classified and elected for staggered terms, and any removal must be for cause by the holders of 80% or more of voting shares and by a majority of the outstanding voting shares that are not beneficially owned by a related person (as defined above).	Directors may be removed by adoption of a shareholders’ resolution by majority vote at the ordinary or an extraordinary general shareholders’ meeting at any time.

COMPASS	BBVA

Vacancies

Compass’ restated certificate of incorporation provides that any vacancies in the board of directors for any reason may be filled only by the board of directors, acting by vote of 80% of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified.	In general, directors are appointed by shareholders at a general shareholders’ meeting, but the board of directors may, by majority vote, temporarily appoint a shareholder as a director to fill a vacancy on the board of directors until such appointment is submitted for approval by the shareholders at the next general shareholders’ meeting.
Director Liability and Indemnification

Compass’ restated certificate of incorporation provides that no director will be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty, except for breaches of the director’s duty of loyalty to the corporation or its stockholders, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, willful or negligent violation of provisions of the DGCL governing payment of dividends and stock purchases or redemptions, or any transaction from which the director derived an improper personal benefit.	Directors are liable to BBVA, BBVA shareholders and creditors of BBVA for any damage that they may cause by acts or omissions that violate law or BBVA’s bylaws, or for acts performed in breach of the duties inherent in the discharge of their office.

Compass’ bylaws authorize indemnification of officers, directors and others to the fullest extent permitted by Delaware law.

COMPASS	BBVA

ANTI-TAKEOVER PROVISIONS
Business Combinations

Delaware has enacted anti-takeover legislation restricting the ability of publicly held Delaware corporations from engaging in a ‘‘business combination”’ with an ‘‘interested stockholder,” as those terms are defined in that section, for a period of three years after the date of the transaction in which the stockholder became an interested stockholder, unless the transaction was approved by the board prior to the time the stockholder became an interested stockholder, the transaction in question resulted in the interested stockholder’s owning at least 85% of the corporation’s voting stock (subject to certain adjustments), or the business combination is approved by the board of directors and the holders of at least 66 2/3% of the outstanding voting stock not held by the interested stockholder. Compass has opted out of this provision.	Not applicable.

Compass’ restated certificate of incorporation provides for heightened voting requirement, with certain exceptions, for business combinations with a related person. Approval of such a business combination requires the affirmative vote of an 80% or 95% supermajority of the outstanding voting shares (depending on the circumstances of the transaction) and the approval of holders of a majority of the outstanding voting shares that are not beneficially owned by a related person. The heightened voting requirement does not apply to either (a) combinations approved by 80% of the total number of directors that Compass would have if there were no board vacancies, or (b) business combinations that meet certain criteria regarding consideration value and form and other procedural requirements.
Mandatory Tender Offer

Not applicable.	Spanish law requires that an investor seeking to acquire a significant holding in a listed company (including certain cases where the appointment of a given number of directors is sought) must first make a tender offer to all shareholders of the company on the same terms and conditions.

COMPASS	BBVA

A tender offer for at least 10% of the capital stock of the company must be made when an investor seeks:

• to acquire more than 25% but less than 50% of the company;

• to acquire less than 25% of the company, but with the intention of appointing more than one-third but less than one-half plus one of the directors; or

• to acquire 6% or more of the company in a 12-month period, provided that the investor already owns between 25% and 50% of the company.

A tender offer for all the capital stock of the company must be made when an investor seeks:

• to acquire a stake of 50% or more of the company; or

• to acquire less than 50% of the company, but with the intention of appointing more than half of the directors.

Legislation is currently pending in Spanish Parliament to adopt Directive 2004/25/EC of the European Parliament and of the Council dated April 21, 2004 into Spanish law. Such legislation will materially amend the current tender offer rules in Spain. Under the currently proposed legislation, anyone who directly or indirectly acquires 30% or more of the voting capital of a listed company, or a smaller stake but appoints more than half of the directors, will have to make a tender offer for all the shares of the company at a fair price. The price will be considered fair if it is at least equal to the highest price that would have been paid by the party obliged to make the offer or by persons acting in concert during a certain period of time before the offer. The wording of the legislation may change during its passage through Spanish Parliament, and the enacted legislation may be different than the description of the proposed legislation described above.

COMPASS	BBVA

DUTIES OF DIRECTORS

The board of directors is responsible for managing the business and affairs of a corporation under Delaware law. In discharging that responsibility, directors of Delaware corporations owe a duty of care and a duty of loyalty to the corporation, as well as to its stockholders. The Delaware courts have made clear that directors are required to exercise an informed business judgment in the performance of their duties. To do so, directors must have informed themselves of all material information reasonably available to them.	BBVA directors must carry out the duties associated with their positions on the board of directors and in the board committees that they sit on, in accordance with the Spanish Corporation Law, BBVA’s bylaws, BBVA’s regulations on corporate governance and any resolutions adopted by BBVA’s administrative bodies.

The Spanish Corporation Law establishes a number of duties for directors, including that:

• Directors shall discharge their office with the diligence of an orderly trader and of a loyal representative.

• Each director must diligently report the conduct of the business of the company.

• Directors must fulfill the duties imposed by statute and BBVA’s bylaws with faithfulness to the corporate interest, understood as the interests of the company.

• Directors shall refrain from using the name of the company or to avail themselves of their status as directors of the company to perform transactions on their own behalf or on the behalf of persons affiliated with them.

• No director may enter into, for his own benefit or for the benefit of persons affiliated with him, any investments or transactions related to the assets of the company of which he may have become aware in the discharge of his duties, where the investment or the transaction was offered to the company or the company has an interest in it, unless the company has rejected the transaction or investment without any influence exerted by the director in question.

• Directors must report to the board of directors any potential direct or indirect conflict of interest they may have with the company. In the event of a conflict of interest, the directors with such conflict shall refrain from participating in the transaction to which such conflict relates. In any case, instances of conflict of interest of directors of the company must be stated in the annual report of the company.

COMPASS	BBVA

• Directors must report (i) any shareholding they hold in companies performing activities that are the same, similar or supplementary to those comprising the corporate purpose of the company in which they are directors as well as the offices they hold or duties they discharge in such companies and (ii) any activities they perform on their own behalf or on behalf of a third party that are the same, similar or supplementary to those comprising the corporate purpose of the company in which they are directors.

• Directors must not divulge confidential information of the company and are obligated to keep in confidence any information, data, reports or background details that they receive in their capacity as directors, even after they no longer hold their positions. Directors may not disclose such information to third parties or where it might have adverse consequences to the interest of the company. Directors may, however, communicate or disclose such items when permitted to do so by Spanish law or when they are required to disclose such items to the supervisory authorities, so long as such items are disclosed according to the procedures set out by the relevant law or authorities.

BBVA ADS PRE-RELEASE; VOTING OF BBVA ADSs; AMENDMENT OF DEPOSIT AGREEMENT

Not applicable.	BBVA ADS Pre-Release. In certain circumstances, the depositary may issue BBVA ADSs before the deposit of BBVA ordinary shares.

Voting of BBVA ADSs.  If the BBVA ADS holders do not instruct the depositary to vote the underlying shares, a proxy will be given to a board designee unless the board informs the depositary that:
• the board does not want that proxy to be given;
• substantial opposition exists to the matter at hand; or
• the matter at hand materially affects the rights of BBVA’s shareholders.

Amendment of Deposit Agreement. An amendment that increases certain charges or otherwise prejudices substantial existing rights of holders will not become effective until three months after notice of the amendment.

DESCRIPTION OF BBVA ORDINARY SHARES

The following summary describes all material considerations concerning the capital stock of BBVA and briefly describes all material provisions of BBVA’s bylaws (estatutos) and Spanish law. Copies of BBVA’s bylaws are incorporated by reference and will be furnished to Compass stockholders upon request.

General

The issued share capital of BBVA as of March 30, 2007 was €1,740,464,869.29 represented by 3,551,969,121 BBVA ordinary shares, with a nominal value per BBVA ordinary share of €0.49. Non-residents of Spain may hold and vote shares subject to the restrictions set forth below.

Attendance and Voting at Shareholders’ Meetings

Each BBVA ordinary share entitles the shareholder to one vote. Any BBVA ordinary share may be voted by written proxy. Proxies may be given only to another shareholder. Proxies are valid only for a general shareholders’ meeting. A single shareholder may not be represented at a general shareholders’ meeting by more than one shareholder.

Shareholders’ meetings.  Pursuant to the BBVA’s bylaws and to the Spanish Corporation Law, general meetings of shareholders of BBVA may be ordinary or extraordinary.

Ordinary general shareholders’ meetings must take place within the first six months of each fiscal year on a date fixed by the board of directors. Extraordinary general shareholders’ meetings may be called from time to time by the BBVA board of directors at its discretion. The BBVA board of directors must call extraordinary general shareholders’ meetings if so requested by shareholders representing at least five per cent of BBVA share capital.

At ordinary general shareholders’ meetings, shareholders are requested to approve the BBVA board of directors’ management of BBVA for the previous fiscal year, the annual accounts of the previous fiscal year and the application of the net income or loss. All other matters may be addressed at extraordinary general shareholders’ meetings called for such purpose. Such other matters can also be voted in ordinary general shareholders’ meetings if such items are included on the agenda.

A universal shareholders’ meeting, at which 100% of the share capital is present or duly represented, is considered valid even if no notice of such meeting was given, and, with unanimous agreement, shareholders may consider any matter at such a meeting.

Convening notice.  Notices of all BBVA general shareholders’ meetings must be published in the Official Gazette of the Commercial Registry (Boletín Oficial del Registro Mercantil) and in a widely circulated newspaper in Vizcaya, the Spanish province where the registered office of BBVA is located, at least one month prior to the date of the meeting. The notice must indicate the date of the meeting on the first call and all the matters to be considered at the meeting, along with other information required by the Spanish Corporation Law. The notice may also include the date on which the meeting should be held on the second call. At least twenty-four hours should be allowed to elapse between the first call and the second call.

Place of Meeting.  General meetings must be held in Bilbao, Spain, where BBVA has its registered office, on the date indicated in the convening notice.

Right of attendance.  The owners of five hundred or more BBVA ordinary shares which are duly registered in the book-entry record for BBVA ordinary shares at least five days prior to the general shareholders’ meeting are entitled to attend. The holders of fewer than five hundred BBVA ordinary shares may aggregate their shares by proxy to represent at least five hundred BBVA ordinary shares and appoint a member of the group as their representative at the meeting.

Quorums.  Under BBVA’s bylaws and the Spanish Corporation Law, general shareholders’ meeting shall be duly constituted on the first call if BBVA shareholders holding at least 25% of the share capital are present or represented by proxy. On the second call of a general shareholders’ meeting, there is no quorum requirement.

Notwithstanding the above, certain special events require a quorum of shareholders, present or represented by proxy, holding at least 50% of the share capital on first call of the general shareholders’ meeting and no less than 25% of the share capital on the second call of the general shareholders’ meeting. Those special events are: (i) issuance of bonds; (ii) increase or decrease in capital; (iii) mergers or partial spin-offs; and (iv) in general, any modification of the bylaws. If at the second call of the general shareholders’ meeting the shareholders present or represented by proxy constitute less than 50% of the share capital, resolutions regarding such matters will be adopted with the approval of two-thirds of the share capital present or represented by proxy at such meeting.

BBVA’s bylaws also require the presence, in person or represented by proxy, of two-thirds of the share capital on first call or 60% of the share capital on the second call, at general shareholders meetings in order to adopt resolutions that regard: (i) amendment of the corporate purpose; (ii) transformation of BBVA’s legal status; (iii) total spin-off; (iv) dissolution of BBVA; and (v) amendment of the second paragraph of article 25 of BBVA’s bylaws, which establish this stricter quorum requirement.

Adoption of resolutions.  Subject to the higher vote requirements described in the previous paragraphs, adoption of resolutions requires a majority vote at the general shareholders’ meeting.

Validly adopted resolutions are binding on all the shareholders, including those who were absent, dissented or abstained from voting.

Any resolution adopted at the general shareholders’ meeting that is contrary to Spanish law can be contested by any shareholder. Resolutions adopted at the general shareholders’ meeting that are contrary to BBVA’s bylaws or that are harmful to the BBVA’s interests to the benefit of one or more shareholders or third parties can be contested by the shareholders who attend the meeting and record their opposition to the resolution in the minutes of the meeting , by shareholders who were absent or by shareholders unlawfully prevented from voting at the meeting.

Under the Spanish Corporation Law, in the event of a vacancy on the BBVA board of directors, shareholders who voluntarily aggregate their BBVA ordinary shares, so that the aggregate number of BBVA shares they hold is equal to or greater than the result of dividing the total capital stock by the number of directors on the BBVA board of directors, have the right to appoint a corresponding proportion of the directors (rounded downward to the nearest whole number) to the board of directors. Shareholders who exercise this right may not vote on the appointment of other directors to the BBVA board of directors.

Preemptive Rights

Pursuant to the Spanish Corporation Law, shareholders and holders of convertible bonds have preemptive rights to subscribe for any new BBVA shares (except where the new BBVA ordinary shares are issued pursuant to the conversion of convertible bonds to shares, the absorption of another company, or the acquisition of part of the net assets of another company by means of a spin-off) and for bonds issued which are convertible into BBVA shares. These preemptive rights may be abolished in certain circumstances by shareholder vote in accordance with Article 159 of the Spanish Corporation Law.

Form and Transfer

BBVA ordinary shares are in book-entry form and are indivisible. Joint holders must nominate one person to exercise their rights as shareholders, though joint holders are jointly and severally liable for all obligations arising from their status as shareholders. IBERCLEAR, which manages the clearance and settlement system of the Spanish Stock Exchanges, maintains the central registry of BBVA ordinary shares reflecting the number of BBVA ordinary shares held by each of its participant entities (entidades participantes) as well as the number of such shares held by beneficial owners. Each participant entity in turn maintains a register of the owners of such shares.

Transfers of BBVA ordinary shares quoted on the Spanish Stock Exchanges must be made by book-entry registry or delivery of evidence of title to the buyer, through or with the participation of a member of the Spanish Stock Exchanges that is an authorized broker or dealer. Transfers of BBVA ordinary shares may also be subject to certain fees and expenses.

Reporting Requirements

As BBVA ordinary shares are listed on the Spanish Stock Exchanges, the acquisition or disposition of BBVA ordinary shares must be reported within seven business days of the acquisition or disposition to BBVA, the CNMV, the relevant Spanish Stock Exchanges and, where the person or group effecting the transaction is a non-Spanish resident, the Spanish Registry of Foreign Investment, where:

•	in the case of an acquisition, the acquisition results in that person or group holding 5% (or successive multiples thereof) of BBVA share capital; or

•	in the case of a disposal, the disposition reduces shares held by a person or group below a threshold of 5% (or successive multiples thereof) of BBVA share capital.

Each member of the BBVA board of directors must report to BBVA, the CNMV and the relevant Spanish Stock Exchanges, shares and stock options held at the time they joined the board of directors. Furthermore, each member of the BBVA board of directors must similarly report any acquisition or disposition, regardless of size, of BBVA shares or stock options.

Additional disclosure obligations apply to voting agreements and to purchasers in jurisdictions designated as tax havens or lacking adequate supervision.

Restrictions on Acquisitions of BBVA Ordinary Shares

Because BBVA is a Spanish bank, the acquisition or disposition of a significant participation of BBVA shares is subject to certain restrictions.

Spanish law provides that any individual or corporation that intends to acquire, directly or indirectly, a significant participation (participación significativa) in a Spanish bank must obtain the prior approval of the Bank of Spain, and the potential acquirer must notify the Bank of Spain of its intention, including the amount of the participation to be acquired, the terms and conditions of the acquisition and the period in which it intends to execute the transaction. A significant participation is considered to be five percent of the outstanding share capital of a bank or a lower percentage if such holding allows for the exercise of a significant influence.

Any individual or company that intends to increase, directly or indirectly, its share capital or voting rights to threshholds at or above 10%, 15%, 20%, 25%, 33%, 40%, 50%, 66% or 75% (after the acquisition) is required to give prior notice to the Bank of Spain of such transaction.

Any acquisition without such prior notification, before three months have elapsed after the date of such notification or against the objection of the Bank of Spain, will result in appropriate sanctions and:

•	the acquired shares having no voting rights; and

•	if considered appropriate, the Bank of Spain may take control of the target bank or replace its directors.

The Bank of Spain has three months to object to a proposed transaction. The Bank of Spain may base an objection on the view that it does not consider the potential acquirer suitable to guarantee the sound and prudent operation of the target bank.

Any individual or institution that intends to sell its significant participation or reduce the above-mentioned percentages, or which, because of such sale, loses control of the entity, must give prior notice to the Bank of Spain, indicating the amount to be sold and the period in which the transaction is to be executed. Non-compliance with this requirement will result in sanctions.

Spain’s Ministry of Economy and the Treasury, following a proposal by the Bank of Spain, may, whenever the control by a person with a significant participation may jeopardize the sound and prudent management of a credit institution, adopt any of the following measures as deemed appropriate:

•	suspend the voting rights corresponding to such shares for up to three years;

•	take control of the bank or replace the directors; or

•	revoke the bank’s license.

DESCRIPTION OF BBVA AMERICAN DEPOSITARY SHARES

The Bank of New York delivers BBVA ADSs and executes and delivers the BBVA ADRs. Each BBVA ADS represents an ownership interest in one BBVA ordinary share. The BBVA ordinary shares will be deposited with BBVA, The Bank of New York’s custodian in Spain. Each BBVA ADS will also represent securities, cash or other property deposited with The Bank of New York but not distributed to BBVA ADS holders. The Bank of New York’s Corporate Trust Office is located at 101 Barclay Street, New York, NY 10286 and its principal executive office is located at One Wall Street, New York, NY 10286.

Because The Bank of New York will actually hold the BBVA ordinary shares, you must rely on it to exercise the rights of a shareholder. The obligations of The Bank of New York are set out in a deposit agreement among BBVA, The Bank of New York, as depositary, and BBVA ADS holders, referred to as the deposit agreement. The deposit agreement and the BBVA ADSs are generally governed by New York law.

The following is a summary of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire agreement and the BBVA ADR. Copies of the deposit agreement and the form of BBVA ADR are available for inspection at the Corporate Trust Office of The Bank of New York at the address set forth above.

Deposit and Withdrawal of Deposited Securities

The depositary has agreed that upon the execution in favor of the depositary or its nominee and delivery to the custodian or depositary (if to the depositary, then at the expense and risk of the depositor) of either (i) a certificate of title which has been executed by a Spanish stockbroker and, if required, certificates representing such shares to the custodian together with any documents and payments required under the deposit agreement or (ii) any other evidence of ownership of shares as recognized under the laws of Spain from time to time, and acceptable to the custodian, the depositary will have for delivery at the depositary’s corporate trust office to or upon the order of the person specified by the depositor at the address set forth above, upon payment of the fees, charges and taxes provided in the deposit agreement, registered in the name of such person or persons as specified by the depositor, the number of BBVA ADSs issuable in respect of such deposit.

Upon surrender of BBVA ADSs at the depositary’s corporate trust office, together with written instructions from the person or persons in whose name the BBVA ADSs are registered, and upon payment of such charges as are provided in the deposit agreement and subject to its terms, the depositary shall request the execution of evidence of ownership in favor of such persons designated in the written instrument and the delivery of such evidence of ownership (by book-entry transfer or physical delivery) of the deposited shares represented by the surrendered BBVA ADSs and any other property that the surrendered BBVA ADRs represent the right to receive. Such delivery is to take place at the office of the custodian or at the depositary’s office as the person designated in the written instructions may request.

If a person presents for deposit shares with different distribution rights than other deposited shares, the depositary shall identify them separately until such time as the distribution rights are the same.

Pre-Release of BBVA ADSs

In certain circumstances, subject to the provisions of the deposit agreement, and with BBVA’s written consent, The Bank of New York may execute and deliver BBVA ADSs before the deposit of the underlying shares. This is called a pre-release of the BBVA ADS. The Bank of New York may receive BBVA ADSs instead of shares to close out a pre-release.

Each pre-release will be:

•	fully collateralized with cash, U.S. government securities or other collateral that The Bank of New York determines in good faith will provide substantially similar liquidity and security;

•	preceded or accompanied by written representation and agreement from the person to whom BBVA ADSs are to be delivered that the person, or its customer:

•	owns the shares or BBVA ADSs to be remitted, as the case may be;

•	assigns all beneficial rights, title and interest in such shares or BBVA ADSs, as the case may be, to the depositary in its capacity as such, and for the benefit of the holders; and

•	will not take any action with respect to such shares or BBVA ADSs, as the case may be, that is inconsistent with the transfer of beneficial ownership (including, without the consent of the depositary, disposing of such shares or BBVA ADSs, as the case may be), other than in satisfaction of such pre-release.

•	terminable by the depositary on not more than five business days’ notice; and

•	subject to such further indemnities and credit regulations that The Bank of New York considers appropriate.

The Bank of New York must be able to close out the pre-release on not more than five business days’ notice. In addition, The Bank of New York will limit the number of BBVA ADSs that may be outstanding at any as a result of pre-release, although The Bank of New York may disregard the limit from time to time, if it thinks it is appropriate to do so. The Bank of New York may also as it deems appropriate set U.S. dollar limits with respect to a given pre-release on a case by case basis.

The pre-release will be subject to whatever indemnities and credit regulations that The Bank of New York considers appropriate.

Dividends, Other Distributions and Rights

The depositary has agreed to pay to holders of BBVA ADSs the cash dividends or other distributions it or the custodian receives on shares or other deposited securities after deducting its fees and expenses. Holders of BBVA ADSs will receive these distributions in proportion to the number of shares their BBVA ADSs represent.

Cash.  The Bank of New York will convert all cash dividends and other cash distributions in a foreign currency that it receives in respect of the deposited securities into U.S. dollars if in its judgment it can do so on a reasonable basis and can transfer the U.S. dollars to the United States.

Before making a distribution, any withholding taxes that must be paid will be deducted. The Bank of New York will distribute only whole U.S. dollars and cents. If the exchange rates fluctuate during a time when The Bank of New York cannot convert the foreign currency, holders of BBVA ADSs may lose some or all of the value of the distribution.

BBVA Shares.  If a distribution by BBVA consists of a dividend in, or free distribution of, BBVA ordinary shares, The Bank of New York may, or if BBVA requests, shall, subject to the deposit agreement, distribute to the holders of outstanding BBVA ADSs, in proportion to their holdings, additional BBVA ADSs representing the number of BBVA ordinary shares received as such dividend or free distribution if BBVA furnishes it with evidence that it is legal to do so. The Bank of New York will only distribute whole BBVA ADSs. It will sell BBVA ordinary shares which would require it to use fractional BBVA ADSs and distribute the net proceeds in the same way as it does with cash. If additional BBVA ADSs are not so distributed, each BBVA ADS shall represent the additional BBVA ordinary shares distributed in respect of the BBVA ordinary shares represented by such BBVA ADS prior to such dividend or free distribution.

Rights.  If BBVA offers or causes to be offered to the holders of shares any rights to subscribe for additional shares or any rights of any other nature, The Bank of New York will either:

•	make such rights available to holders of BBVA ADSs by means of warrants or otherwise, if The Bank of New York determines that it is lawful and feasible to do so; or

•	if making such rights available is determined by The Bank of New York not to be lawful and feasible, or if the rights represented by such warrants or other instruments are not exercised and appear to be about to lapse, sell such rights or warrants or other instruments:

•	on a stock exchange on which such rights are listed;

•	on an over-the-counter market on which such rights are traded; or

•	with the written approval of BBVA, at a private sale,

at such place or places and upon such terms as The Bank of New York may deem proper, and allocate the proceeds of such sales for the account of the holders of the BBVA ADSs entitled to those proceeds, upon an averaged or other practicable basis without regard to any distinctions among such holders of BBVA ADSs due to exchange restrictions, or the date of delivery of any ADSs or otherwise.

The net proceeds allocated to the holders of BBVA ADSs so entitled will be distributed to the extent practicable in the case of a distribution in cash. The Bank of New York will not offer such rights to holders of BBVA ADSs having an address in the United States unless BBVA furnishes to The Bank of New York (i) evidence that a registration statement under the Securities Act of 1933 is in effect or (ii) an opinion from U.S. counsel for BBVA, in a form satisfactory to The Bank of New York, to the effect that such distribution does not require registration under the provisions of the Securities Act.

BBVA ordinary shares issuable upon exercise of preemptive rights must be registered under the Securities Act of 1933 in order to be offered to holders of BBVA ADSs. If BBVA decided not to register those BBVA ordinary shares, the preemptive rights would not be distributed to holders of BBVA ADSs. Pursuant to the deposit agreement under which the BBVA ADSs are issued, however, the depositary will use its best efforts to sell such rights that it receives and will distribute the proceeds of the sale to holders of BBVA ADSs.

Other Distributions.  The Bank of New York will remit to holders of BBVA ADSs any other item of value BBVA distributes on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, The Bank of New York may adopt such method as it may deem equitable and practicable for the purpose of effecting such distribution. The Bank of New York may sell, publicly or privately, what BBVA distributed and distribute the net proceeds in the same way as it does with cash.

The Bank of New York is not responsible if it decides that it is unlawful or impractical to make a distribution available to any BBVA ADS holders. BBVA has no obligations to register BBVA ADSs, BBVA ordinary shares, rights or other securities under the Securities Act. BBVA also has no obligation to take any other action to permit the distribution of BBVA ADSs, BBVA ordinary shares, rights or anything else to BBVA ADS holders. This means that holders of BBVA ADSs may not receive the distribution BBVA makes on its shares or any value for them if it is illegal or impractical for BBVA to make them available to them.

Payment of Taxes

Holders of BBVA ADSs will be responsible for any taxes or other governmental charges payable on their BBVA ADSs or on the deposited securities underlying their BBVA ADSs, including any taxes payable on transfer. The Bank of New York may, and upon instruction from BBVA shall:

•	refuse to effect any registration of transfer of such receipt or any split-up or combination thereof or any withdrawal of such deposited securities until such payment is made; or

•	withhold or deduct from any distributions on such deposited securities or sell for the account of the holder thereof any part or all of such deposited securities (after attempting by reasonable means to notify such holder prior to such sale), and apply, after deduction for its expenses incurred in connection therewith, the net proceeds of any such sale in payment of such tax or other governmental charge, the holder of such receipt remaining liable for any deficiency.

Record Dates

The Bank of New York will fix a record date to establish which holders of BBVA ADSs are entitled to:

•	receive a dividend, distributions or rights;

•	net proceeds of any sale;

•	give instructions for the exercise of voting rights at any such meeting; and

•	receive notice or solicitation to act in respect of any matter.

Voting of the Underlying Deposited Securities

BBVA has agreed in the depositary agreement that (i) the depositary or its nominee, whichever is the registered holder of the BBVA ordinary shares represented by the BBVA ADSs, will have the same rights as any other registered holder of BBVA ordinary shares and (ii) consistent with BBVA’s bylaws, BBVA will observe the right of the depositary, its nominee or registered holder of the BBVA ordinary shares to attend any ordinary or extraordinary general shareholders’ meeting and to vote or cause to be voted by proxy the BBVA ordinary shares with respect to the BBVA ADSs and that BBVA will not exercise any right it may have under its bylaws to reject or in any way impair such rights.

Once The Bank of New York receives notice in English of any matter affecting holders of BBVA ordinary shares, it shall mail, as soon as practicable, such notice to the holders of BBVA ADSs. The notice will (i) contain the information in the notice of meeting, (ii) explain how holders as of a certain date may instruct The Bank of New York to vote the shares underlying their BBVA ADSs and (iii) contain a statement as to the manner in which instructions may be given.

The record holders of BBVA ADSs can instruct The Bank of New York to vote the shares underlying their BBVA ADSs. The Bank of New York will try, insofar as practicable, to cause the BBVA ordinary shares so represented to be voted in accordance with any nondiscretionary written instructions of BBVA ADS record holders received.

In the event the BBVA ADS record holders do not provide written instructions by a specified date, The Bank of New York shall deem the BBVA ADR holder to have instructed it to give discretionary proxy to a person designated by the BBVA board of directors. However, this proxy shall not be given to such a person if the board informs The Bank of New York, in writing, that the board either does not wish the proxy to be given, that substantial opposition exists or that the matter at hand materially affects the rights of BBVA shareholders.

Facilities and Register

The Bank of New York shall maintain at its transfer office:

•	facilities for the delivery and surrender of BBVA ordinary shares;

•	facilities for the withdrawal of BBVA ordinary shares;

•	facilities for the execution and delivery, registration, registration of transfer, combination and split-up of BBVA ADSs and the withdrawal of deposited securities; and

•	a register for the registration and transfer of BBVA ADSs.

Reports and Notices

The Bank of New York will, at BBVA’s expense:

•	arrange for the custodian to provide the The Bank of New York copies in English of any reports and other communications that are generally made available by BBVA to holders of BBVA ordinary shares; and

•	arrange for the mailing of such copies to all holders of BBVA ADSs.

BBVA has delivered to The Bank of New York and the custodian a copy of the provisions of or governing the BBVA ordinary shares BBVA issued. Promptly after any amendment, BBVA shall deliver to The Bank of New York and the custodian a copy in English of such amended provisions. The Bank of New York may rely upon such copy for all the purposes of the deposit agreement.

The Bank of New York will, at BBVA’s expense, make available for inspection by BBVA ADS holders at the Corporate Trust Office, the office of the custodian and at any other designated transfer office any reports and communications received from BBVA that are made generally available to holders of BBVA ordinary shares.

Amendment and Termination of the Deposit Agreement

The BBVA ADSs and the deposit agreement may at any time be amended by agreement between BBVA and The Bank of New York.

Any amendment that would impose or increase any charges (other than transmission and delivery charges incurred at the request of depositors of BBVA ordinary shares or holders of BBVA ADSs, transfer, brokerage, registration fees and charges in connection with conversion of currencies, and taxes and other governmental charges) or that will otherwise prejudice any substantial existing right of BBVA ADS holders will not become effective as to outstanding BBVA ADRs until three months have expired after notice of such amendment has been given to the holders of the BBVA ADRs.

In no event will any amendment impair the right of any BBVA ADS holder to surrender such BBVA ADSs and receive in return the BBVA ordinary shares and other property which those surrendered BBVA ADSs represent, except in order to comply with mandatory provisions of applicable law.

At BBVA’s direction, The Bank of New York will terminate the deposit agreement by giving notice of such termination to the record holders of BBVA ADSs at least 30 days prior to the date fixed in that notice for the termination. The Bank of New York may terminate the deposit agreement at any time commencing 90 days after delivery of a written resignation, provided that no successor depositary has been appointed and no successor depositary has accepted its appointment before the end of those 90 days.

After the date that has been fixed for termination, The Bank of New York and its agents will perform no further acts under the deposit agreement, other than:

•	advise record holders of BBVA ADSs of such termination;

•	receive and hold distributions on BBVA ordinary shares; and

•	deliver BBVA ordinary shares and distributions in exchange for BBVA ADSs surrendered to The Bank of New York.

As soon as practicable after the expiration of six months from the date that has been fixed for termination, The Bank of New York shall sell BBVA ordinary shares and other deposited securities and may hold the net proceeds of any such sale together with any other cash then held by it under the provisions of the deposit agreement, without liability for interest, for the pro rata benefit of the holders of BBVA ADRs that have not yet surrendered their BBVA ADRs.

Fees and Expenses

BBVA ADS Holders Must Pay:	For:

$5.00 (or less) per 100 BBVA ADSs	Each issuance of BBVA ADS; Each cancellation of BBVA ADS.
Registration or transfer fees	Transfer and registration of shares register of the foreign registrar from holder’s name to the name of The Bank of New York or its agents when a holder deposits or withdraws BBVA ordinary shares.
Expenses of The Bank of New York	Conversion of foreign currency to U.S. dollars, if any; Cable, telex, and facsimile transmission expenses.
Stock transfer or other taxes (including Spanish income taxes) and other governmental charges The Bank of New York or the custodian have to pay on any BBVA ADS or share underlying a BBVA ADS	As necessary.

The Bank of New York, as depositary, has agreed to reimburse BBVA for expenses it incurs that are related to establishment and maintenance of the BBVA ADS program, including investor relations expenses and stock market application and listing fees. There are limits on the amount of expenses for which the depositary will reimburse BBVA, but the amount of reimbursement available to BBVA is not related to the amount of fees the depositary collects from investors.

The depositary collects its fees for delivery and surrender of BBVA ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

Limitations on Obligations and Liability to BBVA ADS Holders

The agreement expressly limits BBVA’s obligations and the obligations of The Bank of New York, and it limits BBVA’s liability and the liability of The Bank of New York. BBVA and The Bank of New York:

•	are only obligated to take the actions specifically set forth in the agreement without negligence or bad faith;

•	are not liable for any action or inaction if either relies upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any holder, or any other person believed to be competent to give such advice or information;

•	are not liable if either is prevented or delayed by law or circumstances beyond their control from performing their obligations under the agreement;

•	are not liable if either exercises discretion permitted under the agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the BBVA ADSs or the agreement on behalf holders of BBVA ADSs or on behalf of any other party; and

•	may rely upon any documents they believe to be genuine and to have been signed or presented by the proper party.

The Bank of New York will not be liable for its failure to carry out any instructions to vote BBVA’s securities or for the effects of any such vote.

Other General Limitations on Liability to BBVA ADS Holders

Neither The Bank of New York, its agents, nor BBVA will incur any liability if prevented or delayed in performing its obligations under the deposit agreement by reason of:

•	any present or future law;

•	any act of God;

•	a war;

•	the threat of any civil or criminal penalty; or

•	any other circumstances beyond its or BBVA’s control.

The obligations and liabilities of BBVA and its agents and The Bank of New York and its agents under the deposit agreement are expressly limited to performing their respective obligations specifically set forth and undertaken by them to perform in the deposit agreement without negligence or bad faith.

In the deposit agreement, BBVA and The Bank of New York agree to indemnify each other under certain circumstances.

General

The Bank of New York will act as registrar of the BBVA ADSs or, upon BBVA’s request or approval, appoint a registrar or one or more co-registrars for registration of the BBVA ADRs evidencing the BBVA ADSs in accordance with the requirements of NYSE or of any other stock exchange on which the BBVA ADSs may be listed. Such registrars or co-registrars may be removed and a substitute or substitutes appointed by The Bank of New York upon BBVA’s request or with BBVA’s approval.

Any transfer of the BBVA ADSs is registrable on the books of The Bank of New York. However, The Bank of New York may close the transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties or at BBVA’s request.

As a condition precedent to the execution and delivery, registration of transfer, split-up or combination of any BBVA ADS or the delivery of any distribution or the withdrawal of any BBVA ordinary shares or any property represented by the BBVA ADS, The Bank of New York or the custodian may, and upon BBVA’s instructions shall, require from the BBVA ADR holder or the presenter of the BBVA ADS or the depositor of the BBVA ordinary shares:

•	payment of a sum sufficient to pay or reimburse the custodian, The Bank of New York or BBVA for any tax or other governmental charge and any stock transfer or brokerage fee or any charges of the depositary upon delivery of the BBVA ADS or upon surrender of the BBVA ADS, as set out in the deposit agreement, and

•	the production of proof satisfactory to The Bank of New York or custodian of:

•	identity or genuineness of any signature;

•	proof of citizenship, residence, exchange control approval, and legal or beneficial ownership;

•	compliance with all applicable laws and regulations including the delivery of any forms required by Spanish law or custom in connection with the execution or delivery of evidence of ownership, with all applicable provisions of or governing the shares or any other deposited securities and with the terms of the deposit agreement; or

•	other information as The Bank of New York may deem necessary or proper or as BBVA may require by written request to The Bank of New York or the custodian.

The delivery, registration of transfer, split-up or combination of BBVA ADSs, or the deposit or withdrawal of shares or other property represented by BBVA ADSs, in any particular instance or generally,

may be suspended during any period when the BBVA ADSs register is closed, or when such action is deemed necessary or advisable by The Bank of New York or BBVA at any time or from time to time.

Holders have the right to cancel their BBVA ADSs and withdraw the underlying shares at any time except:

•	when temporary delays arise because The Bank of New York or BBVA has closed its transfer books or the deposit of shares in connection with voting at a shareholders’ meeting or the payment of dividends;

•	when BBVA ADS holders owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to BBVA ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

The Bank of New York, upon BBVA’s request or with BBVA’s approval, may appoint one or more co-transfer agents for the purpose of effecting registrations of transfers, combinations and split-ups of BBVA ADSs at designated transfer offices on behalf of The Bank of New York. In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by holders of BBVA ADSs and will be entitled to protection and indemnity to the same extent as The Bank of New York.

BBVA Ordinary Shares Outstanding.  As of March 30, 2007, there were 3,551,969,121 BBVA ordinary shares outstanding.

BBVA ADSs Outstanding.  As of March 28, 2007, there were 70,593,507 BBVA ADSs outstanding.

ADDITIONAL INFORMATION

Submission of Future Stockholder Proposals

Compass does not expect to hold a 2007 annual meeting of stockholders because Compass will not be a separate public company if the transaction is completed. If the transaction is not completed and such a meeting is held, under the SEC rules, holders of Compass common stock who wished to make a proposal to be included in Compass’ Proxy Statement and Proxy for Compass’ 2007 Annual Meeting must have caused such proposal to be received by Compass by November 17, 2006.

Legal Matters

The validity of the BBVA ordinary shares to be issued in connection with the share exchange and taxes imposed by the Kingdom of Spain will be passed upon by Garrigues, Abogados y Asesores Tributarios. In addition, certain U.S. federal income tax consequences relating to the transaction will be passed upon for BBVA by Cleary Gottlieb Steen and Hamilton LLP and for Compass by Wachtell, Lipton, Rosen & Katz.

Experts

The consolidated financial statements and management report on the effectiveness of internal control over financial reporting incorporated by reference in this prospectus from BBVA’s 2006 Form 20-F have been audited by Deloitte S.L., an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements of BBVA and subsidiaries (the “BBVA group”) and include an explanatory paragraph stating that EU-IFRS varies in certain significant respects from U.S. GAAP, that the information relating to the nature and effect of such differences is presented in Note 62 to the consolidated financial statements of the BBVA group and that such Note explains that the BBVA group under U.S. GAAP changed its method of recognition of actuarial gains and losses regarding defined benefit plans from deferral method to immediate recognition in 2005, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Compass included in Compass’ Annual Report (Form 10-K) for the year ended December 31, 2006, and Compass’ management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Compass as of December 31, 2005 and for each of the two years in the period ended December 31, 2005 incorporated in this document by reference to Compass’ Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Enforceability of Civil Liabilities Under U.S. Securities Laws

BBVA is a limited liability company (sociedad anónima) organized under the laws of the Kingdom of Spain. Substantially all of the directors and executive officers of BBVA, and certain of the experts named in this document, are not residents of the United States and all or a substantial portion of its assets and its directors and officers are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons with respect to matters arising under the Securities Act or to enforce against them judgments of courts of the United States predicated upon civil liability under the Securities Act. BBVA is advised by its Spanish legal counsel that there is doubt as to the enforceability in Spain in original actions or in actions, for enforcement of judgments of U.S. courts, of liabilities predicated solely upon the securities laws of the United States. BBVA has submitted to the non-exclusive jurisdiction of New York state and U.S. federal courts sitting in New York City for the purpose of any suit, action or proceeding arising out of the transaction agreement and has appointed Banco Bilbao Vizcaya Argentaria, S.A., New York Branch, as its agent in New York City to accept service of process in any such action.

WHERE YOU CAN FIND MORE INFORMATION

General

Each of BBVA and Compass files annual reports with, and furnishes other reports and information to, the SEC. You may read and copy any document BBVA or Compass files with or furnishes to the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at l-800-SEC-0330 for further information on the operation of the public reference room. BBVA’s and Compass’ SEC filings are also available to the public over the Internet at the SEC’s website at www.sec.gov.

BBVA has filed a registration statement on Form F-4 to register with the SEC BBVA ordinary shares or the BBVA ordinary shares underlying BBVA ADSs to be issued in exchange for shares of Compass common stock. This document is part of the registration statement on Form F-4 and constitutes a document of BBVA. As allowed by SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

BBVA is subject to the reporting requirements under the Exchange Act applicable to foreign private issuers. BBVA is not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. BBVA is required to (i) file its annual report on Form 20-F with the SEC within six months after the end of each fiscal year and (ii) furnish reports on Form 6-K to the SEC regarding certain information required to be publicly disclosed by BBVA in Spain or filed with the CNMV, or distributed or required to be distributed by BBVA to its shareholders. BBVA is not required to file periodic reports on Form 10-Q or Form 8-K and is not required to file financial statements prepared in accordance with U.S. GAAP (although it is required to reconcile its financial statements to U.S. GAAP). In addition, BBVA is exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations under Section 14 of the Exchange Act., and is not required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information. Among other matters, BBVA’s officers, directors and principal shareholders are also exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act.

BBVA

BBVA makes available free of charge through its website accessible at www.bbva.com all of BBVA’s reports and other information filed with or furnished to the SEC. With the exception of the reports specifically incorporated by reference in this document as set forth in “— Incorporation of Certain Documents By Reference,” material contained on or accessible through BBVA’s website is not incorporated into this document. You may also request a copy of BBVA’s filings at no cost, by writing or calling BBVA at the following addresses:

Banco Bilbao Vizcaya Argentaria, S.A.,
New York Branch
1345 Avenue of the Americas,
45th Floor
New York, New York 10105
Attention: Investor Relations
(212) 728-1660

or

Banco Bilbao Vizcaya Argentaria, S.A.
Paseo de la Castellana, 81
28046 Madrid
Attn: Investor Relations
(34) 91-537-6925

BBVA ADSs are traded on the New York Stock Exchange under the symbol “BBV.” You may inspect BBVA’s reports filed with or furnished to the SEC and other information concerning BBVA at the offices of the New York Stock Exchange, 10 Broad Street, New York, New York 10005. In addition, The Bank of New York, as provided in the deposit agreement, arranges for the mailing of English language versions of BBVA’s annual reports and summaries of all notices of general meetings of shareholders and other reports and communications that are made generally available to BBVA’s shareholders to all record holders of BBVA ADSs. Any record holder of BBVA ADSs may read such reports, notices or summaries thereof, and communications at The Bank of New York’s office located at 101 Barclay Street, New York, New York 10286.

BBVA ordinary shares are listed on the Spanish Stock Exchanges and quoted on the Automated Quotation System under the symbol “BBVA.” BBVA ordinary shares are also listed on the Mexican stock market (“BBVAMM”) and on the Frankfurt (“BBVDGR”), Milan (“BBVAIM”), Zurich (“BBVASW”) and London (“BVALN”) stock exchanges. You may read copies of BBVA’s annual and quarterly reports, accounts and other financial information and offering documents at the offices of the CNMV, Paseo de la Castellana, 19, Madrid. Some BBVA Spanish securities commission filings are also available at the website maintained by the Spanish securities commission at www.cnmv.es. Information regarding BBVA is also available at the Commercial Registry of Vizcaya.

Compass

The reports and other information filed by Compass with the SEC are available on Compass’ website at www.compassbank.com. With the exception of the reports specifically incorporated by reference in this document as set forth in “— Incorporation of Certain Documents By Reference,” material contained on or accessible through Compass’ website is not incorporated into this document. You may also request a copy of Compass’ filings at no cost, by writing or calling Compass at the following address:

Compass Bancshares, Inc.
15 South 20th Street
Birmingham, Alabama 35233
Attn: Ed Bilek
(205) 297-3000

The Compass shares are listed on the Nasdaq under the symbol “CBSS.” Compass is subject to the informational requirements of the SEC and the Nasdaq and files reports and other information relating to its business, financial condition and other matters. You may read such reports, statements and other information, including the annual and quarterly financial statements of Compass, at the offices of the Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

This document includes the web addresses of the SEC, the CNMV, BBVA and Compass as inactive textual references only. Except as specifically incorporated by reference into this document, information on those websites is not part of this document.

Incorporation of Certain Documents by Reference

This document incorporates by reference certain information that BBVA and Compass have filed with or furnished to the SEC, which means that BBVA and Compass disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this document, and information that each of BBVA and Compass files later with or furnishes later to the SEC will automatically update and supersede this information to the extent specified in such later filings.

This document incorporates by reference the following documents listed below that BBVA has previously filed with the SEC:

BBVA SEC Filings
(File No. 001-10110; CIK No. 0000842180)	Period or Date Filed

Annual Report on Form 20-F	Year ended December 31, 2006 (Filed on March 30, 2007)

This document incorporates by reference the following documents listed below that Compass has previously filed with the SEC:

Compass SEC Filings
(File No. 1-31272; CIK No. 0000018568)	Period or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2006 (Filed on February 26, 2007)
Current Reports on Form 8-K	Filed on January 22, January 29, February 15, February 16 and February 22, 2007 (except for the portions of those documents not deemed to be filed)

BBVA and Compass also incorporate by reference additional documents that either company files with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this document and the date of the Compass special meeting. These documents include periodic reports, such as Annual Reports on Form 20-F filed by BBVA or Form 10-K filed by Compass, Quarterly Reports on Form 10-Q filed by Compass, Current Reports furnished or filed by Compass on Form 8-K and certain Current Reports, but only to the extent designated within such Current Reports, furnished by BBVA on Form 6-K.

BBVA and Compass also incorporate by reference the transaction agreement attached to this document as Annex A.

BBVA has supplied all information contained or incorporated by reference in this document relating to BBVA and Compass has supplied all information relating to Compass.

Documents incorporated by reference are available from BBVA and Compass without charge, excluding exhibits to those documents unless specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the addresses listed above in “— General — BBVA” and “— General — Compass.”

Neither BBVA nor Compass has authorized anyone to give any information or make any representation about the transaction or their companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated in this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

ANNEX A

EXECUTION COPY

TRANSACTION AGREEMENT

by and between

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

and

COMPASS BANCSHARES, INC.

DATED AS OF FEBRUARY 16, 2007

ARTICLE I THE REINCORPORATION MERGER
1.1	The Reincorporation Merger	A-2
1.2	Reincorporation Effective Time	A-2
1.3	Effects of the Reincorporation Merger	A-2
1.4	Conversion of Shares	A-2
1.5	Options	A-2
1.6	Other Stock-Based Awards	A-3
1.7	Articles of Incorporation	A-3
1.8	Bylaws	A-3
1.9	Tax Consequences	A-3
1.10	Board of Directors; Management	A-4

ARTICLE II THE SHARE EXCHANGE
2.1	The Share Exchange	A-4
2.2	Exchange Effective Time	A-4
2.3	Effects of the Share Exchange	A-4
2.4	Exchange of Company Virginia Sub Common Stock	A-5
2.5	Proration	A-6
2.6	Parent Capital Stock	A-7
2.7	Options	A-7
2.8	Restricted Stock Awards	A-7
2.9	Other Stock-Based Awards	A-7

ARTICLE III DELIVERY OF CONSIDERATION
3.1	Election Procedures	A-8
3.2	Deposit of Consideration	A-9
3.3	Delivery of Consideration	A-9

ARTICLE IV THE THIRD STEP MERGER
4.1	The Third Step Merger	A-12
4.2	Third Step Merger Effective Time	A-12
4.3	Effects of the Third Step Merger	A-12
4.4	Conversion of Shares	A-12
4.5	Certificate of Formation	A-12
4.6	Bylaws	A-12
4.7	Tax Consequences	A-12
4.8	Board of Directors; Management	A-13

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY
5.1	Corporate Organization	A-13
5.2	Capitalization	A-14
5.3	Authority; No Violation	A-15
5.4	Consents and Approvals	A-15

A-i

5.5	Reports; Regulatory Matters	A-16
5.6	Financial Statements	A-17
5.7	Broker’s Fees	A-18
5.8	Absence of Certain Changes or Events	A-18
5.9	Legal Proceedings	A-19
5.10	Taxes and Tax Returns	A-19
5.11	Employee Matters	A-20
5.12	Compliance with Applicable Law	A-22
5.13	Certain Contracts	A-22
5.14	Risk Management Instruments	A-23
5.15	Investment Securities and Commodities	A-23
5.16	Loan Portfolio	A-24
5.17	Property	A-25
5.18	Intellectual Property	A-25
5.19	Environmental Liability	A-26
5.20	Investment Adviser Subsidiaries; Funds; Clients	A-26
5.21	Broker-Dealer Subsidiaries	A-27
5.22	State Takeover Laws	A-27
5.23	Reorganization; Approvals	A-28
5.24	Opinion	A-28
5.25	Related Party Transactions	A-28
5.26	Company Virginia Sub	A-28
5.27	Information Supplied	A-29

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PARENT
6.1	Corporate Organization	A-30
6.2	Capitalization	A-30
6.3	Authority; No Violation	A-30
6.4	Consents and Approvals	A-31
6.5	Reports; Regulatory Matters	A-32
6.6	Financial Statements	A-32
6.7	Broker’s Fees	A-34
6.8	Absence of Certain Changes or Events	A-34
6.9	Legal Proceedings	A-34
6.10	Taxes and Tax Returns	A-34
6.11	Compliance with Applicable Law	A-34
6.12	Intellectual Property	A-35
6.13	Reorganization; Approvals	A-35
6.14	Opinion	A-35
6.15	Parent Texas Sub	A-35
6.16	Information Supplied	A-36

A-ii

ARTICLE VII COVENANTS RELATING TO CONDUCT OF BUSINESS
7.1	Conduct of Businesses Prior to the Exchange Effective Time	A-36
7.2	Company Forbearances	A-37
7.3	Parent Forbearances	A-39

ARTICLE VIII ADDITIONAL AGREEMENTS
8.1	Regulatory Matters	A-39
8.2	Access to Information	A-40
8.3	Stockholder Meetings	A-41
8.4	Affiliates	A-41
8.5	Listing	A-41
8.6	Employee Matters	A-41
8.7	Indemnification; Directors’ and Officers’ Insurance	A-42
8.8	Additional Agreements	A-43
8.9	Advice of Changes	A-43
8.10	Exemption from Liability Under Section 16(b)	A-44
8.11	No Solicitation	A-44
8.12	Structure of the Transaction	A-45
8.13	Joinder Agreement	A-45

ARTICLE IX CONDITIONS PRECEDENT
9.1	Conditions to Each Party’s Obligation To Effect the Transaction	A-45
9.2	Conditions to Obligations of Parent	A-46
9.3	Conditions to Obligations of the Company	A-47

ARTICLE X TERMINATION AND AMENDMENT
10.1	Termination	A-47
10.2	Effect of Termination	A-48
10.3	Fees and Expenses	A-49
10.4	Termination Fee	A-49
10.5	Amendment	A-50
10.6	Extension; Waiver	A-50

ARTICLE XI GENERAL PROVISIONS
11.1	Closing	A-50
11.2	Standard	A-50
11.3	Nonsurvival of Representations, Warranties and Agreements	A-50
11.4	Notices	A-51
11.5	Interpretation	A-52
11.6	Counterparts	A-52
11.7	Entire Agreement	A-52
11.8	Governing Law; Jurisdiction	A-52
11.9	Publicity	A-53
11.10	Assignment; Third Party Beneficiaries	A-53

A-iii

INDEX OF DEFINED TERMS

2006 10-K	A-17
2006 20-F	A-32
409A Authorities	A-21
Agencies	A-24
Agency	A-24
Aggregate Consideration	A-7
Agreement	A-1
Alternative Proposal	A-44
Alternative Transaction	A-44
Articles of Merger	A-12
BHC Act	A-13
Board Reports	A-39
Broker-Dealer Subsidiary	A-27
Capital Increase	A-30
Cash Amount	A-5
Cash Consideration	A-5
Cash Election	A-5
Cash Election Shares	A-5
Claim	A-42
Closing	A-50
Closing Date	A-50
Code	A-1
Commercial Registry	A-4
Company Advisory Client	A-26
Company Advisory Contract	A-26
Company Advisory Entity	A-26
Company Benefit Plans	A-20
Company Board	A-1
Company Bylaws	A-3
Company Capitalization Date	A-14
Company Certificate	A-3
Company Common Certificate	A-2
Company Common Stock	A-2
Company Contract	A-23
Company Criticized Assets	A-23
Company Disclosure Schedule	A-13
Company Fund Client	A-26
Company Leased Properties	A-25
Company Owned Properties	A-25
Company Preferred Stock	A-14
Company Real Property	A-25
Company Regulatory Agreement	A-17
Company Requisite Regulatory Approvals	A-47
Company Restricted Stock	A-2

A-iv

Company SEC Reports	A-17
Company Stock Options	A-2
Company Stock Plans	A-3
Company Stock-Based Awards	A-3
Company Stockholder Approval	A-15
Company Subsidiary	A-13
Company Virginia Exchange Certificate	A-4
Company Virginia Sub	A-1
Company Virginia Sub Articles	A-3
Company Virginia Sub Board	A-1
Company Virginia Sub Bylaws	A-3
Company Virginia Sub Certificates	A-2
Company Virginia Sub Common Stock	A-2
Confidentiality Agreement	A-41
Consideration	A-5
Covered Employees	A-41
Deed of Capital Increase	A-4
Depositary	A-9
Depositary Agreement	A-5
Derivative Transactions	A-23
DGCL	A-2
Election	A-8
Election Deadline	A-8
ERISA	A-20
EU-IFRS	A-13
Exchange Act	A-17
Exchange Agent	A-8
Exchange Agent Agreement	A-8
Exchange Fund	A-9
Exchange Effective Time	A-4
Exchange Ratio	A-5
F-4	A-15
FDIC	A-13
Federal Reserve Board	A-15
Final Surviving Corporation	A-12
Form ADV	A-27
Form BD	A-27
Form of Election	A-8
GAAP	A-13
Governmental Entity	A-16
Holder	A-8
HSR Act	A-16
Indemnified Parties	A-42
Injunction	A-46
Insurance Amount	A-43

A-v

Intellectual Property	A-25
Investment Advisers Act	A-26
Investment Company Act	A-26
IRS	A-19
Letter of Transmittal	A-9
Liens	A-14
Loans	A-24
Material Adverse Effect	A-18
Materially Burdensome Regulatory Condition	A-40
Non-Election Shares	A-5
Nonqualified Deferred Compensation Plan	A-21
NSEC	A-31
NYSE	A-16
Option	A-7
Other Regulatory Approvals	A-15
Parent ADSs	A-5
Parent Board	A-1
Parent Bylaws	A-30
Parent Charter	A-30
Parent Closing Price	A-7
Parent Disclosure Schedule	A-29
Parent Ordinary Shares	A-5
Parent Regulatory Agreement	A-32
Parent Requisite Regulatory Approvals	A-46
Parent SEC Reports	A-32
Parent Shareholder Approval	A-31
Parent Subsidiary	A-13
Parent Texas Sub Board	A-1
Parent Texas Sub Common Stock	A-12
Permitted Encumbrances	A-25
Per Share Amount	A-7
Policies, Practices and Procedures	A-23
Pool	A-32
Prospectus	A-31
Proxy Statement	A-15
Regulatory Agencies	A-16
Reincorporation Effective Time	A-2
Reincorporation Merger	A-1
Related Party Transaction	A-28
Sarbanes-Oxley Act	A-22
SBA	A-16
SCL	A-4
SEC	A-15
Securities Act	A-14
Share Component	A-5

A-vi

Share Consideration	A-5
Share Conversion Number	A-6
Share Election	A-5
Share Election Number	A-6
Share Election Shares	A-5
Share Exchange	A-1
Shortfall Number	A-6
Sponsored	A-26
SRO	A-16
Stock Based Award	A-3
Subsidiary	A-13
Subsidiary Banks	A-13
Surviving Corporation	A-2
Takeover Statutes	A-28
Tax	A-20
Tax Return	A-20
Taxes	A-20
TBCA	A-1
TBOC	A-12
Third Step Merger	A-1
Third Step Merger Effective Time	A-12
Transaction	A-1
Transfer Agent	A-4
Voting Debt	A-14
VSCA	A-1

A-vii

TRANSACTION AGREEMENT

TRANSACTION AGREEMENT (this “Agreement”), dated as of February 16, 2007, by and among BANCO BILBAO VIZCAYA ARGENTARIA, S.A., a bank organized and existing under the Laws of Spain (“Parent”), and COMPASS BANCSHARES, INC., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, promptly following the execution of this Agreement, Parent shall form a new wholly owned subsidiary (“Parent Texas Sub”) as a Texas corporation under and in accordance with the Texas Business Corporation Act (the “TBCA”), and Parent shall cause Parent Texas Sub to, and Parent Texas Sub shall, sign a joinder agreement to this Agreement and be bound hereunder;

WHEREAS, promptly following the execution of this Agreement, the Company shall form a new wholly owned subsidiary (“Company Virginia Sub”) as a Virginia corporation under and in accordance with the Virginia Stock Corporation Act (the “VSCA”), and the Company shall cause Company Virginia Sub to, and Company Virginia Sub shall, sign a joinder agreement to this Agreement and be bound hereunder;

WHEREAS, the Boards of Directors of each of Parent (the “Parent Board”) and the Company (the “Company Board”) have approved, and the Boards of Directors of each of Parent Texas Sub (the “Parent Texas Sub Board”) and Company Virginia Sub (the “Company Virginia Sub Board”) shall approve, the strategic business combination transactions provided for herein (the “Transaction”) whereby (1) the Company will merge with and into Company Virginia Sub, with Company Virginia Sub surviving such merger (the “Reincorporation Merger”), (2) immediately following the Reincorporation Merger, Company Virginia Sub, as the surviving corporation in the Reincorporation Merger, will become a wholly owned subsidiary of Parent pursuant to a statutory share exchange (the “Share Exchange”) in accordance with VSCA and (3) immediately following the Share Exchange, Company Virginia Sub will merge with and into Parent Texas Sub (the “Third Step Merger”), with Parent Texas Sub as the surviving corporation in such Third Step Merger;

WHEREAS, concurrently with the execution of this Agreement, certain of the senior executives of the Company are entering into employment agreements with Parent and the Company, which employment agreements shall become effective as of the Exchange Effective Time (as defined below);

WHEREAS, it is the intent of the parties hereto that, for U.S. federal income tax purposes, the Reincorporation Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” in respect of the Reincorporation Merger for the purposes of Sections 354 and 361 of the Code;

WHEREAS, it is the intent of the parties hereto that, for U.S. federal income tax purposes, the Share Exchange and the Third Step Merger shall be treated as a single, integrated transaction that constitutes a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” in respect of such transaction for the purposes of Sections 354 and 361 of the Code;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Share Exchange and the Third Step Merger result in no gain recognition to the shareholders of Company Virginia Sub pursuant to Section 367(a) of the Code;

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Transaction and also to prescribe certain conditions to the Transaction.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE REINCORPORATION MERGER

1.1  The Reincorporation Merger.  Subject to the terms and conditions of this Agreement, in accordance with the General Corporation Law of Delaware (the “DGCL”) and the VSCA, at the Reincorporation Effective Time, the Company shall merge with and into Company Virginia Sub. Company Virginia Sub shall be the surviving corporation (the “Surviving Corporation”) in the Reincorporation Merger and shall continue its corporate existence under the laws of the Commonwealth of Virginia. Upon consummation of the Reincorporation Merger, the separate corporate existence of the Company shall terminate.

1.2  Reincorporation Effective Time.  The Reincorporation Merger shall become effective in accordance with a Plan of Merger (which Plan of Merger shall be prepared by Company promptly following the date of this Agreement and shall be consistent with this Agreement and the VSCA and reasonably satisfactory to Parent) on the Closing Date (as defined in Section 11.1) at the time that is specified in the certificate of merger relating to the Reincorporation Merger issued by the Virginia State Corporation Commission and upon the issuance of the certificate of merger by the Secretary of State of the State of Delaware (the “Reincorporation Effective Time”).

1.3  Effects of the Reincorporation Merger.  At and after the Reincorporation Effective Time, the Reincorporation Merger shall have the effects set forth in the DGCL and the VSCA.

1.4  Conversion of Shares.

(a) At the Reincorporation Effective Time, by virtue of the Reincorporation Merger and without any action on the part of the Company, Company Virginia Sub or any holder of common stock, par value $2.00 per share, of the Company (the “Company Common Stock”), (i) each share of Company Common Stock (including restricted shares of Company Common Stock (“Company Restricted Stock”)) issued and outstanding immediately prior to the Reincorporation Effective Time (other than shares held in treasury) shall be converted into one share of common stock, par value $2.00 per share, of Company Virginia Sub (the “Company Virginia Sub Common Stock”), (ii) each share of Company Common Stock held in the treasury of the Company immediately prior to the Reincorporation Effective Time shall be cancelled and (iii) each share of Company Virginia Sub Common Stock issued and outstanding immediately prior to the Reincorporation Effective Time shall be cancelled.

(b) All of the shares of Company Common Stock converted into shares of Company Virginia Sub Common Stock pursuant to Section 1.4(a) shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Reincorporation Effective Time, and each certificate previously representing any such shares (“Company Common Certificate”) shall thereafter represent, without the requirement of any exchange thereof, that number of shares of Company Virginia Sub Common Stock into which such shares of Company Common Stock represented by such Company Common Certificate have been converted pursuant to Section 1.4(a) (such certificates following the Reincorporation Merger, the “Company Virginia Sub Certificates”).

1.5  Options.  The Company and Company Virginia Sub shall take all requisite action such that, at the Reincorporation Effective Time, each option granted by the Company to purchase shares of Company Common Stock (the “Company Stock Options”) that is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option to purchase a number of shares of Company Virginia Sub Common Stock equal to the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Reincorporation Effective Time at an exercise price per share of Company Virginia Sub Common Stock equal to the exercise price per share of Company Common Stock in effect immediately prior to the Reincorporation Effective Time and otherwise subject to the terms of the Compass Bancshares, Inc. 2006

Incentive Compensation Plan, Compass Bancshares, Inc. 2002 Incentive Compensation Plan, Compass Bancshares, Inc. 1999 Omnibus Incentive Compensation Plan, and 1996 Long Term Incentive Plan (the “Company Stock Plans”) under which such Company Stock Options were issued and the agreements evidencing grants thereunder (including accelerated vesting provisions under such agreements evidencing grants thereunder or under any employment agreements between employees of the Company and the Company). The duration and other terms of the new option shall be the same as the original Company Stock Option except that all references to the Company shall be deemed to be references to Company Virginia Sub.

1.6  Other Stock-Based Awards.  The Company and Company Virginia Sub shall take all requisite action such that, at the Reincorporation Effective Time, each incentive award of any kind, contingent or accrued, to receive Company Common Stock or an amount measured in whole or in part by reference to the value of a number of shares of Company Common Stock granted under the Company Stock Plans or otherwise (including under any Company Benefit Plan) (including performance shares, restricted stock units, phantom units, deferred stock units and dividend equivalents) other than Company Stock Options and Company Restricted Stock (each, other than Company Stock Options and Company Restricted Stock, “Company Stock-Based Awards”), shall cease to represent a right to acquire or receive shares of Company Common Stock or an amount measured by reference to the value of a number of shares of Company Common Stock and shall be converted automatically into a right to receive a number of shares of Company Virginia Sub Common Stock or an amount measured by reference to a number of shares of Company Virginia Sub Common Stock equal to the number of shares of Company Common Stock subject to such Company Stock-Based Award immediately prior to the Reincorporation Effective Time (a “Stock-Based Award”) and subject to the terms of the Company Stock Plans or Company Benefit Plan under which such Company Stock-Based Awards were issued or created and the agreements evidencing grants or rights thereunder (including accelerated vesting provisions under such agreements evidencing grants thereunder or under any employment agreements between employees of the Company and the Company). The duration and other terms of the substituted Stock-Based Awards shall be the same as the original Company Stock-Based Awards except that all references to the Company shall be deemed to be references to Company Virginia Sub.

1.7  Articles of Incorporation.  Subject to the terms and conditions of this Agreement, at the Reincorporation Effective Time, the Articles of Incorporation of Company Virginia Sub (the “Company Virginia Sub Articles”) in effect immediately prior to the Reincorporation Merger shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law (it being understood and agreed that the Company Virginia Sub Articles shall be substantially consistent with the certificate of incorporation of the Company, as amended and restated through the date hereof (the “Company Certificate”) as in effect immediately prior to the Reincorporation Effective Time with such changes as are (a) required by the VSCA and (b) otherwise as proposed by Parent and not reasonably objected to by Company; subject, however, in each case to the provisions of Section 8.7 hereof). The Company Virginia Sub Articles shall provide that authorization of a share exchange pursuant to Section 13.1-718 of the VSCA shall require the approval of a majority of all of the votes entitled to be cast on such matter by holders of Company Virginia Sub Common Stock.

1.8  Bylaws.  Subject to the terms and conditions of this Agreement, at the Reincorporation Effective Time, the Bylaws of Company Virginia Sub (the “Company Virginia Sub Bylaws”) in effect immediately prior to the Reincorporation Merger shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law (it being understood and agreed that the Company Virginia Sub Bylaws shall be substantially consistent with the bylaws of the Company, as amended and restated through the date hereof (the “Company Bylaws”) as in effect immediately prior to the Reincorporation Effective Time with such changes as are (a) required by the VSCA and (b) otherwise as proposed by Parent and not reasonably objected to by Company; subject, however, in each case to the provisions of Section 8.7 hereof).

1.9  Tax Consequences.  It is intended that the Reincorporation Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” in respect of the Reincorporation Merger for the purposes of Sections 354 and 361 of the Code.

1.10  Board of Directors; Management.  The directors and officers of Company immediately prior to the Reincorporation Effective Time shall be the directors and officers of Company Virginia Sub, each to hold office in accordance with the Company Virginia Sub Articles and Bylaws until their respective successors are duly elected or appointed and qualified.

ARTICLE II

THE SHARE EXCHANGE

2.1  The Share Exchange.  Subject to the terms and conditions of this Agreement, in accordance with the VSCA and the Spanish Corporation Law of 1989 (Texto Refundido de la Ley de Sociedades Anónimas aprobado por el Real Decreto Legislativo 1564/1989) (the “SCL”), at the Exchange Effective Time, pursuant to the provisions of Section 13.1-721 of the VSCA, Company Virginia Sub shall become a wholly owned subsidiary of Parent through the exchange of each outstanding share of Company Virginia Sub Common Stock for the Consideration (as defined below).

2.2  Exchange Effective Time.  The Share Exchange shall become effective, immediately following the Reincorporation Effective Time, in accordance with the Plan of Share Exchange (which Plan of Share Exchange shall be prepared by Parent promptly following the date of this Agreement and shall be consistent with this Agreement and the VSCA and reasonably satisfactory to the Company) on the Closing Date at the time (the “Exchange Effective Time”) that is specified in the certificate of share exchange relating to the Share Exchange issued by the Virginia State Corporation Commission, at which time, by virtue of the Share Exchange and as set forth in the Plan of Share Exchange and the VSCA, Parent shall automatically become the holder and owner of one hundred percent of the outstanding capital stock of Company Virginia Sub, including one hundred percent of the outstanding shares of Company Virginia Sub Common Stock, with the former holders of such outstanding shares being only entitled to receive the Consideration as provided for in Section 2.4. The Transfer Agent, for the benefit of Parent, shall receive at the Exchange Effective Time the Company Virginia Exchange Certificate representing its ownership of all such outstanding shares of Company Virginia Sub Common Stock in exchange for the Consideration being issued pursuant to Section 2.4. As used in this Agreement, “Company Virginia Exchange Certificate” shall mean the certificate representing the shares of Company Virginia Common Stock being received by Parent pursuant to the terms hereof, which shares shall represent one hundred percent of the outstanding capital stock of Company Virginia Sub, including one hundred percent of the outstanding shares of Company Virginia Common Stock.

2.3  Effects of the Share Exchange.  At and after the Exchange Effective Time, the Share Exchange shall have the effects set forth in the VSCA and the separate corporate existence of each of Company Virginia Sub and Parent shall continue and all shares of Company Virginia Sub Common Stock issued and outstanding shall, by virtue of the Share Exchange, continue to be issued and outstanding shares and shall be owned and held by Parent, and Company Virginia Sub shall deliver the Company Virginia Exchange Certificate evidencing such shares to a transfer agent theretofore selected by Parent and reasonably acceptable to the Company (the “Transfer Agent”) pursuant to an agreement between Company Virginia Sub, Parent and the Transfer Agent obligating the Transfer Agent, immediately upon receipt of the Company Virginia Exchange Certificate, to certify to Parent that it has received such Company Virginia Exchange Certificate on behalf and for the benefit of Parent and that Parent is the beneficial and record owner of such shares and that no other shares of capital stock of Company Virginia Sub are outstanding. The Parent Board shall thereupon execute the decision taken by the Extraordinary General Meeting of Parent to increase the share capital of Parent in accordance with Articles 153(a) and 155 of the SCL, against a contribution in kind (Aumento con aportaciones no dinerarias), and shall register such action pursuant to the Deed of Capital Increase (the “Deed of Capital Increase”) granted before a Spanish Notary with the Commercial Registry (Registro Mercantil) of the Province of Vizcaya (the “Commercial Registry”). Pursuant to the Share Exchange, the Deed of Capital Increase (as registered with the relevant Commercial Registry) shall be delivered to the Spanish Settlement and Clearing System, for the new shares to be listed and registered in the name of the Depositary (as defined below), for the account of Company Virginia Sub Common Stock holders, and to any required stock exchanges for the admission authorization of Parent Ordinary Shares to be listed.

2.4  Exchange of Company Virginia Sub Common Stock.  At the Exchange Effective Time, by virtue of the Share Exchange and without any further action on the part of Parent, Company Virginia Sub or any holder of Company Virginia Sub Common Stock:

(a) All shares of Company Virginia Sub Common Stock that are owned by Parent, Company Virginia Sub or any of their respective direct or indirect wholly-owned Subsidiaries immediately prior to the Exchange Effective Time (other than shares of Company Virginia Sub Common Stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and other than shares of Company Virginia Sub Common Stock held, directly or indirectly, by Parent, or Company Virginia Sub or any of their respective direct or indirect wholly-owned Subsidiaries in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b) Subject to Sections 2.4(b)(v) and 2.5 of this Agreement, at the Exchange Effective Time, by virtue of the Share Exchange and without any action on the part of Parent, Company Virginia Sub or any holder of Company Virginia Sub Common Stock, each share of Company Virginia Sub Common Stock (except as set forth in Section 2.4(a)) shall be exchanged, at the election of the holder thereof, for the right to receive the following:

(i) for each share of Company Virginia Sub Common Stock with respect to which an election to receive cash has been effectively made and not revoked or deemed revoked pursuant to Article III (a “Cash Election”), the right to receive in cash from Parent an amount (the “Cash Consideration”) equal to the Cash Amount, without interest (collectively, the “Cash Election Shares”);

(ii) for each share of Company Virginia Sub Common Stock with respect to which an election to receive ordinary shares of Parent, of 49 euro-cents nominal value each (the “Parent Ordinary Shares”) has been effectively made and not revoked or deemed revoked pursuant to Article III (a “Share Election”), the right to receive from Parent the number of Parent Ordinary Shares (the “Share Consideration”) as is equal to the Exchange Ratio (collectively, the “Share Election Shares”); and

(iii) for each share of Company Virginia Sub Common Stock other than shares as to which a Cash Election or a Share Election has been effectively made and not revoked or deemed revoked pursuant to Article III (collectively, the “Non-Election Shares”), the right to receive from Parent for each such share the Share Consideration or Cash Consideration, without interest, as is determined in accordance with Section 2.5(b).

“Cash Amount” shall mean $71.82.

“Exchange Ratio” shall mean 2.80.

The Cash Consideration and the Share Consideration are sometimes referred to herein collectively as the “Consideration.”

(iv) The Parent Ordinary Shares to be issued in exchange for the shares of Company Virginia Sub Common Stock exchanged hereunder shall be (x) registered in the name of the Depositary by the Settlement and Clearing System and then delivered in the form of receipts representing American depositary shares representing Parent Ordinary Shares (“Parent ADSs”), and such Parent ADSs shall be issued in accordance with the Depositary Agreement, dated as of January 28, 2000, by and between Parent, The Bank of New York, as depositary, and the holders of Parent ADSs (as such agreement may be amended to deposit the Parent Ordinary Shares being issued pursuant hereto and to deliver the Parent ADSs being delivered hereto) or a depositary agreement to be entered into after the date of this Agreement in form and substance not reasonably objected to by Company (the “Depositary Agreement”) or (y) if and to the extent elected by any holder in the manner provided in Article III, issued as Parent Ordinary Shares, in account entry form, rather than receipts representing Parent ADSs; provided, however, that if prior to the Election Period Parent determines, after consultation with the Depositary, that it is not reasonably practical to permit such a choice, then all Parent Ordinary Shares shall be issued in the form of Parent ADSs.

(v) If, between the date of this Agreement and the Exchange Effective Time, the aggregate number of outstanding Parent Ordinary Shares shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Share Consideration.

2.5  Proration.

(a) Notwithstanding any other provision contained in this Agreement, (x) the total number of shares of Company Virginia Sub Common Stock, in the aggregate, to be exchanged for Share Consideration pursuant to Section 2.4 at the Exchange Effective Time (the “Share Conversion Number”) shall be equal to 70,000,000 and (y) all other shares of Company Virginia Sub Common Stock shall be converted into Cash Consideration (other than shares of Company Virginia Sub Common Stock to be cancelled as provided in Section 2.4(a)).

(b) Within five business days after the Exchange Effective Time, Parent shall cause the Exchange Agent (as defined below) to effect the allocation among holders of Company Virginia Sub Common Stock of rights to receive the Cash Consideration and the Share Consideration as follows:

(i) If the aggregate number of shares of Company Virginia Sub Common Stock with respect to which Share Elections have been made (the “Share Election Number”) exceeds the Share Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be exchanged for the right to receive the Cash Consideration, and Share Election Shares of each holder thereof will be exchanged for the right to receive the Share Consideration in respect of that number of Share Election Shares equal to the product obtained by multiplying (x) the number of Share Election Shares held by such holder by (y) a fraction, the numerator of which is the Share Conversion Number and the denominator of which is the aggregate Share Election Number for all such holders (with the Exchange Agent to determine, consistent with Section 2.5(a), whether fractions of Share Election Shares shall be rounded up or down), with the remaining number of such holder’s Share Election Shares being exchanged for the right to receive the Cash Consideration; and

(ii) If the Share Election Number is less than the Share Conversion Number (the amount by which the Share Conversion Number exceeds the Share Election Number being referred to herein as the “Shortfall Number”), then all Share Election Shares shall be exchanged for the right to receive the Share Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be exchanged for the right to receive the Cash Consideration, and the Non-Election Shares of each holder thereof shall be exchanged for the right to receive the Share Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares (with the Exchange Agent to determine, consistent with Section 2.5(a), whether fractions of Non-Election Shares shall be rounded up or down), with the remaining number of such holder’s Non-Election Shares being exchanged for the right to receive the Cash Consideration; or

(B) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be exchanged for the right to receive the Share Consideration, and Cash Election Shares of each holder thereof shall convert into the right to receive the Share Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares, and the denominator of which is the total number of Cash Election Shares (with the Exchange Agent to determine, consistent with Section 2.5(a), whether fractions of Cash Election Shares shall be rounded up or down), with the remaining number of such holder’s Cash Election Shares being exchanged for the right to receive the Cash Consideration.

Notwithstanding anything to the contrary in this Agreement, the aggregate amount of Cash Consideration and Stock Consideration to be issued with respect to all Cash Election Shares, Share Election Shares and Non-Election Shares (including any fractional interests aggregated and sold pursuant to Section 3.3(i)) shall be equal to (x) 196,000,000 Parent Ordinary Shares, plus (y) cash in an amount equal to (i) $4,350,970,799 plus (ii) the product of (A) the Cash Amount and (B) the excess, if any, of the number of Company Virginia Sub Common Shares outstanding immediately prior to the Exchange Effective Time over 130,581,604; provided, that in no event shall the aggregate amount to be paid pursuant to clause (y) exceed $5,000,000,000.

2.6  Parent Capital Stock.  At and after the Exchange Effective Time, each Parent Ordinary Share and Parent ADS issued and outstanding immediately prior to the Closing Date shall remain issued and outstanding and shall not be affected by the Share Exchange.

2.7  Options.  Immediately prior to the Exchange Effective Time, each option to purchase Company Virginia Sub Common Stock (an “Option”) granted under any Company Benefit Plan that is outstanding and unexercised as of the Exchange Effective Time (whether vested or unvested) shall be canceled, and the holder thereof shall be entitled to receive at the Exchange Effective Time, or as soon as practicable thereafter (but in no event later than five days after the Exchange Effective Time), from the Final Surviving Corporation (as successor to Company Virginia Sub), in consideration for such cancellation, an amount in cash equal to the product of (A) the number of shares of Company Virginia Sub Common Stock subject to such Option immediately prior to the Exchange Effective Time and (B) the excess, if any, of the Per Share Amount over the exercise price per Share of such Option immediately prior to the Exchange Effective Time, less any required withholding taxes.

“Per Share Amount” shall mean the quotient of (A) the Aggregate Consideration divided by (B) the number of shares of Company Virginia Sub Common Stock (including restricted shares) outstanding immediately prior to the Exchange Effective Time (rounded to the nearest U.S. cent).

“Aggregate Consideration” shall mean the sum of (A) the aggregate amount paid by Parent in respect of all shares of Company Virginia Sub Common Stock (including restricted shares) exchanged into the Cash Consideration (including pursuant to Section 2.5) plus (B) the product of (x) the aggregate number of shares of Company Virginia Sub Common Stock (including restricted shares) exchanged into the Stock Consideration (including pursuant to Section 2.5) multiplied by (y) the Parent Closing Price.

“Parent Closing Price” shall mean the average, rounded to the nearest one-tenth of a European cent, of the closing sale price per Parent Ordinary Shares in Euros as so reported in the consolidated reporting for Spanish exchange in the Financial times, U.S. Edition, or, if not reported therein, another authoritative source (converting each of such daily closing prices per share to U.S. dollars, rounded to the nearest one-tenth of a U.S. cent, based upon the “closing mid-point” exchange rate in respect of each such specified day in the “currencies and money” segment in the “Companies and Markets” section of the Financial Times, U.S. edition, or if not reported therein, another authoritative source) for the five trading days ending on the business day immediately preceding the date of the Exchange Effective Time.

2.8  Restricted Stock Awards.  At the Exchange Effective Time, each restricted share of Company Virginia Sub Common Stock, whether vested or unvested, which is outstanding immediately prior to the Exchange Effective Time shall cease to represent a right or award with respect to Company Virginia Sub Common Stock, shall become fully vested and free of any forfeiture or holding restrictions or performance or other conditions (based on a deemed achievement of all performance conditions at “maximum” level) and each thereof shall be treated as holder of record of shares of Company Common Stock entitled to make an Election pursuant to the terms of Article III hereof and to receive either the Stock Consideration or Cash Consideration in accordance with the terms of this Agreement.

2.9  Other Stock-Based Awards.  At the Exchange Effective Time, each Stock-Based Award, whether vested or unvested, which is outstanding immediately prior to the Exchange Effective Time shall cease to represent a right or award with respect to Company Virginia Sub Common Stock, shall become fully vested and free of any forfeiture or holding restrictions or performance or other conditions (based on a deemed achievement of performance awards at the level specified in the applicable award agreement) and shall entitle the holder thereof to receive, at the Exchange Effective Time (or, in the case of Stock-Based Awards under a deferred compensation arrangement, at such later time as the terms of the plan under which such Stock-Based Awards is governed and/or the holder’s election thereunder provides), from the Final Surviving Corporation (as successor to Company Virginia Sub) the Per Share Amount in respect of each share of Company Virginia Sub Common Stock underlying a particular Stock-Based Award, less any required withholding taxes.

ARTICLE III

DELIVERY OF CONSIDERATION

3.1  Election Procedures.  Each holder of record of shares of Company Common Stock (“Holder”) shall have the right, subject to the limitations set forth in this Article III, to submit an election with respect to the shares of Company Virginia Sub Common Stock to be received by such holder in the Reincorporation Merger in accordance with the following procedures:

(a) Each Holder may specify in a request made in accordance with the provisions of this Section 3.1 (herein called an “Election”) (i) the number of shares of Company Virginia Sub Common Stock to be owned by such Holder as a result of the Reincorporation Merger with respect to which such Holder desires to make a Share Election and (ii) the number of shares of Company Virginia Sub Common Stock to be owned by such Holder as a result of the Reincorporation Merger with respect to which such Holder desires to make a Cash Election.

(b) Parent shall prepare a form reasonably acceptable to the Company (the “Form of Election”) which shall be mailed to record holders of Company Common Stock so as to permit those holders to exercise their right to make an Election prior to the Election Deadline.

(c) Parent shall make the Form of Election initially available not less than twenty (20) business days prior to the anticipated Election Deadline and shall use all reasonable efforts to make available as promptly as possible a Form of Election to any stockholder of the Company who requests such Form of Election following the initial mailing of the Forms of Election and prior to the Election Deadline. The Form of Election shall contain instructions for effecting the surrender of Company Certificates (which, following the Reincorporation Merger shall represent Company Virginia Sub Common Stock) in exchange for receipts representing the Parent ADSs, as well as the Cash Consideration and cash in lieu fractional shares and, if any Holder so elects and subject to the proviso to the last sentence of Section 2.4(a)(iv), Parent Ordinary Shares in account entry form in lieu of Parent ADSs.

(d) Any Election shall have been made properly only if the person authorized to receive Elections and to act as exchange agent under this Agreement, which person shall be a bank or trust company selected by Parent and reasonably acceptable to the Company (the “Exchange Agent”), pursuant to an agreement (the “Exchange Agent Agreement”) entered into prior to the mailing of the Form of Election to Company stockholders, shall have received, by the Election Deadline, a Form of Election properly completed and signed and accompanied by Company Certificate(s) (which, following the Reincorporation Merger shall represent Company Virginia Sub Common Stock) to which such Form of Election relates or by an appropriate customary guarantee of delivery of such certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided, that such Company Certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery. Failure to deliver shares of Company Common Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by Parent, in its sole discretion. As used herein, unless otherwise agreed in advance by the parties, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the date that Parent and the Company shall agree is as near as practicable to five (5) business days prior to the expected Closing Date. Parent and the Company shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than twenty (20) business days before, and at least ten (10) business days prior to, the Election Deadline.

(e) Any Company stockholder may, at any time prior to the Election Deadline, change his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election. Subject to the terms of the Exchange Agent Agreement, if Parent shall determine in its reasonable discretion that any Election is not properly made with respect to any shares of Company Virginia Sub Common Stock to be issued with respect to such Company Common Stock (neither Parent nor Company Virginia Sub nor the Exchange Agent being under any duty to notify any stockholder of any such defect), such Election shall be deemed to be not in effect, and the shares of Company Virginia Sub Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(f) Any Company stockholder may, at any time prior to the Election Deadline, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Company Certificates, or of the guarantee of delivery of such Company Certificates, previously deposited with the Exchange Agent. All Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from Parent or the Company that this Agreement has been terminated in accordance with Article X.

(g) Subject to the terms of the Exchange Agent Agreement, Parent, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of the Forms of Election and compliance by any Company stockholder or Company Virginia Sub stockholder with the Election procedures set forth herein, (ii) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 2.5, (iii) the issuance and delivery of receipts representing Parent ADSs and Parent Ordinary Shares in account entry form into which shares of Company Virginia Sub Common Stock are exchanged in the Share Exchange and (iv) the method of payment of cash for shares of Company Virginia Sub Common Stock exchanged for the right to receive the Cash Consideration and cash in lieu of fractional shares.

3.2  Deposit of Consideration.  Promptly following the Exchange Effective Time, and on the same date thereof in the case of the Cash Consideration, Parent shall provide (i) to The Bank of New York (the “Depositary”) the Parent Ordinary Shares being issued in the form of Parent ADSs and the Depositary shall deposit with the Exchange Agent, for the benefit of holders of Company Virginia Sub Common Stock, for exchange in accordance with this Article III, receipts representing such Parent ADSs, and (ii) to the Exchange Agent, (x) if applicable, the Parent Ordinary Shares being issued in account entry form and (y) immediately available funds equal to the aggregate Cash Consideration (collectively, the “Exchange Fund”) and Parent shall instruct the Exchange Agent to timely exchange the Share Consideration or pay the Cash Consideration, and such cash in lieu of fractional shares, in accordance with this Agreement. Parent shall cause the Final Surviving Corporation, as successor to the Company, to make the payments contemplated by Sections 2.7 and 2.9 and shall, to the extent so required, make the necessary funds available to the Final Surviving Corporation.

3.3  Delivery of Consideration.

(a) Promptly after the Exchange Effective Time, the Exchange Agent shall mail to each holder of record of Company Virginia Sub Certificate(s) which immediately prior to the Exchange Effective Time represented outstanding shares of Company Virginia Sub Common Stock whose shares were exchanged for the right to receive the Consideration pursuant to Section 2.4 and any cash in lieu of fractional Parent Ordinary Shares in account entry form or receipts representing Parent ADSs to be issued or paid in consideration therefor who did not properly complete and submit an Election Form, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Company Virginia Sub Certificate(s) (or affidavits of loss in lieu of such Certificate(s))) (the “Letter of Transmittal”) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement and (ii) instructions for use in surrendering Certificate(s) in exchange for the Consideration and any cash in lieu of fractional Parent Ordinary Shares in account entry form or receipts representing Parent ADSs to be issued or paid in consideration therefor in accordance with Section 2.3(f) upon surrender of such Company Virginia Sub Certificate. Subject to the proviso to the last sentence of Section 2.4(a)(iv), the Letter of Transmittal shall also contain instructions for electing to effect the surrender of Company Virginia Sub Certificates in exchange for or Parent Ordinary Shares in account entry form in lieu of ADSs.

(b) Upon surrender to the Exchange Agent of its Company Virginia Sub Certificate(s), accompanied by a properly completed Form of Election or a properly completed Letter of Transmittal, a holder of Company Virginia Sub Common Stock will be entitled to receive, promptly after the Exchange Effective Time, the Consideration (elected or deemed elected by it, subject to, and in accordance with Sections 2.4 and 2.5) and any cash in lieu of fractional Parent Ordinary Shares in account entry form or receipts representing Parent ADSs to be issued or paid in consideration therefor in respect of the shares of Company Virginia Sub Common Stock represented by Company Virginia Sub Certificate(s). Until so surrendered, each such Company Virginia Sub Certificate shall represent after the Exchange Effective Time, for all purposes, only the right to receive, without interest, the Consideration and any cash in lieu of fractional Parent Ordinary Shares in account entry form and receipts representing Parent ADSs to be issued or paid in consideration therefor upon surrender of such Company Virginia Sub Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article III.

(c) No dividends or other distributions with respect to Parent Ordinary Shares in account entry form or receipts representing Parent ADSs shall be paid to the holder of any unsurrendered Company Virginia Sub Certificate with respect to the Parent Ordinary Shares in account entry form or receipts representing Parent ADSs represented thereby, in each case unless and until the surrender of such Company Virginia Sub Certificate in accordance with this Article III. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Company Virginia Sub Certificate in accordance with this Article III, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Exchange Effective Time theretofore payable with respect to the whole Parent Ordinary Shares in account entry form or receipts representing Parent ADSs represented by such Company Virginia Sub Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to Parent Ordinary Shares in account entry form or receipts representing Parent ADSs represented by such Company Virginia Sub Certificate with a record date after the Exchange Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Parent Ordinary Shares in account entry form or receipts representing Parent ADSs issuable with respect to such Company Virginia Sub Certificate.

(d) In the event of a transfer of ownership of a Company Virginia Sub Certificate representing Company Virginia Sub Common Stock that is not registered in the stock transfer records of Company Virginia Sub, the proper amount of cash and/or Parent Ordinary Shares in account entry form or receipts representing Parent ADSs shall be paid or issued in exchange therefor to a person other than the person in whose name the Company Virginia Sub Certificate so surrendered is registered if the Company Virginia Sub Certificate formerly representing such Company Virginia Sub Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Company Virginia Sub Certificate or establish to the satisfaction of Parent that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) the one-year anniversary of the Exchange Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Parent) shall be entitled to deduct and withhold from any cash portion of the Consideration, any cash in lieu of fractional Parent Ordinary Shares in account entry form or receipts representing Parent ADSs, cash dividends or distributions payable pursuant to Section 2.3(c) hereof and any other cash amounts otherwise payable pursuant to this Agreement to any holder of Company Virginia Sub Common Stock such amounts as the Exchange Agent or Parent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Virginia Sub Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Parent, as the case may be.

(e) After the Exchange Effective Time, there shall be no transfers on the stock transfer books of Company Virginia Sub of any shares of Company Virginia Sub Common Stock that were issued and outstanding immediately prior to the Exchange Effective Time other than to settle transfers of Company Virginia Sub Common Stock that occurred prior to the Exchange Effective Time. If, after the Exchange Effective Time, Company Virginia Sub Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Consideration and any cash in lieu of fractional Parent Ordinary Shares in account entry form or receipts representing Parent ADSs to be issued or paid in consideration therefor in accordance with Section 2.5 and the procedures set forth in this Article III.

(f) Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional Parent Ordinary Shares in account entry form or receipts representing Parent ADSs shall be issued upon the surrender of Company Virginia Sub Certificates for exchange, no dividend or distribution with respect to Parent Ordinary Shares in account entry form or receipts representing Parent ADSs shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Parent Ordinary Shares in account entry form or receipts representing Parent ADSs. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of Company Virginia Sub who otherwise would be entitled to receive such fractional share, an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the Parent Closing Price by (ii) the fraction of a share (after taking into account all shares of Company Virginia Sub Common Stock held by such holder at the Exchange Effective Time and rounded to the nearest one thousandth when expressed in decimal form) of Parent Ordinary Shares to which such holder would otherwise be entitled to receive pursuant to Section 2.4.

(g) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Company Virginia Sub as of the one-year anniversary of the Exchange Effective Time shall be paid to Parent. Any former stockholders of Company Virginia Sub who have not theretofore complied with this Article III shall thereafter look only to Parent with respect to the Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Ordinary Shares in account entry form or receipts representing Parent ADSs deliverable in respect of each share of Company Virginia Sub Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, Company Virginia Sub, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Virginia Sub Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) In the event any Company Virginia Sub Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Virginia Sub Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Virginia Sub Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Virginia Sub Certificate the Consideration deliverable in respect thereof pursuant to this Agreement.

(i) Notwithstanding anything in this Agreement to the contrary, if Parent so elects prior to the Exchange Effective Time, the Exchange Agent shall aggregate all fractional interests in Parent Ordinary Shares and sell all such shares, in one or more transactions executed on the NYSE through one or more brokers nominated by Parent with the proceeds of such sale being remitted to the Exchange Agent as soon as practicable thereafter. The Exchange Agent shall deliver the cash proceeds of any such sales to former holders of shares of Company Virginia Sub Common Stock in lieu of their fractional interest in Parent Ordinary Shares or Parent ADSs. The proceeds to any holder of shares of Company Virginia Common Stock sold by the Exchange Agent pursuant to this Section 3.3(i) shall be the proceeds before any costs associated with any such sale, and any costs incurred in connection with any such sale (including any commissions, transfer taxes and other transaction costs) shall be borne by Parent.

ARTICLE IV

THE THIRD STEP MERGER

4.1  The Third Step Merger.  Subject to the terms and conditions of this Agreement, in accordance with the VSCA and Texas Business Organizations Code (the “TBOC”), as promptly as possible following the Exchange Effective Time and the time that the Transfer Agent, for the benefit of Parent, receives the Company Virginia Exchange Certificate and at the Third Step Merger Effective Time, Company Virginia Sub shall merge with and into Parent Texas Sub. Parent Texas Sub shall be the surviving corporation (the “Final Surviving Corporation”) in the Third Step Merger and shall continue its corporate existence under the laws of the state of Texas. Upon consummation of the Third Step Merger, the separate corporate existence of Company Virginia Sub shall terminate.

4.2  Third Step Merger Effective Time.  The Third Step Merger shall become effective when the articles of merger relating to the Third Step Merger (the “Articles of Merger”) are filed in the office of the Secretary of State of the State of Texas pursuant to Article 5.05 of the TBOC and at the time that is specified in the certificate of merger relating to the Third Step Merger issued by the Virginia State Corporation Commission (the “Third Step Merger Effective Time”).

4.3  Effects of the Third Step Merger.  At and after the Third Step Merger Effective Time, the Third Step Merger shall have the effects set forth in the VSCA and the TBOC.

4.4  Conversion of Shares.

(a) At the Third Step Merger Effective Time, by virtue of the Third Step Merger and without any action on the part of the Parent, Parent Texas Sub, Company Virginia Sub or any holder of Company Virginia Sub Common Stock, (i) each share of Company Virginia Sub Common Stock issued and outstanding immediately prior to the Third Step Merger Effective Time shall be converted into one share of common stock, par value $0.01 per share, of Parent Texas Sub (the “Parent Texas Sub Common Stock”), (ii) each share of Company Virginia Sub Common Stock held in the treasury of the Company Virginia Sub immediately prior to the Third Step Merger Effective Time shall be cancelled and (iii) each share of Parent Texas Sub Common Stock issued and outstanding immediately prior to the Third Step Merger Effective Time shall remain outstanding.

(b) Each certificate previously representing any shares of Company Virginia Sub Common Stock shall, following the Third Step Merger Effective Time, represent, without the requirement of any exchange thereof, that number of shares of Parent Texas Sub Common Stock into which such shares of Company Virginia Sub Common Stock have been converted pursuant to Section 4.4(a).

4.5  Certificate of Formation.  Subject to the terms and conditions of this Agreement, at the Third Step Merger Effective Time, the certificate of formation of Parent Texas Sub in effect immediately prior to the Third Step Merger shall be the certificate of formation of the Final Surviving Corporation until thereafter amended in accordance with applicable law as in effect immediately prior to the Third Step Merger Effective Time with such changes as are (a) required by the TBOC, (b) otherwise as proposed by Parent and (c) necessary to change the name of Parent Texas Sub to “Compass Bancshares, Inc.”; subject, however, in each case to the provisions of Section 8.7 hereof .

4.6  Bylaws.  Subject to the terms and conditions of this Agreement, at the Third Step Merger Effective Time, the bylaws of Parent Texas Sub in effect immediately prior to the Third Step Merger shall be the bylaws of the Final Surviving Corporation until thereafter amended in accordance with applicable law as in effect immediately prior to the Third Step Merger Effective Time with such changes as are (a) required by the TBOC and (b) otherwise as proposed by Parent; subject, however, in each case to the provisions of Section 8.7 hereof.

4.7  Tax Consequences.  It is intended that, for U.S. federal income tax purposes, the Share Exchange and the Third Step Merger shall be treated as a single, integrated transaction that constitutes a “reorganization”

within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” in respect of such transaction for the purposes of Sections 354 and 361 of the Code.

4.8  Board of Directors; Management.  The directors and officers of Parent Texas Sub immediately prior to the Third Step Merger Effective Time shall be the directors and officers of the Final Surviving Corporation, each to hold office in accordance with the certificate of formation of the Final Surviving Corporation until their respective successors are duly elected or appointed and qualified.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.2 and except as disclosed in the disclosure schedule (the “Company Disclosure Schedule”) delivered by the Company to Parent prior to the execution of this Agreement (which schedule sets forth, among other things, items, the disclosure of which is necessary or appropriate, either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article V, or to one or more of the Company’s covenants, provided, however, that disclosure in any section of such the Company Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement, and provided further that notwithstanding anything in this Agreement to the contrary, no item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 11.2), the Company hereby represents and warrants to Parent as follows:

5.1  Corporate Organization.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business, in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b) The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) and is a financial holding company pursuant to Section 4(1) of the BHC Act and meets the applicable requirements for qualification as such. True, complete and correct copies of the Company Certificate, and the Company Bylaws, in each case as in effect as of the date of this Agreement, have previously been made available to Parent.

(c) Each Company Subsidiary (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. As used in this Agreement, the word “Subsidiary” when used with respect to either party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is, or is required to be, consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”), in the case of the Company, or the International Financial Reporting Standards previously adopted by the European Union (“EU-IFRS”), in the case of Parent, and the terms “Company Subsidiary” and “Parent Subsidiary” shall mean any direct or indirect Subsidiary of the Company or Parent, respectively.

(d) The deposit accounts of Compass Bank and Central Bank of the South (collectively, the “Subsidiary Banks”) are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

(e) The minute books of the Company and each of its Subsidiaries previously made available to Parent contain true, complete and correct records of all meetings and other corporate actions held or taken since December 31, 2003 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

5.2  Capitalization.  (a) The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock, of which, as of February 14, 2007 (the “Company Capitalization Date”), 136,081,787 shares were issued and outstanding, which includes all shares of restricted stock issued under the Company Stock Plans and outstanding as of the Company Capitalization Date, and 25,000,000 shares of preferred stock, par value $0.10 (“Company Preferred Stock”), of which, as of the Company Capitalization Date, no shares were issued and outstanding. As of the Company Capitalization Date, no more than 5,640,533 shares of Company Common Stock were held in the Company’s treasury. As of the date hereof, no shares of Company Common Stock or Company Preferred Stock were reserved for issuance except for (i) 7,220,167 shares of Company Common Stock reserved for issuance upon the exercise of Company Stock Options pursuant to the Company Stock Plans, and (ii) 140,350 shares of Company Common Stock issuable pursuant the Company’s commitments under earn-out provisions related to acquisitions by the Company. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of the Company are issued or outstanding. As of the date of this Agreement, except pursuant to this Agreement, the Company Stock Plans and the Company Benefit Plans, and the earn-outs described above in this Section, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of Company Common Stock, Voting Debt or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, Voting Debt or any other equity securities of the Company or any Company Subsidiary. As of the date of this Agreement, except pursuant to the Company Stock Plans, there are no contractual obligations of the Company or any Company Subsidiary (x) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any equity security of the Company or any Company Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company or any Company Subsidiary or (y) pursuant to which the Company or any Company Subsidiary is or could be required to register shares of Company capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”). Since the Company Capitalization Date through the date hereof, the Company has not (A) issued or repurchased any shares of Company Common Stock, Company Preferred Stock, Voting Debt or other equity securities of the Company other than the issuance of shares of Company Common Stock in connection with the exercise of stock options to purchase Company Common Stock granted under the Company Stock Plans that were outstanding on the Company Capitalization Date or (B) issued or awarded any options, restricted shares or any other equity based awards under any of the Company Stock Plans.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Company Subsidiary are owned by the Company, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. § 55) and free of preemptive rights. No such Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c) The Company has previously provided to Parent a true, correct and complete list, as of the date hereof, of each Company Stock Option, restricted stock award, restricted stock unit and each other Company Stock-Based Award, the number of Shares issuable thereunder or to which such award pertains, and the expiration date and exercise price, if applicable, related thereto. The per share exercise price or purchase price for each Company Stock Option is equal to or greater than the fair market value of the underlying shares of Company Common Stock determined as prescribed by the relevant Company Stock Plan on the effective date of the corporate action effectuating the grant of such Company Stock Option.

5.3  Authority; No Violation.  (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the Transaction and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Transaction and the other transactions contemplated hereby have been duly, validly and unanimously approved by the Company Board. The Company Board has determined that this Agreement and the Transaction and the other transactions contemplated hereby are advisable and in the best interests of the Company and its stockholders and has directed that this Agreement be submitted to the Company’s stockholders for approval and adoption, and recommended that such stockholders adopt this Agreement, at a duly held meeting of such stockholders and has adopted a resolution to the foregoing effect. Promptly following the organization of Company Virginia Sub, the Company, as the sole shareholder of Company Virginia Sub, will approve the Share Exchange and waive any right to dissent from the Share Exchange for all purposes of Section 13.1-729 et seq. of the VSCA such that the provisions of such sections will not apply to this Agreement, the Transaction or any of the other transactions contemplated hereby and Section 13.1-728.1 et seq. will not apply thereto by virtue of Company Virginia Sub being a party to this Agreement. Except for the affirmative vote of the holders of not less than a majority of the outstanding Company Common Stock, voting together as a single class (the “Company Stockholder Approval”), no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Transaction or the other transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Parent Texas Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transaction or the other transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the Company Certificate or the Company Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 5.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to the Company, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

5.4  Consents and Approvals.  Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications and notices, (ii) the filing of any required applications, filings or notices with any foreign, federal or state banking, insurance or other regulatory authorities and approval of such applications, filings and notices listed in Section 5.4 of the Company Disclosure Schedule (the “Other Regulatory Approvals”), (iii) the filing with the Securities and Exchange Commission (the “SEC”) of the proxy statement (the “Proxy Statement”) in definitive form relating to the special meeting of the Company’s stockholders to be held in connection with this Agreement and the Transaction and the other transactions contemplated hereby and the filing and declaration of effectiveness of the registration statement of Parent on Form F-4 (the “F-4”) in which the Proxy Statement will be included as a prospectus of Parent, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the filing of articles of merger and articles of share exchange and other appropriate merger and share exchange documents required by the laws of the Commonwealth of Virginia and the state of Texas, (v) any notices to or filings with the Small Business Administration (the “SBA”), (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment companies, investment advisers or transfer agents and federal commodities laws relating to the regulation of futures commission merchants, commodity trading advisers, commodity pool operators or introducing brokers and the rules and regulations thereunder and of any securities or futures exchange or other applicable industry self-regulatory organization (“SRO”) or the rules of the NASD, or that are required under consumer finance, mortgage banking and other similar laws, (vii) the Company Stockholder Approval, (viii) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or applicable foreign antitrust, competition or similar laws, and (ix) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the Parent Ordinary Shares and Parent ADSs pursuant to this Agreement and approval of listing of such Parent Ordinary Shares and Parent ADSs on the New York Stock Exchange (the “NYSE”), no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) are necessary in connection with the consummation by the Company of the Transaction and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by the Company of this Agreement.

5.5  Reports; Regulatory Matters.

(a) The Company and each Company Subsidiary has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2004 with (i) the Federal Reserve Board, (ii) the FDIC, (iii) the Office of the Comptroller of the Currency, (iv) the NASD, (v) any state banking agency, insurance commission or other state regulatory authority, (vi) the SEC, (vii) any foreign regulatory authority and (viii) any SRO (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2004, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of the Company and its Subsidiaries, no Regulatory Agency or Governmental Entity has initiated since January 1, 2004 or has pending any proceeding, enforcement action or, to the knowledge of the Company, investigation into the business, disclosures or operations of the Company or any Company Subsidiary. Since January 1, 2004, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of the Company, investigation into the business, disclosures or operations of the Company or any Company Subsidiary. There is no unresolved violation, criticism or exception by any Regulatory Agency or Governmental Entity with respect to any report or statement relating to any examinations or inspections of the Company or any Company Subsidiary. Since January 1, 2004, there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of the Company or any Company Subsidiary.

(b) Neither the Company nor any Company Subsidiary is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2004, a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2004, has adopted any policies, procedures or board resolutions at the request or suggestion of any, Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries (each, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised since January 1, 2004 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement. To the knowledge of the Company, as of the date hereof, there has not been any event or occurrence since January 1, 2004 that would result in a determination that any Subsidiary Bank is not “well capitalized” or is not “well managed” as a matter of U.S. federal banking law. Each Banking Subsidiary has at least a “satisfactory” rating under the U.S. Community Reinvestment Act (other than any Banking Subsidiary that is not required to be rated thereunder).

(c) The Company has previously made available to Parent an accurate and complete copy of (i) each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by the Company since January 1, 2004 pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and prior to the date of this Agreement (the “Company SEC Reports”), (ii) each communication mailed by the Company to its stockholders, in each case since January 1, 2004 and prior to the date of this Agreement and (iii) a draft, dated February 1, 2007, of the Company’s Annual Report on Form 10-K for the period ended December 31, 2006 (the “Draft 10-K”). The Company will timely file with the SEC its Annual Report on Form 10-K for the period ended December 31, 2006 (the “2006 10-K”) and the 2006 10-K will not vary in any material respect from the Draft 10-K provided to Parent by the Company, except to the extent necessary to reflect this Agreement and the transactions contemplated hereby. Neither any Company SEC Report nor communication, at the time filed, furnished or communicated (in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained, nor will the 2006 10-K when filed contain, any untrue statement of a material fact or omitted to state, nor will the 2006 10-K when filed omit to state, any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company SEC Reports complied (and the 2006 10-K, when filed, will comply) as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and all required certifications under such sections will be made with respect to the 2006 10-K.

5.6  Financial Statements.

(a) The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable, and including any preliminary financial results furnished to the SEC on Form 8-K) (and the 2006 10-K, when filed will) (i) have been prepared from, and are (in the case of the 2006 10-K, will be) in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied (in the case of the 2006 10-K, will comply) as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The financial statements contained in the 2006 10-K will not vary in any material respect from the financial statements included in the Draft 10-K, except for the inclusion of a subsequent events footnote with respect to this Agreement and the transactions contemplated hereby. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Ernst & Young LLP has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither the Company nor any Company Subsidiary has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its Quarterly Report on Form 10-Q for the period ended September 30, 2006 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2006 or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.6(c). The Company (x) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(e) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purpose in accordance with GAAP, (y) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of the date hereof, there is no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since December 31, 2004, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the officers of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

5.7  Broker’s Fees.  Neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Transaction or other transactions contemplated by this Agreement, other than Sandler O’Neill & Partners, L.P. pursuant to the letter agreement between the Company and Sandler O’Neill & Partners, L.P., dated as of February 1, 2007, a true, complete and correct copy of which has been previously delivered to Parent.

5.8  Absence of Certain Changes or Events.  (a) Since December 31, 2006, except as publicly disclosed by the Company in the Company SEC Reports filed or furnished prior to the date hereof, no event or events have occurred that have had or are reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent, the Company or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole

(provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include effects to the extent resulting from (A) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (B) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global or national political conditions (including the outbreak of war or acts of terrorism) or in general economic or market conditions affecting banks or their holding companies generally except to the extent that any such changes have a materially disproportionate adverse effect on such party or (D) public disclosure of the transactions contemplated hereby), or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.

(b) Since December 31, 2005, through and including the date of this Agreement, except as publicly disclosed by the Company in the Company SEC Reports filed or furnished prior to the date hereof, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

(c) Since December 31, 2005, neither the Company nor any Company Subsidiary has (i) except for (A) normal increases for employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice, (B) as publicly disclosed by the Company in the Company SEC Reports filed or furnished prior to the date hereof or (C) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2004 (which amounts have been previously made available to Parent), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on Section 5.11 of the Company Disclosure Schedule, as in effect as of the date hereof ), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any options to purchase shares of Company Common Stock, any restricted shares of Company Common Stock or any right to acquire any shares of its capital stock to any executive officer, director or employee other than grants to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice under the Company Stock Plans, (iii) changed any accounting methods, principles or practices of the Company or its Subsidiaries affecting, its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (iv) suffered any strike, work stoppage, slow-down, or other labor disturbance.

5.9  Legal Proceedings.  (a) Neither the Company nor any Company Subsidiary is a party to any, and there are no pending or, to the best of the Company’s knowledge, threatened, material legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries. To the knowledge of the Company, as of the date hereof no officer or director of the Company or any Company Subsidiary is a defendant in any claim, action, suit, proceeding, arbitration, mediation or governmental investigation in connection with his or her status as an officer or director of the Company or any Company Subsidiary.

(b) There is no Injunction, judgment, or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

5.10  Taxes and Tax Returns.  (a) Each of the Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet due or that are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. The federal, state and local income Tax returns of the Company and its Subsidiaries have been examined by the Internal Revenue Service (the “IRS”)

for all years to and including 2002 and any liability with respect thereto has been satisfied or any liability with respect to deficiencies asserted as a result of such examination is covered by reserves that are adequate under GAAP. There are no material disputes pending, or claims asserted, for Taxes or assessments upon the Company or any of its Subsidiaries for which the Company does not have reserves that are adequate under GAAP. Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries). Within the past two years, or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Transaction is also a part, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. Neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by the Company or any of its Subsidiaries. The aggregate balance of the reserve for bad debts described in any provision under state or local laws and regulations similar to Section 593(g)(2)(A)(ii) of the Code of the Company and its Subsidiaries is not greater than $1,000,000. Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1).

(b) As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

(c) As used in this Agreement, the term “Tax Return” means a report, return or other information (including any amendments) required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any of its Subsidiaries.

5.11  Employee Matters.

(a) Section 5.11 of the Company Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and each employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment for the benefit of any employee, former employee, director or former director of the Company or any Company Subsidiary entered into, maintained or contributed to by the Company or any Company Subsidiary or to which the Company or any Company Subsidiary may have any liability with respect to current or former employees or directors of the Company or any Company Subsidiary (such plans, programs, agreements and commitments, herein referred to as the “Company Benefit Plans”).

(b) With respect to each Company Benefit Plan, the Company has made available to Parent true, complete and correct copies of the following (as applicable): (i) the written document evidencing such Company Benefit Plan or, with respect to any such plan that is not in writing, a written description thereof, (ii) the summary plan description; (iii) the most recent annual report, financial statement and/or actuarial report; (iv) the most recent determination letter from the IRS; (v) the most recent Form 5500 required to have been filed with the IRS, including all schedules thereto; (vi) any related trust agreements, insurance contracts or documents of any other funding arrangements, (vii) any written communications to or from the IRS or any office or representative of the Department of Labor relating to any compliance issues in respect of any such Company Benefit Plan and (viii) all amendments, modifications or supplements to any such document.

(c) The Company and each Company Subsidiary has operated and administered each Company Benefit Plan in compliance with all applicable laws and the terms of each such plan. Each Company Benefit Plan that is intended to be “qualified” under Section 401 and/or 409 of the Code has received a favorable determination letter from the IRS to such effect and, to the knowledge of the Company, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan. There are no pending or, to the knowledge of the Company, threatened or anticipated claims by, on behalf of or against any of the Company Benefit Plans or any assets thereof (other than routine claims for benefits). All contributions, premiums and other payments required to be made with respect to any Company Benefit Plan have been made on or before their due dates under applicable law and the terms of such Company Benefit Plan, and with respect to any such contributions, premiums or other payments required to be made with respect to any Company Benefit Plan that are not yet due, to the extent required by GAAP, adequate reserves are reflected on the consolidated balance sheet of the Company included in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (including any notes thereto) or liability therefor was incurred in the ordinary course of business consistent with past practice since September 30, 2006.

(d) With respect to the Company Benefits Plans, neither the Company nor any Company Subsidiary has incurred or reasonably expects to incur, either directly or indirectly (including as a result of an indemnification or joint and several liability obligation), any liability under Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code or any foreign law or regulation relating to employee benefit plans, and, to the knowledge of the Company, no event, transaction or condition has occurred, exists or is reasonably expected to occur which could reasonably be expected to result in any such liability to the Company, any Company Subsidiary or, after the Closing, to Parent. With respect to each Company Benefit Plan which is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA): (i) no such plan is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or a “multiple employer plan” (within the meaning of Section 413(c) of the Code), and (ii) no “reportable event” (as defined in Section 4043 of ERISA) has occurred with respect to any such plan within the past 12 months.

(e) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code.

(f) No payment made or to be made in respect of any employee or former employee of the Company or any of its Subsidiaries is or will be nondeductible by reason of Section 162(m) of the Code.

(g) Neither the Company nor any of its Subsidiaries has any liability with respect to an obligation to provide welfare benefits, including death or medical benefits (whether or not insured) with respect to any Person beyond their retirement or other termination of service other than coverage mandated by Section 4980B of the Code or state Law. Since December 31, 2006, neither the Company nor any of its Subsidiaries has announced any intent or commitment (whether or not legally binding) to create or implement any additional employee benefit plan or to amend, modify or terminate any broad-based Company Benefit Plan in a manner that materially increases in the Company’s costs.

(h) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in compliance in all material respects with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code and (B)(1) the proposed regulations issued thereunder or (2) Internal Revenue Service Notice 2005-1.

(i) Neither the Company nor any of its Subsidiaries is a party to or bound by any labor or collective bargaining agreement and there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of the Company or any of its Subsidiaries. There are no labor related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the knowledge of the Company, threatened and neither the Company nor any of its Subsidiaries has experienced any such labor related controversy, strike, slowdown, walkout or other work stoppage within the past three years. Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Each of the Company and its Subsidiaries are in compliance with all applicable laws, statutes, orders, rules, regulations, policies or guidelines of any Governmental Entity relating to labor, employment, termination of employment or similar matters and have not engaged in any unfair labor practices or similar prohibited practices.

5.12  Compliance with Applicable Law.  (a) The Company and each Company Subsidiary holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, including without limitation the Bank Secrecy Act, as amended by the USA PATRIOT Act, and applicable regulations promulgated thereunder, each of the laws listed in Section 5.16(f) hereof and all federal, state and local usury, consumer lending and insurance laws, statutes, orders, rules, regulations, policies and guidelines.

(b) The Company and each Company Subsidiary has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of the Company, any Company Subsidiary, or any director, officer or employee of the Company or of any Company Subsidiary has committed any breach of trust or fiduciary duty with respect to any such fiduciary account and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(c) Since the enactment of the Sarbanes-Oxley Act, the Company has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NASD. Section 5.12(c) of the Company Disclosure Schedule sets forth, as of December 30, 2006, a schedule of all officers and directors of the Company who have outstanding loans from the Company, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

5.13  Certain Contracts.  (a) Neither the Company nor any Company Subsidiary is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, other than in the ordinary course of business consistent with past practice, (ii) which, upon execution of this Agreement or consummation or stockholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due from Parent, the Company, the Final Surviving Corporation, or any of their respective Subsidiaries to any officer or employee of the Company or any Subsidiary thereof, (iii) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Reports filed prior to the date hereof, (iv) that contains (A) any non-competition or exclusive dealing agreement, or any other agreement or obligation which purports to limit or restrict, or following the consummation of the Transaction would purport to limit or restrict, in any material respect the ability of the Company, the Company Subsidiaries or the Final Surviving Corporation to conduct their respective businesses or, to solicit customers or the manner in which, or the localities in which, all or any portion of the business of the Company or its Subsidiaries is or would be conducted or (B) any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries or, following consummation of the Transaction, Parent or its Subsidiaries, to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business, (v) with or to a labor union or guild (including any collective bargaining agreement), or (vi) containing a “most favored nation” clause or other similar term providing preferential pricing or treatment to a party (other than the Company or its Subsidiaries) that is material to the Company or its Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in this Section 5.13, whether or not set forth in the Company Disclosure Schedule, is referred to as a “Company Contract,” and neither the Company nor any of its Subsidiaries knows of, or has received notice of, any violation of any Company Contract by any of the other parties thereto.

(b) (i) Each Company Contract is valid and binding on the Company or its applicable Subsidiary and is in full force and effect, (ii) the Company and each Company Subsidiary has in all material respects performed all obligations required to be performed by it to date under each Company Contract, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Contract.

5.14  Risk Management Instruments.  (a) “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, events or conditions (credit-related or otherwise) or any indexes, or any other similar transaction or combination of any of these transactions, and any collateralized debt obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivative Transactions” shall not include any Company Stock Option.

(b) All Derivative Transactions, whether entered into for the account of the Company or any Company Subsidiary or for the account of a customer of the Company or any Company Subsidiary, were duly authorized by the Company and entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and the Company Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of the Company or a Company Subsidiary enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. The Company and each applicable Company Subsidiary has duly performed its obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to the Company’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(c) As of January 1, 2004, no Derivative Transaction, were it to be a Loan held by the Company or any Company Subsidiary, would be classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, or words of similar import (“Company Criticized Assets”). The financial position of the Company and its Subsidiaries on a consolidated basis under or with respect to such Derivative Transaction has been reflected in the books and records of the Company and such Company Subsidiary in accordance with GAAP consistently applied, and as of the date hereof, no open exposure of the Company and of any Company Subsidiary with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $500,000.

5.15  Investment Securities and Commodities.  (a) Each of the Company and each Company Subsidiary has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities and commodities are valued on the books of the Company in accordance with GAAP in all material respects.

(b) The Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) which the Company believes are prudent and reasonable in the context of such businesses. Prior to the date hereof, the Company has made available to Parent in writing the material Policies, Practices and Procedures.

5.16  Loan Portfolio.  (a) Section 5.16(a) of the Company Disclosure Schedule sets forth (i) the aggregate outstanding principal amount, as of December 31, 2006, of all written or oral loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) payable to the Company or its Subsidiaries (collectively, “Loans”), other than “non-accrual” Loans, and (ii) the aggregate outstanding principal amount, as of December 31, 2006, of all “non-accrual” Loans. As of December 31, 2006, the Company and its Subsidiaries, taken as a whole, did not have outstanding Loans and assets classified as “Other Real Estate Owned” with an aggregate then outstanding, fully committed principal amount in excess of that amount set forth on Section 5.16(a) of the Company Disclosure Schedule, net of specific reserves with respect to such Loans and assets, that were designated as of such date by the Company as the Company Criticized Assets. Section 5.16(a) of the Company Disclosure Schedule sets forth (A) a summary of the Company Criticized Assets as of December 31, 2006, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and the amount of specific reserves with respect to each such category of Loan and the amount of reserves with respect to each such category of Loans and (B) each asset of the Company or any of its Subsidiaries that, as of December 31, 2006, is classified as “Other Real Estate Owned” and the book value thereof.

(b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity). All Loans originated by the Company or its Subsidiaries, and all such Loans purchased, administered or serviced by the Company or its Subsidiaries (including Loans held for resale to investors), were made or purchased and are administered or serviced, as applicable, in accordance with customary lending standards of the Company or its Subsidiaries, as applicable (and in the case of Loans held for resale to investors, the lending standards, if any, of such investors) and in accordance with applicable federal, state and local laws, regulations and rules. All such Loans (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, free and clear of any Lien, and the Company or its Subsidiaries has complied in all material respects, and on the Closing Date will have complied in all material respects, with all laws and regulations relating to such Loans.

(c) None of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(d) Each of the Company and each Company Subsidiary, as applicable, is approved by and is in good standing (i) as a supervised mortgagee by the Department of Housing and Urban Development to originate and service Title I FHA mortgage loans; (ii) as a GNMA I and II Issuer by the Government National Mortgage Association; (iii) by the Department of Veteran’s Affairs to originate and service VA loans; and (iv) as a seller/servicer by the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation to originate and service conventional residential mortgage Loans (each such entity being referred to herein as an “Agency” and, collectively, the “Agencies”).

(e) None of the Company or any of its Subsidiaries is now nor has it ever been since December 31, 2004 subject to any fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from any Agency or any federal or state agency relating to the origination, sale or servicing of mortgage or consumer Loans. Neither the Company nor any of its Subsidiaries has received any notice, nor does it have any reason to believe, that any Agency proposes to limit or terminate the underwriting authority of the Company or any of its Subsidiaries or to increase the guarantee fees payable to any such Agency.

(f) Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations, including the Consumer Credit Protection Act, the Homeowners Ownership and Equity Protection Act, the Truth-In-Lending Act and Regulation Z, the Equal

Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all Agency and other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer Loans.

(g) To the knowledge of the Company, each Loan included in a pool of Loans originated, acquired or serviced by the Company or any of its Subsidiaries (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable laws, rules and regulations, except where the time for certification or recertification has not yet expired. To the knowledge of the Company, no Pools have been improperly certified, and no Loan has been bought out of a Pool without all required approvals of the applicable investors.

5.17  Property.  The Company or a Company Subsidiary (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the Company SEC Reports as being owned by the Company or a Company Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Company Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Company SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Company Leased Properties” and, collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company’s knowledge, the lessor. The Company Real Property is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on the Company Real Property are in good operating condition and in a state of good working order, ordinary wear and tear excepted. There are no pending or, to the knowledge of the Company, threatened condemnation proceedings against the Company Real Property. The Company and its Subsidiaries are in compliance with all applicable health and safety related requirements for the Company Real Property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970.

5.18  Intellectual Property.  The Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted. The use of any Intellectual Property by the Company and its Subsidiaries does not, to the knowledge of the Company, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which the Company or any Company Subsidiary acquired the right to use any Intellectual Property. No person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries. Neither the Company nor any Company Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property used by the Company or any Company Subsidiary and no Intellectual Property owned and/or licensed by the Company or any Company Subsidiary is being used or enforced in a manner that would be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

5.19  Environmental Liability.  There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or notices with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any liability or obligation of the Company or any of its Subsidiaries arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against the Company or any of its Subsidiaries. To the knowledge of the Company, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would give rise to any liability or obligation on the part of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.

5.20  Investment Adviser Subsidiaries; Funds; Clients.

(a) For purposes of this Agreement, a “Company Advisory Entity” means, if applicable, the Company and any of its Subsidiaries that provides investment management, investment advisory or sub-advisory services to any person (including management and advice provided to separate accounts and participation in wrap fee programs); “Company Advisory Contract” means each contract for such services provided by a Company Advisory Entity; “Company Advisory Client” means each party to a Company Advisory Contract other than the applicable Company Advisory Entity or any other advisory client of the Company for purposes of the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Investment Advisers Act”); “Company Fund Client” means each Company Advisory Client that is required to be registered as an investment company under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Investment Company Act”); and “Sponsored” means, when used with respect to any Company Fund Client, any such Company Fund Client a majority of the officers of which are employees of the Company or any Company Subsidiary or of which the Company or any Company Subsidiary holds itself out as the sponsor.

(b) Each Sponsored Company Fund Client and Company Advisory Entity (i) has since January 1, 2004 operated and is currently operating in compliance with all laws, regulations, rules, judgments, orders or rulings of any Governmental Entity applicable to it or its business and (ii) has all registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets as presently conducted. There is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, permits, licenses, exemptions, orders and approvals.

(c) Each Company Advisory Entity has been and is in compliance with each Company Advisory Contract to which it is a party.

(d) The accounts of each Company Advisory Client subject to ERISA have been managed by the applicable Company Advisory Entity in compliance with the applicable requirements of ERISA.

(e) Neither the Company nor any Company Advisory Entity nor any “affiliated person” (as defined in the Investment Company Act) of any of them is ineligible pursuant to Section 9(a) or (b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company; none of the Company, any Company Advisory Entity or any “person associated with an investment advisor” (as defined in the Investment Advisers Act) of any of them is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as a person associated with a registered investment advisor; and none of the Company, any Company Advisory Entity or any “associated person” (as defined in the Exchange Act) of any of them is ineligible pursuant to Section 15(b) of the Exchange Act to serve as a broker-dealer or as an associated person to a registered broker-dealer.

(f) The Company has made available to Parent true, correct and complete copies of each Uniform Application for Investment Adviser Registration on Form ADV filed since January 1, 2004 by each Company Advisory Entity that is required to be registered as an investment adviser under the Investment Advisers Act, reflecting all amendments thereto to the date hereof (each, a “Form ADV”). The Forms ADV are in material compliance with the applicable requirements of the Investment Advisers Act and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2004, each Company Advisory Entity has made available to each Company Advisory Client its Form ADV to the extent required by the Investment Advisers Act.

(g) The Company has made available to Parent true, correct and complete copies of all deficiency letters and inspection reports or similar documents furnished to the Company by the SEC since January 1, 2004 and the Company’s responses thereto, if any.

5.21  Broker-Dealer Subsidiaries.

(a) Each Company Subsidiary that is a broker-dealer (a “Broker-Dealer Subsidiary”) is duly registered under the Exchange Act as a broker-dealer with the SEC, and is in compliance in all material respects with the applicable provisions of the Exchange Act, including the net capital requirements and customer protection requirements thereof. Each Broker-Dealer Subsidiary is a member in good standing with all required SROs and in compliance in all material respects with all applicable rules and regulations of such SROs. Each Broker-Dealer Subsidiary and registered representative is duly registered, licensed or qualified as a broker-dealer or registered representative under, and in compliance in all material respects with, the applicable laws and regulations of all jurisdictions in which it is required to be so registered and each such registration, license or qualification is in full force and effect and in good standing. There is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses and qualifications.

(b) The Company has made available to Parent true, correct and complete copies of each Broker-Dealer Subsidiary’s Uniform Application for Broker-Dealer Registration on Form BD filed since January 1, 2004, reflecting all amendments thereto to the date hereof (each, a “Form BD”). The Forms BD of the Broker-Dealer Subsidiaries are in compliance in all material respects with the applicable requirements of the Exchange Act and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) None of the Broker-Dealer Subsidiaries nor any “associated person” thereof (i) is subject to a “statutory disqualification” as such terms are defined in the Exchange Act, or (ii) is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any Broker-Dealer Subsidiary as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act.

(d) Subject to the foregoing, neither the Company nor its Subsidiaries is required to be registered as a commodity trading advisor, commodity pool operator, futures commission merchant or introducing broker under any laws or regulations.

5.22  State Takeover Laws.  The Company Board has unanimously approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby, the restrictions on “business combinations” set forth in Section 203 of the DGCL and, to the knowledge of the Company, similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law (any such laws, “Takeover Statutes”).

5.23  Reorganization; Approvals.  As of the date of this Agreement, the Company (a) is not aware of any fact or circumstance that could reasonably be expected to (i) prevent the Reincorporation Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) prevent the Share Exchange and the Third Step Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (iii) result in gain recognition to the holders of Company Virginia Sub Common Stock in the Share Exchange and Third Step Merger pursuant to Section 367(a) of the Code, and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

5.24  Opinion.  Prior to the execution of this Agreement, the Company has received an opinion from Sandler O’Neill & Partners, L.P. to the effect that as of the date of opinion and based upon and subject to the matters set forth in such opinion, the Consideration is fair to the stockholders of the Company from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement. The Company has provided Parent with a true, correct and complete copy of such opinion for informational purposes.

5.25  Related Party Transactions.  Except for employment contracts entered into in the ordinary course of business consistent with past practice and filed as an exhibit to a Company SEC Report and payment in respect thereof, no current or former director, officer, partner, employee, “Affiliate” or “Associate” (each as defined in Rule 12b-2 of the Exchange Act) of the Company or any of its Subsidiaries or any Person who beneficially owns 5% or more of the Company Common Stock (or any of such Person’s immediate family members or Affiliates) is a party to any contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last 12 months (a “Related Party Transaction”).

5.26  Company Virginia Sub.  (a) Following the date of its incorporation, Company Virginia Sub will not engage in any activities other than in connection with or contemplated by the joinder agreement to this Agreement or this Agreement. Company Virginia Sub will have full corporate power and authority to execute and deliver the joinder agreement to this Agreement and to consummate the Transaction and the other transactions contemplated hereby and thereby. The execution and delivery of the joinder agreement to this Agreement and the consummation of the Transaction and the other transactions contemplated hereby and thereby will be duly, validly and unanimously approved by the Company Virginia Sub Board. The joinder agreement to this Agreement will be duly and validly executed and delivered by Company Virginia Sub and (assuming due authorization, execution and delivery by Parent and Parent Texas Sub of the joinder agreement to this Agreement) will constitute a valid and binding obligation of Company Virginia Sub, enforceable against Company Virginia Sub in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity). The Company Virginia Sub Board will unanimously approve this Agreement, the joinder agreement to this Agreement, the Transaction and the other transactions contemplated hereby and thereby as required to render inapplicable to this Agreement and such transactions all restrictions set forth in any Takeover Statutes of the Commonwealth of Virginia.

(b) Neither the execution and delivery of the joinder agreement to this Agreement by Company Virginia Sub nor the consummation by Company Virginia Sub of the Transaction or the other transactions contemplated hereby or thereby, nor compliance by Company Virginia Sub with any of the terms or provisions of the joinder agreement to this Agreement and this Agreement, will (i) violate any provision of the Company Virginia Sub Articles or the Company Virginia Sub Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 5.26(c) are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Company Virginia Sub, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company Virginia Sub or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company Virginia Sub or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

(c) Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications and notices, (ii) the Other Regulatory Approvals, (iii) the filing with the SEC of the Proxy Statement in definitive form and the filing and declaration of effectiveness of the F-4, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the filing of articles of merger and articles of share exchange and other appropriate merger and share exchange documents required by the laws of the Commonwealth of Virginia and the state of Texas, (v) any notices to or filings with the SBA, (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment companies, investment advisers or transfer agents and federal commodities laws relating to the regulation of futures commission merchants, commodity trading advisers, commodity pool operators or introducing brokers and the rules and regulations thereunder and of any securities or futures exchange or other applicable industry SRO or the rules of the NASD, or that are required under consumer finance, mortgage banking and other similar laws, (vii) the Company Stockholder Approval, (viii) any notices or filings under the HSR Act or applicable foreign antitrust, competition or similar laws, and (ix) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the Parent Ordinary Shares and Parent ADSs pursuant to this Agreement and approval of listing of such Parent Ordinary Shares and Parent ADSs on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity, are necessary in connection with the consummation by Company Virginia Sub of the Transaction and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Company Virginia Sub of the joinder agreement to this Agreement.

5.27  Information Supplied.  The information relating to the Company and its Subsidiaries (including Company Virginia Sub) that is provided by the Company or its representatives for inclusion in the Proxy Statement, the F-4, the Board Report, the Prospectus or in any other document filed with any other Regulatory Agency or Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to the Company or its Subsidiaries and other portions within the reasonable control of the Company will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Section 11.2 and except as disclosed in the disclosure schedule (the “Parent Disclosure Schedule”) delivered by Parent to the Company prior to the execution of this Agreement (which schedule sets forth, among other things, items, the disclosure of which is necessary or appropriate, either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of Parent’s covenants, provided, however, that disclosure in any section of such Parent Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement, and provided further that notwithstanding anything in this Agreement to the contrary, (i) no item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 11.2), Parent hereby represents and warrants to the Company as follows:

6.1  Corporate Organization.  (a) Parent is a bank duly formed, validly existing and in good standing under the Laws of Spain. Parent has the corporate power and authority to own or lease all of its respective properties and assets and to carry on its respective business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. True, complete and correct copies of the Articles of Incorporation (escritura de constitucion) of Parent, as amended (the “Parent Articles”), and Bylaws (estatutos) of Parent, as amended (the “Parent Bylaws”), as in effect as of the date of this Agreement, have previously been made available to the Company. Parent is a bank holding company under the BHC Act.

(b) Each Parent Subsidiary (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted.

6.2  Capitalization.  (a) As of the date hereof, the authorized share capital of Parent is €1,740,464,869.29, represented by 3,551,969,121 shares, each of 49 euro-cents nominal value, all of the same class and series, fully subscribed and paid up. All outstanding shares of the capital stock of Parent (and all of the shares to be delivered as Share Consideration) have been or will be prior to issuance in accordance with this Agreement, as applicable, duly authorized and all of the outstanding shares of capital stock of Parent (and all of the shares to be delivered as Share Consideration), have been, or, when issued and delivered in accordance with the terms of this Agreement will have been, validly issued, fully paid and nonassessable and not subject to any preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of Parent is issued or outstanding. As of the date of this Agreement, except pursuant to this Agreement, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any Parent Ordinary Shares, Voting Debt or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any Parent Ordinary Shares, Voting Debt or any other equity securities of Parent or any Parent Subsidiary. As of the date of this Agreement, there are no contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any equity security of Parent or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Parent. Neither Parent nor any of its Subsidiaries is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive or antidilutive rights with respect to, any securities of the type referred to in the preceding sentence. Following receipt of the Parent Shareholder Approval, none of the Parent Ordinary Shares will be entitled to preemptive rights in connection with the Transaction and the other transactions contemplated hereby.

6.3  Authority; No Violation.  (a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the Transaction and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Transaction and the other transactions contemplated hereby have been duly, validly and unanimously approved by the Parent Board. The Parent Board will, following receipt of the necessary report of the expert designated by the Commercial Registry relating to the fair value of the assets to be accepted by Parent in the Share Exchange and of the auditor designated by the Commercial Registry relating to the abolishment of the preemptive rights of holders of Parent Ordinary Shares, call an Extraordinary General Meeting of Parent to propose the Capital Increase required in connection with the Share Exchange (the “Capital Increase”) and will propose such Capital Increase at such Extraordinary General Meeting, including approval in accordance with Section 159.2 of the SCL of a resolution abolishing the preemptive rights of holders of Parent Ordinary Shares to subscribe for the Parent Ordinary Shares being issued in the Share Exchange, which approval shall require the affirmative vote of the holders of a majority of the Parent Ordinary Shares present in person or represented by proxy at a duly constituted meeting of holders of Parent Ordinary Shares at which meeting, if on first call, a quorum of at least one-half of the issued share capital is present or represented by proxy or, if on second call, a quorum of at least one-quarter of the issued share capital is present or represented by proxy (provided, however, if, on second call, less than one-half of the issued share capital is present or represented by proxy, the matters being voted upon must be adopted by at least two-thirds of the share capital present or represented at such meeting) (“Parent Shareholder Approval”). No other corporate proceedings on the part of Parent are necessary to approve this Agreement and to consummate the transactions contemplated hereby other than the resolution of the Parent Board executing the Capital Increase, which resolution shall be adopted following receipt of the Parent Shareholder Approval in accordance with Section 2.3 hereof. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company and Company Virginia Sub) constitutes the valid and binding obligations of Parent, enforceable against Parent in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

(b) Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the Transaction or the other transactions contemplated hereby or thereby, nor compliance by Parent with any of the terms or provisions of this Agreement, will (i) violate any provision of the organizational documents of Parent or (ii) assuming that the consents, approvals and filings referred to in Section 6.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Parent or any Parent Subsidiary or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of the Parent Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of the Parent Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

6.4  Consents and Approvals.  Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications and notices, (ii) the filing of any required applications, filings or notices with any Governmental Entity and the Other Regulatory Approvals listed in Section 6.4 of the Parent Disclosure Schedule, (iii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the F-4, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the filing of articles of merger and articles of share exchange and other appropriate merger and share exchange documents required by the laws of the commonwealth of Virginia and the state of Texas, (v) any notices to or filings with the SBA, (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment companies, investment advisers or transfer agents and federal commodities laws relating to the regulation of futures commission merchants, commodity trading advisers, commodity pool operators or introducing brokers and the rules and regulations thereunder and of any securities or futures exchange or other SRO, or that are required under consumer finance, mortgage banking and other similar laws, (vii) the Parent Shareholder Approval, (viii) any notices or filings under the HSR Act or applicable foreign antitrust, competition or similar laws, (ix) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the Parent Ordinary Shares pursuant to this Agreement and approval of listing of such Parent Ordinary Shares and Parent ADSs on the NYSE, (x) the registration with and verification by the National Securities Exchange Commission of Spain (the “NSEC”) of a prospectus (folleto) relating to the Share Exchange (the “Prospectus”), (xi) the filing of the Deed of execution of the Capital Increase against contribution in kind, the filing of the necessary auditors’ report and the filing of the necessary report of the expert designated by the Commercial Registry relating to the fair value of the assets acquired by Parent in the Transaction and (xii) required approvals of the Bank of Spain and the Spanish Direccion General de Seguros, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Parent of the Transaction and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Parent of this Agreement.

6.5  Reports; Regulatory Matters.

(a) Parent and each Parent Subsidiary has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2004 with the Regulatory Agencies or any Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2004, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of Parent and its Subsidiaries, no Regulatory Agency or Governmental Entity has initiated since January 1, 2004, or has pending any proceeding, enforcement action or, to the knowledge of Parent, investigation into the business, disclosures or operations of Parent or any of its Subsidiaries. Since January 1, 2004, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Parent, investigation into the business, disclosures or operations of Parent or any of its Subsidiaries. There is no unresolved violation, criticism, or exception by any Regulatory Agency or Governmental Entity with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries. Since January 1, 2004, there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Parent or any of its Subsidiaries.

(b) Neither Parent nor any Parent Subsidiary is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2004, a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2004, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries (each, a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries been advised since January 1, 2004, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement.

(c) Parent has previously made available to the Company an accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Parent pursuant to the Securities Act or the Exchange Act and prior to the date of this Agreement (the “Parent SEC Reports”) and (ii) communication mailed by Parent to the holders of Parent Ordinary Shares, in each case since January 1, 2004 and prior to the date of this Agreement. Parent will timely file with the SEC its Annual Report on Form 20-F for the year ended December 31, 2006 (the “2006 20-F”). No such Parent SEC Report or communication, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained, nor will the 2006 20-F when filed contain, any untrue statement of a material fact or omitted to state, nor will the 2006 20-F omit to state, any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Parent SEC Reports complied (and the 2006 20-F, when filed, will comply) as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

6.6  Financial Statements.

(a) The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable, and including any preliminary financial results furnished to the SEC on Form 6-K) (and the 2006 20-F, when filed, will) (i) have been prepared from, and are (and in the case of the 2006 20-F, will be) in accordance with, the books and records of Parent and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied (in the case of the 2006 20-F, will comply) as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with EU-IFRS consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto, and, to the extent required by the Securities Act or the Exchange Act, reconciled to GAAP as noted therein during the periods involved. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with EU-IFRS and any other applicable legal and accounting requirements and reflect only actual transactions. Deloitte, S.L. has not resigned or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither Parent nor any Parent Subsidiary has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Annual Report on Form 20-F for the period ended December 31, 2005 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2005 or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 6.6(c). Parent (x) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(e) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purpose in accordance with EU-IFRS, (y) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of the Parent Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. As of the date hereof, there is no reason to believe that Parent’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since December 31, 2005, (x) through the date hereof, neither Parent nor any of its Subsidiaries nor, to the knowledge of the officers of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its

Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Parent Board or any committee thereof or to any director or officer of Parent.

6.7  Broker’s Fees.  Neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Transaction or related transactions contemplated by this Agreement, other than Morgan Stanley & Co. Incorporated.

6.8  Absence of Certain Changes or Events.  (a) Since December 31, 2006, except as publicly disclosed by Parent in the Parent SEC Reports filed or furnished prior to the date hereof, no event or events have occurred that have had or are reasonably likely to have a Material Adverse Effect on Parent.

(b) Since December 31, 2005 through and including the date of this Agreement, except as publicly disclosed by Parent in the Parent SEC Reports filed or furnished prior to the date hereof, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

6.9  Legal Proceedings.  (a) Neither Parent nor any Parent Subsidiary is a party to any, and there are no pending or, to the best of Parent’s knowledge, threatened, material legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries.

(b) There is no Injunction, judgment, or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries.

6.10  Taxes and Tax Returns.  Each of Parent and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet due or that are being contested in good faith, have not been finally determined and have been adequately reserved against under EU-IFRS. There are no material disputes pending, or claims asserted, for Taxes or assessments upon Parent or any of its Subsidiaries for which Parent does not have reserves that are adequate under EU-IFRS.

6.11  Compliance with Applicable Law.  (a) Parent and each Parent Subsidiary hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Parent or any of its Subsidiaries.

(b) Parent and each Parent Subsidiary has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of Parent, any Parent Subsidiary, or any director, officer or employee of Parent or of any Parent Subsidiary has committed any breach of trust or fiduciary duty with respect to any such fiduciary account and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(c) Since the enactment of the Sarbanes-Oxley Act, Parent has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. Section 6.11(c) of the Parent Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers and directors of Parent who have outstanding loans from Parent, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

6.12  Intellectual Property.  Parent and each of Parent Subsidiary owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted. The use of any Intellectual Property by Parent and each Parent Subsidiary does not, to the knowledge of Parent, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Parent or any Parent Subsidiary acquired the right to use any Intellectual Property. No person is challenging, infringing on or otherwise violating any right of Parent or any Parent Subsidiary with respect to any Intellectual Property owned by and/or licensed to Parent or its Subsidiaries. Neither Parent nor any Parent Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property used by Parent or any Parent Subsidiary and no Intellectual Property owned and/or licensed by Parent or any Parent Subsidiary is being used or enforced in a manner that would be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

6.13  Reorganization; Approvals.  As of the date of this Agreement, Parent (a) is not aware of any fact or circumstance that could reasonably be expected to (i) prevent the Reincorporation Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) prevent the Share Exchange and the Third Step Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (iii) result in gain recognition to the holders of Company Virginia Sub Common Stock in the Share Exchange and Third Step Merger pursuant to Section 367(a) of the Code, and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

6.14  Opinion.  Prior to the execution of this Agreement, Parent has received an opinion from Morgan Stanley & Co. Incorporated to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Consideration is fair to Parent from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

6.15  Parent Texas Sub.

(a) Following the date of its incorporation, Parent Texas Sub will not engage in any activities other than in connection with or contemplated by the joinder agreement to this Agreement or this Agreement. Parent Texas Sub will have full corporate power and authority to execute and deliver the joinder agreement to this Agreement and to consummate the Transaction and the other transactions contemplated hereby and thereby. The execution and delivery of the joinder agreement to this Agreement and the consummation of the Transaction and the other transactions contemplated hereby and thereby will be duly, validly and unanimously approved by the Parent Texas Sub Board. The joinder agreement to this Agreement will be duly and validly executed and delivered by Parent Texas Sub and (assuming due authorization, execution and delivery by the Company and Company Virginia Sub of the joinder agreement to this Agreement) will constitute a valid and binding obligation of Parent Texas Sub, enforceable against Parent Texas Sub in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

(b) Neither the execution and delivery of the joinder agreement to this Agreement by Parent Texas Sub nor the consummation by Parent Texas Sub of the Transaction or the other transactions contemplated hereby and thereby, nor compliance by Parent Texas Sub with any of the terms or provisions of the joinder agreement to this Agreement or this Agreement, will (i) violate any provision of the certificate of formation of Parent Texas Sub or the Bylaws of Parent Texas Sub or (ii) assuming that the consents, approvals and filings referred to in Section 6.15(c) are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Parent Texas Sub, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent Texas Sub or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent Texas Sub or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

(c) Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications and notices, (ii) the filing of any required applications, filings or notices with any Governmental Entity and the Other Regulatory Approvals, (iii) the filing with the SEC of the Proxy Statement and declaration of effectiveness of the F-4, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the filing of articles of merger and articles of share exchange and other appropriate merger and share exchange documents required by the laws of the commonwealth of Virginia and the state of Texas, (v) any notices to or filings with the SBA, (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment companies, investment advisers or transfer agents and federal commodities laws relating to the regulation of futures commission merchants, commodity trading advisers, commodity pool operators or introducing brokers and the rules and regulations thereunder and of any securities or futures exchange or other SRO, or that are required under consumer finance, mortgage banking and other similar laws, (vii) the Parent Shareholder Approval, (viii) any notices or filings under the HSR Act or applicable foreign antitrust, competition or similar laws, (ix) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the Parent Ordinary Shares pursuant to this Agreement and approval of listing of such Parent Ordinary Shares and Parent ADSs on the NYSE, (x) the registration with and verification by the NSEC of the Prospectus, (xi) the filing of the Deed of execution of the Capital Increase against contribution in kind, the filing of the necessary auditors’ report and the filing of the necessary report of the expert designated by the Commercial Registry relating to the fair value of the assets acquired by Parent in the Transaction and (xii) required approvals of the Bank of Spain and the Spanish Direccion General de Seguros, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Parent Texas Sub of the Transaction and the other transactions contemplated by the joinder agreement to this Agreement and this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Parent Texas Sub of the joinder agreement to this Agreement.

6.16  Information Supplied.  The information relating to Parent and its Subsidiaries (including Parent Texas Sub) that is provided by Parent or its representatives for inclusion in the Proxy Statement, the F-4, the Board Reports, the Prospectus or in any other document filed with any other Regulatory Agency in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Parent or its Subsidiaries and other portions within the reasonable control of Parent will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The F-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

ARTICLE VII

COVENANTS RELATING TO CONDUCT OF BUSINESS

7.1  Conduct of Businesses Prior to the Exchange Effective Time.  Except as expressly contemplated by or permitted by this Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule, as the case may be) or with the prior written consent of the other party, during the period from the date of this Agreement to the Exchange Effective Time, each of the Company, Company Virginia Sub, Parent and Parent Texas Sub shall, and shall cause each of its respective Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees and (c) take no action that is intended to or would reasonably be expected to adversely affect the ability of any of the Company, Company Virginia Sub, Parent or Parent Texas Sub to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or adversely affect the ability of any of the Company, Company Virginia Sub, Parent or Parent Texas Sub to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

7.2  Company Forbearances.  During the period from the date of this Agreement to the Exchange Effective Time, except as expressly contemplated or permitted by this Agreement (including the Company Disclosure Schedule), the Company and Company Virginia Sub shall not, and shall not permit any of their respective Subsidiaries to, without the prior written consent of Parent:

(a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of Federal funds, securitizations, sales of certificates of deposit and entering into repurchase agreements);

(b) (i) adjust, split, combine or reclassify any of its capital stock;

(ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) for regular quarterly cash dividends at a rate not in excess of $0.39 per share of Company Common Stock with record dates and payment dates consistent with the prior year, (B) dividends paid by any of the Subsidiaries of the Company to the Company or to any of its wholly owned Subsidiaries and (C) the acceptance of shares of Company Common Stock in payment of the exercise price or withholding taxes incurred by any employee or director in connection with the exercise of Company Stock Options or the vesting or settlement of Company Restricted Stock or Company Stock-Based Awards granted under a Company Stock Plan, in each case in accordance with past practice and the terms of the applicable Company Stock Plan and related award agreements);

(iii) grant any stock options, restricted shares or other equity-based award with respect to shares of Company Common Stock under any of the Company Stock Plans or otherwise (whether such awards are settled in cash, Company Common Stock or otherwise), or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

(iv) issue any additional shares of capital stock or other securities except pursuant to the exercise of stock options or settlement of Company Stock-Based Awards granted under a Company Stock Plan that are outstanding as of the date of this Agreement or issued thereafter in compliance with this Agreement;

(c) except as required by applicable law or the terms of any Company Benefit Plan as in effect on the date of this Agreement and, solely with respect to employees that are not executive officers or directors of the Company, except for normal increases made in the ordinary course of business consistent with past practice, (i) increase the wages, salaries, benefits or incentive compensation or incentive compensation opportunities of any employee of the Company or any of its Subsidiaries, or, except for payments in the ordinary course of business consistent with past practice, pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any employee of the Company or any of its Subsidiaries or (ii) establish, adopt, or become a party to any new employee benefit or compensation plan, program, commitment, agreement or arrangement or amend any existing Company Benefit Plan;

(d) sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any individual, corporation or other entity other than a Subsidiary or cancel, release or assign any material amount of indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement;

(e) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(f) except in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

(g) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to (i) prevent the Reincorporation Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) prevent the Share Exchange and the Third Step Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (iii) result in gain recognition to the holders of Company Virginia Sub Common Stock in the Share Exchange and Third Step Merger pursuant to Section 367(a) of the Code;

(h) amend its certificate of incorporation or bylaws, or otherwise take any action to exempt any person or entity (other than Parent or its Subsidiaries) or any action taken by any person or entity from any Takeover Statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(i) other than in prior consultation with Parent, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(j) commence or settle any material claim, action or proceeding, except in the ordinary course of business consistent with past practice and except as does not involve (i) in excess of $1,000,000 individually or $4,000,000 in the aggregate for all such settlements effected after the date hereof or (ii) the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries or any of their respective officers or directors;

(k) except as expressly contemplated or permitted by this Agreement, take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Transaction set forth in Article IX not being satisfied;

(l) implement or adopt any change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

(m) file any application to establish, or to relocate or terminate the operations of, any banking office of the Company or any Company Subsidiary;

(n) file or amend any Tax Return other than in the ordinary course of business, make or change any material Tax election, or settle or compromise any material Tax liability; or

(o) enter into, renew or terminate, or make any payment not then required under, any Company Contract (other than any Company Benefit Plan, which is governed exclusively by Section 7.2(c) above), other than entering into, renewing or terminating any Company Contracts in the ordinary course of business, consistent with past practice (other than any Company Contract that contains (A) any non-competition or exclusive dealing agreement, or any other agreement or obligation which purports to limit or restrict in any material respect the ability of the Company or its Subsidiaries or their businesses to solicit customers or the manner in which, or the localities in which, all or any portion of the business of Company or its Subsidiaries or, following consummation of the transactions contemplated by this Agreement, Parent or its Subsidiaries, is or would be conducted or (B) any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business);

(p) enter into any new or modify any existing Related Party Transaction (other than any Company Benefit Plan, which is governed exclusively by Section 7.2(c) above);

(q) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 7.2.

7.3  Parent Forbearances.  Except as expressly permitted by this Agreement (including the Parent Disclosure Schedule) or with the prior written consent of the Company, during the period from the date of this Agreement to the Exchange Effective Time, Parent and Parent Texas Sub shall not, and shall not permit any Parent Subsidiary to, (a) amend, repeal or otherwise modify any provision of the Parent Articles or the Parent By-laws in a manner that would materially adversely affect the Company, the stockholders of the Company or the transactions contemplated by this Agreement, (b) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to (i) prevent the Reincorporation Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) prevent the Share Exchange and the Third Step Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) or (iii) result in gain recognition to the holders of Company Virginia Sub Common Stock in the Share Exchange and Third Step Merger pursuant to Section 367(a) of the Code, (c) take any action that is intended or may reasonably be expected to result in any of the conditions to the Transaction set forth in Article IX not being satisfied, or (d) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 7.3.

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1  Regulatory Matters.  (a) Parent and the Company shall promptly prepare, and Parent shall promptly file with the SEC, the F-4, in which the Proxy Statement will be included as a prospectus. Parent and the Company shall each use its reasonable best efforts to have the F-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter file with the SEC and mail or deliver the Proxy Statement to its stockholders. Parent shall file the opinion described in Section 9.3(c) on a post-effective amendment to the F-4. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

(b) Promptly after the date hereof, (i) the Parent Board shall, with the reasonable assistance of the Company, prepare reports (Informe del consejo de administracion) to be made available to the holders of Parent Ordinary Shares in accordance with applicable law (the “Board Reports”) in connection with the meeting of holders of Parent Ordinary Shares contemplated by Section 8.3 of this Agreement containing information required by the SCL, and (ii) Parent shall prepare and arrange to have registered with and verified by the NSEC a Prospectus. Parent will use its reasonable best efforts to cause the Prospectus to receive the required registration with and verification of the NSEC as promptly as reasonably practicable following the date on which the Parent Extraordinary General Meeting contemplated by Section 8.3(b) is held, and to cause the definitive Prospectus and Board Reports to be made available to the holders of Parent Ordinary Shares in accordance with applicable law as promptly as reasonably practicable following the date on which the Parent Extraordinary General Meeting contemplated by Section 8.3(b) is held.

(c) Subject to the terms of this Agreement, the parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable the Parent Requisite Regulatory Approvals and the Company Requisite Regulatory Approvals and all other permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the Transaction and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties, Regulatory Agencies or Governmental Entities. The Company and Parent shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to the Company on one hand, or Parent, on the other, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transaction and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Parent to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities, that would reasonably be expected to have a material adverse effect (measured on a scale relative to the Company) on any of Parent, the Company or the Final Surviving Corporation (a “Materially Burdensome Regulatory Condition”). In addition, the Company agrees to cooperate and use its reasonable best efforts to assist Parent in preparing and filing such petitions and filings, and in obtaining such permits, consents, approvals and authorizations of third parties and Governmental Entities, that may be necessary or advisable to effect any mergers and/or consolidations of Subsidiaries of the Company and Parent following consummation of the Transaction.

(d) Each of Parent and the Company shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the F-4, the Board Reports, the Prospectus or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Transaction and the other transactions contemplated by this Agreement.

(e) Each of Parent and the Company shall promptly advise the other upon receiving any communication from any Regulatory Agency or Governmental Entity consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Parent Requisite Regulatory Approval or any Company Requisite Regulatory Approval, respectively, will not be obtained or that the receipt of any such approval may be materially delayed.

(f) The Company shall cooperate with such reasonable requests as may be made by Parent with respect to any post-Closing reorganization of Parent’s and the Company’s Subsidiaries, including filing prior to the Closing such applications with Regulatory Agencies or Governmental Entities as may be necessary or desirable in connection with any such reorganization.

(g) Parent shall cause the Final Surviving Corporation to comply with the “reporting requirements” of Treasury Regulations Section 1.367(a)-3(c)(6).

8.2  Access to Information.  (a) Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each of the Company, Parent shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Exchange Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, such party shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request (in the case of a request by the Company, information concerning Parent that is reasonably related to the prospective value of Parent Ordinary Shares or to Parent’s ability to consummate the Transaction and the other transactions contemplated hereby). None of the Company, Parent, nor any of their respective Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between Parent and the Company, dated as of February 3, 2007 (the “Confidentiality Agreement”).

(c) No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.

8.3  Stockholder Meetings.

(a) The Company shall call a meeting of its stockholders to be held as soon as reasonably practicable for the purpose of obtaining the Company Stockholder Approval required in connection with this Agreement and the Transaction, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. The Company Board shall use its reasonable best efforts to obtain from the stockholders of the Company the Company Stockholder Approval. The Company agrees that, notwithstanding any action of the type referred to in Section 10.1(e)(ii) or otherwise, it shall submit this Agreement to its stockholders at a stockholder meeting in accordance with the first sentence of this paragraph.

(b) As promptly as reasonably practicable following the date on which the F-4 is declared effective and following receipt of the necessary report of the expert designated by the Commercial Registry relating to the fair value of the assets to be accepted by Parent in the Share Exchange and of the auditor designated by the Commercial Registry relating to the abolishment of the preemptive rights of holders of Parent Ordinary Shares, Parent shall call and hold a meeting of the holders of Parent Ordinary Shares to be held for the purpose of obtaining the Parent Shareholder Approval. Parent shall use its reasonable best efforts to obtain from the holders of Parent Ordinary Shares the Parent Shareholder Approval. Parent agrees that, notwithstanding any action of the type referred to in Section 10.1(f)(ii) or otherwise, it shall submit the proposal of the Capital Increase to the holders of Parent Ordinary Shares at an Extraordinary General Meeting of Parent in accordance with the first sentence of this paragraph.

8.4  Affiliates.  The Company shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of the Company to deliver to Parent, as soon as practicable after the date of this Agreement, and prior to the date of the meeting of the Company stockholders to be held pursuant to Section 8.3, a written agreement, in customary form reasonably satisfactory to Parent.

8.5  Listing.  Prior to the Exchange Effective Time, Parent shall cause the Parent Ordinary Shares and Parent ADSs that will be issued in the Share Exchange to be approved for listing on the NYSE, such listing to be subject to (and only become effective on) official notice of issuance.

8.6  Employee Matters.

(a) For the one-year period following the Exchange Effective Time, Parent shall, or shall cause its applicable Subsidiaries to, provide to those individuals actively employed by the Company or one of its Subsidiaries as of the Exchange Effective Time (collectively, the “Covered Employees”) with employee benefits, rates of base salary or hourly wage and annual bonus opportunities that are substantially similar, in the aggregate, to the rates of base salary or hourly wage provided to such Covered Employees and the employee benefits and annual bonus opportunities provided to such Covered Employees under the Company Benefit Plans as in effect immediately prior to the Exchange Effective Time (excluding for this purpose equity-based benefits); provided, that nothing herein shall limit the right of Parent or any of its Subsidiaries to terminate the employment of any Covered Employee at any time or require Parent or any of its Subsidiaries to provide any such employee benefits, rates of base salary or hourly wage or annual bonus opportunities for any period following any such termination.

(b) To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by Parent or any of its Subsidiaries, other than the Company Benefit Plans, Parent shall cause such employee benefit plan to (i) recognize the service of such Covered Employee with the Company or its Subsidiaries for purposes of eligibility and vesting and, except under defined benefit pension plans, benefit accrual under such employee benefit plan of Parent or any of its Subsidiaries to the same extent such service was recognized immediately prior to the Exchange Effective Time under a comparable Company Benefit Plan in which such Covered Employee was a participant immediately prior to the Exchange Effective Time or, if there is no such comparable benefit plan, to the same extent such service was recognized under the Company 401(k) plan immediately prior to the Exchange Effective Time, provided that such recognition of service shall not operate to duplicate any benefits payable to the Covered Employee with respect to the same period of service, and (ii) with respect to any health, dental or vision plan of Parent or any of its Subsidiaries (other than the Company Benefit Plans) in which any Covered Employee is eligible to participate in the plan year that includes the year in which such Covered Employee is eligible to participate, (x) cause any pre-existing condition limitations under such Parent or Subsidiary plan to be waived with respect to such Covered Employee to the extent such limitation would have been waived or satisfied under a Company Benefit Plan in which such Covered Employee participated immediately prior to the Exchange Effective Time, and (y) recognize any medical or other health expenses incurred by such Covered Employee in the year that includes the Closing Date for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Parent or any of its Subsidiaries.

(c) From and after the Exchange Effective Time, Parent shall, or shall cause its Subsidiaries to, honor, in accordance with the terms thereof as in effect as of the date hereof or as may be amended after the date hereof as permitted under Section 7.2, each employment agreement and change in control agreement listed on Section 5.11 of the Company Disclosure Schedule.

(d) No later than five Business Days prior to its distribution, the Company and its Subsidiaries shall provide Parent with a copy of any communication intended to be made to any of their respective employees relating to the transactions contemplated hereby, and will provide an opportunity for Parent to make reasonable revisions thereto.

(e) Nothing in this Section 8.6 shall be construed or interpreted to (i) amend any Company Benefit Plan, (ii) prevent the amendment or termination of any Plan or (iii) interfere with the Parent’s right or obligation to make such changes to any Company Benefit Plan as are necessary to conform with applicable Law.

8.7  Indemnification; Directors’ and Officers’ Insurance.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a “Claim”), including any such Claim in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Exchange Effective Time, a director or officer of the Company or any Company Subsidiary or who is or was serving at the request of the Company or any Company Subsidiary as a director or officer of another person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of the Company or any of its Subsidiaries prior to the Exchange Effective Time or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Exchange Effective Time, the parties shall cooperate and use their best efforts to defend against and respond thereto. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Exchange Effective Time now existing in favor of any Indemnified Party as provided in their respective certificates or articles of incorporation or by-laws (or comparable organizational documents), and any existing indemnification agreements set forth in Section 8.7 of the Company Disclosure Schedule, shall survive the Transaction and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified after the Exchange Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or prior to the Exchange Effective Time or taken at the request of Parent pursuant to Section 8.8 hereof.

(b) From and after the Exchange Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Indemnified Party against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any Subsidiary of the Company, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Exchange Effective Time, whether asserted or claimed prior to, or at or after, the Exchange Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) or taken at the request of Parent pursuant to Section 8.8 hereof.

(c) Parent shall cause the individuals serving as officers and directors of the Company or any of its Subsidiaries immediately prior to the Exchange Effective Time to be covered for a period of six years from the Exchange Effective Time by the directors’ and officers’ liability insurance policy maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Exchange Effective Time that were committed by such officers and directors in their capacity as such; provided that in no event shall Parent be required to expend on an annualized basis in the aggregate an amount in excess of 250% of the annual premiums currently paid by the Company (which current amount is set forth in Section 8.7 of the Company Disclosure Schedule) for such insurance (the “Insurance Amount”), and provided further that if Parent is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, Parent shall obtain as much comparable insurance as is available for the Insurance Amount.

(d) The provisions of this Section 8.7 shall survive the Exchange Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

8.8  Additional Agreements.  (a) Subject to the terms and conditions of this Agreement, each of the Company, Company Virginia Sub, Parent and Parent Texas Sub agree to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Transaction. Without limiting the generality of the foregoing, the Company shall use reasonable best efforts to comply with any reasonable request made by Parent from time to time in connection with Parent’s financing of the Cash Consideration.

(b) In case at any time after the Exchange Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of the Company, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Transaction, the proper officers and directors of each party and their respective Subsidiaries shall, at Parent’s sole expense, take all such necessary action as may be reasonably requested by Parent.

8.9  Advice of Changes.  Each of Parent and the Company shall promptly advise the other of any change or event (i) having or reasonably likely to have a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided further that a failure to comply with this Section 8.9 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article IX to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

8.10  Exemption from Liability Under Section 16(b).  Prior to the Exchange Effective Time, Parent and the Company shall each take all such steps as may be necessary or appropriate to cause any disposition of shares of Company Common Stock or conversion of any derivative securities in respect of such shares of Company Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

8.11  No Solicitation.

(a) None of the Company, its Subsidiaries or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of the Company or any of its Subsidiaries shall directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including, without limitation, by way of a tender offer) or similar transactions involving the Company or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals, including the indication of any intention to propose any of the foregoing, being referred to herein as an “Alternative Proposal”), (ii) participate in any discussions or negotiations regarding an Alternative Transaction or (iii) enter into any agreement regarding any Alternative Transaction. Notwithstanding the foregoing, the Company Board shall be permitted, prior to the meeting of the Company stockholders to be held pursuant to Section 8.3, and subject to compliance with the other terms of this Section 8.11 and to first entering into a confidentiality agreement with the person proposing such Alternative Proposal on terms substantially similar to, and no less favorable to the Company than, those contained in the Confidentiality Agreement, to consider and participate in discussions with respect to a bona fide Alternative Proposal received by the Company, if and only to the extent that the Company Board reasonably determines in good faith after consultation with outside legal counsel that failure to do so would cause it to violate its fiduciary duties.

As used in this Agreement, “Alternative Transaction” means any of (i) a transaction pursuant to which any person (or group of persons) (other than Parent or its affiliates) directly or indirectly, acquires or would acquire more than 25% of the outstanding shares of the Company or any of its Subsidiaries or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to a merger of the Company or any of its Subsidiaries whether from the Company or any of its Subsidiaries or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation or other business combination involving the Company or any of its Subsidiaries (other than the Transaction), (iii) any transaction pursuant to which any person (or group of persons) (other than Parent or its affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company and securities of the entity surviving any merger or business combination including any of the Company’s Subsidiaries) of the Company, or any of its Subsidiaries representing more than 25% of the fair market value of all the assets, net revenues or net income of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement; provided that, for the purposes of Section 10.4 hereof, the applicable percentage in clauses (i) and (iii) of the definition of “Alternative Transaction” shall be 50% and any transaction contemplated by clauses (ii) and (iv) shall be limited to transactions to which the Company is a party and in which the stockholders of the Company immediately prior to the consummation thereof, as such, would not hold at least 50% of the total voting power of the surviving company in such transaction or of its publicly-traded parent corporation.

(b) The Company shall notify Parent promptly (but in no event later than 24 hours) after receipt of any Alternative Proposal, or any material modification of or material amendment to any Alternative Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any Subsidiary by any Person or entity that informs the Company Board or any Subsidiary that it is considering making, or has made, an Alternative Proposal. Such notice to Parent shall be made orally and in writing, and shall indicate the identity of the Person making such Alternative Proposal or intending to make or considering making an Alternative Proposal or requesting non-public information or access to the books and records of the Company or any Subsidiary, and the material terms of any such Alternative Proposal or modification or amendment to an Alternative Proposal. The Company shall keep Parent fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Alternative Proposal, indication or request. The Company shall also promptly, and in any event within 24 hours, notify Parent, orally and in writing, if it enters into discussions or negotiations concerning any Alternative Proposal in accordance with Section 8.11(a).

(c) The Company and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than each other) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons other than the other party hereto who have been furnished confidential information regarding itself in connection with the solicitation of or discussions regarding a Alternative Proposal, as the case may be, within the 12 months prior to the date hereof promptly to return or destroy such information. The Company agrees not to, and to cause its Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which the Company or any of its Subsidiaries is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make an Alternative Proposal.

(d) The Company shall instruct the officers, directors and all agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of the Company or its Subsidiaries to comply with the restrictions described in this Section 8.11 to the extent reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 8.11 by any officer, director, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of the Company or its Subsidiaries shall be deemed to be a breach of this Section 8.11 by the Company.

(e) Nothing contained in this Section 8.11 shall prohibit the Company or its Subsidiaries from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act.

8.12  Structure of the Transaction.  Parent may at any time change the method of effecting the Transaction if and to the extent requested by Parent and consented to by the Company (such consent not to be unreasonably withheld); provided, however, that no such change shall (i) alter or change the amount or kind of the Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Transaction with respect to the Company’s or Company Virginia Subs’ stockholders or (iii) materially impede or delay, or make less likely, the consummation of the Transaction.

8.13  Joinder Agreement.  Promptly following the execution of this Agreement, (i) Parent shall form Parent Texas Sub as a Texas corporation under and in accordance with the TBCA, and Parent shall cause Parent Texas Sub to, and Parent Texas Sub shall, sign a joinder agreement to this Agreement and be bound hereunder and (ii) the Company shall form Company Virginia Sub as a Virginia corporation under and in accordance with the VSCA, and the Company shall cause Company Virginia Sub to, and Company Virginia Sub shall, sign a joinder agreement to this Agreement and be bound hereunder.

ARTICLE IX

CONDITIONS PRECEDENT

9.1  Conditions to Each Party’s Obligation To Effect the Transaction.  The respective obligations of the parties to effect the Transaction shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Stockholder Approval.  Each of the Company Stockholder Approval and the Parent Shareholder Approval shall have been obtained.

(b) Listing.  The Parent ADSs to be issued to the holders of Company Common Stock upon consummation of the Transaction shall have been authorized for listing on the NYSE, such listing to be subject to (and only to become effective on) official notice of issuance.

(c) F-4.  The F-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the F-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) Prospectus Verification.  The Prospectus shall have been verified by, and registered with, the NSEC.

(e) Share Exchange.  The filing of the necessary auditors’ report and the filing of the necessary report of the expert designated by the Commercial Registry relating to the fair value of the assets acquired by Parent in the Share Exchange shall have been filed or made.

(f) No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Transaction and the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Transaction.

9.2  Conditions to Obligations of Parent.  The obligation of Parent to effect the Transaction is also subject to the satisfaction, or waiver by Parent, at or prior to the Exchange Effective Time, of the following conditions:

(a) Representations and Warranties.  Subject to the standard set forth in Section 11.2, the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made at and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another specified date shall be true and correct as of such date); and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

(c) Federal Tax Opinion.  Parent shall have received the opinion of its counsel, Cleary Gottlieb Steen & Hamilton LLP, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Reincorporation Effective Time, the Exchange Effective Time and/or the Third Step Merger Effective Time, as the case may be, each of (i) the Reincorporation Merger and (ii) the Share Exchange and the Third Step Merger (taken together) will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of the Company, Company Virginia Sub and Parent.

(d) Regulatory Approvals.  Without duplication of any conditions set forth in Section 9.1, all regulatory approvals set forth in Section 6.4 required to consummate the transactions contemplated by this Agreement, including the Transaction, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “Parent Requisite Regulatory Approvals”), and no such regulatory approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

9.3  Conditions to Obligations of the Company.  The obligation of the Company to effect the Transaction is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

(a) Representations and Warranties.  Subject to the standard set forth in Section 11.2, the representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made at and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another specified date shall be true and correct as of such date); and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent.  Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.

(c) Federal Tax Opinion.  The Company shall have received the opinion of its counsel, Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Reincorporation Effective Time, the Exchange Effective Time and/or the Third Step Merger Effective Time, as the case may be, each of (i) the Reincorporation Merger and (ii) the Share Exchange and the Third Step Merger (taken together) will be treated as a reorganization within the meaning of Section 368(a) of the Code and that the Share Exchange and the Third Step Merger (taken together) will not result in gain recognition to the shareholders of Company Virginia Sub pursuant to Section 367(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of the Company, Company Virginia Sub and Parent and may assume that any shareholder of Company Virginia Sub that is a U.S. person and a “five percent transferee shareholder” as defined in Treasury Regulation Section 1.367(a)-3(c)(5)(ii) will enter into a five-year gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a)-8.

(d) Regulatory Approvals.  Without duplication of any conditions set forth in Section 9.1, all regulatory approvals set forth in Section 5.4 required to consummate the transactions contemplated by this Agreement, including the Transaction, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “Company Requisite Regulatory Approvals”).

ARTICLE X

TERMINATION AND AMENDMENT

10.1  Termination.  This Agreement may be terminated at any time prior to the Reincorporation Merger Effective Time, whether before or after approval of the matters presented in connection with the Transaction by the stockholders of the Company or Parent:

(a) by mutual consent of the Company and Parent in a written instrument authorized by the boards of directors of the Company and Parent, as determined by a vote of a majority of the members of each respective entire board of directors;

(b) by either the Company or Parent, if any Governmental Entity that must grant a Parent Requisite Regulatory Approval or a Company Requisite Regulatory Approval has denied approval of the Transaction and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(c) by either the Company or Parent, if the Transaction shall not have been consummated on or before the first anniversary of the date of this Agreement unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d) by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements (other than those set forth in Section 8.3 or Section 8.11) or any of the representations or warranties set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 9.2 or 9.3, as the case may be, and which is not cured within 45 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

(e) by Parent, if (i) the Company shall have materially breached its obligations under Section 8.3 or Section 8.11, or (ii) the Company Board shall have (A) failed to recommend in the Proxy Statement the adoption of the agreement of merger set forth in this Agreement, (B) publicly withdrawn or modified, or publicly announced its intention to withdraw or modify, in any manner adverse to Parent, its recommendation that its stockholders approve or adopt this Agreement or (C) recommended any Alternative Proposal (or, in the case of clause (ii), resolved to take any such action), whether or not permitted by the terms hereof;

(f) by the Company, if (i) Parent shall have materially breached its obligations under Section 8.3 or (ii) assuming receipt of the necessary report of the expert designated by the Commercial Registry relating to the fair value of the assets to be accepted by Parent in the Share Exchange and of the auditor designated by the Commercial Registry relating to the abolishment of the preemptive rights of holders of Parent Ordinary Shares, the Parent Board shall have failed to call an Extraordinary General Meeting of Parent to propose the Capital Increase or failed to propose such Capital Increase at such Extraordinary General Meeting (or, in the case of clause (ii), resolved to take any such action), whether or not permitted by the terms hereof;

(g) by either Parent or the Company, if the Company Stockholder Approval is not obtained at the annual or special meeting of Company stockholders called for the purpose of obtaining such Company Stockholder Approval or at any adjournment or postponement thereof;

(h) by either Parent or the Company, if the Parent Shareholder Approval is not obtained at the Annual General Meeting or Extraordinary General Meeting of Parent called for the purpose of obtaining such Parent Shareholder Approval or at any adjournment or postponement thereof;

(i) by Parent, if the Company or any of its representatives shall have engaged in discussions with any other person in connection with an Alternative Proposal in compliance with the provisions of Section 8.11, and all such discussions with such person shall not have ceased within 20 business days of the first date of any of the foregoing actions.

The party desiring to terminate this Agreement pursuant to any clause of this Section 10.1 (other than clause (a)) shall give written notice of such termination to the other party in accordance with Section 11.4, specifying the provision or provisions hereof pursuant to which such termination is effected.

10.2  Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 10.1, this Agreement shall forthwith become void and have no effect, and none of the Company, Parent, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 8.2(b), 10.2, 10.3, 10.4, 11.3, 11.4, 11.5, 11.7, 11.8, 11.9 and 11.10 shall survive any termination of this Agreement, and (ii) neither the Company nor Parent shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

10.3  Fees and Expenses.  Except (i) as set forth in Section 10.4 and (ii) with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Transaction, which shall be borne equally by the Company and Parent, all fees and expenses incurred in connection with this Agreement, the Transaction and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Transactions is consummated.

10.4  Termination Fee.

(a) The Company shall pay to Parent a fee of $385 million (the “Fee”), if this Agreement is terminated as follows:

(i) if (A) either party shall terminate this Agreement pursuant to Section 10.1(c) either (x) without the meeting of Company stockholders pursuant to Section 8.3 having been convened or (y) with such meeting of Company stockholders having been convened but the Company Stockholder Approval not having been obtained and (B) an Alternative Proposal shall have been publicly announced or otherwise communicated to the senior management or the Company Board after the date hereof, and shall not have been irrevocably withdrawn prior to the date specified in Section 10.1(c) (or, in the case of clause (A)(y), prior to the date of such meeting of Company stockholders), then the Company shall pay one-third of the Fee on the business day following such termination; and if any Alternative Transaction is consummated, or a definitive agreement with respect to any Alternative Transaction (a “Company Acquisition Agreement”) is entered into, within 12 months after the date of such termination, then the Company shall pay the remaining two-thirds of the Fee on the date of such consummation or Company Acquisition Agreement execution, whichever first occurs;

(ii) if (A) this Agreement is terminated by either Parent or the Company pursuant to Section 10.1(g) and (B) an Alternative Proposal shall have been publicly announced or otherwise communicated to the senior management or the Company Board after the date hereof, and shall not have been irrevocably withdrawn prior to the date of such termination, then the Company shall pay one-third of the Fee on the business day following such termination; and if any Alternative Transaction is consummated, or a Company Acquisition Agreement is entered into, within 12 months after the date of such termination, then the Company shall pay the remaining two-thirds of the Fee on the date of such consummation or Company Acquisition Agreement execution, whichever first occurs;

(iii) if (A) this Agreement is terminated by Parent pursuant to Section 10.1(d) as the result of a breach by the Company of its covenants or agreements set forth in this Agreement other than the covenants and agreements set forth in Section 8.3 or 8.11 and (B) an Alternative Proposal shall have been publicly announced or otherwise communicated after the date hereof to the senior management or the Company Board, and shall not have been irrevocably withdrawn prior to the occurrence of such breach, then the Company shall pay the Fee on the business day following such termination;

(iv) if this Agreement is terminated by Parent pursuant to Section 10.1(e), then the Company shall pay the Fee within one business day after a demand for payment following the termination; or

(v) if this Agreement is terminated by Parent pursuant to Section 10.1(i), and any Alternative Transaction is consummated, or a Company Acquisition Agreement is entered into, within 12 months after the date of such termination, then the Company shall pay the Fee within one business day after a demand for payment following the date of consummation or Company Acquisition Agreement execution, whichever first occurs.

(b) If this Agreement is terminated by the Company pursuant to Section 10.1(f), then Parent shall pay the Fee within one business day after a demand for payment following the termination.

(c) Each of the Company and Parent acknowledges that the agreements contained in this Section 10.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to Section 10.4(a), or Parent fails promptly to pay the amount due pursuant to Section 10.4(b), and, in order to obtain such payment, the party owed such payment commences a suit which results in a judgment against the Company or Parent, as applicable, for the fee set forth in this Section 10.4, the Company or Parent, as applicable, shall pay to the other party its costs and expenses (including attorneys’ fees and expenses) in connection with such suit. In no event shall an amount greater than the Fee be payable pursuant to this Section 10.4. Each of the Company and Parent acknowledges that it is obligated to pay any amounts due pursuant to this Section 10.4 whether or not the stockholders of the Company have approved this Agreement or the stockholders of Parent have approved the Capital Increase.

10.5  Amendment.  This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Transaction by the stockholders of the Company and Parent; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company or Parent, as the case may be, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

10.6  Extension; Waiver.  At any time prior to the Third Step Merger Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XI

GENERAL PROVISIONS

11.1  Closing.  Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) will take place at 10:00 a.m., local time, as promptly as practicable but in no event later than the third Business Day after the satisfaction or waiver (by the party entitled to grant such waiver) of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) set forth in Article VII, at a location to be agreed in New York, New York. The date of the Closing is referred to as the “Closing Date.”

11.2  Standard.  No representation or warranty of the Company contained in Article V or of Parent contained in Article VI shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent (disregarding for purposes of this Section 11.2 any materiality or Material Adverse Effect qualification contained in any representations or warranties) with any representations or warranties contained in Article V, in the case of the Company, or Article VI, in the case of Parent, has had or would be reasonably likely to have a Material Adverse Effect with respect to the Company or Parent, as the case may be. Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Section 5.2(a) shall be deemed untrue and incorrect if not true and correct except to an immaterial (relative to Section 5.2(a) taken as a whole) extent, (y) Sections 5.2(b), 5.3(a), 5.3(b)(i), 5.7, 5.24, 5.26(a) and 5.26(b)(i), in the case of the Company, and Sections 6.2, 6.3(a), 6.3(b)(i), 6.7, 6.14, 6.15(a) and 6.15(b)(i), in the case of Parent, shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Sections 5.8(a), in the case of the Company, and 6.8(a), in the case of Parent, shall be deemed untrue and incorrect if not true and correct in all respects.

11.3  Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this

Agreement shall survive the Third Step Merger Effective Time, except for Section 8.8 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Third Step Merger Effective Time.

11.4  Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Company, to:

Compass Bancshares, Inc.
15 South 20th Street
Birmingham, Alabama 3523
Attention: Jerry W. Powell, Esq.
Facsimile: (205) 297-3403

with a copy to:

Balch & Bingham LLP
1901 Sixth Avenue North
Suite 2600
Birmingham, Alabama 35203
Attention: James F. Hughey, Esq.
Facsimile: (205) 488-5834

and:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: Edward D, Herlihy, Esq.
Lawrence S. Makow, Esq.
Facsimile: (212) 403-2000

and

If to Parent, to:

Banco Bilbao Vizcaya Argentaria, S.A.
Paseo de la Castellana, 81
Madrid, SPAIN
Attention: Eduardo Arbizu, Chief Legal Counsel
Facsimile: 011 34 91 374 4471

and

Attention: Gonzalo Toraño, Head of Corporate Development Department
Facsimile: 011 34 91 374 5021

and

BBVA USA, Inc.
Waterway Two
10001 Woodloch Forest Drive, Suite 610
The Woodlands, Texas 77380
Attention: Peter W. Paulsen, Executive Vice President,
General Counsel and Secretary
Facsimile: (832) 813-7732

and

Attention: Joaquin Gortari, Executive Vice President and
Chief Financial Officer
Facsimile: (832) 813-7731

With a copies to:

Cleary Gottlieb Steen & Hamilton LLP
1 Liberty Plaza, Suite 4300

New York, NY 10006
Attention: Victor I. Lewkow, Esq.
Facsimile: (212) 225-3999

and

Cleary Gottlieb Steen & Hamilton LLP
2000 Pennsylvania Avenue, NW
Washington, DC 20006
Attention: John C. Murphy, Jr., Esq. and Derek M. Bush, Esq.
Facsimile: (202) 974-1999

11.5  Interpretation.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” the Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

11.6  Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

11.7  Entire Agreement.  This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

11.8  Governing Law; Jurisdiction.  This Agreement shall be governed and construed in accordance with the internal laws of the State of New York applicable to contracts made and wholly-performed within such state, without regard to any applicable conflicts of law principles, except to the extent that it is mandatory, under the laws of Delaware, Virginia or Texas, respectively, that any of the DGCL, VSCA or TBOC, respectively, applies. The parties hereto agree that any suit, action or proceeding brought to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in New York County, New York. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

11.9  Publicity.  Neither the Company nor Parent shall, and neither the Company nor Parent shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of Parent, in the case of a proposed announcement or statement by the Company, or the Company, in the case of a proposed announcement or statement by Parent; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the NYSE and NASD.

11.10  Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 8.7, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, the Company and Parent have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

By:	/s/ Gonzalo Toraño Vallina
Name: Gonzalo Toraño Vallina
Title: Head of Corporate Development

COMPASS BANCSHARES, INC.

By:	/s/ D. Paul Jones, Jr.
Name: D. Paul Jones, Jr.
Title: Chairman and Chief Executive Officer

Signature Page to Transaction Agreement

ANNEX B

February 15, 2007

Board of Directors
Compass Bancshares, Inc.
15 South 20th Street
Birmingham, AL 35233

Ladies and Gentlemen:

Compass Bancshares, Inc. (“Compass”) and Banco Bilbao Vizcaya Argentaria (“BBVA”) and BBVA Texas Sub, a wholly owned subsidiary of BBVA (“BBVA Texas Sub”) have entered into a Transaction Agreement, dated as of February 15, 2007 (the “Agreement”), whereby (1) Compass will merge with and into a wholly owned subsidiary of Compass (“Compass Virginia Sub”), with Compass Virginia Sub as the surviving entity (the “Reincorporation Merger”), (2) immediately following the Reincorporation Merger, Compass Virginia Sub, as the surviving corporation in the Reincorporation Merger, will become a wholly owned subsidiary of BBVA pursuant to a statutory share exchange (the “Share Exchange”) and (3) immediately following the Share Exchange, Compass Virginia Sub will merge with and into a wholly owned subsidiary of BBVA (“BBVA Texas Sub”), with BBVA Texas Sub as the surviving corporation (the “Third Step Merger”, along with the Reincorporation Merger and the Share Exchange, the “Transaction”). Under the terms of the Agreement, upon consummation of the Transaction, each share of Compass common stock, $2.00 par value, issued and outstanding immediately prior to the Transaction (the “Compass Common Stock”), except for certain shares as specified in the Agreement, will be exchanged, at the election of the holder thereof, for the right to receive the following: (i) 2.8 ordinary shares (the “Share Consideration”) of BBVA, €0.49 nominal value each (the “BBVA Ordinary Shares”), with BBVA Ordinary Shares to be delivered in the form of receipts representing American depositary shares representing such BBVA Ordinary Shares or (ii) an amount of cash in an amount equal to $71.82 (the “Cash Consideration” and together with the Share Consideration, the “Consideration”) and subject to the proration procedures set forth in the Agreement. The terms and conditions of the Transaction are more fully set forth in the Agreement. Capitalized terms not defined in this opinion have the meanings given to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Consideration to the holders of Compass Common Stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Compass that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of BBVA that we deemed relevant; (iv) consensus financial estimates for the year ending December 31, 2007 and 2008 as published by I/B/E/S and discussed with senior management of Compass and a long term earnings per share growth rate as published by I/B/E/S and discussed with senior management of Compass for the years thereafter; (v) consensus earnings per share estimates for BBVA for the years ending December 31, 2007 and 2008 as published by I/B/E/S and an estimated long term earnings per share growth rate, both discussed with senior management of BBVA; (vi) the pro forma financial impact of the Transaction on BBVA, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies estimated by the senior management of Compass and BBVA; (vii) the publicly reported historical price and trading activity for Compass’ common stock and BBVA’s ordinary shares and ADS’s, including a comparison of certain financial and stock market information for Compass and BBVA on with similar publicly available information for certain other companies the securities of which are publicly traded; (viii) to the extent publicly available, the financial terms of certain recent business combinations in the commercial banking industry; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Compass the business, financial condition, results of operations and prospects of Compass and held similar discussions with certain members of senior management of BBVA regarding the business, financial condition, results of operations and prospects of BBVA.

In performing our review, we have relied upon the accuracy and completeness of all of the financial information, projections, estimates and other information that was available to us from public sources, that was provided to us by Compass and BBVA or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of senior management of Compass and BBVA that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof.

With respect to the financial estimates and the anticipated transaction costs, purchase accounting adjustments, expected cost savings and other synergies and other information prepared by and/or reviewed with the management of Compass and BBVA and used by Sandler O’Neill in its analyses, Compass’ and BBVA management confirmed to us that they reflected the best currently available estimates and judgments of the respective management with respect thereto. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Compass or BBVA or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Compass and BBVA nor have we reviewed any individual credit files relating to Compass and BBVA. We have assumed, with your consent, that the respective allowances for loan losses for both Compass and BBVA are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We have also assumed that there has been no material change in Compass’ and BBVA’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Compass and BBVA will remain as going concerns for all periods relevant to our analyses, that each party to the Agreement will perform all of the material covenants required to be performed by such party under the Agreement and that the conditions precedent in the Agreement are not waived and that the Transaction will qualify as a tax-free reorganization for federal income tax purposes. We express no opinion as to any of the legal, accounting and tax matters relating to the Transaction and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and our opinion speaks only as of such date and not as of any other date. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of BBVA’s ordinary shares or ADSs will be when issued to Compass’ shareholders pursuant to the Agreement or the prices at which Compass’ common stock and BBVA’s ordinary shares or ADSs may trade at any time.

We have acted as Compass’ financial advisor in connection with the Transaction and will receive a fee for our services from Compass, a substantial portion of which is contingent upon consummation of the Transaction. We will also receive a fee for rendering this opinion. Compass has also agreed to indemnify us against certain liabilities arising out of our engagement. In the past, we have provided certain other investment banking services for Compass and we have received compensation for such services. Furthermore, as we have advised you, certain principals of Sandler O’Neill are shareholders of Compass.

In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Compass and BBVA and their affiliates. We may also actively trade the equity or debt securities of Compass and BBVA or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of Compass in connection with its consideration of the Transaction and does not constitute a recommendation to any shareholder of Compass as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Transaction. Our opinion is directed only to the fairness, from a financial point of view, of the Consideration to holders of Compass Common Stock and does not address the underlying business decision of Compass to engage in the Transaction, the relative merits of the Transaction as compared to any other alternative business strategies that might exist for Compass or the effect of any other transaction in which Compass might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent, which will not be unreasonably withheld.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration is fair to the holders of Compass’ Common Stock from a financial point of view.

Very truly yours,

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Indemnification under BBVA’s Bylaws (Estatutos) and Spanish Law.  Under Spanish law BBVA’s current and former directors shall be liable to BBVA, the shareholders and the creditors of BBVA for any damage they cause through acts contrary to the law or the bylaws, or acts carried out in breach of the duties inherent in the discharge of their office. No provision of BBVA’s bylaws provides for the indemnification of the directors with respect to such liabilities.

BBVA Directors & Officers Insurance.  BBVA maintains an insurance policy that protects its officers and directors from liabilities incurred as a result of actions taken in their official capacity associated with any civil, criminal or administrative process.

Item 21.	Exhibits

Exhibit
Number		Description

#2	.1	Transaction Agreement dated as of February 16, 2007 by and between Banco Bilbao Vizcaya Argentaria, S.A. and Compass Bancshares, Inc. (included as Annex A to the document forming part of this registration statement).
3.1		Amended and Restated Bylaws (Estatutos), incorporated herein by reference to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2005, filed on July 7, 2006.
3.2		Extracts of Amended and Restated Bylaws (Estatutos), incorporated herein by reference to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2006, filed on March 30, 2007.
4.1		Form of Amended and Restated Deposit Agreement dated as of January 30, 1996, as amended and restated as of November 16, 1999, as further amended and restated as of January 28, 2000 among Banco Bilbao Vizcaya Argentaria, S.A., Argentaria, Caja Postal Y Banco Hipotecario, S.A., The Bank of New York, as Depositary, and all holders from time to time of American Depositary Shares issued thereunder, incorporated herein by reference to Exhibit 4.1 of the Registrant’s registration statement on Form F-3 filed May 5, 2000.
5.1		Form of Opinion of Garrigues, Abogados y Asesores Tributarios, Spanish counsel to BBVA, regarding the validity of the BBVA ordinary shares.*
8.1		Form of Opinion of Garrigues, Abogados y Asesores Tributarios with respect to certain Spanish tax matters.*
8.2		Form of Opinion of Cleary Gottlieb Steen and Hamilton LLP with respect to certain U.S. federal tax matters.*
8.3		Form of Opinion of Wachtell, Lipton, Rosen & Katz, with respect to certain U.S. federal tax matters.*
10.1		Employment Agreement, dated as of February 16, 2007, between Compass Bancshares, Inc., Banco Bilbao Vizcaya Argentaria, S.A. and D. Paul Jones, Jr., incorporated herein by reference to Exhibit 10.1 of Compass Bancshares, Inc.’s Current Report on Form 8-K filed February 22, 2007.
10.2		Form of Employment Agreement, dated as of February 16, 2007, among Compass Bancshares, Inc., Banco Bilbao Vizcaya Argentaria, S.A. and certain executive officers of Compass Bancshares, Inc., incorporated herein by reference to Exhibit 10.2 of Compass Bancshares, Inc.’s Current Report on Form 8-K filed February 22, 2007.
23.1		Consent of Deloitte, S.L. (for BBVA).
23.2		Consent of PricewaterhouseCoopers LLP (for Compass).
23.3		Consent of Ernst & Young LLP (for Compass).
23.4		Consent of Garrigues, Abogados y Asesores Tributarios (included in Exhibit 8.1).*
23.5		Consent of Cleary Gottlieb Steen and Hamilton LLP (included in Exhibit 8.2).*

Exhibit
Number	Description

23.6	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.3).*
24	Powers of Attorney (included as part of the signature pages).
99.1	Opinion of Sandler O’Neill & Partners, L.P. (included as Annex B to this document).
99.2	Consent of Sandler O’Neill & Partners, L.P.

#	The Registrant hereby agrees to supplementally furnish a copy of any omitted schedule to the Securities and Exchange Commission upon its request.

*	To be filed by amendment.

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total U.S. dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) (i) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form F-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(ii) To arrange or provide for a facility in the United States for purposes of responding to such requests.

(8) To file a post-effective amendment to this registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 will not be furnished; provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Spain, on April 2, 2007.

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

By:	/s/ Manuel González Cid
Name: Manuel González Cid

Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below (whether as a member of the Board of Directors or officer of Banco Bilbao Vizcaya Argentaria, S.A., as authorized representative of Banco Bilbao Vizcaya Argentaria, S.A. or otherwise) constitutes and appoints Manuel González Cid, Raul Santoro Matos de Almeida, Gonzalo Toraño Vallina and Javier Malagón Navas and each of them, with full power to act without the other, as his or her true and lawful attorney-in-fact and agents, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and supplements to this Registration Statement or any registration statement in connection herewith that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents of each of them, full power and authority to do and perform each every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he or she might or could do in person, hereby ratifying and conforming all that said attorney-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to its registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Francisco González Rodriguez Francisco González Rodriguez	Chairman of the Board of Directors and Chief Executive Officer	April 2, 2007

/s/ José Ignacio Goirigolzarri Tallaeche José Ignacio Goirigolzarri Tallaeche	Director, President and Chief Operating Officer	April 2, 2007

/s/ Tomás Alfaro Drake Tomás Alfaro Drake	Director	April 2, 2007

/s/ Juan Carlos Álvarez Mezquíriz Juan Carlos Álvarez Mezquíriz	Director	April 2, 2007

/s/ Richard C. Breeden Richard C. Breeden	Director	April 2, 2007

Signature	Title	Date

/s/ Ramón Bustamente y de la Mora Ramón Bustamente y de la Mora	Director	April 2, 2007

/s/ José Antonio Fernández Rivero José Antonio Fernández Rivero	Director	April 2, 2007

/s/ Ignacio Ferrero Jordi Ignacio Ferrero Jordi	Director	April 2, 2007

/s/ Román Knörr Borrás Román Knörr Borrás	Director	April 2, 2007

/s/ Carlos Loring Martínez de Irujo Carlos Loring Martínez de Irujo	Director	April 2, 2007

/s/ José Maldonado Ramos José Maldonado Ramos	Director and General Secretary	April 2, 2007

/s/ Enrique Medina Fernández Enrique Medina Fernández	Director	April 2, 2007

/s/ Susana Rodríguez Vidarte Susana Rodríguez Vidarte	Director	April 2, 2007

/s/ Manuel González Cid Manuel González Cid	Chief Financial Officer	April 2, 2007

/s/ Javier Malagón Navas Javier Malagón Navas	Chief Accounting Officer	April 2, 2007

/s/ Raul Santoro de Mattos Almeida Raul Santoro de Mattos Almeida	Authorized Representative of Banco Bilbao Vizcaya Argentaria, S.A. in the United States	April 2, 2007

Exhibit Index

Exhibit
Number		Description

#2	.1	Transaction Agreement dated as of February 16, 2007 by and between Banco Bilbao Vizcaya Argentaria, S.A. and Compass Bancshares, Inc. (included as Annex A to the document forming part of this registration statement).
3.1		Amended and Restated Bylaws (Estatutos), incorporated herein by reference to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2005, filed on July 7, 2006.
3.2		Extracts of Amended and Restated Bylaws (Estatutos), incorporated herein by reference to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2006, filed on March 30, 2007.
4.1		Form of Amended and Restated Deposit Agreement dated as of January 30, 1996, as amended and restated as of November 16, 1999, as further amended and restated as of January 28, 2000 among Banco Bilbao Vizcaya Argentaria, S.A., Argentaria, Caja Postal Y Banco Hipotecario, S.A., The Bank of New York, as Depositary, and all holders from time to time of American Depositary Shares issued thereunder, incorporated herein by reference to Exhibit 4.1 of the Registrant’s registration statement on Form F-3 filed May 5, 2000.
5.1		Form of Opinion of Garrigues, Abogados y Asesores Tributarios, Spanish counsel to BBVA, regarding the validity of the BBVA ordinary shares.*
8.1		Form of Opinion of Garrigues, Abogados y Asesores Tributarios with respect to certain Spanish tax matters.*
8.2		Form of Opinion of Cleary Gottlieb Steen and Hamilton LLP with respect to certain U.S. federal tax matters.*
8.3		Form of Opinion of Wachtell, Lipton, Rosen & Katz, with respect to certain U.S. federal tax matters.*
10.1		Employment Agreement, dated as of February 16, 2007, between Compass Bancshares, Inc., Banco Bilbao Vizcaya Argentaria, S.A. and D. Paul Jones, Jr. incorporated herein by reference to Exhibit 10.2 of Compass Bancshares, Inc.’s Current Report on Form 8-K filed February 22, 2007.
10.2		Form of Employment Agreement, dated as of February 16, 2007, among Compass Bancshares, Inc., Banco Bilbao Vizcaya Argentaria, S.A. and certain executive officers of Compass Bancshares, Inc., incorporated herein by reference to Exhibit 10.2 of Compass Bancshares, Inc.’s Current Report on Form 8-K filed February 22, 2007.
23.1		Consent of Deloitte, S.L. (for BBVA).
23.2		Consent of PricewaterhouseCoopers LLP (for Compass).
23.3		Consent of Ernst & Young LLP (for Compass).
23.4		Consent of Garrigues, Abogados y Asesores Tributarios (included in Exhibit 8.1).*
23.5		Consent of Cleary Gottlieb Steen and Hamilton LLP (included in Exhibit 8.2).*
23.6		Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.3).*
24		Powers of Attorney (included as part of the signature pages).
99.1		Opinion of Sandler O’Neill & Partners, L.P. (included as Annex B to this document).
99.2		Consent of Sandler O’Neill & Partners, L.P.

#	The Registrant hereby agrees to supplementally furnish a copy of any omitted schedule to the Securities and Exchange Commission upon its request.

*	To be filed by amendment.